Filed Pursuant to Rule 424(b)(4)
Registration No. 333-216840

PROSPECTUS

$300,000,000

THE FEDERAL REPUBLIC OF NIGERIA

5.625% Diaspora Bonds due 2022

The Federal Republic of Nigeria (the “Issuer” or “Nigeria”) is offering $300,000,000 principal amount of its 5.625% Diaspora Bonds due 2022, (the “Bonds” or “Diaspora Bonds”). The Bonds will constitute direct, general, unconditional and unsubordinated external indebtedness of the Issuer. The full faith and credit of the Issuer will be pledged for the due and punctual payment of all principal and interest on the Bonds. The Issuer will pay interest on June 27 and December 27 of each year, commencing on December 27, 2017. The Bonds will mature on June 27, 2022, and will not be redeemable prior to maturity.

Application will be made to the Financial Conduct Authority in its capacity as competent authority (the “UK Listing Authority”) under the Financial Services and Markets Act 2000 (the “FSMA”) for the Bonds to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the Bonds to be admitted to trading on the regulated market of the London Stock Exchange (the “Regulated Market”). In addition, the Issuer intends to make an application, after the Bonds have been delivered against payment, for the Bonds to be listed on The Nigerian Stock Exchange (“NSE”) and/or the Financial Markets Dealers Quotations Over-the-Counter Securities Exchange (“FMDQ”). However, the Bonds will not be traded on the NSE or the FMDQ unless appropriate protocols are put in place after the Bonds are delivered against payment. References in the Prospectus, as defined below, to Bonds being “Listed” (and all related references) shall mean that the Bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List. The Regulated Market of the London Stock Exchange is a regulated market for the purposes of Directive 2004/39/EC (the Markets in Financial Instruments Directive).

See the section entitled “Risk Factors” beginning on page 16 for a discussion of certain factors you should consider before investing in the Bonds.

The Bonds contain “collective action clauses.” Under these provisions, which are described beginning on page 45, the Issuer may amend the due dates and amounts of principal of and interest on the Bonds and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of Bonds, more than 75% of the aggregate principal amount of the outstanding Bonds of such series; (2) with respect to two or more series of Bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of Bonds, more than 66 2⁄3% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding Bonds of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

	Per Bond	Total
Public Offering Price	100.00%	$300,000,000
Underwriting discount(1)	0.80%	$2,400,000
Proceeds, before expenses, to the Issuer	99.20%	$297,600,000

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Bonds or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Joint Lead Managers are offering the Bonds subject to various conditions. The Joint Lead Managers expect to deliver the Bonds on or about June 27, 2017 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank, SA/NV and Clearstream Banking, S.A., and its indirect participants, against payment in same-day funds.

International Joint Lead Managers

BofA Merrill Lynch	Standard Bank

Nigerian Joint Lead Managers

First Bank	UBA

The date of this prospectus is June 19, 2017.

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Nigeria is responsible only for the information contained in this prospectus, any related free writing prospectus issued or authorized by Nigeria and the documents incorporated by reference in this prospectus. Nigeria has not, and the underwriters have not, authorized anyone to provide you with any other information, and neither Nigeria nor the underwriters take responsibility for any other information that others may give you. Nigeria and the underwriters are offering to sell the Bonds only in jurisdictions where offers and sales are permitted. The offer and sale of the Bonds in certain jurisdictions is subject to the restrictions described herein under “Plan of Distribution—Selling restrictions.” The information contained in this prospectus and the documents incorporated herein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the Bonds.

IMPORTANT NOTICES

What is this document?

This Prospectus has been prepared in accordance with the Prospectus Rules of the United Kingdom Financial Conduct Authority (the United Kingdom competent authority for the purposes of the Prospectus Directive (as defined herein) and relevant implementing measures in the United Kingdom) and the rules of the Securities and Exchange Commission of the United States and relates to the offer by the Federal Republic of Nigeria (the “Issuer” or “Nigeria”) of its U.S. dollar denominated Diaspora Bonds.

The Bonds are transferable, unsecured debt instruments and are to be issued by the Issuer on the Issue Date. The Bonds will be in denominations (being the amounts in which the Bonds may be traded or held) of $2,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of the Bonds to be issued will be $300,000,000.

This Prospectus contains important information about the Issuer, the terms and conditions of the Bonds and details of how to apply for the Bonds. This Prospectus also describes the risks relevant to the Issuer and risks relating to an investment in the Bonds generally. You should read and understand fully the contents of this Prospectus before making any investment decisions relating to the Bonds.

What type of Bonds does this document relate to?

This document relates to the issuance of fixed rate Bonds, on which the Issuer will pay interest at a fixed rate.

Responsibility for this Prospectus

The Issuer is responsible for the information contained in this Prospectus and, to the best of its knowledge (having taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information. See Section 10 (Information about the Issuer) for further information about the Issuer.

Unauthorized information

No person has been authorized to give any information or to make any representation not contained in or not consistent with this Prospectus or any information supplied by the Issuer or the Joint Lead Managers and, if given or made, such information or representation should not be relied upon as having been authorized by the Issuer or the Joint Lead Managers.

Neither the delivery of this Prospectus nor the offering, sale or delivery of any Bond shall, in any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change, or any event reasonably likely to involve any adverse change, in the prospects or financial or trading position of the Issuer since the date thereof or, if later, the date upon which this Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Bonds is correct at any time subsequent to the date of which it is supplied or, if different, the date indicated in the document containing the same.

Restrictions on distribution

The distribution of this Prospectus and the offering, sale and delivery of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus comes are required by the Issuer and the Joint Lead Managers to inform themselves about and to observe such restrictions. For a description of certain restrictions on offers, sales and deliveries of Bonds and on the distribution of this Prospectus and other offering material relating to the Bonds, see Section 6 (Plan of Distribution).

This Prospectus does not constitute an offer or invitation to subscribe for or purchase any Bonds and should not be considered as a recommendation by the Issuer or the Joint Lead Managers that any recipient of this Prospectus should subscribe for or purchase any Bonds.

The Bonds may not be a suitable investment for all investors

No advice, recommendation or inducement to apply for a Bond is made or given by or on behalf of the Issuer or the Joint Lead Managers and in considering the purchase of a Bond you must rely wholly upon your judgement and the advice of your professional adviser(s). Each recipient of this Prospectus shall be taken to have made its own investigation and appraisal of the condition (financial or otherwise) of the Issuer.

You must determine the suitability of investment in the Bonds in light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Bonds and the merits and risks of investing in the Bonds;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the Bonds and the impact the Bonds will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Bonds, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the Bonds and be familiar with the behaviour of any relevant indices and financial markets;

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks; and

(vi)	understand that the Bonds are only transferable or assignable in limited circumstances and, as a result, Bond holders will very likely need to hold their Bonds to maturity.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Bonds are lawful investments for you to make and (2) other restrictions apply to your purchase of any Bonds. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the Bonds under any applicable risk-based capital or similar rules.

Will the Bonds be protected by the Financial Services Compensation Scheme?

No, the Bonds are not protected by the UK Financial Services Compensation Scheme. As a result, neither the UK Financial Services Compensation Scheme nor anyone else will pay compensation to you upon the failure of the Issuer. If the Issuer becomes unable to meet its liabilities, you may lose all or part of your investment in the Bonds.

How to apply

Applications to purchase Bonds cannot be made directly to the Issuer. Bonds will be issued to you in accordance with the arrangements in place between you and your stockbroker or other financial intermediary, including as to the application process, allocations, payment and delivery arrangements. You should approach your stockbroker or other financial intermediary to discuss any application arrangements that may be available to you.

After the closing date of the offer period which is expected to be the Issue Date or such earlier time and date as may be agreed among the Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Standard Bank of

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South Africa Limited, First Bank of Nigeria Limited and United Bank for Africa Plc (the “Joint Lead Managers”) and announced via the Regulatory News Service of the London Stock Exchange (“RNS”), no Bonds will be offered for sale (a) by or on behalf of the Issuer or (b) by any of the Joint Lead Managers, except with the permission of the Issuer. See Section 5 (How to apply for the Bonds) for more information.

What other documents should I read?

This Prospectus contains all information which is necessary to enable investors to make an informed decision regarding the financial position and prospects of the Issuer and the rights attaching to the Bonds.

Before making any investment decision in respect of the Bonds, you should read this Prospectus together with the documents incorporated by reference.

An electronic copy of this Prospectus will be made available on websites of the SEC at www.sec.gov and the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html and a physical copy may also be inspected at the offices of the fiscal agent.

Questions relating to this Prospectus and the Bonds

If you have any questions regarding the content of this Prospectus and/or the Bonds or the actions you should take, you should seek advice from your financial adviser or other professional adviser before deciding to invest.

HOW DO I USE THIS PROSPECTUS?

You should read and understand fully the contents of this Prospectus, including any documents incorporated by reference. This Prospectus contains important information about the Issuer; as well as describing certain risks relating to the Issuer and also other risks relating to an investment in the Bonds generally.

An overview of the various sections comprising this Prospectus is set out below.

Section 1 (Overview) provides an overview of the Bonds. Retail investors in the European Economic Area do not need to consider this section.

Section 2 (Summary) sets out in tabular format standard information which is arranged under standard headings and which the Issuer is required, for legal and regulatory reasons, to include in a prospectus summary for a prospectus of this type.

Section 3 (Risk Factors) describes the principal risks and uncertainties which may affect the ability of the Issuer to fulfil its obligations under the Bonds.

Section 4 (Information about the Bonds) contains an overview of the Bonds and a summary of the material terms and conditions of the Bonds, including information relating to payments of principal and interest.

Section 5 (How to apply for the Bonds) contains a summary of how you can apply for the Bonds.

Section 6 (Plan of Distribution) contains information relating to the planned distribution and underwriting arrangements in respect of the Bonds.

Section 7 (Clearing and Settlement) contains information relating to the clearance and settlement of transactions involving the Bonds.

Section 8 (Taxation) provides a brief outline of certain taxation implications regarding the Bonds, as well as certain other taxation considerations which may be relevant to the Bonds.

Section 9 (Use of Proceeds) sets out the use of proceeds after underwriting discounts and commissions after expenses.

Section 10 (Information about the Issuer) contains certain information relating to the Issuer:

•	Section 10A (The Federal Republic of Nigeria) contains information relating to the history and political system of the Issuer.

•	Section 10B (The Economy) sets out certain information in relation to the Issuer’s economy, including GDP figures and the principal sectors of its economy.

•	Section 10C (Foreign Trade and Balance of Payments) contains information relating to foreign trade in respect of the Issuer.

•	Section 10D (Public Finance) sets out information in respect of the Issuer’s public finances, including public accounts and annual budgets.

•	Section 10E (Monetary System) sets out information relating to the Issuer’s currency and monetary policy.

•	Section 10F (Public Debt) contains information relating to the Issuer’s public debt, including information about the Issuer’s Debt Management Office.

Section 11 (General Information) sets out further information about the Issuer and the Bonds which the Issuer is required to include under applicable rules. These include the availability of documents for inspection and details relating to the listing of the Bonds.

Section 12 (Important Legal Information) contains some important legal information regarding the basis on which this document may be used for the purposes of making any public offers of the Bonds and other important matters.

PRESENTATION OF ECONOMIC AND OTHER INFORMATION

Annual information presented in this document (the “Prospectus”) is based upon the calendar year (which is the fiscal year for the Issuer), unless otherwise indicated. Certain figures included in this Prospectus have been subject to rounding adjustments; accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be the sum of the figures which precede them. Statistical information reported herein has been derived from official publications of, and information supplied by, a number of agencies and ministries of Nigeria including the Central Bank of Nigeria (“CBN”), the Debt Management Office, the National Bureau of Statistics (“NBS”) and the Office of the Accountant General. Some statistical information has also been derived from information made publicly available by the International Monetary Fund (“IMF”), the International Bank for Reconstruction and Development (“World Bank”) and other third parties. Where information has been so sourced, the source is stated where it appears in this Prospectus. The Issuer confirms that such information has been accurately reproduced and that, so far as it is able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. Similar statistics may be obtainable from other sources, but the date of publication, underlying assumptions, methodology and, consequently, the resulting data may vary from source to source. In addition, statistics and data published by one ministry or agency may differ from similar statistics and data produced by other agencies or ministries due to differing underlying assumptions, methodology or timing of when such data is reproduced. Certain historical statistical information contained herein is provisional or otherwise based on estimates that Nigeria and/or its agencies believe to be based on reasonable assumptions. Nigeria’s official financial and economic statistics are subject to internal review as part of a regular confirmation process. Accordingly, the financial and economic information set out in this Prospectus may be subsequently adjusted or revised. While the Issuer does not expect such revisions to be material, no assurance can be given that material changes will not be made.

Nigeria has attempted to address some inadequacies in its national statistics through the adoption of the Statistics Act of 2007, which established the National Statistical System and created the NBS (which came into existence as a result of the merger of the Federal Office of Statistics and the National Data Bank) as its coordinator. The strategic objectives of the National Statistical System include promoting standardization in statistics production and ensuring high quality and reliability of statistical information. Other objectives of the National Statistical System include building sustainable capacity across Nigeria for the production and use of statistical data, to promote cooperation, coordination and rationalization among users and providers of statistics and promoting optimal utilization of resources. The NBS is also charged with implementation of the National Strategy for the Development of Statistics. According to the IMF’s report on its 2017 Article IV consultation with Nigeria, the enactment of the Statistics Act of 2007 has led to a number of improvements in data management in Nigeria, including better information-sharing between data producing and collecting agencies. However, Nigeria still faces a number of challenges in gathering statistical data, such as inadequate information on sub-national public finances and large errors and omissions in the balance of payments data, which continue to hinder compilation of timely and consistent data. See “Risk Factors—The statistical information published by Nigeria may differ from that produced by other sources, may be incomplete, delayed or inconsistent and is subject to revision, amendment and adjustment”.

While there have been significant efforts to improve the compilation of Nigeria’s balance of payments data in recent years, there continue to be large errors and omissions in the balance of payments, which according to the IMF may suggest that the current account balance is overestimated by a significant (but unknown) amount. Further, in 2010, the Federal Government of Nigeria (the “Government”) revised balance of payment information due to a change in the methodology to estimate imports and to take account of additional sources of data available.

Historically, Nigeria prepared real gross domestic product (“GDP”) on the basis of 1990 constant basic prices and nominal GDP on the basis of the current basic prices of that year. In November 2011, the NBS announced its intention to change the GDP base year to 2010, a process that was completed in 2014. As a result, any GDP data for years prior to 2010 used in the Prospectus are not comparable to 2010 and subsequent years. Following the 2010 rebasing, Nigeria’s GDP significantly increased, as new activities (that were not included in 1990) were added to the estimation of GDP. This also resulted in an increase in GDP per capita and a decrease in Nigeria’s debt-to-GDP ratio. Unless otherwise stated, GDP figures for 2010 and subsequent years presented in this Prospectus are all rebased GDP figures.

All references in this document to “U.S. dollars”, “dollars”, “U.S.$” or “$” refer to United States dollars, and references to “Naira” or “₦” refer to the official currency of Nigeria.

EXCHANGE RATE

The official currency of Nigeria is the Naira, which was introduced in January 1973. Currently, two exchange rates operate in Nigeria.

•	the inter-bank exchange rate is a rate determined by a two-way quote system of banks trading among themselves and with corporates, individuals and the CBN.

•	the bureaux de change rate, introduced in 2009, is the rate at which private money changers sell foreign exchange sourced from both the CBN and the inter-bank market to small users for personal travel, overseas school fees, overseas medical fees or business travel allowances. In furtherance of the foreign exchange policy, introduced in June 2016, authorized foreign exchange dealers may sell a maximum of U.S.$30,000.00 of foreign exchange per week to a bureau de change at the prevailing inter-bank exchange rate. The bureaux de change are expected to sell foreign exchange to the public at a price not exceeding 2% above the Authorized Dealers selling rate, which applies to all funds sold by a bureau de change irrespective of the source. As of January 9, 2017, the CBN had confirmed 2,477 bureaux de change as in compliance with requirements.

In addition, prior to February 18, 2015, Nigeria operated the Dutch Auction System rate (the “Official Rate”). The Dutch Auction System rate was managed by the CBN and consisted of the Wholesale Dutch Auction System rate or the Retail Dutch Auction System rate; these were alternative regimes which did not operate at the same time. Pursuant to the Retail Dutch Auction System, banks purchased foreign exchange from the CBN on a customer’s account. Under the Wholesale Dutch Auction System, banks bought foreign exchange from the CBN on their own account which they then sold to customers. The Wholesale Dutch Auction System was suspended in October 2013 and the Retail Dutch Auction System was re-introduced. The Retail Dutch Auction System was the preferred system in periods of high demand pressure and assisted in destabilizing speculative activities by authorized dealers and was the form of Dutch Auction System in operation until February 2015, when the Dutch Auction System was closed following a decline in Nigeria’s foreign exchange earnings due to a sharp decline in oil prices.

From November 2011 to November 2014, the midpoint Naira Official Rate was ₦155 to U.S.$1. In November 2014, the midpoint was revised to ₦168 to U.S.$1. As of December 31, 2014, the Official Rate was ₦169.68 to U.S.$1. The CBN’s official foreign exchange auction window was subsequently closed on February 18, 2015, at which point the inter-bank exchange rate replaced the Official Rate and became the operative exchange rate for Nigeria.

In June 2016, the CBN commenced operation of a liberalized market structure with the introduction of an autonomous inter-bank market, thereby terminating the pegging of the Naira to the U.S. dollar. Under the new policy, the CBN may intervene in the market (for the primary purposes of seeking to improve liquidity and manage volatility) by purchasing or selling foreign exchange at no predetermined or maximum spread through the two-way quote system. As part of the new exchange rate policy, the CBN introduced Foreign Exchange Primary Dealers, which are registered authorized dealers designated to transact large trades with the CBN on a two-way quote basis. Although bureaux de change also participate in the market, they are permitted only to disburse funds for certain eligible transactions such as personal travel, overseas school fees, overseas medical fees or business travel allowances. See “Monetary System—Exchange Rate” for further discussion.

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The following table sets forth information on the exchange rate between the Naira and the U.S. dollar as reported by the CBN for each of the periods specified.

Naira-U.S. Dollar Exchange Rate

	Average	High	Low	Period End
	(₦:$1.00)
2012	155.44	156.55	154.25	155.27
2013	155.25	155.57	155.20	155.20
2014	156.47	167.50	155.20	167.50
2015(1)	192.64	198.50	167.50	196.50
January 2016	196.55	197.50	196.50	196.50
February 2016	196.50	196.50	196.50	196.50
March 2016	196.50	196.50	196.50	196.50
April 2016	196.50	196.50	196.50	196.50
May 2016	196.50	196.50	196.50	196.50
June 2016	231.26	283.50	196.50	282.50
July 2016	294.07	315.50	281.50	312.50
August 2016	309.23	324.50	304.50	305.50
September 2016	304.72	305.05	304.50	304.75
October 2016	304.71	305.00	304.50	304.50
November 2016	304.68	305.00	304.50	304.50
December 2016	304.72	305.00	304.50	304.50
January 2017	304.70	305.00	304.50	304.75
February 2017	304.81	305.00	304.50	305.00
March 2017	305.90	307.50	304.75	305.85
April 2017	305.55	305.80	305.35	305.35
May 2017 (through May 26, 2017)	305.05	305.30	304.85	304.85

(1)	On February 18, 2015, the CBN closed its official foreign exchange auction window, at which point the inter-bank exchange rate replaced the Official Rate as the operational exchange rate for Nigeria.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Nigeria is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts outside Nigeria against the Issuer. The Fiscal Agency Agreement and the Bonds will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the Bonds on behalf of Nigeria, which will be governed by the laws of Nigeria. Investors may effect service of process upon Nigeria in the United States through the Consul General of the Federal Republic of Nigeria in the City of New York, in the United Kingdom through The High Commission of the Federal Republic of Nigeria to the United Kingdom and in The Federal Republic of Nigeria through The Debt Management Office.

Such appointments as agents for service of process shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the Bonds issuable under the Fiscal Agency Agreement have been paid by Nigeria to the Fiscal Agent, except that if for any reason either process agent ceases to be able to act as such process agent in the location of such process agent, Nigeria will appoint another person in such location as its process agent.

With respect to any proceeding arising out of or based on the Bonds which may be instituted by the holder of any Bonds, Nigeria will irrevocably submit to jurisdiction in (i) any state or federal court in the Borough of Manhattan in the City of New York (ii) English courts or (iii) Nigerian courts which such courts shall be the exclusive forum for any legal suit, action or proceeding arising out of or based on the Bonds (except for proceedings instituted to enforce a judgment of such related proceedings, which Nigeria will submit to any court of competent jurisdiction). Nigeria will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such related proceeding and any objection to any such related proceeding on the grounds of venue on such specified courts.

Nevertheless, Nigeria will not waive its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws. Accordingly, it will not be possible to obtain a United States judgment against Nigeria based on such laws unless a court were to determine that Nigeria is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

To the extent that Nigeria has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process with respect to itself or its property, Nigeria will irrevocably agree not to claim and will irrevocably waive such immunity in respect of any proceeding arising out or based on the Bonds and with respect to proceedings instituted to enforce such related proceedings, and without limitation, any immunity pursuant to the Foreign Sovereign Immunities Act of 1976, as amended, of the United States and the State Immunity Act of 1978 of the United Kingdom.

Nigeria does not waive immunity from execution or attachment in respect of (a) property, including any bank account, used by a diplomatic or consular mission of Nigeria or its special missions or delegations to international organizations, (b) property of a military character and under the control of a military authority or defense agency of Nigeria or (c) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by Nigeria (as distinct from property which is for the time being in use or intended for use for commercial purposes within the meaning of the United States Foreign Sovereign Immunities Act of 1976 and State Immunity Act 1978 of the United Kingdom).

Where a claim relating to the information contained in the Prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the Prospectus before the legal proceedings are initiated.

Enforcement of Foreign Judgments in Nigeria

There are two statutory regimes for the enforcement of foreign judgments in Nigeria: the Reciprocal Enforcement of Judgment Ordinance Cap 175, Laws of the Federation of Nigeria and Lagos, 1958 (the “Ordinance”) and the Foreign Judgments (Reciprocal Enforcement) Act Cap F35, Laws of the Federation of Nigeria 2004 (the “Foreign Judgements Act”).

United Kingdom and Irish Court Judgments

The Ordinance applies to judgments obtained in the courts of England or Ireland, or in the Court of Session in Scotland or to other parts of Her Majesty’s dominions to which the Ordinance is extended by proclamation. A judgment is defined under the Ordinance as any judgment or order given or made by a court in any civil proceedings, whether before or after the commencement of the Ordinance, whether any sum of money is made payable, and includes an award in proceedings or an arbitration if the award has, in pursuance of the law in force in the place where it was made, become enforceable in the same manner as a judgment given by the court. Subject to certain exceptions, judgments obtained in these jurisdictions are enforceable by registration under the Ordinance. To be enforceable, such judgments must be registered within twelve months after the date of the judgment or such longer period as may be allowed by the courts. The judgment must (i) derive from civil proceedings; (ii) be final and capable of execution in the country of delivery; (iii) must not have been wholly satisfied; and (iv) not suffer from want of jurisdiction, lack of fair hearing or fraud, be contrary to public policy or have been discontinued because the issue had already been decided by another competent court before its determination by the foreign court. Provided that the judgment satisfies these requirements, it will be recognized, registered and enforced in Nigeria in the currency of that judgment.

However, such judgments are not registrable or enforceable in Nigeria where (i) the foreign court acted without jurisdiction; (ii) the judgment debtor, being a person who was neither carrying on business nor ordinarily resident within the jurisdiction of the foreign court, did not voluntarily appear or otherwise submit or agree to submit to the jurisdiction of that court; (iii) the judgment debtor was not duly served with the process of the foreign court, and did not appear, notwithstanding that he was ordinarily resident or was carrying on business within the jurisdiction of the foreign court; (iv) the judgment was obtained by fraud; (v) the judgment debtor satisfies the registering court that an appeal is pending against the judgment or that he is entitled to and intends to appeal against the judgment; or (vi) the judgment was in respect of a cause of action which could not have been entertained by the registering court for reasons of public policy or for some other similar reason. In this regard, notwithstanding that a judgment emanates from a jurisdiction to which the Ordinance applies, such judgment will not be registrable or enforceable in Nigeria if any of (i) to (vi) above applies.

United States and Other Jurisdictions Court Judgments

The Foreign Judgements Act applies to judgments obtained in the superior courts of any country (other than Nigeria) to which the Ordinance does not apply. For the Foreign Judgements Act to be applicable to any foreign judgment, the Minister of Justice and Attorney General of the Federation (“Minister of Justice”) must have issued an order extending the provisions of Part 1 of the Foreign Judgements Act to the judgments obtained from the superior courts of the country from which the judgment emanated. In extending the provisions of the Foreign Judgements Act to the judgments of any country, the Minister of Justice has to be satisfied that substantial reciprocity of treatment will be accorded in that country to judgments given in superior courts in Nigeria. Once the Minister of Justice has exercised his power by extending the provisions of Part 1 of the Foreign Judgements Act to any country, judgments from such country will be enforceable within a period of six years from the date of the judgment, or where there have been proceedings by way of appeal against the judgment, after the date of the last judgment given in those proceedings and where the judgment would have been enforceable by execution in the jurisdiction of the foreign court and has not been wholly satisfied. Section 4(3) of the Foreign Judgements Act provides that where the sum payable under a judgment which is to be registered in Nigeria, is expressed in a currency other than the currency of Nigeria, the judgment shall be registered as if it were a judgment for such sum in the currency of Nigeria (and the sum payable shall be paid in the currency of Nigeria) on the basis of the rate of exchange prevailing at the date of the judgment of the foreign court.

Section 10(a) of the Foreign Judgements Act, however, provides that a judgment issued before the commencement of the Minister of Justice’s order extending Part 1 of the Act to the foreign country where the judgment was given may be registered within a period of twelve months from the date of the judgment or such longer period as may be allowed by the court. Since the Minister of Justice has yet to extend the provisions of Part 1 of the Foreign Judgements Act to any country, Nigerian courts have relied on section 10(a) of the Foreign Judgements Act to enforce judgments from some foreign countries, where such judgments have been registered within the respective twelve months of being issued. However, section 10(a) of the Foreign Judgements Act does not stipulate the currency that such judgment may be recovered in and as such, this section remains subject to future determination by a court of law. There is no certainty that the courts in future will not extend the application of Section 4(3) of the Foreign Judgements Act to foreign judgments sought to be enforced pursuant to section 10(a) of the Foreign Judgements Act.

There is no treaty between the United States and Nigeria providing for reciprocal enforcement of judgments and the Minister of Justice has not directed the application of the Act to judgments obtained from United States courts or to any court of any other country. Thus, as of the date of this Prospectus, judgments from courts in the United States or from any court of any other country can be enforced in Nigeria if the person seeking to enforce them brings an application in a Nigerian court to register and enforce the judgment within twelve months from the date on which the foreign judgment was made or such longer period as may be allowed by a superior court in Nigeria pursuant to section 10(a) of the Foreign Judgements Act. The Issuer has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal or State securities laws.

Furthermore, under the Arbitration and Conciliation Act Cap A18 Laws of the Federation of Nigeria 2004 (the “ACA”) an arbitral award shall (irrespective of the country in which such an award is made) be recognized as binding and subject to section 32 of the ACA, shall upon application in writing to the court be enforced by the High Court in Nigeria. Section 32 of the ACA preserves the rights of any of the parties to request that the court refuse the recognition or enforcement of the award. Further to section 52 of the ACA, the court may in certain circumstances refuse to recognize or enforce an award.

Attachment of the Issuer’s Assets

The legal effect of registration of any foreign judgment under the Ordinance or the Act is that the foreign judgment becomes the judgment of the registering court. By virtue of the Constitution of the Federal Republic of Nigeria 1999 (as amended), decisions of superior courts of Nigeria are enforceable in all parts of the Federation, and there is no carve-out preventing enforcement against any one of the three tiers of government including the Federal Government of Nigeria (the “Federal Government”). As such, assets of the Government within Nigeria (except property of a military character and under the control of a military authority or defense agency of the Issuer and property dedicated to public or governmental use by the Issuer) do not enjoy immunity from execution or attachment and may be attached by the courts in satisfaction of any judgment against the Federal Government. Pursuant to the Sheriffs and Civil Process Act Cap S6, Laws of the Federation of Nigeria 2004, the consent of the Attorney General must be first obtained before money belonging to the Federal Government and which is in the control or custody of a public officer can be attached. Nigerian courts will generally be guided by principles of public policy and national security in granting applications for attachment of the assets of the Federal Government in satisfaction of any judgment against it. Execution of a judgment against assets of the Federal Government in the United States is subject to the limits of the Foreign Sovereign Immunities Act, as amended, and in the United Kingdom, subject to the limits in the State Immunity Act 1978, as amended.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “projects”, “expects”, “intends”, “may”, “will”, “seeks” or “should” or, in each case, their negative or other variations or comparable terminology, or by discussions of strategy, plans, objectives, goals, future events or intentions. Forward-looking statements are statements that are not historical facts and include statements about the Issuer’s beliefs and expectations. These statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made. Although the Issuer believes that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will be realized.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. The information contained in this Prospectus identifies important factors that could cause such differences, including, but not limited to, the following adverse external factors, such as:

•	changes in international commodity prices, particularly oil, foreign exchange rates or prevailing interest rates, which could adversely affect Nigeria’s balance of payments and external reserves;

•	recession, epidemics and other public health concerns, political unrest or low economic growth in Nigeria’s trading partners, which could decrease exports, adversely affect Nigeria’s economy and, indirectly, reduce tax and other public sector revenues, thereby adversely affecting Nigeria’s budget;

•	changes in the terms on which international financial institutions provide financial assistance to Nigeria or fund new or existing projects, which could decrease exports, could adversely affect Nigeria’s economy and, indirectly, reduce tax and other public sector revenues, thereby adversely affecting Nigeria’s budget; and

•	adverse events in other emerging market countries, which could dampen foreign investment or adversely affect the trading price of the Bonds;

and adverse domestic factors, such as:

•	a failure to continue to implement reforms in the oil and gas industry, banking and power sectors or other industries or economic sectors;

•	the climate for foreign direct investment, ability to grow the non-oil sector of the economy and the pace, scale and timing of privatizations;

•	the inability of Nigeria to implement appropriate fiscal policies successfully;

•	changes in the monetary policy applicable in Nigeria which could affect inflation and/or growth rates;

•	political and electoral factors that could threaten the stability of the country, ignite religious and ethnic violence, undermine political and socio-economic developments, including the effective implementation of the Government’s Vision 20:2020 plan, the National Economic Recovery and Growth Plan and the Medium Term Expenditure Framework, and negatively impact the pace of reforms and economic growth;

•	the inability of Nigeria to eliminate violence in the north of the country and in the Niger Delta region; and

•	the inability of Nigeria to address its infrastructure deficiencies, such as those in the power sector, which may affect implementation of the Government’s Vision 20:2020 plan, the National Economic Recovery and Growth Plan and the Medium Term Expenditure Framework and negatively impact the pace of economic growth.

The sections of this Prospectus entitled “Risk Factors”, “The Federal Republic of Nigeria”, “The Economy”, “Foreign Trade and Balance of Payments”, “Public Finance”, “Monetary System”, and “Public Debt” contain forward-looking statements, as well as a more complete discussion of the factors that could adversely affect the Issuer. In light of these risks, uncertainties and assumptions, the forward-looking events described in this Prospectus may not occur.

The Issuer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law or applicable regulations. All subsequent written and oral forward-looking statements attributable to the Issuer or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this Prospectus.

OVERVIEW

This overview should be read as an introduction to the Prospectus. Any decision to invest in the Bonds by an investor should be based on consideration of the Prospectus as a whole.

Issuer	The Federal Republic of Nigeria.

The Federal Republic of Nigeria occupies 923,768 square kilometers of West Africa, bordering the Republic of Benin to the west, Chad and Cameroon to the east, Niger to the north and the Gulf of Guinea to the south. Nigeria’s population was approximately 182.2 million in 2015.

Nigeria consists of 36 states and the Federal Capital Territory (“Federal Capital Territory”), Abuja, which is located in central Nigeria. The states and the Federal Capital Territory are grouped into six geopolitical zones: North Central, North East, North West, South East, South South and South West. Lagos, which is situated in the South West of Nigeria, is the principal commercial center and main port in the country. There are currently 774 constitutionally recognized local government areas in Nigeria.

For selected economic indicators please see “Summary—Section B—The Issuer”.

Securities Offered	$300,000,000 5.625% Diaspora Bonds due 2022.

Issue Date	June 27, 2017.

Issue Price	100.00% of the principal amount of the Bonds.

Maturity Date	June 27, 2022.

Interest Payment Dates	June 27 and December 27 of each year, commencing on December 27, 2017.

International Joint Lead Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Standard Bank of South Africa Limited

Nigerian Joint Lead Managers	First Bank of Nigeria Limited

United Bank for Africa Plc

Registrar and Fiscal Agent	Citibank, N.A., New York Branch

London Paying Agent and London Transfer Agent	Citibank, N.A., London Branch

Status and Ranking

The Bonds will constitute direct, general, unconditional and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Issuer. It is understood that this provision shall not be construed so as to require the Issuer to make payments under the debt securities ratably with payments being made under any other External Indebtedness.

Fiscal Agency Agreement	The Bonds will be issued pursuant to a Fiscal Agency Agreement expected to be dated on or about June 27, 2017 between the Issuer and Citibank, N.A., New York Branch and Citibank, N.A. London Branch (the “Fiscal Agency Agreement”).

Listing and Admission to Trading	Applications have been made for such Bonds to be admitted during the period of twelve months after the date hereof to listing on the Official List of the UK Listing Authority (the Official List) and to trading on the Regulated Market of the London Stock Exchange plc (the London Stock Exchange). The Regulated Market of the London Stock Exchange is a regulated market for the purposes of Directive 2004/39/EC on markets in financial instruments.

Negative Pledge	The Bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. See “Information about the Bonds—Negative Pledge”.

Form	The Bonds will be book-entry securities in fully registered form, without coupons, registered in the name of DTC or its nominee in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Bonds will be issued in definitive form. Investors may elect to hold interests in the Bonds through DTC, Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking Luxembourg, S.A. (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Clearing and Settlement”.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Bonds are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Information about the Bonds” and “Clearing and Settlement—Ownership of Bonds through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The Bonds will contain events of default, the occurrence of which may result in the acceleration of the Issuer’s obligations under the Bonds prior to maturity. See “Information about the Bonds—Default and Acceleration of Maturity”.

Collective Action Securities	The Bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 45, the Issuer may amend the due dates and amounts of principal of and interest on the Bonds and other reserve matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of Bonds, more than 75% of the aggregate principal amount of the outstanding Bonds of such series; (2) with respect to two or more series of Bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of Bonds, more than 66 2⁄3% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding Bonds of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are applicable.

Sinking Fund	None.

Prescription Period	Claims in respect of principal and interest will become void unless made within five years from the Relevant Date. See “Information about the Bonds—Payments of Principal and Interest”.

Use of Proceeds	The proceeds of the issue will be used for budgeted capital expenditures. The amount of the net proceeds is $295.6 million.

Risk Factors	An investment in the Bonds involves a high degree of risk. Investors should read carefully the risks described in “Risk Factors” and all of the information contained in the Prospectus before deciding whether or not to purchase the Bonds.

Risks associated with Nigeria generally include:

•	investing in securities of emerging market issuers such as Nigeria generally involves a higher degree of risk than investing in more developed markets;

•	the Nigerian economy and, in particular, government revenues, are highly dependent on oil production and sales and prices of oil in global markets;

•	Nigeria’s political, economic and social stability has and will continue to be adversely affected by political and religious conflicts, terrorism, and social and religious tensions, any or all of which may materially and adversely impact economic conditions and growth in Nigeria;

•	inability to continue to implement economic and fiscal reforms may have a negative effect on the performance of the Nigerian economy;

•	any failure to adequately address actual and perceived risks of corruption may adversely affect Nigeria’s economy and its political stability;

•	inability to grow the non-oil-and-gas sectors of its economy may adversely affect Nigeria’s economy;

•	any failure to address Nigeria’s significant infrastructure deficiencies could adversely affect Nigeria’s economy and growth prospects;

•	Nigeria suffers from electricity shortages;

•	further depreciation of the Naira against other currencies and the lack of widespread availability of foreign currency could adversely impact the Nigerian economy;

•	significant increases in levels of government debt could have a material adverse effect on Nigeria’s economy and its ability to service its debt, including the Bonds;

•	inability to collect certain revenues from ministries, departments and agencies may adversely impact the Government’s revenues;

•	the Nigerian banking system has in the past required, and may in the future require, significant state support and has been impacted by the recession in Nigeria;

•	sustained periods of high inflation could have a material adverse effect on Nigeria’s economy;

•	a significant decline in the level of external reserves could adversely impact the Nigerian economy and impair Nigeria’s ability to service its debt;

•	oil production in Nigeria is impacted by militant activities, vandalism and theft disrupting oil supply and transportation;

•	Nigeria has limited refinery capacity and relies heavily on imported refined oil and petroleum products;

•	the regulatory environment in the Nigerian oil and gas sector is subject to significant ongoing change and persistent delays in policy implementation;

•	Nigeria suffers from poverty and unemployment;

•	Nigeria may face a reduction in foreign investment;

•	events in neighboring and other emerging markets, including those in sub-Saharan Africa and Saharan Africa, may negatively affect Nigeria and its economy;

•	the statistical information published by Nigeria may differ from that produced by other sources, may be incomplete, delayed or inconsistent and is subject to revision, amendment and adjustment;

•	a significant portion of the Nigerian economy is not recorded;

•	health risks could adversely affect Nigeria’s economy; and

•	Nigeria is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Risks associated with the Bonds and the trading market generally include:

•	the terms and conditions of the Bonds contain provisions which may permit their modification without the consent of all investors;

•	holders of Bonds held through DTC, Euroclear and Clearstream, Luxembourg must rely on procedures of those clearing systems to effect transfers of Bonds, receive payments in respect of Bonds and vote at meetings of Bondholders;

•	an active secondary market in respect of the Bonds may never be established or may be illiquid and this would adversely affect the value at which an investor could sell his Bonds;

•	if an investor holds Bonds which are not denominated in the investor’s home currency, he will be exposed to movements in exchange rates adversely affecting the value of his holding. In addition, the imposition of exchange controls in relation to the Bonds could result in an investor not receiving payments on the Bonds;

•	the value of the Bonds may be adversely affected by movements in market interest rates; and

•	credit ratings assigned to the Issuer or the Bonds may not reflect all the risks associated with an investment in the Bonds.

These risk factors are described in the section entitled “Risk Factors”.

Taxation	For a discussion of United States, United Kingdom and Nigerian tax consequences associated with the Bonds, see “Taxation” in this Prospectus. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Bonds.

Governing Law	The Bonds will be governed by the laws of the State of New York, except with respect to authorization and execution of the Bonds, which will be governed by the laws of the Federal Republic of Nigeria.

Markets	The Bonds will be offered for sale in those jurisdictions where it is legal to make such offers. See “Plan of Distribution”.

Clearing Reference Numbers	ISIN No. US65412AEK43

CUSIP No. 65412A EK4

Common Code 163732688

SUMMARY

In connection with the listing of the Bonds on the Official List of the UK Listing Authority, the following is a summary of information relating to the Issuer and the Bonds. Where a claim relating to the information contained in this Prospectus is brought before a court, the claimant investor might, under the national legislation of the EU Member States, have to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Summaries are made up of disclosure requirements known as ‘Elements’. These elements are numbered in Sections A—E (A.1—E.7). This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements. Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of ‘not applicable’.

SECTION A—INTRODUCTIONS AND WARNINGS

A.1	Warning	This summary must be read as an introduction to this Prospectus. Any decision to invest in the Bonds should be based on consideration of this Prospectus as a whole by the investor. Where a claim relating to the information contained in this Prospectus is brought before a court, the claimant investor might, under the national legislation of the EU Member States, have to bear the costs of translating this Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus or it does not provide, when read together with the other parts of this Prospectus, key information in order to aid investors when considering whether to invest in the Bonds.

A.2	Consent, Offer Period, Conditions to Consent and Notice in connection with any offer of the Bonds in the United Kingdom

The Issuer consents to the use of this Prospectus in connection with any offer of the Bonds in the United Kingdom (the “Public Offer”) during the period commencing from June 20, 2017 until June 27, 2017 or such earlier time and date as may be agreed between the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Standard Bank of South Africa Limited (the “International Joint Lead Managers”) and announced via the Regulatory News Service of the London Stock Exchange Plc (“RNS”) (the “Offer Period”) by Merrill Lynch International and The Standard Bank of South Africa Limited acting through its distribution agent in the United Kingdom, ICBC Standard Bank Plc.

The conditions to the Issuer’s consent are that such consent (a) is only valid during the Offer Period, and (b) only extends to the use of this Prospectus to make Public Offers of the Bonds in the United Kingdom.

IN THE EVENT OF ANY PUBLIC OFFER BEING MADE BY MERRILL LYNCH INTERNATIONAL AND THE STANDARD BANK OF SOUTH AFRICA LIMITED ACTING THROUGH ITS DISTRIBUTION AGENT IN THE UNITED KINGDOM ICBC STANDARD BANK PLC, THEY WILL PROVIDE INFORMATION TO INVESTORS ON THE TERMS AND CONDITIONS OF THE PUBLIC OFFER AT THE TIME THE PUBLIC OFFER IS MADE.

SECTION B—THE ISSUER

B.47

A description of the issuer, including:

•    The legal name of the issuer and a description of the issuer’s position within the national government framework.

•    The legal form of the issuer.

•    Any recent events relevant to the evaluation of the issuer’s solvency.

•    A description of the issuer’s economy including its structure with details of its main sectors.

Issuer

The Federal Republic of Nigeria, a sovereign republic.

In 2016, Nigeria experienced a full-year contraction in real GDP of (1.5)% (or (1.6)% when calculated using quarterly GDP information from the Nigerian National Bureau of Statistics), compared to growth in real GDP of 2.8% in 2015. In the first quarter of 2017, Nigeria experienced a contraction in real GDP of (0.5)% compared to the first quarter of 2016. In 2014, 2013 and 2012, real GDP grew by 6.4%, 5.5% and 4.2%, respectively. Following strong growth in the early part of the decade, Nigeria’s economy has entered a recession in the current low oil-price environment.

In 2016, the contraction of (1.5)% in real GDP was driven primarily by a contraction in oil GDP of (13.7)%. Real GDP in the oil sector contracted by (11.6)% in the first quarter of 2017 compared to the same period in 2016. Non-oil GDP contracted by (0.2)% in 2016, largely attributable to contractions in mining and quarrying of (13.7)%, manufacturing (4.3)% and electricity, gas, steam and air conditioning supply of (15.0)%. Despite the overall contraction in real GDP in 2016, the agriculture sector grew by 4.1% and the information and communications sector grew by 2.0%. Real GDP in the non-oil sector grew by 0.7% in the first quarter of 2017 compared to the same period in 2016.

The three largest sectors of the economy in 2016 were agriculture, trade and information and communications. In 2016, agriculture accounted for 24.4% of real GDP, trade accounted for 17.2% of real GDP, and information and communications accounted for 11.6% of real GDP. Crude petroleum and natural gas accounted for 8.4% of real GDP in 2016.

B.48	A description/the key facts of public finance and trade information for the two fiscal years prior to the date of the Prospectus. With a description of any significant changes to that information since the end of the last fiscal year.

In 2015 and 2016, the overall deficit was ₦1,527.1 billion (1.62% of GDP) and ₦1,976.2 billion (1.92% of GDP), respectively.

The Excess Crude Account, an account established in 2003 to stabilize Federation accounts against volatility in crude oil prices and production, had a balance as of December 31, 2016, of approximately $2.4 billion, compared to $2.5 billion and $3.3 billion as of December 31, 2015 and December 31, 2014, respectively.

Budget expenditures were expected to increase in 2016 to ₦6.1 trillion compared to ₦4.8 trillion in 2015. As of December 31, 2016, actual total expenditures were ₦4.9 trillion, compared to budgeted total expenditures of ₦5.3 trillion.

In 2015, Nigeria exported ₦8,339.6 billion of oil products, which constituted 92.5% of total exports in 2015, a decrease of 30.7% from ₦12,033.5 billion of oil products in 2014, which constituted 92.6% of total exports in 2014.

From 2012 to 2016, the portion of Nigeria’s oil and gas exports to the Americas decreased from 31.3% to 22.5%, largely due to a significant increase in domestic production by the United States and a decline in the price of oil over the period.

From 2012 to 2016, the portion of Nigeria’s total oil and gas exports destined to Europe decreased from 40.2% to 34.9%, while the portion of Nigeria’s total oil and gas exports destined to Asia increased from 16.9% to 27.9%.

Foreign direct investment in Nigeria decreased between 2011 and 2015. In 2015, foreign direct investment in Nigeria totaled $926.1 million, a decrease of 54.5% from $2,034.4 million in 2014. In 2013, 2012 and 2011, foreign direct investment in Nigeria was $2,919.5 million, $4,139.7 million and $6,002.6 million, respectively. In January 2017, the average price of Nigerian crude oil was $55.38 per barrel.

In December 2016, the average price of Nigerian crude oil (Bonny Light) was $53.89 per barrel, an increase of 42.6% compared to $37.80 per barrel in December 2015. In December 2014, December 2013 and December 2012, the price of Nigerian crude oil was $63.28, $112.75 and $114.49 per barrel, respectively.

The Naira has depreciated significantly against the U.S. dollar in recent years. From November 2011 to November 2014, the midpoint Naira Official Rate was ₦155 to U.S.$1. In November 2014, the midpoint was ₦168 to U.S.$1. As of December 31, 2014, the Official Rate was ₦167.5 to U.S.$1. In February 2015, the CBN discontinued the Official Rate following a decline in Nigeria’s foreign exchange earnings due to a sharp decline in oil prices, at which point the inter-bank exchange rate became the operative exchange rate for Nigeria. In 2015, the inter-bank exchange rate averaged 195.64 and on December 31, 2015 was 196.50.

In June 2016, the CBN commenced the operation of a liberalized single market structure with the introduction of an autonomous inter-bank market and the end of the Naira peg to the U.S. dollar. Under the new policy, the CBN may intervene in the single market (for the primary purposes of seeking to improve liquidity and manage volatility) by purchasing or selling foreign exchange at no predetermined or maximum spread through the two way quote system. As part of the new exchange rate policy, the CBN introduced Foreign Exchange Primary Dealers, which are registered authorized dealers designated to transact large trades with the CBN on a two way quote basis. Although bureaux de change also participate in the single market, they are permitted only to disburse funds for certain eligible retail transactions. On the day of the CBN’s June 2016 announcement, the official rate fell approximately 30% in value to ₦280 to the U.S. dollar and, as of December 31, 2016, the official rate was ₦304.5 to the U.S. dollar. As of June 7, 2017, the inter-bank exchange rate was ₦305.1 to the U.S. dollar.

SECTION C—SECURITIES

C.1	A description of the type and the class of the securities being offered and/or admitted to trading, including any security identification number.

The $300,000,000 5.625% Diaspora Bonds due 2022 will be issued as book-entry securities in fully registered form, without coupons, registered in the name of DTC or its nominee in denominations of $2,000 and integral multiples of 1,000 in excess thereof. The Bonds will be in denominations (being the amounts in which the Bonds may be traded or held) of $2,000 and integral multiples of $1,000 in excess thereof.

The International Securities Identification Number for the Bonds is US65412AEK43 and the Common Code is 163732688.

C.2	Currency of the securities issue.	U.S. dollars.

C.5	A description of any restrictions on the free transferability of the securities.	Not applicable. The Bonds will be freely transferable.

C.8	A description of the rights attached to the securities including: • ranking; and • limitations to those rights.

Status of the Bonds

The Bonds will constitute direct, general, unconditional and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Issuer. It is understood that this provision shall not be construed so as to require the Issuer to make payments under the Bonds ratably with payments being made under any other External Indebtedness. “External Indebtedness” means any Indebtedness which is payable by its terms or at the option of its holder in any currency other than the currency of Nigeria and “Indebtedness” means any obligation (whether present or future) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

Negative Pledge

The Bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. In general terms, a negative pledge provision prevents the relevant entity from granting security over certain of the Issuer’s assets. Under the negative pledge provisions set out in the terms and conditions of the Bonds, the Issuer may not create or permit to subsist any security (other than certain permitted security) upon any of its present or future assets to secure any of its External Indebtedness, any Guarantees in respect of any External Indebtedness or the External Indebtedness of any other person, without securing the Bonds equally and ratably, subject to certain exemptions. In this instance, “Guarantees” means any obligation of a person to pay the Indebtedness of another person including, without limitation: an obligation to pay or purchase such Indebtedness; an obligation to lend money or to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness; an indemnity against the consequences of a default in the payment of such Indebtedness; or any other agreement to be responsible for such Indebtedness.

Events of Default

The Bonds will contain events of default, the occurrence of which may result in the acceleration of obligations under the Bonds prior to maturity, such that the principal, interest and all other amounts payable on the Bonds become immediately due and payable. Events of default under the Bonds include non-payment of principal and/or interest due in respect of any Bonds, a failure of the Issuer to perform or observe any of its obligations under the Bonds, subject to certain grace periods, and the Issuer ceasing to be a member of the IMF, among others.

Collective Action Securities

The Bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 45, the Issuer may amend the due dates and amounts of principal of and interest on the Bonds and other reserve matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of Bonds, more than 75% of the aggregate principal amount of the outstanding Bonds of such series; (2) with respect to two or more series of Bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of Bonds, more than 66 2/3% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding Bonds of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

Governing law

The State of New York, except with respect to authorization and execution of the Bonds, which will be governed by the laws of the Federal Republic of Nigeria.

C.9	A description of the rights attached to the securities including: • the nominal interest rate; • the date from which interest becomes payable and the due dates for interest;

Issue Price: The issue price of the Bonds is 100% of their aggregate principal amount plus accrued interest, if any, from June 27, 2017.

Interest: The Bonds are interest bearing. Interest will accrue at the fixed rate of 5.625% per annum.

Interest shall accrue from (and including) the Issue Date of the Bond up to (but not including) the maturity date on the basis of a 365-day year and the number of days elapsed. The Bonds will not accrue interest after the maturity date.

Interest Payment Dates are June 27 and December 27 in each year and upon maturity.

• where the rate is not fixed, description of the underlying on which it is based;

Maturity: Subject to any purchase and cancellation, the Bonds will be redeemed on their Maturity Date at par.

Yield: The annual yield will be determined and announced on the date of pricing.

The yield in respect of a particular Bond will not be an indication of future yield as measured on the basis of any market price of the Bonds or any particular sale, acquisition, or other price that may be attributed to any of the Bonds.

Representative of the Bondholders: Not applicable, as there is no trustee appointed to act on behalf of the Bond holders.

• maturity date and arrangements for the amortization of the loan, including the repayment procedures; • an indication of yield; and • name of representative of debt security holders.

C.10	If the security has a derivative component in the interest payment, provide a clear and comprehensive explanation to help investors understand how the value of their investment is affected by the value of the underlying instrument(s), especially under the circumstances when the risks are most evident.	Not applicable—the interest rate on the Bonds is fixed and there is no derivative component in the interest payments made in respect of the Bonds. This means that the interest payments are not linked to specific market references, such as inflation, an index or otherwise.

C.11	An indication as to whether the securities offered are or will be the object of an application for admission to trading, with a view to their distribution

Application will be made for the Bonds to be admitted to the Official List and for the Bonds to be admitted to trading on the Regulated Market of the London Stock Exchange.

It is expected that admission will occur on or about June 27, 2017.

in a regulated market or other equivalent markets with indication of the markets in question.

SECTION D—RISKS

D.2	Key information on the key risks that are specific to the issuer.

•    investing in securities of emerging market issuers such as Nigeria generally involves a higher degree of risk than investing in more developed markets;

•    the Nigerian economy and, in particular, government revenues, are highly dependent on oil production and sales and prices of oil in global markets;

•    Nigeria’s political, economic and social stability has and will continue to be adversely affected by political and religious conflicts, terrorism, and social and religious tensions;

•    any failure to adequately address actual and perceived risks of corruption may adversely affect Nigeria’s economy and its political stability;

•    inability to grow the non-oil-and-gas sectors of its economy may adversely affect Nigeria’s economy;

•    any failure to address Nigeria’s significant infrastructure deficiencies could adversely affect Nigeria’s economy and growth prospects;

•    Nigeria suffers from electricity shortages;

•    further depreciation of the Naira against other currencies and the lack of widespread availability of foreign currency could adversely impact the Nigerian economy;

•    significant increases in levels of government debt could have a material adverse effect on Nigeria’s economy and its ability to service its debt, including the Bonds;

•    the Nigerian banking system has in the past required and, may in the future require, significant state support and has been impacted by the recession in Nigeria;

•    sustained periods of high inflation could have a material adverse effect on Nigeria’s economy;

•    oil production in Nigeria is impacted by militant activities, vandalism and theft disrupting oil supply and transportation;

•    Nigeria suffers from poverty and unemployment;

•    events in neighboring and other emerging markets, including those in sub-Saharan Africa and Saharan Africa, may negatively affect Nigeria and its economy;

•    the statistical information published by Nigeria may differ from that produced by other sources, may be incomplete, delayed or inconsistent and is subject to revision, amendment and adjustment;

•    a significant portion of the Nigerian economy is not recorded;

•    health risks could adversely affect Nigeria’s economy; and

•    Nigeria is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

D.3	Key information on the key risks that are specific to the securities.

•    the terms and conditions of the Bonds contain provisions which may permit their modification without the consent of all investors;

•    holders of Bonds held through DTC, Euroclear and Clearstream, Luxembourg must rely on procedures of those clearing systems to effect transfers of Bonds, receive payments in respect of Bonds and vote at meetings of Bondholders;

•    an active secondary market in respect of the Bonds may never be established or may be illiquid and this would adversely affect the value at which an investor could sell his Bonds;

•    if an investor holds Bonds which are not denominated in the investor’s home currency, he will be exposed to movements in exchange rates adversely affecting the value of his holding. In addition, the imposition of exchange controls in relation to the Bonds could result in an investor not receiving payments on the Bonds;

•    the value of the Bonds may be adversely affected by movements in market interest rates; and

•    credit ratings assigned to the Issuer or the Bonds may not reflect all the risks associated with an investment in the Bonds.

SECTION E—OFFER

E.2b	Reasons for the offer and use of proceeds when different from making profit and/or hedging certain risks.	The proceeds of the issue will be used for budgeted capital expenditures.

E.3	A description of the terms and conditions of the offer.

Offer Price: 100.00%

Offer jurisdiction(s): The United Kingdom, the United States and Nigeria, together with such other jurisdictions in which the Offer may be made in accordance with applicable law without constituting a public offering of the Bonds where action for that purpose is required (including no offer of the Bonds being made in any other Member State of the European Economic Area unless such offer is within an exemption for the requirement to publish a prospectus under Article 3.2 of the Prospectus Directive).

Offer Period: In connection with any Public Offer, the period commencing from June 20, 2017 until June 27, 2017, or such earlier time and date as agreed between the Issuer and Joint Lead Managers and announced via RNS, a regulatory information service operated by the London Stock Exchange plc.

Issue Date: June 27, 2017

The Bonds will be issued on the Issue Date.

The minimum application amount for each investor is $2,000. There is no maximum amount of application.

You will be notified by the relevant Joint Lead Manager of your allocation of Bonds (if any) in accordance with the arrangements in place between you and the Joint Lead Manager.

E.4	A description of any interest that is material to the issue/offer including conflicting interests.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Issuer or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Issuer routinely hedge their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Issuer’s securities, including potentially the Bonds offered hereby. Any such short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

E.7	Estimated expenses charged to the investor by the issuer or the offeror.

Subscribers for Bonds will not be charged any fees in relation to the issue, transfer or assignment of a Bond by the Issuer or the Fiscal Agent.

The net proceeds of the issue of the Bonds, after deducting the underwriting discount and the Issuer’s share of the offering expenses, estimated at $2.0 million, will be approximately $295.6 million.

The following selected economic information is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this Prospectus:

Selected Economic Information

	For the year ended December 31
	2012	2013	2014	2015	2016
Domestic Economy
Nominal GDP (₦ billions)(1)	71,713.9	80,092.6	89,043.6	94,145.0	102,684.4
Real GDP (₦ billions)(2)	59,929.9	63,218.7	67,152.8	69,023.9	67,984.2
Nominal GDP ($ billions)(3)	461.4	515.9	569.1	488.7	406.4
Real GDP (growth rate) (%)	4.2	5.5	6.2	2.8	(1.5)
Nominal GDP per capita ($)	2,720	2,947	3,150	2,682	N/A
Consumer Price Inflation (end of year)	12.0%	8.0%	8.0%	9.6%	18.6%
Unemployment	10.6%	10.0%	6.4%	10.4%	N/A
Official Exchange Rate (₦/$, average)	153.86	157.50	157.31	158.55	N/A (6)
Inter-bank Exchange Rate (₦/$, average)	155.88	158.88	159.26	164.86	252.69
Balance of Payments (₦ billions)
Exports of Goods(4)	15,139.5	15,262.8	12,989.8	9,016.3	8,769.3
Imports of Goods(4)	(8,967.0)	(8,628.7)	(9,686.8)	(10,283.1)	(8,904.8)
Trade Balance(4)	6,172.6	6,634.1	3,303.0	(1,266.8)	(135.5)
Current Account(4)	2,736.4	2,996.6	142.6	(3,033.5)	687.8
Overall Balance as % of GDP	2.8	(0.2)	(1.7)	(1.4)	(0.2)
External Reserves Stock ($ billions)	32.6	43.8	34.2	28.3	26.9
Public Finance (₦ billions)
Total Gross Federally Collectible Revenue	10,059.5	9,009.4	9,291.6	6,107.3	6,065.0
Total Federal Government of Nigeria Retained Revenue	3,131.1	3,500.5	3,242.3	3,240.3	2,947.5
Total Federal Government of Nigeria Expenditure	4,131.2	4,560.8	4,123.4	4,767.4	4,923.7
Overall Deficit	(1,000.1)	(1,060.3)	(881.1)	(1,527.1)	(1,976.2)
Overall Deficit (% of GDP)	(1.39)	(1.32)	(0.99)	(1.62)	(1.92)
Public Debt ($ billions)	48.5	54.5	56.8	55.6	47.7
External Debt ($ billions)	6.5	8.8	9.7	10.7	11.4
Domestic Debt ($ billions)	42.0	45.7	47.0	44.9	36.3
Gross Public Debt as % of nominal GDP(3)(5)	10.5	10.6	10.0	11.4	14.2

(1)	At current basic prices.
(2)	At 2010 constant basic prices.
(3)	The exchange rate used to calculate 2012 GDP in U.S. dollars is from the IMF World Development Indicators Local Currency Unit (LCU) per $, period average. In 2012, the applicable rate was 156.81. The 2013, 2014 and 2015 exchange rate is based on the CBN’s average Wholesale Dutch Auction System/Retail Dutch Auction System exchange rate.
(4)	Preliminary data for 2016.
(5)	GDP figures for 2011—2015 are based on current basic numbers.
(6)	The CBN’s official foreign exchange auction window was closed on February 18, 2015, at which point the inter-bank exchange rate replaced the Official Rate and became the operative exchange rate for Nigeria

Sources: IMF, NBS, CBN, Office of the Accountant General and Debt Management Office.

RISK FACTORS

The Issuer believes that the following factors may affect Nigeria’s economy and the Issuer’s ability to fulfill its obligations under the Bonds. In addition, factors which are material for the purpose of assessing the market risks associated with the Bonds are also described below. These factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring. The Issuer believes that the factors described below represent the principal risks inherent in investing in the Bonds, but the inability of the Issuer to pay principal, interest or other amounts on or in connection with the Bonds may occur for other reasons and the Issuer does not represent that the statements below regarding the risks of holding the Bonds comprise an exhaustive list of the risks inherent in investing in the Bonds, and the Issuer may be unable to pay amounts due on the Bonds for reasons not described below. Prospective investors should also read the detailed information set out elsewhere in this Prospectus prior to making any investment decision.

Risk Factors Relating to Nigeria

Investing in securities of emerging market issuers such as Nigeria generally involves a higher degree of risk than investing in more developed markets.

Investing in securities of emerging market countries, such as Nigeria, generally involves a higher degree of risk than investments in securities of corporate or sovereign issuers from more developed countries and carries risks that are not typically associated with investing in more mature markets. These risks include, but are not limited to, higher volatility and more limited liquidity in respect of the Bonds, political risk, social unrest, terrorism, inflation, currency volatility, instability in neighboring countries, corruption, a narrow export base, budget deficits, delays in reform and transformation agendas, lack of adequate infrastructure necessary to accelerate economic growth and changes in the political and economic environment. Any such risks may adversely impact Nigeria’s economy.

Although significant progress has been made in reforming Nigeria’s economy and its political and judicial systems since the Constitution of the Federal Republic of Nigeria 1999 (as amended) (the “Constitution”) came into effect and a democratically-elected government was sworn-in in 1999, Nigeria is still in the process of developing the necessary infrastructure, regulatory and judicial framework that is essential to support market institutions and broad-based social and economic reforms. Emerging markets can also experience more instances of corruption by government officials and misuse of public funds than do more mature markets, which could affect the ability of governments to meet their obligations under issued securities. Generally, investment in securities of issuers in emerging markets, such as Nigeria, is only suitable for sophisticated investors who fully appreciate the significance of risks involved in, and are familiar with, investing in emerging markets and investors are urged to consult their own legal and financial advisers before making an investment.

Investors should also note that emerging markets such as Nigeria are subject to rapid change and that the information set out in this Prospectus may become outdated relatively quickly.

The Nigerian economy and, in particular, government revenues, are highly dependent on oil production and sales and prices of oil in global markets.

The oil sector plays a central role in Nigeria’s economy, accounting for a substantial portion of export earnings. In 2012, 2013, 2014, 2015 and 2016, the oil sector accounted for approximately 13.6%, 11.2%, 10.4%, 9.6% and 8.2% of real GDP, respectively. In 2011, 2012, 2013, 2014 and 2015, the oil sector accounted for approximately 94.0%, 94.2%, 92.6%, 92.6% and 92.5% of export earnings, respectively.

Government revenues are substantially dependent on oil sector revenues, which arise from sales of crude oil and gas, royalties and taxes and fees. Oil sector revenues accounted for 79.8%, 75.4%, 72.5%, 61.5% and 50.9% of total gross federally collectible revenue in 2012, 2013, 2014, 2015 and 2016, respectively. Government oil revenues are driven by the level of oil production in Nigeria and prevailing world oil prices. Decreases in international oil prices and a reduction in oil production have adversely affected Government revenue in recent years and may continue to do so. Any decline in Government oil revenues could have a material and adverse effect on Nigeria’s economy and the Issuer’s ability to make payments under the Bonds. See also “—Oil production in Nigeria is impacted by militant activity disrupting oil production and supply”.

In recent years, there have been significant fluctuations in world oil prices, including, in particular, a sharp decrease since 2014. According to the CBN, the average price of Nigerian crude oil in December 2015 was U.S.$37.8 per barrel, a decrease of 40.3% compared to U.S.$63.3 in December 2014. In December 2013, December 2012 and December 2011, the average price of Nigerian crude oil was U.S.$112.8, U.S.$114.5 and U.S.$111.5 per barrel, respectively. By December 2016, the average price of Nigerian crude oil had recovered slightly to U.S.$53.89 per barrel. Government oil revenues have declined considerably, largely as a result of this decrease in world oil prices since 2014, from ₦8,025.9 billion in 2012 to ₦6,795.6 billion, ₦6,733.9 billion, ₦3,753.6 billion and ₦2,695.4 billion in 2013, 2014, 2015 and 2016, respectively. A sustained period of low oil prices will likely further impact export earnings, government revenue, and national disposable income, while potentially widening the fiscal deficit should the price of oil fall below the benchmark oil price that is assumed in each annual budget.

Oil prices are subject to wide fluctuations in response to relatively minor changes in the supply of oil, demand for oil, market uncertainty and a variety of additional factors that are beyond Nigeria’s control. These factors include, but are not limited to, political conditions in the Middle East and other oil-producing regions, economic and political decisions of the Organization of the Petroleum Exporting Countries (“OPEC”), of which Nigeria is a member, other oil-producing nations’ levels of crude oil production, domestic and foreign supplies of oil (including shale oil production in the United States), consumer demand, environmental conditions, domestic and foreign government regulations, transport costs, the price and availability of alternative fuels and overall economic conditions.

Many countries are actively seeking to develop alternative sources of energy and to reduce their dependence on oil as a source of energy. Any long-term shift away from fossil fuels could adversely affect oil prices and oil demand and the resulting oil revenue of Nigeria.

The level of Nigeria’s oil revenues may also be adversely affected by the level of the costs and capital contributions borne or payable by the Nigerian National Petroleum Corporation (“NNPC”) under its agreements with its joint venture partners. Although the NNPC has transitioned toward alternative arrangements with its joint venture partners that do not require cash contributions, the NNPC has executed an agreement with its joint venture partners which provides a framework for the liquidation, over an agreed period of time, of outstanding cash call arrears unpaid by the NNPC. NNPC’s ability to pay this outstanding balance of arrears is dependent on the oil revenue it receives.

Since 2004, the Government has actively managed its oil and gas revenues to promote budget stability during times of lower oil prices. The Excess Crude Account, an account established to address volatility in crude oil prices and production, historically was funded with the positive difference, if any, between the revenue generated by the price of oil assumed in the budget for a given year and the actual revenue collected in that year. Over the years, Excess Crude Account balances have fluctuated and withdrawals have been made for debt payments and to augment budgetary expenditures. As of December 31, 2016, the balance in the Excess Crude Account was U.S.$2.4 billion. In 2011, the Nigeria Sovereign Investment Authority (Establishment etc.) Act was enacted, creating the Nigeria Sovereign Investment Authority, and authorizing the establishment of the Future Generations Fund, the Infrastructure Fund and the Stabilization Fund (the “Sovereign Wealth Funds”). The Sovereign Wealth Funds are intended to build a savings base for future generations of Nigerian citizens, fund development of the infrastructure sector and provide stabilization support in times of economic stress. The Sovereign Wealth Funds are jointly owned and supervised by the Federal, state and local governments as well as the Federal Capital Territory and Area Councils. The Sovereign Wealth Funds are intended to improve the management of Nigeria’s inflow from oil revenues. The Nigeria Sovereign Investment Authority was funded in 2012 by a U.S.$1 billion transfer from the Excess Crude Account.

Nigeria’s political, economic and social stability has and will continue to be adversely affected by political and religious conflicts, terrorism, and social and religious tensions, any or all of which may materially and adversely impact economic conditions and growth in Nigeria.

In recent years, Nigeria has experienced considerable unrest, terrorism and political and religious conflicts. Divisions based on geography can be magnified by religious differences, particularly between the north, which has a predominantly Muslim population, and the south, which has a predominantly Christian population. Since the return to civilian rule in 1999, certain northern states have adopted Sharia law, a system of laws based on the Koran and other Islamic sources. Other than the Peoples Democratic Party and the All Progressives Congress, many of Nigeria’s political parties are based largely upon regional allegiance. These regional affiliations have in the past contributed to, and may continue to contribute to, political and religious tension, which can also lead to social unrest.

For example, in February 2015, Nigeria’s Independent National Electoral Commission postponed the federal elections scheduled to take place in February 2015 until March 28, 2015 due to security concerns. There was some election related violence, particularly in the south-southern region of the country.

Nigeria has also, from time to time, experienced attacks and kidnappings in part of the country, particularly in the northern and south-southern states. It is believed that the attacks in the northern states have been carried out by Islamist militia groups based in the north, such as Ansaru, Boko Haram and the Niger Delta Avengers. These attacks have occurred at various sites including churches, mosques, schools, business premises, police stations and immigration offices in Kano, Maiduguri, Mubi, Yola and Gombi. Instances of kidnappings have increased, and have in some cases been large-scale. For example, 276 female students were kidnapped from a school in Chibok, Borno State in 2014. In response to such occurrences, in May 2013, then-President Goodluck Jonathan declared a state of emergency in the north-eastern states of Borno, Yobe and Adamawa. Since his election in 2015, President Buhari has focused on combating terrorism in Nigeria as one of the key priorities of the Government and has the support of Western governments and a joint task force consisting of military forces from Nigeria, Chad and Niger.

Insurgent activities in the north-east region of the country have also resulted in social and economic damage. The destruction of farm lands and a lack of laborers to engage in farming due to security fears have adversely affected agricultural production in the region and have resulted in instances of famine. In April 2017, a team from the United Nations Mine Action Service reportedly arrived to Nigeria to assess the number of landmines laid by Boko Haram in the Sambisa Forest. Additionally, continued security concerns have deterred humanitarian aid and in a number of cases foreign aid workers have been subject to attack. Following an incident in July 2016, the United Nations Children’s Fund (“UNICEF”) temporarily withdrew certain aid funds.

Additionally, there has been significant continued violence, oil theft, and civil disturbance in the Niger Delta, Nigeria’s southern oil producing region, mainly from militant groups who attack oil installations, among other things, in protest against the Government and the allocation of oil revenue among the regions of the country. The theft and violence have mainly been directed at oil interests in the region, and oil production from onshore fields has slowed as a result, materially and adversely affecting Government revenues from oil production. In particular, the Trans Forcados crude export pipeline in the Batan area of Delta State of Nigeria was attacked on several occasions in July and November 2016.

Despite recent progress combating insurgent groups, the risk of insurgents regrouping remains. Until the Government is able to address conditions such as poverty, low levels of education, religious intolerance, weak enforcement of law and order and insecurity, insurgent groups are expected to continue to operate, especially in the north-eastern part of Nigeria. So long as they continue to do so, insurgent activities will continue to create social, religious and political tension, which in turn can negatively impact the economy and fiscal stability, all of which could have a material adverse effect on Nigeria’s economy and, therefore, on Nigeria’s ability to meet its debt obligations, including those under the Bonds.

Inability to continue to implement economic and fiscal reforms may have a negative effect on the performance of the Nigerian economy.

In order to address the ongoing challenges affecting the Nigerian economy, the Government continues to implement economic and financial system reforms with the objective of improving the legal and regulatory environment, promoting the private sector, diversifying the economy and facilitating access to credit. The Government is pursuing various fiscal reforms to control expenditure and to improve the tax system, in particular, as well as cutting public spending by reducing oil-related subsidies and the public payroll.

The framework for these economic and fiscal reforms is set forth in Vision 20:2020, the framework economic transformation plan developed in 2009 that sets forth key objectives and targets to achieve sustained economic and socio-economic development, and the National Economic Recovery and Growth Plan (the “NERGP”). The NERGP, which was published in March 2017, seeks to implement the objectives set forth in Vision 20:2020 and to further the country’s ongoing recovery from economic recession. The achievement of medium-to-long-term objectives for economic and fiscal reforms, such as those set forth in Vision 20:2020 and the NERGP, depends on a number of factors, including political support across Nigerian society and multiple government administrations, adequate funding, improved security, power sector reform, availability of human capital and significant coordination. These plans also require significant funding, both domestic and international. If fiscal resources prove inadequate and borrowing in the amounts required is not feasible, it may not be possible to pursue adequately all of the contemplated public projects.

Governmental objectives for economic and fiscal reforms, including those objectives set forth in Vision 20:2020 and the NERGP, are based on certain assumptions, including economic assumptions with respect to oil prices and production, GDP growth, inflation, external debt and the fiscal deficit. These assumptions may not materialize, which may result in Nigeria failing to achieve program objectives.

In particular, since 2014, primarily as a result of the impact of lower oil prices and reduced worldwide commodities demand, Nigeria has experienced slowing economic growth, which fell from a peak of approximately 6.2% in 2014 to approximately 2.8% in 2015, followed by a recession in 2016 that entailed a contraction in real GDP of (1.5)%. Further economic contraction or periods of slow growth may affect the central government’s revenue and its ability to service debt, including the Bonds.

There can be no assurance that the Government’s plans for economic, fiscal, and financial reform will be implemented or, if they are implemented, that they will have the expected consequences. In addition, if there is a delay or failure in the funding or implementation of such plans, the Government may not be able to achieve on schedule or at all the medium-to-long-term strategic objectives set forth in the Vision 20:2020 and the NERGP. Delays in the implementation of reforms, including those contemplated by the NERGP, and the policy uncertainty entailed by such delays, could influence commercial and multilateral lenders, such as the World Bank and the African Development Bank, when determining if and when to extend further financing to the Government. Failure to implement economic, financial and fiscal reforms, unexpected consequences resulting from their implementation, or external factors may have a negative effect on Nigeria’s economy, affairs and political condition and its ability to service the Bonds.

Any failure to adequately address actual and perceived risks of corruption may adversely affect Nigeria’s economy and its political stability.

Corruption remains a significant issue in Nigeria, and Nigeria is ranked 136 out of 176 in Transparency International’s 2016 Corruption Perceptions Index and 169 out of 190 in the World Bank’s Doing Business 2017 report.

Nigeria has implemented and is pursuing major initiatives designed to prevent corruption and unlawful enrichment, and the Government led by President Buhari has been engaged in significant anti-corruption measures in line with the Buhari administration’s election manifesto, including high profile arrests and investigations across different sectors and tiers of government. For example, in January 2017, the Federal High Court of Abuja ordered Royal Dutch Shell plc (“Shell”) and Eni SpA (“ENI”), among others, to temporarily forfeit assets and transfer operations of an offshore oil concession, OPL 245, to the Government, pending completion of a corruption investigation by Nigeria’s Economic Financial Crimes Commission (“EFCC”) into the circumstances surrounding the acquisition of an interest in the license to the OPL 245 bloc in 2011 by affiliates of Shell and ENI. The EFCC investigation follows allegations that the purchase involved “acts of conspiracy, bribery, official corruption and money laundering.” Dutch and Italian authorities are also reportedly investigating the acquisitions of an interest in the OPL 245 bloc license.

In August 2015, the Government established the Presidential Advisory Council Against Corruption, which advises the Government on anti-corruption policies and strategies for law enforcement.

Notwithstanding these reforms and initiatives, further progress needs to be achieved in terms of governance reform and corruption in the public sector. Corruption remains a concern for Nigeria given its potential impact on its affairs, political condition and economy and its perception by potential investors and development partners.

Corruption has many implications for a country, including increasing the risk of political instability, distorting decision-making processes and adversely affecting its international reputation. Failure to address these issues, continued corruption in the public sector and any future allegations of or perceived risk of corruption in Nigeria could have an adverse effect on the political stability of Nigeria and on the economy, including levels of foreign investment, which, in turn, may have a material adverse effect on Nigeria’s ability to meet its debt obligations, including those under the Bonds.

Inability to grow the non-oil-and-gas sectors of its economy may adversely affect Nigeria’s economy.

In recent years, Nigeria has sought to develop the non-oil sectors of its economy by encouraging agriculture, trade, construction, telecommunications, financial services, mining and manufacturing activities. This has become increasingly critical in the current recessionary environment, particularly with low global oil prices. The non-oil sector recorded real growth of 5.81% in 2012, 8.42% in 2013, 7.18% in 2014 and 3.75% in 2015, followed by a contraction of (0.22)% in 2016. Growth in the non-oil sector generally has been driven largely by the services sector.

Factors such as deficient infrastructure (including inadequate power supply and transportation systems), limited availability of domestic credit, limited consumer demand, local shortages of skilled managers and workers and unimplemented government policies may constrain further development in non-oil sectors and the current rate of growth may decline in future periods. Any inability to continue to grow the non-oil sectors of its economy may constrain Nigeria’s economic growth, which may in turn result in a material adverse effect on Nigeria’s ability to meet its debt obligations, including those under the Bonds.

Any failure to address Nigeria’s significant infrastructure deficiencies could adversely affect Nigeria’s economy and growth prospects.

Nigeria’s public infrastructure is, in many cases, in poor condition and the Government has identified Nigeria’s aged and underdeveloped infrastructure as a major impediment to economic growth. Underinvestment has led to the deterioration and absence of basic infrastructure to support and sustain growth and economic development. These shortcomings, particularly with respect to power generation, transmission and distribution, a deteriorating road network, congested port, obsolete rail infrastructure and aging airports have severely constrained socio-economic development in Nigeria by, among other things, leading to increased production costs and hindering competitiveness of domestic production. For example, Abuja’s Nnamdi Azikiwe International Airport was closed from March 8, 2017 to April 18, 2017 while its sole runway, whose lifespan was reported to have ended in 2002, was resurfaced. The Power Sector Recovery Plan, a program designed in consultation with the World Bank aimed at restoring and improving the power sector, indicates that, unless actions are taken immediately, the power sector will face losses estimated at $1.5 billion per year for the next five years. Although significant advances have been made in the sectors of telecommunications and internet facilities in recent years, the state of development in those sectors nevertheless remains behind that of more developed economies.

In order to achieve desired infrastructural development to bridge the infrastructure deficit, the Government intends to continue allocating a significant portion of the budget toward public investments. For example, in the 2016 budget, public capital expenditure represents approximately 26.2% of the budget (₦1.6 trillion) and in the proposed 2017 budget approved by the National Assembly, public capital expenditure represents approximately 29.3% of the budget (₦2.2 trillion) although there can be no assurance that these investments will be realized nor that the targets will be met.

Failure to improve Nigeria’s infrastructure, or to realize targeted improvements, could adversely affect Nigeria’s economy, competitive ranking and growth prospects, including Nigeria’s ability to meet GDP growth targets and its ability to repay its obligations, including those under the Bonds. Further, there is no guarantee that the Government will have sufficient funding to implement the growth plan.

Nigeria suffers from electricity shortages.

The lack of a reliable electricity supply remains a serious impediment to Nigeria’s economic growth and development. Insufficient power generation, aging infrastructure, weak distribution networks, overloaded transformers and acts of sabotage to pipelines and infrastructure by vandals result in frequent power outages, high transmission and distribution losses and poor voltage output. The NBS reported that the total energy generated in Nigeria as of December 4, 2016 was approximately 2,737 megawatts, a decrease from the high of approximately 4,557 megawatts recorded on February 2, 2016, due to a shortage of gas supply to thermal power stations with available capacity.

The Government has identified the improvement of electricity generation, transmission and distribution infrastructure as a critical element in meeting economic growth and development objectives. To address these issues, the Government is pursuing a number of policy initiatives, including those set forth in the NERGP and the “Roadmap for Power Sector Reform.” The Roadmap for Power Sector Reform seeks to remove obstacles to private sector investment in the power sector, to complete the privatization of generation and distribution companies, to facilitate the construction of new transmission networks and to reform the fuel-to-power sector with the goal of increasing electricity generation capacity. The current Government has stated that the proposed strategy to electricity generation is by an “incremental approach” from 5,000 megawatts to 7,000 megawatts, before “steady power” then to “uninterrupted power,” with the goal of reaching 20,000 megawatts by 2021.

In addition to funding, reforms in the power sector require significant coordination and human capital investment across several Federal ministries, departments and agencies (“MDAs”). No assurances can be given that Nigeria will be able to obtain the necessary funding or resources to achieve this target or to effectively reform the power sector, or that the reforms will not cost significantly more than currently estimated.

Any failure to successfully implement the power sector reform and development plan and address the significant deficiencies in Nigeria’s power generation, transmission and distribution infrastructure could lead to lower GDP growth, hampering the development of the economy and Nigeria’s ability to meet its debt obligations, including those under the Bonds.

Further depreciation of the Naira against other currencies and the lack of widespread availability of foreign currency could adversely impact the Nigerian economy.

The CBN historically has sought to maintain the exchange rate between the Naira and the U.S. dollar within a narrow band with periodic adjustments. In recent years, the Naira has depreciated significantly against the U.S.

dollar. CBN’s Official Rate stood at ₦155.20 to U.S.$1 as of December 31, 2013 and ₦167.50 to U.S.$1 as of December 31, 2014. In early 2015, the CBN instituted certain currency control policies and pegged the Naira at ₦168 to the U.S. dollar. Among other steps, in order to protect Nigeria’s foreign currency reserves following depleted earnings caused by the falling price of oil, the CBN imposed restrictions on commercial banks’ foreign exchange trading, closed the official foreign exchange auction window and channeled those transactions to the inter-bank market, at which point the inter-bank exchange rate replaced the Official Rate and became the operative exchange rate for Nigeria.

These measures resulted in the CBN being unable to meet the demand for foreign currency at the Official Rate, and many market participants suffered from restricted access to foreign currencies needed to operate their businesses and/or procured foreign currency in unofficial parallel markets, where the Naira reportedly was trading at prices above ₦300 to the U.S. dollar. The capital control measures and currency peg also resulted in increased inflation, while foreign investment declined significantly due to concerns over devaluation and limitations on the ability to repatriate funds invested in Nigeria.

To address these issues, in June 2016, the CBN commenced the operation of a liberalized single market structure with the introduction of an autonomous inter-bank market and the ending of the Naira peg to the U.S. dollar. Under the new policy, the CBN may intervene in the single market (for the primary purposes of seeking to improve liquidity and manage volatility) by purchasing or selling foreign exchange at no predetermined or maximum spread through the two-way quote system. As part of the new exchange rate policy, the CBN introduced Foreign Exchange Primary Dealers, which are registered authorized dealers designated to transact large trades with the CBN on a two-way quote basis. Although bureaux de change also participate in the single market, they are permitted to disburse foreign currency only for certain eligible retail transactions. On the day of the CBN’s announcement in June 2016, the official rate fell approximately 30% in value to ₦280 to the U.S. dollar and, as of December 31, 2016, the official rate was ₦304.5 to the U.S. dollar. As of May 26, 2017, the inter-bank exchange rate was ₦304.85 to the U.S. dollar.

Despite these measures, there continues to be a material difference between the inter-bank rate and rates reportedly available in unofficial parallel markets, where demand for foreign currency continues to exceed supply and delays in processing payments through the official market and a desire to source foreign currency for ineligible retail transactions has seen the unofficial parallel rate reportedly reach levels of approximately ₦500 to the U.S. dollar.

While the CBN expects the gap between the inter-bank rate and the unofficial parallel rate to reduce as the backlog in the formal foreign currency system subsides, there continues to be a material difference between the two rates, and private sector activity may continue to be impacted by a lack of available foreign currency at inter-bank rates with individuals and companies having to transact at the unofficial rates provided by the parallel market.

Although the CBN expects to continue to direct exchange rate policy towards maintaining price stability, no assurance can be given that the exchange rate will remain stable or that the CBN will or will not draw on external reserves to stabilize the exchange rate or that inflation will be stable. Demand pressure continues to increase in the foreign exchange market largely due to speculative demand following declines in international crude oil prices. Any further currency fluctuations and/or fluctuations in Nigeria’s external reserves may negatively affect the Nigerian economy and therefore Nigeria’s ability to meet its debt obligations.

Significant increases in levels of government debt could have a material adverse effect on Nigeria’s economy and its ability to service its debt, including the Bonds.

As of December 31, 2016, Nigeria’s external debt was U.S.$11.4 billion, consisting of U.S.$7.8 billion owed directly by the Federal Government and its parastatals and U.S.$3.6 billion which was on-lent by the Federal Government to states and the Federal Capital Territory. Further, the Federal Government had U.S.$36.3 billion of domestic debt outstanding as of December 31, 2016. On February 16, 2017, Nigeria issued its U.S.$1,000,000,000 7.875 per cent. Notes due 2032 and on April 5, 2017, Nigeria issued U.S.$500,000,000 7.875 per cent. Notes due 2032.

The U.S. dollar value of the total public debt stock of the Government (i.e., external and domestic debt owed directly by the Federal Government and its parastatals and external debt on-lent by the Federal Government to the States and Federal Capital Territory) was U.S.$48.5 billion, U.S.$54.5 billion, U.S.$56.8 billion, U.S.$55.6 billion and U.S.$47.7 billion as of the end of 2012, 2013, 2014, 2015 and 2016, respectively. The decrease in the U.S. dollar value of public debt from 2014 to 2016 was primarily attributable to a decrease in the U.S. dollar value of domestic debt, due to depreciation of the Naira over the period. In Naira terms, public debt has risen, with the total public debt stock of the Government (i.e., external and domestic debt owed directly by the Federal Government and its parastatals and external debt on-lent by the Federal Government to the States and Federal Capital Territory) standing at ₦14.5 trillion as of December 31, 2016, compared to ₦10.9 trillion as of December 31, 2015 and ₦9.5 trillion as of December 31, 2014.

Nigeria’s debt-to-GDP ratio as of December 31, 2016 was 14.2%, compared to 11.4% as of December 31, 2015. The ratio of net present value of debt (using World Bank methodology) to GDP for fiscal years 2011, 2012, 2013, 2014 and 2015 was 20.6%, 22.4%, 12.7%, 12.7% and 13%, respectively.

Despite relatively low levels of public debt, the fiscal deficit remains large, and the Government plans to continue to raise debt both domestically and externally (to fund its reform programs and to address the current fiscal deficit). Such borrowings when coupled with a continued contracting economy, elevated interest rates on domestic debt, and higher amounts of foreign currency borrowings in Naira terms if there is any further depreciation of the Naira will increase total debt as a percentage of GDP and also the amounts required for debt service.

As a result, the Federal Government’s interest payments to revenue ratio, a key indicator of debt sustainability, is expected to increase beyond the 28% estimated for 2015, according to the Budget Office of the Federation. There can be no assurance that the Federal Government’s efforts to improve debt sustainability pursuant to its Medium-Term Debt Management Strategy 2016-2019 will be effective. See “Public Debt—Debt Management Office”.

In addition, while not categorized as public debt, the Government had recorded ₦1.4 trillion of contingent liabilities of the Federal Government as of December 31, 2015, including verified pension arrears of ₦1.1 trillion. Additionally, in order to settle an estimated ₦2.2 trillion in Government arrears towards third parties, including construction contractors, suppliers of goods and services and state governments, that were announced in December 2016, the administration of President Buhari intends to issue promissory notes in 2017, the first of which will be due in 2018; these promissory notes will be recorded as public domestic debt by the Federal Government, thereby increasing Nigeria’s total debt stock significantly.

Increased borrowings, whether domestic or international, including the issuance of debt to fund widening fiscal deficits, infrastructure spending and other requirements or contingent liabilities, could negatively impact Nigeria’s debt sustainability analysis and sovereign credit rating and may impair the Issuer’s ability to service the Bonds.

Inability to collect certain revenues from ministries, departments and agencies may adversely impact the Government’s revenues.

MDAs are obligated by law to remit independent revenue they generate to the Federation Account for onward allocation and distribution. Despite this requirement, the Government has faced significant challenges in collecting full remittances from the MDAs, due in part to systemic inefficiencies and the use of intermediary institutions. Although budgeted independent revenue, consisting primarily of remittances from MDAs, for 2016 was ₦1.5 trillion, actual collection of independent revenue in 2016 was ₦0.2 trillion.

The Government has taken a number of steps to address these challenges, including deploying information technology systems as part of its strategy to install controls to improve the efficiency and transparency of public finances. These include (i) the adoption of the Treasury Single Account, which is designed to centralize balances of MDAs at the CBN, which became mandatory in September 2015 (except for the NNPC, which is expected to participate in the near future) and (ii) the introduction of the Government Integrated Financial Management System in 2012 and the Integrated Personnel Payroll Information System in 2007.

There have also been claims of mismanagement of proceeds due to the Federal Government. In September 2013, the then CBN Governor alleged that over U.S.$49 billion of funds had not been remitted by the NNPC into the Federation Account. Following these allegations, a special Senate committee announced an independent forensic audit of the allocation of oil subsidies and management of NNPC accounts. In 2014, the CBN Governor appeared before the Senate committee alleging a failure by the NNPC to remit a lower amount, approximately U.S.$20 billion, from crude oil sales to the Government. The audit, undertaken by PricewaterhouseCoopers Limited (“PwC”), estimated the unremitted amount at approximately U.S.$1.5 billion in its report to the Auditor General of the Federation in February 2015. The report was disputed by the NNPC, which indicated that the amounts had been deducted by the NNPC as operational costs before remittance to the Federation Account.

While the Government continues to take steps to address these challenges, to the extent that the Federal Government is unable to collect projected independent revenue from the MDAs, the resulting reduction in federally collectible revenue may lead to higher budget deficits, leading to an increased debt burden on Nigeria, which may result in a material adverse effect on its ability to service the Bonds.

The Nigerian banking system has in the past required, and may in the future require, significant state support and has been impacted by the recession in Nigeria.

Deteriorating economic conditions in Nigeria in 2015 and 2016 led to a significant increase in non-performing loans in the Nigerian banking sector. The increase in non-performing loans within the Nigerian banking sector is largely attributable to the challenges faced by the public sector and by Nigerian corporate borrowers (accounting, according to the IMF, for approximately 80% of Nigerian bank loans), whose liquidity and balance sheet positions weakened due to their high degree of exposure to the oil and gas sector and foreign exchange risk.

The CBN continues to provide support to the Nigerian banking sector through the Asset Management Corporation of Nigeria (“AMCON”), which was established in 2010 in the wake of the 2007 global financial crisis to, among other measures, acquire non-performing loans held by Nigerian banks and issue notes guaranteed by the Debt Management Office to Nigerian banks to improve their capitalization. Since its establishment, AMCON has issued notes with a face value of approximately ₦5.7 trillion and has acquired an estimated ₦7.9 trillion of non-performing loans in the banking sector. No assurance can be given that AMCON’s performance will continue to be positive and will enable it to repay or refinance its outstanding debt. AMCON reported losses of ₦304.4 billion and ₦275.5 billion for 2015 and 2014, respectively and had reported a cumulative loss of ₦4.5 trillion as of December 31, 2015. In December 2016, as a measure to address the increase in non-performing loans since 2015, the CBN and the Nigeria Deposit Insurance Corporation (“NDIC”) set up a joint committee to consider the potential need to establish a second AMCON to acquire non-performing loans from banks, which would be funded by the private sector and pave the way for the gradual transition or folding up of the current AMCON. The CBN has also issued a Supervisory Intervention Framework, and it is expected that the intervention that will be adopted will be dependent on the financial condition of the affected banks. In 2016, the CBN intervened to support Skye Bank Plc, a commercial bank in Nigeria. The management of Skye Bank has been changed and the CBN has provided a line of guarantee to creditors and depositors of Skye Bank, although it has not yet been called on.

Should the second AMCON or other initiatives introduced by the CBN fail to materialize or fail to achieve the desired results, weakness in the banking sector may continue to have a material adverse effect on investment and confidence in, and the performance of, the Nigerian economy. In addition, the ability of the Government to provide further support may be limited in light of the impact of the recent economic downturn on public finances.

Sustained periods of high inflation could have a material adverse effect on Nigeria’s economy.

In 2012, 2013, 2014, 2015 and 2016, year-on-year consumer price inflation was 12.0%, 8.0%, 8.0%, 9.6% and 18.6%, respectively, according to the CBN. The rise in inflation in 2016 was attributable primarily to currency depreciation and increases in some tariffs and administered prices (particularly for fuel and electricity). In March 2017, the year-on change in consumer price inflation was 17.3%.

A significant contributing factor to inflation in Nigeria is that many goods, including food, are imported, and accordingly prices are affected by currency movements. Although the agricultural sector in Nigeria grew by 4.3% and 3.7% in 2014 and 2015, respectively, Nigeria continues to rely heavily on food imports. In December 2016, year-on change in inflation in the food sector stood at 17.4%, as compared to 10.6% in December 2015, driven in large part by the depreciation of the Naira, from ₦196.5 to the U.S. dollar as of December 31, 2015 to ₦304.5 to the U.S. dollar as of December 31, 2016.

Although tighter monetary policies may help to curb inflation, there can be no assurance that inflation will not continue to remain at high levels or that the inflation rate will not rise in the future. Significant inflation could have a material adverse effect on Nigeria’s economy and Nigeria’s ability to meet its debt obligations, including those under the Bonds.

A significant decline in the level of external reserves could adversely impact the Nigerian economy and impair Nigeria’s ability to service its debt.

In the short- to medium-term, the level of foreign exchange reserves depends on the price of crude oil in the international market and the foreign exchange rate. The downside risks for Nigeria of lower crude oil prices and higher cost of imports may put significant pressure on the external reserves, exchange rate and inflation rate.

There has been some volatility in gross external reserves since 2012. Gross external reserves stood at U.S.$32.6 billion as of the end of 2012 and increased significantly to U.S.$43.8 billion as of the end of 2013, before declining to U.S.$34.2 billion as of the end of 2014. As of December 31, 2015, gross external reserves had decreased further to U.S.$28.3 billion, providing more than six months of import cover. As of December 31, 2016, gross external reserves were U.S.$25.8 billion, providing approximately five months of import cover, being the proportion of the amount of gross external reserves to the value of imports during the most recent preceding year. As of May 25, 2017, gross external reserves totaled U.S.$30.5 billion.

Given the fluctuations in Nigeria’s external reserves, its high dependence on oil exports for foreign currency and its dependence on imports for key goods that typically are priced in U.S. dollars, such as petroleum products and food, the Naira will remain vulnerable to external shocks that could lead to a sharp decline in its value, as has occurred since 2014. Such decline could prompt the CBN to intervene further in the currency markets in an attempt to stabilize the Naira.

Oil production in Nigeria is impacted by militant activities, vandalism and theft disrupting oil supply and transportation.

High levels of disruptions resulting from militant activities, pipeline vandalism and oil theft in the Niger Delta area have resulted in significant fluctuations in oil production in Nigeria. Average daily production for 2016 was 1.8 million barrels per day (“mbpd”), compared to a budgeted estimate of 2.2 mbpd, and was as low as 1.5 mbpd in August 2016. In August 2015, the Nigerian unit of Royal Dutch Shell plc invoked a force majeure and shut down the Trans-Niger Pipeline and Nembe Creek Trunkline, each serving the Bonny Terminal, following incidents of vandalism, and militants attacked Nigeria’s state-owned Trans Forcados pipeline on multiple occasions in 2016, hampering operations significantly. According to the NNPC, in 2014 and 2015, 3,700 and 2,783 incidents of vandalism were reported, respectively, costing an estimated ₦44.8 billion and ₦51.3 billion, respectively. Between January and November 2016, 2,542 incidents of vandalism were reported.

The interruption of production operations and vandalism of oil pipelines and theft of crude oil from pipelines and tank farms has resulted in loss of revenue and may continue to do so. Disruption, or a perceived risk of disruption, by militants may result in higher occurrence of delayed or abandoned oil projects, or contribute to slower growth in oil and gas production, all of which could have a negative impact on Nigeria’s economy given its reliance on oil.

Nigeria has limited refinery capacity and relies heavily on imported refined oil and petroleum products.

Nigeria’s four oil refineries, which were built in the 1970s and 1980s, operate inefficiently and significantly below their production capacities, in part due to old technology and infrastructure and lack of regular maintenance attributable to budgetary constraints, as well as the high cost of transportation of crude oil to the refineries. Due to the limited production by its oil refineries, Nigeria relies heavily on imported refined petroleum products to meet its energy and transport requirements. Accordingly, any rise in the international price of oil significantly affects Nigeria’s economy because, among other things, higher oil prices increase the country’s costs of imported petroleum products and exert upward pressure on prices. To alleviate the impact on consumers, the Government has historically regulated the prices of certain petroleum products while subsidizing petroleum retailers. The cost of these subsidies is substantial and increases as the global price for refined oil increases. Even if global oil prices are low, any benefit in terms of reduced subsidy payments may be transient and may be outweighed by effects of lower crude oil prices on Nigeria’s revenues from sales of oil products.

In late 2011, the Government announced the complete removal of petroleum subsidies with effect from the beginning of 2012. Following the subsidy removal, protests and violence broke out across Nigeria and Nigeria’s national labor unions called for an indefinite nationwide strike until the subsidies were partially reinstated, affecting economic and political instability. By mid-January 2012, President Goodluck Jonathan announced that the partial subsidy reinstatement was temporary, and that the Government remained committed to deregulating the downstream sector and removing all subsidies on petroleum products. In May 2016, the Buhari administration introduced a new approach for the supply, distribution and pricing of petroleum products that is designed to adjust pricing of petroleum products to market levels.

While the Government has stated that it has removed petroleum products subsidies in light of the fact that no provisions for payment of subsidies have been included in the 2016 and 2017 budgets, the Government policy in this regard remains uncertain. Should international oil prices rise above current levels, the Government may encounter pressure to resume subsidizing petroleum products, even partially, and the financial cost to the Government could be significant. Given the country’s high dependency on petroleum products and its reliance on imported refined products in the absence of an increase in domestic refined capacity, no assurance can be given that attempts to remove or reduce any subsidiaries that may be reintroduced in the future will not lead to further protests or other unrest or have an adverse effect on the segments of the economy required to bear the resulting higher prices, all of which could have a negative impact on Nigeria’s economy.

The regulatory environment in the Nigerian oil and gas sector is subject to significant ongoing change and persistent delays in policy implementation.

Over the past several years, Nigeria has been pursuing new policies intended to restructure its upstream and deregulate its downstream oil and gas sectors, including by seeking to pass the Petroleum Industry Bill, proposed originally in 2008 but as yet not enacted. In an effort to expedite the passage of the necessary reforms, the Petroleum Industry Bill has been divided into separate bills. The Government intends to implement the first phase of regulatory reforms through the Petroleum Industry Governance Bill 2016 and intends then to proceed to the other related bills. The Senate commenced debating the Petroleum Industry Governance Bill 2016 in April 2016 and the bill is being reviewed by a committee of the Senate, the committee on upstream petroleum resources, downstream petroleum sector and gas resources. The Senate reportedly intends to present the bill for a final reading by late March 2017. The objectives of the Petroleum Industry Governance Bill 2016 are to (a) create efficient and effective governing institutions with clear and separate roles for the petroleum industry;

(b) establish a framework for the creation of commercially oriented and profit driven petroleum entities that ensures value addition and internationalization of the petroleum industry; (c) promote transparency and accountability in the administration of the petroleum resources of Nigeria; and (d) foster a conducive business environment for petroleum industry operations. There are currently four bills before the House of Representatives—the Nigerian Petroleum Industry Bill 2015, the Petroleum Industry Governance Bill 2016, the Petroleum Industry Bill and the Petroleum Industry Fiscal Framework Bill 2016—which have all passed through the first reading stage at the House of Representatives. The same draft of the Petroleum Industry Governance Bill 2016 is before both the Senate and the House of Representatives. Further delays to the enactment of petroleum industry reform legislation may affect investment in Nigeria’s oil and gas industries, negatively impacting potential growth.

While it is expected that the passage of new legislation in relation to the petroleum industry may address certain challenges in the oil and gas sector, there is no assurance that the proposed legislation will be passed into law or implemented effectively given the divergent regional and political interests against its passage and implementation.

Nigeria suffers from poverty and unemployment

Despite generally strong macroeconomic performance over the past decade, poverty remains high in Nigeria, with approximately 50% of the population living below the poverty line in the northern states in 2016, according to the World Bank. In the Human Development Report 2016, published by the United Nations Development Program (“UNDP”), Nigeria’s ranking in the Human Development Index (“HDI”), a composite measure of life expectancy, education, and incomes, was 152 out of 188 countries and territories, based on an HDI of 0.527, which was slightly above the Sub-Saharan African average of 0.523. The UNDP Human Development Report 2016 indicated a life expectancy at birth in Nigeria of approximately 53.4 years for females and 52.7 years for males, an adult literacy rate of 59.6% (based on 2005—2015 data), and a primary school enrollment rate of 85% (based on 2010—2015 data).

The unemployment rate was 13.9% as of September 30, 2016 according to the NBS, compared to 10.4% at the end of 2015. Underemployment was 18.7% at the end of 2015 and 19.7% as of September 30, 2016. The report of the NBS indicates that unemployment and underemployment are more pronounced in the northern part of the country compared to the southern part.

If high levels of poverty and unemployment are not addressed, they could continue to be a source of political and social instability in Nigeria, including violence. Furthermore, failure to reduce poverty and unemployment may individually or in the aggregate have negative effects on the Nigerian economy and, as a result, a material adverse effect on Nigeria’s capacity to service the Bonds.

Nigeria may face a reduction in foreign investment.

Nigeria’s total foreign direct investment (“FDI”), which comprises equity capital and other capital inflows, had been steadily increasing in recent years, increasing from U.S.$11.9 billion in 2011 to U.S.$18.9 billion in 2013. However, since 2014 and the global fall in oil prices, Nigeria has seen a drop in FDI, falling substantially in 2015 to U.S.$4.5 billion from U.S.$15.7 billion in 2014. The 71.3% decrease in 2015 was in part due to heightened concerns about economic and political stability as the country prepared for, and eventually postponed, the presidential elections in early 2015, which significantly affected the flow of foreign direct investments into Nigeria. Following the 2015 elections, perceived delays in the transition to the new government, continued terrorist activities in the north and the mid-year uncertainties surrounding the devaluation of the Naira continued to negatively impact foreign investments in Nigeria.

Any inability to return FDI to pre-2014 levels and further promote FDI in the country could adversely affect the Nigerian economy, including funding for infrastructure and for petroleum, power, gas and other projects requiring significant investment by the private sector.

Events in neighboring and other emerging markets, including those in sub-Saharan Africa and Saharan Africa, may negatively affect Nigeria and its economy.

Economic, security or health distress in Nigeria’s neighbors and nearby emerging market countries may adversely affect Nigeria’s economy, the prices of securities and the level of investment in other emerging market issuers as investors move their money to more stable, developed markets. Financial problems or an increase in the perceived risks associated with investing in emerging market economies could dampen foreign investment in Nigeria, adversely affect the Nigerian economy or adversely affect the trading price of the Bonds. Even if the Nigerian economy remains relatively stable, economic distress in neighboring or other emerging market countries could adversely affect the trading price of the Bonds and the availability of foreign funding sources for the Government. Adverse developments in other countries in sub-Saharan Africa, in particular, may have a negative impact on Nigeria if investors perceive risk that such developments will adversely affect Nigeria or that similar adverse developments may occur in Nigeria. Risks associated with sub-Saharan Africa include political uncertainty, civil unrest and conflict, corruption, the outbreak of disease and poor infrastructure. Investors’ perceptions of certain risks may be compounded by incomplete, unreliable or unavailable economic and statistical data on Nigeria, including elements of the information provided in this Prospectus.

The statistical information published by Nigeria may differ from that produced by other sources, may be incomplete, delayed or inconsistent and is subject to revision, amendment and adjustment.

Various MDAs, including the NBS, CBN, Ministry of Finance, Ministry of Petroleum, Ministry of Trade and Investment and Ministry of Environment produce statistics relating to Nigeria and its economy. Although collaborative efforts are being undertaken by MDAs toward producing accurate and consistent social and economic data, there may be inconsistencies in the compilation of data and methodologies used by some of these MDAs. As is common in many developing economies, the size of the informal economy in Nigeria may lead to material omissions or misstatements in the statistical data prepared by MDAs. Nigeria still faces a number of challenges in gathering statistical data, such as inaccuracies in source data and insufficient computerization, inadequate information on sub-national public finances and large errors and omissions in the balance of payments data, all of which continue to hinder compilation of timely and consistent data. In particular, prospective investors should be aware that figures relating to Nigeria’s GDP, its balance of payments and other figures cited in this Prospectus may be subject to a degree of uncertainty and that the information set forth in this Prospectus may become outdated relatively quickly. Some of the statistics contained in this Prospectus may be indicated as estimated or provisional figures that are subject to later revision. In addition, the Issuer’s financial and economic statistics are subject to review as part of a regular confirmation process. Accordingly, such data and statistics may differ from information previously published by the Issuer or MDAs, and are subject to further adjustment, amendment or revision, whether as part of regular review or otherwise. No assurance can be given that such adjustment, amendment or revision may not be material. In line with recommendations from the UN Statistical Commission that countries rebase GDP every five years, the NBS completed the most recent rebasing exercise in 2014 and intends to undertake a further rebasing exercise, which is expected to complete in 2018.

Although there have been significant efforts to improve the compilation of Nigeria’s data in recent years, including through technical assistance provided by the IMF, deficiencies remain; in particular, inadequate information on sub-national public finances and large errors and omissions in the balance of payments. The IMF commented in March 2016 that there is a need for improved validation of transactions reported by banks, measurement of transactions outside the banking system, appropriate treatment of transactions of enterprises in free trade zones (using a residency criterion) and improved coverage of estimates of the external assets and liabilities of the banking sector.

A significant portion of the Nigerian economy is not recorded.

A significant portion of the Nigerian economy consists of the informal, or shadow, economy. According to the NBS, in 2015, the informal sector accounted for approximately 41.4% of Nigeria’s nominal GDP. Although following the rebasing of the country’s GDP in 2014, the number of economic activities surveyed and computed as part of GDP figures increased, the presence of the informal sector in the economy remains significant. The informal economy is not recorded and is only partially taxed, resulting in less revenue for the Government, ineffective regulation, unreliability of statistical information (including the understatement of GDP and inaccuracies in the apparent contribution to GDP of various sectors) and an inability to monitor or otherwise regulate a large portion of the economy. Lack of effective regulation and enforcement in this sector also gives rise to other issues, including health and safety issues. Although the Government is attempting to address the informal economy by streamlining certain regulations, particularly tax laws, there can be no assurance that such reforms will adequately address the issues and bring the informal economy into the formal sector.

Health risks could adversely affect Nigeria’s economy.

HIV/AIDS, tuberculosis (which is exacerbated in the presence of HIV/AIDS), malaria and typhoid are major healthcare challenges in Nigeria. According to the World Bank, in 2011 Nigeria had an HIV prevalence of approximately 3.4% among its population of adults aged between 15 and 49 years old, which decreased to 3.1% in 2015. On March 31, 2017, the Federal Ministry of Health announced that an outbreak of Cerebrospinal Meningitis across Nigeria had begun in November 2016, affecting primarily northern areas. The Federal Ministry of Health reported that, as of March 31, 2017, the outbreak was believed to have affected 2,524 people, including 328 deaths. With support from multilateral and bilateral development partners, vaccines have been deployed to affected areas and all public sector hospitals have been directed to provide free treatment for all cases of Cerebrospinal Meningitis.

The high prevalence of HIV/AIDS, malaria, typhoid, Cerebrospinal Meningitis or other diseases in Nigeria may have a material adverse effect on the economy of Nigeria and therefore on Nigeria’s ability to meet its debt obligations, including those under the Bonds.

Nigeria is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Nigeria is a sovereign state. As a result, it may be difficult for investors to obtain judgments against Nigeria in foreign or Nigerian courts or to enforce foreign judgments, including judgments against Nigeria predicated upon civil liabilities under the securities laws of the United States or any state or territory within the United States. Although Nigeria will consent in the terms and conditions of the Bonds to the giving of any relief or the issue of any process in connection with proceedings in the state and federal courts located in the Borough of Manhattan in the City of New York, New York in English courts and in Nigerian courts arising out of any dispute arising from or connected with the Bonds and will agree to waive any immunity it may have in a suit, execution, attachment or other legal process in respect of any such proceedings, that waiver of immunity does not extend to any other proceedings and excludes from its scope certain government properties located in Nigeria and certain diplomatic and military properties. The Issuer has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the Issuer with respect to these actions, it would not be possible to obtain a judgment in such an action brought against the Issuer in a court in the United States unless the applicable court were to determine that the Issuer is not entitled, under the United States Foreign Sovereign Immunities Act 1976, as amended (the “FSIA”) or to sovereign immunity with respect to such action. Nigeria does not waive immunity from execution or attachment in respect of (a) property, including any bank account, used by a diplomatic or consular mission of Nigeria or its special missions or delegations to international organizations, (b) property of a military character and under the control of a military authority or defense agency of Nigeria or (c) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by Nigeria (as distinct from property which is for the time being in use or intended for use for commercial purposes within the meaning of the FSIA and the State Immunity Act 1978 of the United Kingdom (“SIA”). Further, even if a United States English or Nigerian judgment could be obtained in such an action, it may not be possible to enforce against the Issuer a claim based on such a United States, English or Nigerian judgment. Execution upon property of the

Issuer located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the FSIA, and execution upon property of the Issuer located in the United Kingdom to enforce a United Kingdom judgment may not be possible except under the limited circumstances specified in the SIA. Even if a foreign judgment is converted into a Nigerian judgment, the consent of the Attorney General of the Federation must be first obtained before money belonging to the Federal Government, liable to be attached by garnishee proceedings and which is in the control or custody of a public officer, can be attached.

Part of the offering proceeds or part of the scheduled payments on the Bonds could be attached by creditors attempting to execute outstanding and pending judgments and awards against Nigeria.

Creditors holding outstanding and pending court judgments or arbitral awards present a risk of disruption to the offering and to the scheduled payments on the Bonds. Nigeria’s creditors could attempt to restrain or attach the proceeds of the offering. The risk with respect to the scheduled payments on the Bonds is that Nigeria’s judgment and award creditors may attempt to restrain any funds destined for payment immediately prior to payment by the Fiscal Agent.

Nigeria currently is subject to claims by LR Avionics and Enron Power Holding Company of Nigeria Ltd. (“Enron”). In 2014, LR Avionics obtained an order from the UK Commercial Court for recognition and enforcement of an arbitration award against Nigeria in the sum of approximately U.S.$5 million. The order remains outstanding, and a request has been made to the President of Nigeria to facilitate immediate payment. In December 2016, the U.S. Court of Appeals for the District of Columbia Circuit affirmed a decision by the U.S. District Court for the District of Columbia (“DC District Court”) confirming an international arbitration award in favor of Enron against Nigeria. On April 26, 2017, the DC District Court entered an order for entry of a judgment on the international arbitration award in the amount of $21.3 million.

In addition to the claims by LR Avionics and Enron, Nigeria is subject to claims by Global Steel Holdings Ltd., Korea National Oil Corporation, Continental Transfert Technique Ltd., certain 1993 Production Sharing Contract contractor parties, Process and Industrial Development Ltd. and Interstella Communication Ltd. See “The Federal Republic of Nigeria—Legal Proceedings”.

Should any of these creditors or any other creditors of Nigeria attempt to restrain or attach part of the proceeds of the offering or part of any scheduled payments on the Bonds, the offering or the scheduled payments on the Bonds could be subject to disruption.

The Bonds are not protected by the Financial Services Compensation Scheme.

The Bonds are not protected by the UK Financial Services Compensation Scheme. As a result, neither the UK Financial Services Compensation Scheme nor anyone else will pay compensation to an investor upon the failure of the Issuer to pay amounts owing under the Bonds. If the Issuer becomes unable to meet its liabilities, an investor may lose all or part of his or her investment in the Bonds.

FACTORS WHICH ARE MATERIAL FOR THE PURPOSE OF ASSESSING THE

MARKET RISKS ASSOCIATED WITH THE BONDS

The terms and conditions of the Bonds contain provisions which may permit their modification without the consent of all investors.

The terms and conditions of the Bonds contain provisions for calling meetings of Bondholders to consider matters affecting their interests generally, including acceleration, amendments, modifications, changes and waivers. These provisions are commonly referred to as “collective action clauses” and the Bonds are therefore designated Aggregated Collective Action Securities”. These provisions permit defined majorities to bind all Bondholders, including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

A change to certain key terms of the Bonds, including the maturity date, interest rate, other payment terms, and certain other reserve matters, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding Bonds;

•	where such proposed modification would affect two or more series of Aggregated Collective Action Securities, the holders of more than 75% of the aggregate principal amount of the outstanding securities of all series of Aggregated Collective Action Securities affected by the proposed Modification, taken in the aggregate, if certain “uniformly applicable” requirements are met;

•	where such proposed modification would affect two or more series of Aggregated Collective Action Securities, (A) the holders of more than 66 2⁄3% of the aggregate principal amount of the outstanding securities of all series of Aggregated Collective Action Securities affected by that proposed modification, taken in the aggregate, and (B) the affirmative vote or consent of holders of more than 50% of the aggregate principal amount of the outstanding securities of each series of Aggregated Collective Action Securities affected by that proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

There is therefore a risk that the terms and conditions of the Bonds may be modified in circumstances where the holders of debt securities approving the modification may be holders of different series of debt securities and the majority of Bondholders would not necessarily have approved such modification. In addition, there is a risk that the provisions allowing for aggregation across multiple series of debt securities may make the Bonds less attractive to purchasers in the secondary market and adversely affect the market value of the Bonds in circumstances where such modification or a proposal for such modification is expected to be made by the Issuer.

The terms and conditions of the Bonds also provide that the Bonds, their terms and conditions and the provisions of the Fiscal Agency Agreement may be amended by the Issuer and the Fiscal Agent without the consent of the Bondholders (i) for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained therein or (ii) in any other manner which is, in the sole opinion of the Issuer, not materially prejudicial to the interests of the Bondholders.

Holders of Bonds held through DTC or its participants, including Euroclear and Clearstream, Luxembourg must rely on procedures of those clearing systems to effect transfers of Bonds, receive payments in respect of Bonds and vote at meetings of Bondholders

The Bonds will be represented on issue by one or more global bonds that will be deposited with a nominee for DTC. Except in the circumstances described in each global bond, investors will not be entitled to receive Bonds in definitive (physical) form. DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, will maintain records of the beneficial interests in each global bond held through it. While the Bonds are represented by a global bond, investors will be able to trade their beneficial interests only through DTC and its respective participants, including Euroclear and Clearstream, Luxembourg.

While the Bonds are represented by global bonds, the Issuer will discharge its payment obligation under the Bonds by making payments through DTC. A holder of a beneficial interest in a global bond must rely on the procedures of DTC and its participants, including Euroclear and Clearstream, Luxembourg to receive payments under the Bonds. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in any global bond.

Holders of beneficial interests in a global bond will not have a direct right to vote in respect of the Bonds so represented. Instead, such holders will be permitted to act only to the extent that they are enabled by DTC and its participants, including Euroclear and Clearstream, Luxembourg to appoint appropriate proxies.

Risks Related to the Market Generally

Set out below is a description of material market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:

An active secondary market in respect of the Bonds may never be established or may be illiquid and this would adversely affect the value at which an investor could sell his Bonds

The trading market for the Bonds will be influenced by economic and market conditions in Nigeria and, to varying degrees, interest rates, currency exchange rates and inflation rates in other countries, such as the United States, European Union Member States and elsewhere. Bonds may have no established trading market when issued, and one may never develop. If a market for the Bonds does develop, it may not be liquid. Therefore, investors may not be able to sell their Bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. If Bonds are traded after their initial issuance, they may trade at a discount to their offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the economic and political condition of Nigeria.

If an investor holds Bonds which are not denominated in the investor’s home currency, he will be exposed to movements in exchange rates adversely affecting the value of his holding. In addition, the imposition of exchange controls in relation to the Bonds could result in an investor not receiving payments on the Bonds.

The Issuer will pay principal and interest on the Bonds in U.S. dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than U.S. dollars. These include the risk that exchange rates may significantly change (including changes due to depreciation of the U.S. dollar or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the U.S. dollar or the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to U.S. dollars would decrease (1) the Investor’s Currency-equivalent yield on the Bonds, (2) the Investor’s Currency equivalent value of the principal payable on the Bonds and (3) the Investor’s Currency equivalent market value of the Bonds.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate or the ability of the Issuer to make payments in respect of the Bonds. As a result, investors may receive less interest or principal than expected, or no interest or principal.

The value of the Bonds may be adversely affected by movements in market interest rates.

Investment in the Bonds involves the risk that if market interest rates subsequently increase above the rate paid on the Bonds, this will adversely affect the value of the Bonds.

Credit ratings assigned to the Issuer or the Bonds may not reflect all the risks associated with an investment in the Bonds.

Credit ratings assigned to Nigeria are an independent assessment of Nigeria’s ability to pay debt obligations as they become due. Consequently, real or anticipated changes in Nigeria’s credit ratings will generally affect the market value of the Bonds. Nigeria’s credit ratings, however, may not reflect the potential impact that risks related to structural, market or other factors discussed in this prospectus may have on the value of your Bonds A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time. On April 29, 2016, Moody’s Investors Service downgraded Nigeria’s long-term issuer ratings from Ba3 to B1 with a stable outlook. On September 16, 2016, Standard & Poor’s Ratings Services lowered its long-term foreign currency sovereign credit rating for Nigeria from “B+” on CreditWatch negative to “B” with a stable outlook. On January 25, 2017, Fitch Ratings downgraded Nigeria’s long-term foreign currency issuer default rating from “B+” with a stable outlook to “B+” with a negative outlook.

In general, European regulated investors are restricted under Regulation (EC) No. 1060/2009 (as amended) (the “CRA Regulation”) from using credit ratings for regulatory purposes, unless such ratings are issued by a credit rating agency established in the EU and registered under the CRA Regulation (and such registration has not been withdrawn or suspended, subject to transitional provisions that apply in certain circumstances while the registration application is pending). Such general restriction will also apply in the case of credit ratings issued by non-EU credit rating agencies, unless the relevant credit ratings are endorsed by an EU-registered credit rating agency or the relevant non-EU rating agency is certified in accordance with the CRA Regulation (and such endorsement action or certification, as the case may be, has not been withdrawn or suspended). The list of registered and certified rating agencies published by the European Securities and Markets Authority (“ESMA”) on its website in accordance with the CRA Regulation is not conclusive evidence of the status of the relevant rating agency included in such list, as there may be delays between certain supervisory measures being taken against a relevant rating agency and the publication of the updated ESMA list.

INFORMATION ABOUT THE BONDS

The Bonds will be issued pursuant to and will be subject to the Fiscal Agency Agreement. The Issuer has appointed a fiscal agent, registrar, paying agent and transfer agent in accordance with the Fiscal Agency Agreement.

General

Pursuant to the Bonds, Nigeria will promise to repay the principal amount of the bonds at maturity on June 27, 2022 and to pay interest on the amount borrowed semi-annually on June 27 and December 27 of each year.

Interest

The Bonds are fixed rate bonds, on which the Issuer will pay interest at a fixed rate, details of which are set out in the table below.

Material Provisions of the Bonds

The following description contains a summary of the material provisions of the Bonds and the Fiscal Agency Agreement. The Issuer will file a copy of the Fiscal Agency Agreement and the form of Bond with the SEC and provide a copy of the Fiscal Agency Agreement to the Fiscal Agent in New York City.

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What are the Bonds?

The Bonds are debt instruments issued by the Issuer.

The Bonds will be subject to the terms and conditions of the Bonds” which are set out in “—Description of the Bonds” in this Section. The “Bonds”:

(a)    entitle Bondholders to receive semi-annual interest payments at a fixed interest rate of 5.625% per annum;

(b)    be issued in an initial aggregate principal amount of $300,000,000;

(c)    must be paid back in full on June 27, 2022 (the “Maturity Date”);

(d)    are not secured by the Issuer’s assets or guaranteed; and

(e)    are intended to be admitted to trading on the Main Market of the London Stock Exchange.

- Description of the Bonds

Who is issuing the Bonds?	The Bonds will be issued by the Federal Republic of Nigeria (the “Issuer”)	The Federal Republic of Nigeria

Why are the Bonds being issued? What will the proceeds be used for?

The Bonds are being issued so that the proceeds of the issue may be used for budgeted capital expenditures.

The net proceeds of the issue of the Bonds, after deducting the underwriting discount and the Issuer’s share of the offering expenses, estimated at $2.0 million, will be approximately $295.6 million.

N/A

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Will I be able to trade the Bonds?

The Issuer will make an application for the Bonds to be admitted to trading on the London Stock Exchange plc, on its regulated market (the Main Market). If this application is accepted, the Bonds are expected to commence trading on or about June 27, 2017.

Once admitted to trading, the Bonds may be purchased or sold through a broker. The market price of the Bonds may be higher or lower than their issue price depending on, among other things, the level of supply and demand for the Bonds, movements in interest rates and the financial performance of the Issuer. See “Risk Factors—An active trading market for the Bonds may not develop.” In addition, the Issuer intends to make an application, after the Bonds have been delivered against payment, for the Bonds to be admitted to trading on the Nigerian Stock Exchange.

- Description of the Bonds
In what form will the Bonds be issued?

The Bonds will be issued in fully registered form, without coupons, registered in the name of DTC or its nominee in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Bonds will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

The Bonds will be available in definitive form only under certain limited circumstances.

The Bonds will be designated “Aggregated Collective Action Securities” as they contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 45, the Issuer may amend the due dates and amounts of principal of and interest on the Bonds and other reserve matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of Bonds, more than 75% of the aggregate principal amount of the outstanding Bonds of such series; (2) with respect to two or more series of Bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of Bonds, more than 66 2⁄3% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding Bonds of each series affected by the proposed modification, taken

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individually, whether or not certain “uniformly applicable” requirements are applicable.

How will interest payments on the Bonds be funded?	Interest payments in respect of the Bonds will be paid directly from budgetary cash flows of the Issuer.	-Description of the Bonds

What is the interest rate?	Subject to the following paragraph, the interest rate payable on the Bonds will be fixed until the Maturity Date at 5.625% per year.	-Description of the Bonds

Can the interest rate change?	Yes, the interest rate on the Bonds may change pursuant to a modification of the Bonds. Under the Collective Action Clauses in the Bonds, claims to interest may be reduced or deferred without your consent, as long as the modification is approved pursuant to one of three modification methods.	-Description of the Bonds

When will interest payments be made?	The first payment of interest in relation to the Bonds is due to be made on December 27, 2017. Following the first payment, interest is expected to be paid on June 27 and December 27 in each year up to and including the date the Bonds are repaid.	-Description of the Bonds

How is the amount of interest payable calculated?

The Issuer will pay a fixed rate of 5.625% interest per year in respect of the Bonds. Interest will be payable in two equal semi-annual installments. Therefore, for each $1,000 principal amount of Bonds that you buy on June 27, 2017, for instance, you will receive $28.13 on June 27 and December 27 of every year, until and including the Maturity Date (unless you sell the Bonds). Interest will accrue on the basis of a 360 day year consisting of twelve 30 day months.

Worked example

Assuming, for the purpose of this worked example only, that:

•    an investor purchases $10,000 of Bonds;

•    the issue price of the Bonds is 100%; and

•    the fixed rate of interest of such Bonds is 3.00% per annum;

then the interest payable on the interest payment date will be $150.00 (rounded to two decimal places). This figure is calculated as fixed interest of 3.00%, or 0.03 x $10,000/2.

-Description of the Bonds

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What is the yield on the Bonds?	The yield on a Bond depends on the price of the Bond. On the basis of the issue price of the Bonds being 100% of the principal amount the initial yield will be equal to the rate of interest on the bonds This initial yield is not an indication of future yield, as the price of the Bonds may change.	N/A

What will Bondholders receive in a winding up of the Issuer?	N/A	N/A

Are the Bonds secured?

The Issuer’s obligations to pay interest and principal on the Bonds is not secured by any of the Issuer’s assets or otherwise.

Upon issuance, the Bonds will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged.

-Description of the Bonds

Do the Bonds have a credit rating?	The bonds are expected to be rated upon issuance.	-Description of the Bonds

When will the Bonds be repaid?	The Issuer must repay all the Bonds on the Maturity Date (unless repaid earlier), which is June 27, 2022. The repayment price under such circumstances will be the principal amount of the Bonds.	-Description of the Bonds

Do the Bonds have voting rights?	Bondholders have certain rights to vote at meetings of Bondholders.	-Description of the Bonds

How will the Bondholders enforce their interests under the Bonds?

Bondholders’ rights against the Issuer will be governed by the terms and conditions of the Bonds.

To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer, in the Bonds will irrevocably agrees not to claim and will irrevocably waive such immunity in respect of any legal suit, action or proceeding arising out of or based upon the Bonds or in proceedings instituted to enforce a judgment issue in such proceedings related to the Bonds, and without limiting the generality of the foregoing, the Issuer hereby agrees that such waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, of the United States and the State Immunity Act 1978, as amended of the United Kingdom and are intended to be irrevocable for purposes of such Acts.

-Description of the Bonds

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The Issuer is only submitting to the jurisdiction of (i) the state and federal courts located in the Borough of Manhattan in the City of New York, New York, (ii) the English courts and (iii) the Nigerian courts, with respect to legal suits, actions and proceedings arising out of or based upon the Bonds. In addition to the aforementioned jurisdictions, the Issuer will submit itself to any competent jurisdiction for proceedings instituted to enforce a judgment issued in such related proceedings.

Notwithstanding the foregoing, the Issuer does not waive any such immunity from execution or attachment in respect of (i) property, including any bank account, used by a diplomatic or consular mission of the Issuer or its special missions or delegations to international organizations, (ii) property of a military character and under the control of a military authority or defense agency of the Issuer or (iii) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by the Issuer.

Additionally, notwithstanding the foregoing, the issuer does not consent to service of process or waive sovereign immunity with respect to actions brought against it under United States federal securities laws or any securities laws of any states of the United States, and the Issuer’s appointment of the Process Agent does not extend to such actions.

Can the terms and conditions of the Bonds be amended?	The terms and conditions of the Bonds provide that the Fiscal Agent may agree to any modification of any of the provisions of the Fiscal Agency Agreement expected to be dated on or about June 27, 2017 (the “Fiscal Agency Agreement”) that is, in the opinion of the Issuer, of a formal, minor or technical nature or is made to correct a manifest error. The Issuer can agree to any such changes without obtaining the consent of any of the Bondholders.	-Description of the Bonds

The Issuer may amend the due dates and amounts of principal of and interest on the Bonds and other reserve matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of Bonds, more than 75% of the aggregate principal amount of the outstanding Bonds of such series; (2) with respect to two or more series of Bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of Bonds, more than 66 2⁄3% of the

Refer to
aggregate principal amount of the outstanding Bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding Bonds of each series affected by the proposed modification, taken individually.

How do I apply for the Bonds?	Details on how to apply for the Bonds are set out in How to apply for the Bonds.	How to Apply for the Bonds

What if I have further queries?	The Issuer has filed a registration statement with respect to the Bonds offered by this Prospectus with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning the Bonds in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. These filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.	N/A

The address of The Federal Republic of Nigeria is the Debt Management Office (The Presidency), Nigeria Deposit Insurance Corporation Building, Plot 447/448 Constitution Avenue, Central Business District, PMB 532, Garki—Abuja, Nigeria and its telephone number is +234 9 6725629/6791088.

If you are unclear in relation to any matter, or uncertain if the Bonds are a suitable investment, you should seek professional advice from your broker, solicitor, accountant or other independent financial adviser before deciding whether to invest.

Description of the Bonds

General Terms of the Bonds

The Bonds:

•	will be issued in an aggregate principal amount of $300,000,000.

•	will mature at par on June 27, 2022.

•	will bear interest at 5.625% per annum from June 27, 2017.

•	will pay interest semi-annually in arrear in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on June 27 and December 27 of each year, to be paid to the person in whose name the Bond is registered at the close of business on the preceding business day.

•	will produce the yield of 5.625% per annum.

•	upon issuance, will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the name of DTC or its nominee in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	will be available in definitive form only under certain limited circumstances.

•	will be designated “Aggregated Collective Action Securities”.

Status of the Bonds

The Bonds will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Issuer. It is understood that this provision shall not be construed so as to require the Issuer to make payments under the Bonds ratably with payments being made under any other External Indebtedness.

Payments of Principal and Interest

The Issuer will make payments of principal, interest and additional amounts on the Bonds in U.S. dollars through the Fiscal Agent to DTC, which will receive the funds for distribution to the beneficial holders of the Bonds. The Issuer expects that holders of the Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Payments of principal and interest will be payable to the person registered in the register held by the Fiscal Agent at the close of business one business day before the due date for the payment of principal or of interest.

If any date for payment in respect of any Bond is not a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London, New York City and, in the case of presentation of a definitive bond, in the place in which the definitive bond is presented, the Issuer will make the payment on the next day in which such commercial banks are open for general business. No interest on the Bonds will accrue as a result of this delay in payment.

Payments in respect of principal and interest on Bonds are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of “Taxation.” See “Taxation” for additional information.

If any amounts that the Issuer pays to the Fiscal Agent or to any paying agent are not claimed prior to the expiration of two years after the Relevant Date, such amounts will be repaid to the Issuer and upon repayment any liability of the Fiscal Agent, paying agent and registrar will cease. Claims in respect of principal and interest will become void unless made within five years from the Relevant Date (or such shorter period as may be prescribed by law).

The term “Relevant Date” in respect of any Bond means whichever the later is of:

•	the date on which payment in respect of the Bond first becomes due and payable; or

•	if the Fiscal Agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of Bonds that the full amount of those moneys has been received and is available for payment.

Payment of Additional Amounts

All payments of principal and interest in respect of the Bonds by the Issuer will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Nigeria or any political subdivision or any authority of or within Nigeria having the power to tax in respect of payments of principal and interest on the Bonds (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Nigeria shall pay those additional amounts that will result in receipt by the holders of Bonds of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any Bond:

•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any Bond by reason of that holder’s having some connection with Nigeria other than the mere holding of that Bond; or

•	presented for payment more than thirty (30) days after the Relevant Date, except to the extent that the holder of that Bond would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the Bonds.

In the case of definitive bonds, which are represented by a physical certificate, upon not less than thirty (30) days’ prior notice to holders of the Bonds, the Issuer will have the right to require each holder to present at the office of any paying agency five (5) business days prior to each record date a certificate, in such form as the Issuer may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable the Issuer to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Issuer may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. The Issuer will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

With respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Nigeria or any authority of or within Nigeria, the Issuer shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Negative Pledge

The Issuer undertakes that it will not, so long as any of the Bonds remain outstanding, create, incur, assume or permit to subsist any Security (other than certain Permitted Securities (as defined below)) upon the whole or any part of its present or future assets, undertakings or revenues to secure (i) any of its External Indebtedness; (ii) any Guarantees in respect of External Indebtedness; or (iii) the External Indebtedness of any other person; without at the same time or prior thereto securing the Bonds equally and ratably therewith or providing such other arrangement (whether or not comprising Security) as shall be approved by the bondholders.

The following exceptions (each a “Permitted Security”) apply to the Issuer’s obligations under the first paragraph of this section:

(i) any Security upon property to secure External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person incurred for the purpose of financing the acquisition or construction of such property and any renewal and extension of such Security which is limited to the original property covered thereby and which (in either case) secures any renewal or extension of the original secured financing;

(ii) any Security securing External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project; provided that (a) the holders of such External Indebtedness or Guarantee expressly agree to limit their recourse to the assets and revenues of such project or the proceeds of insurance thereon as the sole source of repayments of such External Indebtedness and (b) the property over which such Security is granted consists solely of such assets and revenues; and

(iii) any Security in existence on the date of issuance of the Bonds securing the External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to the Bonds:

•	the Issuer fails to pay, when due, principal of (and premium, if any, on) the Bonds and such failure continues for a period of fifteen (15) days; or

•	the Issuer fails to pay, when due, interest on or additional amounts pursuant to the Bonds and such failure continues for a period of thirty (30) days; or

•	the Issuer defaults in the performance or observance of or compliance with any of its other obligations set forth in the Bonds or the Fiscal Agency Agreement, which default is incapable of remedy or is not remedied within forty-five (45) days following the service by any holder of Bonds on the Issuer of notice requiring the same to be remedied; or

•	(i) any other External Indebtedness of the Issuer becomes due and payable prior to stated maturity thereof by reason of default, (ii) any such External Indebtedness is not paid at maturity, or (iii) any Guarantee of such External Indebtedness is not honored when due and called upon; and, in the case of (ii) or (iii), that failure continues beyond any applicable grace period; provided that the aggregate amount of the relevant External Indebtedness in respect of which one or more of the events mentioned in this paragraph (c) have occurred equals or exceeds U.S.$25,000,000 or its equivalent; or

•	a moratorium on the payment of principal of, or interest on, the External Indebtedness of the Issuer shall be declared by the Issuer; or

•	the Issuer ceases to be a member of the IMF or shall cease to be eligible to use the general resources of the IMF; or

•	(i) the validity of the Bonds shall be contested by the Issuer; (ii) the Issuer shall deny any of its obligations under the Bonds; or (iii) it shall be or become unlawful for the Issuer to perform or comply with all or any of its obligations set out in the Bonds or the Fiscal Agency Agreement, including, without limitation, the payment of interest on the Bonds, as a result of any change in law or regulation in the Federal Republic of Nigeria or any ruling of any court in the Federal Republic of Nigeria whose decision is final and unappealable or for any reason such obligations cease to be in full force and effect; or

•	if any Authorization, consent of, or filing or registration with, any governmental authority necessary for the performance of any payment obligation of the Issuer under the Bonds, when due, ceases to be in full force and effect or remain valid and subsisting.

If an event of default occurs and is continuing with respect to the Bonds, the holders of at least 25% of the aggregate principal amount of the outstanding Bonds may, by notice to the registrar, declare all the Bonds to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding Bonds may not, on their own, declare the Bonds to be due and payable immediately. Holders of Bonds may exercise these rights only by providing a written demand to the Issuer at the office of the registrar at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the Bonds will be immediately due and payable on the date the Issuer receives written notice of the declaration, unless the Issuer has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding Bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured by the Issuer or waived.

Redemption and Repurchase

The Bonds will not be redeemable prior to maturity at the option of the Issuer or the registered holders of the Bonds. The Issuer may at any time purchase Bonds in the open market or otherwise and at any price. Any Bonds so purchased may be canceled, held or resold. Any Bonds so purchased, while held by or on behalf of the Issuer shall not entitle the holder to vote at any meeting of Bondholders and shall not be deemed to be outstanding for the purposes of such meetings. Any Bonds so canceled will not be reissued.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the Fiscal Agent, to the indemnification of the Fiscal Agent and to the Fiscal Agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Issuer has initially appointed Citibank, N.A., New York Branch as principal paying agent, principal transfer agent and registrar and Citibank, N.A., London Branch as London paying agent and London transfer agent. The Issuer may at any time appoint new paying agents, transfer agents and registrars. The Issuer, however, will at all times maintain:

•	a paying agent and transfer agent in New York City,

•	a paying agent and transfer agent in London; and

•	a registrar in New York City or another office as designated by the Issuer.

The holder may transfer a Bond in definitive form when the Bond is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a Bond, the registrar or transfer agent will issue a new Bond in definitive form to the transferee and a second Bond in respect of the balance of the Bond to the transferor.

Global Bond; Definitive Bonds

The aggregate principal amount of any global bond equals the sum of the principal amount of all the Bonds it represents. The global bond will be registered in the name of the depositary or its nominee, and will be deposited with DTC, its nominee or a custodian for DTC.

Limitations on Your Ability to Obtain Bonds Registered in Your Name. The global bond will not be registered in the name of any person other than DTC (as the depositary) or its nominee. Similarly, the global bond will not be exchanged for bonds that are registered in the name of any person other than DTC or its nominee. An exception to these restrictions would be made only if:

•	DTC notifies the Issuer that it is unwilling, unable or no longer qualified to continue to act as depositary and the Issuer does not appoint a successor depositary within ninety (90) days; or

•	the Issuer elects not to have the Bonds in global form; or

•	an event of default has occurred and is continuing to occur with respect to the securities and DTC is instructed by a beneficial owner of an interest in the Bonds to issue definitive (physical) Bonds.

In those circumstances, the depositary will determine in whose names to register any definitive (physical) bonds issued in exchange for the global bond. These definitive bonds will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of an amount equal to the authorized denominations of the global bonds or any integral multiple thereof.

DTC or its nominee will be considered the sole owner and holder of the global bond for all purposes. As a result:

•	You cannot get Bonds registered in your name for so long as they are represented by the global bond;

•	You cannot receive definitive (physical) Bonds in your name in exchange for your beneficial interest in the global bond;

•	You will not be considered to be the owner or holder of the global bond or any Bonds represented by the global bond for any purpose;

•	You cannot assert any right of a holder of the Bonds unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global bond will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global bond. These laws may limit your ability to sell or transfer your beneficial interest in the global bond to these types of purchasers.

Beneficial Interests in the Global Bonds. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global bond. The depositary keeps records of the ownership and transfer of beneficial interests in the global bond by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global bond by other persons (such as their customers). No other records of the ownership and transfer of interests in the global bond will be kept.

When the depositary receives payment of principal or interest on the global bond, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global bond. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global bond in amounts that correspond to the owners’ beneficial interests in the global bond.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global bond. The depositary and its participants may change these policies and procedures from time to time. The Issuer has no responsibility or liability for the records of owners of beneficial interests in the global bond. Also, the Issuer is not responsible for supervising or reviewing those records or payments. The Issuer has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global bond.

Replacement of Mutilated, Destroyed, Stolen or Lost Definitive Bonds.

The Issuer will replace any mutilated, destroyed, stolen or lost Bond or coupon at your expense upon delivery to the Fiscal Agent or the transfer agent in New York City of the Bond or coupon or evidence of its destruction, loss or theft satisfactory to the Issuer and the Fiscal Agent, who may also require an indemnity at your expense.

Notices

The Issuer will mail any notices to the holders of the Bonds at the addresses appearing in the Register maintained by the Fiscal Agent. The Issuer will consider a notice to be given at the time it is mailed. So long as the Bonds are listed on the London Stock Exchange and the rules of the exchange so require, the Issuer will also publish notices to the holders on the website of the London Stock Exchange at http://www.londonstockexchange.com.

So long as the Bonds are in global form, notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

The Issuer will cause notice of any resignation, termination or appointment of the registrar, the London paying agent or transfer agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Bonds

From time to time, without the consent of holders of the Bonds, the Issuer may create and issue further securities with the same terms and conditions as those of the Bonds (or the same except for the issue date, issue price, the date and amount of the first interest payment), which may be consolidated and form a single series with the outstanding Bonds, provided that such additional securities are issued pursuant to a “qualified reopening” of the original series or are otherwise treated as part of the same “issue” of Securities as the original series for U.S. federal income tax purposes (regardless of whether any holders of such Securities are subject to U.S. federal income tax law).

Meetings, Amendments and Waivers/Aggregated Collective Action Securities

A meeting of the holders of Bonds may be called at any time for any lawful purpose affecting their interests. The Fiscal Agent will convene meeting of holders of Bonds on receipt of a written request of the Issuer or a written request signed in one or more counterparts by the holders of not less than 10% of the principal amount of the Bonds then outstanding. At least 30 days but not more than 60 days’ notice of any meeting shall be given to the holders of the Bonds.

The holders may generally approve any proposal by the Issuer to modify the Fiscal Agency Agreement or the terms and conditions of the Bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of debt securities of that series.

However, the holders of Bonds may approve, only by vote or consent through one of three modification methods described below, any proposed modification by the Issuer that would do any of the following:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest of the Bonds;

•	reduce the principal amount of the Bonds or of a series of Aggregated Collective Action Securities, the portion of such principal amount that is payable upon acceleration of the maturity of the Bonds or of a series of Aggregated Collective Action Securities, the interest rate thereon or the premium payable upon redemption thereof;

•	change the Issuer’s obligation to make any payments on the Bonds or on a series of Aggregated Collective Action Securities;

•	change the coin or currency in which payment with respect to interest, premium or principal in respect of the Bonds or a series of Collective Action Securities is payable or the place or places in which any such payment is required to be made;

•	shorten the period during which the Issuer is not permitted to redeem the Bonds or series of Aggregated Collective Action Securities, or permit the Issuer to redeem the Bonds or series of Aggregated Collective Action Securities, if prior to such action, the Issuer is not permitted to do so;

•	reduce the proportion of the principal amount of the Bonds or series of Aggregated Collective Action Securities, the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Bonds or series of Aggregated Collective Action Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given;

•	change the modification and amendment provision of the Bonds;

•	change the obligation of the Issuer to pay additional amounts, if any, pursuant to the Bonds or series of Aggregated Collective Action Securities;

•	change the governing law provisions of the Securities of such series of Aggregated Collective Action Securities;

•	change the Issuer’s appointment of an agent for the service of process, the Issuer’s agreement not to raise certain defenses with respect to its sovereign immunity or the Issuer’s agreement to submit to jurisdiction or arbitration in respect of disputes relating to or arising under the Fiscal Agency Agreement or the Bonds or series of Aggregated Collective Action Securities, each as set forth the Fiscal Agency Agreement and in the Bonds or series of Aggregated Collective Action Securities;

•	change the ranking of the Bonds or series of Aggregated Collective Action Securities as set forth in the terms of the Bonds or series of Aggregated Collective Action Securities (unless, as a technical modification, the ranking is changed for the purpose of securing the Bonds);

•	exchange or substitute all or any portion of the Bonds for, or convert the Bonds into, other obligations or securities of the Issuer or any other person;

•	change the definition of “uniformly applicable”, “reserve matter”, “reserve matter modification” or “outstanding”;

•	change the method used to calculate any amount payable on the Bonds or on series of Aggregated Collective Action Securities (other than in accordance with the Fiscal Agency Agreement); or

•	change the identity of the obligor under the Bonds or under series of Aggregated Collective Action Securities.

The Issuer refers to the above subjects as “reserve matters”. A change to a reserve matter, including the payment terms of the debt securities, can be made without the consent of each holder of Bonds, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding Bonds;

•	where such proposed modification would affect two or more series of Aggregated Collective Action Securities, the holders of more than 75% of the aggregate principal amount of the outstanding securities of all series of Aggregated Collective Action Securities affected by the proposed Modification, taken in the aggregate, if certain “uniformly applicable” requirements are met;

•	where such proposed modification would affect two or more series of Aggregated Collective Action Securities, (A) the holders of more than 66 2⁄3% of the aggregate principal amount of the outstanding securities of all series of Aggregated Collective Action Securities affected by that proposed modification, taken in the aggregate, and (B) the affirmative vote or consent of holders of more than 50% of the aggregate principal amount of the outstanding securities of each series of Aggregated Collective Action Securities affected by that proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

“Uniformly applicable”, as referred to above, means a modification by which holders of Securities of all series affected by that modification are invited to exchange, convert or substitute their Securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of a series of Aggregated Collective Action Securities affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of a series of Aggregated Collective Action Securities affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of a series of Aggregated Collective Action Securities affected by that modification electing the same option under such menu of instruments).

The Issuer may select, in its discretion, any modification method for a reserve matter modification in accordance with the Fiscal Agency Agreement and to designate which series of Aggregated Collective Action Securities will be included for approval in the aggregate of modifications affecting two or more series of Aggregated Collective Action Securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote (if approved at a meeting of the holders) or consent (if approved by written action).

Before soliciting any consent or vote of the Bonds or series of Aggregated Collective Action Securities for any change to a reserved matter, the Issuer will provide the following information to the fiscal agent for distribution to the holders of the Bonds and series of Aggregated Collective Action Securities that would be affected by the proposed modification:

•	a description of the Issuer’s economic and financial circumstances that are in the Issuer’s opinion relevant to the request for the proposed modification, a description of the Issuer’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if the Issuer’s shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of the Issuer’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if the Issuer is then seeking any reserve matter modification affecting any other series of Aggregated Collective Securities, a description of that proposed modification.

For purposes of determining whether the holders of the requisite principal amount of outstanding Bonds or securities of a series of Aggregated Collective Action Securities has approved any modification, request, demand, authorization, direction, notice or consent pursuant to the Bonds or the Fiscal Agency Agreement, Bonds or securities of a series of Aggregated Collective Action Securities owned, directly or indirectly, by the Issuer or any public sector instrumentality thereof shall be disregarded and deemed not to be outstanding, except that Bonds or securities of a series of Aggregated Collective Action Securities held by the Issuer or any public sector instrumentality or any corporation, trust or other legal entity controlled by the Issuer or by a public sector instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes the pledgee’s right so to act with respect to such Bonds or securities of a series of Aggregated Collective Action Securities and that the pledgee is not the Issuer or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of the Issuer or any corporation, trust, financial institution or other entity owned or controlled by the Issuer, any political subdivision of the Issuer or any of the foregoing, and control means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

For so long as certain of the Issuer’s securities listed in the Fiscal Agency Agreement and issued under different agency agreements entered are outstanding, if the Issuer certifies to the Fiscal Agent and to the fiscal agent under such relevant agency agreements that a reserve matter modification that would affect two or more series of Aggregated Collective Action Securities is being sought simultaneously with a reserve matter modification in an applicable agency agreement, such securities will be considered a series of Aggregated Collective Action securities for purposes of a modification under the Fiscal Agency Agreement. If the issuer seeks a modification where certain uniformly applicable requirements are applicable, the holders of such agency agreement securities will be considered holders of a series of Aggregated Collective Action Securities affected by the proposed modification under the Fiscal Agency Agreement for purposes of the uniformly applicable definition. Additionally, the votes (if approved by a meeting of the holders) or the consents (if approved by written action) of holders of such agency securities will be counted for the purposes of the threshold provided for a modification method affecting two or more series of Aggregated Collective Action Securities as if those agency agreement securities had been a series of Aggregated Collective Action Securities affected by such modification. However, the effectiveness of any modification as it relates to the relevant agency agreement securities are governed exclusively by the terms and conditions of those securities and the relevant agency agreement under which they were issued. No modification as to the Bonds or a series of Aggregated Collective Action Securities will be effective unless such modification shall have also been adopted by the holders of the agency agreement securities pursuant to the amendment and modification provisions of such securities.

Certain Amendments Not Requiring Holder Consent

If the Issuer agrees, it may, without the vote or consent of any holder of the Bonds, agree to a modification of the Bonds or to the Fiscal Agency Agreement as it relates to the Bonds for the purpose of:

•	adding to the covenants of the Issuer, which the Issuer determines is for the benefit of the holders of the Bonds; or

•	surrendering any right or power conferred upon the Issuer; or

•	securing the Bonds pursuant to the requirements of the Bonds or otherwise; or

•	curing any ambiguity, or curing, correcting or supplementing any defective provision in the terms and conditions of the Bonds; or

•	amending the Fiscal Agency Agreement or the Bonds in any manner which the Issuer may determine and shall, in the reasonable opinion of the Issuer, not adversely affect the interest of any holder of the Bonds in any material respect.

Any such modification will be binding on all holders of the Bonds, and any such modification will be notified by the Issuer to the holders of the Bonds as soon as practicable thereafter.

Judgment Currency

If for the purpose of making or filing a claim of proof against the Issuer or obtaining or enforcing a judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a Bond in the currency in which the Bond was required to be paid by its terms (“Bond Currency”) into another currency

(“Judgment Currency”), the Issuer shall indemnify each holder, on the written demand of such holder addressed to the Issuer and delivered to the corporate trust office of the Fiscal Agent, against any loss suffered as a result of any discrepancy between the (i) rate of exchange used to convert the sum in question from the Bond Currency to the Judgment Currency and (ii) rate or rates of exchange at which such holder may in the ordinary course of business purchase the Bond Currency with the Judgment Currency upon receipt of a sum paid to in satisfaction, in whole or in part, or any such order, judgment, claim or proof. This indemnity constitutes a separate and independent obligation of the Issuer and shall give rise to a separate and independent cause of action.

Governing Law and Consent to Service

The Issuer is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Issuer. The Fiscal Agency Agreement and the Bonds will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the Bonds on behalf of the Issuer, which will be governed by the laws of Nigeria. With respect to any series of Aggregated Collective Action Securities, notwithstanding any reserve matter modification, the provisions of the fiscal agency agreement relating to certain aspects of calling and holding of meetings and voting on amendments, modifications, changes and waivers related to such Aggregated Collective Action Securities shall in all cases be governed by and construed in accordance with the laws of the State of New York.

With respect to any proceeding arising out of or based on the Bonds which may be instituted by the holder of any Bonds, the Issuer will irrevocably submit to jurisdiction in (i) any state or federal court in the Borough of Manhattan in the City of New York (ii) English courts or (iii) Nigerian courts which such courts shall be the exclusive forum for any legal suit, action or proceeding arising out of or based on the Bonds (except for proceedings instituted to enforce a judgment of such related proceedings, which the Issuer will submit to any court of competent jurisdiction). The Issuer will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such related proceeding and any objection to any such related proceeding on the grounds of venue on such specified courts.

The Issuer will appoint the Consul General of the Federal Republic of Nigeria in the City of New York, with an office on the date hereof at 828 2nd Ave, New York, NY 10017, United States, The High Commissioner of the Federal Republic of Nigeria to the United Kingdom, with an office on the date hereof at 9 Northumberland Avenue, London WC2N 5BX, United Kingdom and The Debt Management Office, with an office at the date hereof at the Nigeria Deposit Insurance Corporation Building, Plot 447/448 Constitution Avenue, Central Business District, PMB 532, Garki—Abuja, Nigeria upon whom process may be served in any action arising out of or based on the Bonds which may be instituted in any state or federal court in the Borough of Manhattan in the City of New York, in English courts or in Nigerian courts, as the case may be, by the holder of any Bonds. Such appointments as agents for service of process shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the Bonds issuable under the Fiscal Agency Agreement have been paid by the Issuer to the Fiscal Agent, except that if for any reason either process agent ceases to be able to act as such process agent in the location of such process agent, the Issuer will appoint another person in such location as its process agent.

To the extent that the Issuer has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer will irrevocably agree not to claim and will irrevocably waive such immunity in respect of any proceeding arising out or based on the Bonds and with respect to proceedings instituted to enforce such related proceedings, and without limitation, any immunity pursuant to the Foreign Sovereign Immunities Act of 1976, as amended, of the United States and the State Immunity Act of 1978 of the United Kingdom.

The Consul General of the Federal Republic of Nigeria in the City of New York is not the agent for service for actions under the United States federal securities laws or state securities laws and Nigeria’s waiver of immunity does not extend to such actions. Because Nigeria has not waived its sovereign immunity in connection with any actions arising out of or based on U.S. federal or state securities laws, it will not be possible to obtain a U.S. judgment against Nigeria based on such laws unless a court were to determine that Nigeria is not entitled under the U.S. Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

The Issuer does not waive immunity from execution or attachment in respect of (a) property, including any bank account, used by a diplomatic or consular mission of the Issuer or its special missions or delegations to international organizations, (b) property of a military character and under the control of a military authority or defense agency of the Issuer or (c) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by the Issuer (as distinct from property which is for the time being in use or intended for use for commercial purposes within the meaning of the United States Sovereign Immunities Act of 1976 and the State Immunity Act 1978 of the United Kingdom).

Definitions

“Aggregated Collective Action Securities” means the Bonds and any debt securities of any series issued in the future under the Fiscal Agency Agreement, or any other agreements with similar collective action provisions, that are in their terms stated to be “Aggregated Collective Action Securities”.

“External Indebtedness” means Indebtedness expressed or denominated or payable or which, at the option of the relevant creditor may be payable, in any currency other than the lawful currency from time to time of the Federal Republic of Nigeria.

“Guarantee” means any obligation of a person to pay the Indebtedness of another person including, without limitation: an obligation to pay or purchase such Indebtedness; an obligation to lend money or to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness; an indemnity against the consequences of a default in the payment of such Indebtedness; or any other agreement to be responsible for such Indebtedness.

“Indebtedness” means any obligation (whether present or future) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

“Outstanding” means any security authenticated and delivered pursuant to the Fiscal Agency Agreement, except (A) securities canceled by or delivered to the registrar for cancellation and reissued by the registrar; (B) securities which have become due and payable and with respect to which monies sufficient to pay the principal thereof (and premium, if any) and any interest thereon shall have been paid or duly provided for; (C) Securities in lieu of or in substitution for which other Securities shall have been authenticated and delivered pursuant to the Fiscal Agency Agreement.

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust or other juridical entity, state or agency of a state or other entity, whether or not having a separate legal personality.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance including, without limitation, anything analogous to the foregoing under the laws of any jurisdiction.

HOW TO APPLY FOR THE BONDS

In connection with the listing of the Bonds on the Official List of the UK Listing Authority, the following is a description of what you must do if you wish to apply for any Bonds.

How and on what terms will Bonds be allocated to me?

Application to purchase the Bonds cannot be made directly to the Issuer. Bonds will be issued to you in accordance with the arrangements in place between you and your stockbroker or other financial intermediary, including as to application process, allocations, payment and delivery arrangements. You should approach your stockbroker or other financial intermediary to discuss any application arrangements that may be available to you.

It is important to note that the Issuer is not party to such arrangements between you and the relevant Authorised Offeror (being in the United Kingdom, Merrill Lynch International and The Standard Bank of South Africa Limited acting through its distribution agent in the United Kingdom, ICBC Standard Bank Plc). You must therefore obtain this information from the relevant “Authorised Offeror”. Because it is not party to the dealings you may have with the Authorised Offeror, the Issuer will have no responsibility to you for any information provided to you by the Authorised Offeror.

How many Bonds will be issued to investors?	The total amount of the Bonds to be issued will be $300,000,000.

How and when must I pay for my allocation and when will that allocation be delivered to me?	You will be notified by the relevant Joint Lead Manager (or an affiliate thereof) of your allocation of Bonds (if any) and the arrangements for the Bonds to be delivered to you in return for payment.

When can the Joint Lead Managers offer the Bonds for sale in the United Kingdom?	An offer of the Bonds may, subject to applicable law or regulation, be made in the United Kingdom by Merrill Lynch International and The Standard Branch of South Africa Limited acting through its distribution agent in the United Kingdom ICBC Standard Bank Plc, during the period commencing from the approval by the UKLA until June 27, 2017, or such earlier time and date as agreed with the Issuer and announced via RNS, a regulatory information service operated by the London Stock Exchange (the “Offer Period”).

Is the offer of the Bonds conditional on anything else?	The issue of the Bonds is conditional upon the underwriting agreement (the “Underwriting Agreement”) being signed by the Issuer and the Joint Lead Managers and satisfaction of the conditions in the Underwriting Agreement. The Underwriting Agreement will include certain conditions which must be satisfied (including the delivery of legal opinions satisfactory to the Joint Lead Managers and the execution of the Fiscal Agency Agreement). If these conditions are not satisfied, the Joint Lead Managers may be released from their obligations under the Underwriting Agreement before the issue of the Bonds. For further information on the Underwriting Agreement, see “Plan of Distribution”.

Is it possible that I may not be issued with the amount of Bonds I apply for? Will I be refunded for any excess amounts paid?	You may not be allocated all (or any) of the amount of Bonds for which you apply. This might happen for example if the total amount of orders for the Bonds exceeds the amount of Bonds that are issued. There will be no refund as you will not be required to pay for any Bonds until any application for the Bonds has been accepted and the Bonds have been allocated to you.

Is there a minimum or maximum amount of Bonds that I can apply for?	The minimum application amount for each investor is $2,000. There is no maximum amount of application.

Who can apply for the Bonds? Have any Bonds been reserved for certain countries?	Subject to certain exceptions, and to applicable law and regulation, Bonds may only be offered by the International Joint Lead Managers during the Offer Period. No Bonds have been reserved for certain countries.

When and how will I be told of how many Bonds have been allotted to me?	You will be notified by the relevant Joint Lead Manager (or an affiliate thereof) of your allocation of Bonds (if any) in accordance with the arrangements in place between you and the Joint Lead Manager.

Have any steps been taken to allow dealings in the Bonds before investors are told how many Bonds have been allotted to them?	No steps have been taken by the Issuer to allow the Bonds to be traded before informing you of your allocation of Bonds.

What is the amount of any expenses and taxes specifically that will be charged to me?	Neither the Issuer nor the Joint Lead Managers will charge you any expenses.

What are the names and addresses of those distributing the Bonds?	As of the date of this Prospectus, the persons listed below are the persons known to the Issuer who intend to offer and to distribute the Bonds in the United Kingdom during the Offer Period: Merrill Lynch International, 2 King Edward Street, London, EC1A 1HQ, United Kingdom; and The Standard Bank of South Africa Limited, acting through its distribution agent in the United Kingdom ICBC Standard Bank Plc, 20 Gresham Street, London EC2V 7JE.

Will a registered market- maker be appointed?	The Joint Lead Managers intend to make a market that can discontinue at any time.

PLAN OF DISTRIBUTION

Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Standard Bank of South Africa Limited are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Bonds set forth opposite its name below.

Underwriter	Principal Amount of Bonds
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$112,500,000
The Standard Bank of South Africa Limited	$112,500,000
First Bank of Nigeria Limited	$37,500,000
United Bank for Africa Plc	$37,500,000

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Bonds sold under the underwriting agreement if any of these Bonds are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The Bonds sold by the underwriters to the public will initially be offered at the maximum aggregate offering price set forth on the cover of this prospectus (net of accrued interest, if any). We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.0 million. We have agreed to pay the fees and expenses of legal advisers to the underwriters in an amount up to $687,500. We have agreed to reimburse the underwriters for payments of our expenses in relation to the road show presentation, travel and lodging. We will agree to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering.

Any underwriter who is not registered as a broker-dealer with the SEC will not engage in any transaction related to the Bonds in the United States except as permitted by the Securities Exchange Act of 1934. The Standard Bank of South Africa Limited, First Bank of Nigeria Limited and United Bank for Africa Plc are not broker-dealers registered with the SEC and therefore may not make sales of any securities in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that any of The Standard Bank of South Africa Limited, First Bank of Nigeria Limited or United Bank for Africa Plc intends to effect any sales of the Bonds in the United States, The Standard Bank of South Africa Limited, First Bank of Nigeria Limited or United Bank for Africa Plc will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

Any underwriter who is not registered as a capital market operator with the Nigerian Securities and Exchange Commission will not offer or distribute the Bonds to the public in Nigeria. Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Standard Bank of South Africa Limited are not capital market operators registered with the Nigerian Securities and Exchange Commission and therefore may not make any public sales of securities in Nigeria. To the extent that any of Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Standard Bank of South Africa Limited intends to effect any sales of the Bonds in Nigeria, such sales will be made in compliance with all applicable rules and regulations.

New Issue of Bonds

The Bonds are a new issue of securities with no established trading market. While we will apply for the Bonds to be admitted to the Official List and admitted to trading on the Regulated Market and intends to make an application, after the Bonds have been delivered against payment, for the Bonds to be listed on the NSE and/or FMDQ, we do not intend to apply for listing of the Bonds on any national securities exchange or for inclusion of the Bonds on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Bonds or that an active public market for the Bonds will develop. If an active public trading market for the Bonds does not develop, the market price and liquidity of the Bonds may be adversely affected. If the Bonds are traded, they may trade at a discount from their initial issue price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Bonds will be made to investors on or about June 27, 2017, which will be the sixth business day following the date of this Prospectus (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds prior to the delivery of the Bonds hereunder may be required, by virtue of the fact that the Bonds initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this Prospectus, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Standard Bank of South Africa Limited, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities similar to the Bonds issued or guaranteed by the Issuer to be placed in the international or United States capital markets that are denominated in U.S. dollars and that mature more than one year after their respective dates of issue, except for the Bonds sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Bonds in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of the Bonds than they are required to purchase in the offering. The underwriters must close out any short position by purchasing the Bonds in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Bonds in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Bonds or preventing or retarding a decline in the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of the Bonds may be made to the public in that Relevant Member State other than the offers contemplated in this Prospectus in the United Kingdom from the time the Prospectus has been approved by the competent authority in the United Kingdom and published in accordance with the Prospectus Directive as implemented in the United Kingdom until the Issue Date or such later date as the Issuer may permit, except that, with effect from and including the Relevant Implementation Date, an offer of Bonds may be made to the public in that Relevant Member State:

A.	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Joint Lead Managers; or

C.	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Bonds shall require the Issuer or the Joint Lead Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each Joint Lead Manager:

(a)	has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Bonds will not be listed on the SIX Swiss Exchange. Therefore, this Prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Bonds with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Nigeria

The offering of Bonds constitutes a primary issuance by the Issuer and, pursuant to the provisions of the Nigerian Investments and Securities Act, No. 29 of 2007, is not required to be registered with or approved by the Nigerian Securities and Exchange Commission. Thus, although qualifying as an invitation to the public within the meaning of the Investments and Securities Act, this Prospectus may however not comply with the disclosure standards of the Investments and Securities Act. This Prospectus has not been and will not be registered with the Nigerian Securities and Exchange Commission. Any sales of the Bonds in Nigeria will be made in compliance with all applicable rules and regulations.

General

No action has been or will be taken in any jurisdiction by the Issuer or the Joint Lead Managers that would, or is intended to, permit a public offering of the Bonds, or possession or distribution of this Prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Prospectus comes are required by the Issuer and the representatives to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver Bonds or have in their possession, distribute or publish this Prospectus or any other offering material relating to the Bonds, in all cases at their own expense.

CLEARING AND SETTLEMENT

The Issuer has obtained the information in this section from sources it believes to be reliable, including from DTC. DTC is under no obligation to perform or continue to perform the procedures described below, and it may modify or discontinue them at any time. Neither the Issuer nor the registrar will be responsible for DTC’s performance of its obligations under its rules and procedures; nor will the Issuer or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Issuer for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the Joint Lead Managers, securities brokers and dealers, banks, trust companies and other organizations. The Joint Lead Managers are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of Bonds through DTC, Euroclear and Clearstream Banking Luxembourg

The Issuer will issue the Bonds in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Issuer and the Fiscal Agent generally will treat the registered holder of the Bonds, initially Cede & Co., as the absolute owner of the Bonds for all purposes. Once the Issuer and the Fiscal Agent make payments to the registered holders, the Issuer and the Fiscal Agent will no longer be liable on the Bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Bonds. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the Bonds or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The Fiscal Agent will not charge you any fees for the Bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the Bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the Bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the Bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the Bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date.

Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the Bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Bonds to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the Bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Bonds can use its usual procedures for transferring Bonds to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer Bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the Bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

TAXATION

The following is a summary of certain tax consequences resulting from the purchase, ownership and disposition of the Bonds and is not intended to reflect the individual tax position of any beneficial owner of the Bonds. This summary is based upon the laws, regulations, rulings and decisions now in effect, all of which are subject to change.

Persons considering the purchase of the Bonds should consult their own tax advisers concerning the application of Nigerian tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Bonds arising under the laws of any other taxing jurisdiction.

The laws and regulations discussed herein are subject to change or varying interpretations, possibly with retroactive effect. Accordingly, it is therefore possible that payments to be made to the holders of the Bonds could become subject to taxation in ways that cannot be anticipated as of the date of this Prospectus.

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a Bond. This discussion assumes that you (i) hold the Bond as a capital asset (generally, asset held for investment), (ii) were the initial purchaser of that Bond, and (iii) acquired the Bond at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for tax purposes;

•	partnerships or other pass-through entities and investors therein;

•	real estate investment trusts;

•	regulated investment companies;

•	United States expatriates;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a Bond as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a Bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any state, local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this Prospectus was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. The Issuer has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the Bonds.

You should consult your own tax advisor concerning the federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a Bond.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a Bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “— Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a Bond generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

In addition to interest on the Bonds, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. You may be entitled to deduct or credit this tax, subject to applicable limits. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a Bond generally will constitute “foreign source income” for U.S. federal income tax purposes and will be categorized as passive or general category income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose (or are deemed to dispose) of a Bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the Bond. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income). Your adjusted tax basis in a Bond generally will equal its cost to you.

Gain or loss from the sale or other disposition of a Bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the Bond, you have held the Bond for more than one year, and will be short-term capital gain or loss if you have held the Bond for one year or less. Under current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to offset a capital loss against ordinary income. Any capital gains or losses that arise when you sell or dispose of a Bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for U.S. foreign tax credit purposes.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the Bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The Bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the Bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a Bond and are not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a Bond unless you are engaged in a trade or business in the United States and the interest on the Bond is treated for U.S. federal tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a Bond unless:

(1)	that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

(2)	if you are an individual, you (i) are present in the United States for 183 days or more in the taxable year in which you sell the Bond or (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the Bond and the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale or other taxable disposition of a Bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a Bond generally will be treated in the same manner as payments of interest, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you are paid the proceeds of a sale or redemption of a Bond effected at the U.S. office of a broker, you generally will be subject to these information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

Proposed Financial Transactions Tax

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common Financial Transactions Tax in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “Participating Member States”). However, Estonia has since stated that it will not participate. The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in Bonds (including secondary market transactions) in certain circumstances. The issuance and subscription of Bonds is, however, expected to be exempt.

Under the Commission’s Proposal, the Financial Transactions Tax could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in Bonds where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including: (a) by transacting with a person established in a participating Member State or (b) where the financial instrument that is subject to the dealings is issued in a participating Member State.

However, the Financial Transactions Tax proposal remains subject to negotiation among the participating Member States. It might, therefore, be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States might decide to participate.

Prospective investors in the Bonds are advised to seek their own professional advice in relation to the Financial Transactions Tax.

United Kingdom

The comments in this part are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs). They describe only the United Kingdom withholding tax treatment of payments under the Bonds and certain information reporting requirements. They do not deal with any other United Kingdom taxation implications of acquiring, holding or disposing of the Bonds. They do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who are the absolute beneficial owners of their Bonds and Coupons. In particular, Bondholders holding their Bonds via a depositary receipt system or clearance service should note that they may not always be the beneficial owners thereof. Certain classes of persons such as dealers, certain professional investors, or persons connected with the Issuer may be subject to special rules and this summary does not apply to such Bondholders.

The UK tax treatment of prospective Bondholders depends on their individual circumstances and may therefore differ to that set out below. This summary only deals with the matters expressly set out below and does not purport to be a complete analysis of all UK tax considerations relating to the Bonds.

Interest on the Bonds

Withholding tax on the Bonds

Once the Bonds are and continue to be listed on a recognized stock exchange within the meaning of Section 1005 Income Tax Act 2007, payments of interest by the Issuer on the Bonds may be made without withholding or deduction for or on account of United Kingdom income tax. The London Stock Exchange is a recognized stock exchange for these purposes. Securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange.

If the Bonds are not or cease to be listed on a recognized stock exchange interest will generally be paid by the Issuer under deduction of income tax at the basic rate unless: (i) another relief applies; or (ii) the Issuer has received a direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

If interest were paid under deduction of United Kingdom income tax (e.g. if the Bonds failed to be listed on a recognized stock exchange), Bondholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

Further UK income tax issues

Interest on the Bonds constitutes UK source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding.

However, interest with a UK source properly received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a Bondholder (other than certain trustees) who is not resident for tax purposes in the UK unless that Bondholder carries on a trade, profession or vocation in the UK through a UK branch or agency or for holders who are companies through a UK permanent establishment, in connection with which the interest is received or to which the Bonds are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such Bondholders.

Bondholders should note that the provisions relating to additional amounts referred to in Condition 9 (Taxation) of the Terms and Conditions of the Bonds would not apply if HM Revenue & Customs sought to assess directly the person entitled to the relevant interest to UK tax. However, exemption from, or reduction of, such UK tax liability might be available under an applicable double treaty.

UK Corporation Tax Payers

In general, Bondholders which are within the charge to UK corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the Bonds (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for tax purposes.

Other UK Tax Payers

Interest

Bondholders who are individuals and are resident for tax purposes in the UK or who carry on a trade, profession or vocation in the UK through a branch or agency to which the Bonds are attributable will generally be liable to UK tax on the amount of any interest received in respect of the Bonds.

Taxation of Chargeable Gains

For Bondholders who are individuals, the Bonds will constitute “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. Accordingly, a disposal by a Bondholder of a Bond (including a redemption) will not give rise to a chargeable gain or an allowable loss for the purposes of the UK taxation of chargeable gains.

Accrued Income Scheme

On a disposal of Bonds by a Bondholder who is an individual, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Part 12 of the Act, if that Bondholder is resident for tax purposes in the UK or carries on a trade in the UK through a branch or agency to which the Bonds are attributable.

Stamp Duty and Stamp Duty Reserve Tax

No UK stamp duty or stamp duty reserve tax is payable on the issue, transfer or redemption of the Bonds.

Information Reporting

Information relating to securities may be required to be provided to HM Revenue & Customs in certain circumstances. This may include the value of the Bonds, details of the holders or beneficial owners of the Bonds (or the persons for whom the Bonds are held), details of the persons to whom payments derived from the Bonds are or may be paid and information and documents in connection with transactions relating to the Bonds. Information may be required to be provided by, among others, the holders of the Bonds, persons by (or via) whom payments derived from the Bonds are made or who receive (or would be entitled to receive) such payments, persons who effect or are a party to transactions relating to the Bonds on behalf of others and certain registrars or administrators. In certain circumstances, the information obtained by HM Revenue & Customs may be provided to tax authorities in other countries.

Federal Republic of Nigeria

The following is a general description of certain Nigeria tax considerations relating to holders of the Bonds. It does not purport to be a complete analysis of all tax considerations relating to the Bonds, whether in Nigeria or elsewhere. Prospective purchasers of the Bonds should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the Bonds and receiving payments of interest, principal and/or other amounts under the Bonds and the consequences of such actions under the tax laws of Nigeria. This summary is based upon the law as in effect on the date of this Prospectus. The information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the Bonds.

Tax on interest

By virtue of section 9 of the Companies Income Tax Act Cap C21 LFN 2004 (as amended by the Companies Income Tax (Amendment Act) 2007 (“CITA”), taxes the profits of companies (from whatever source) accruing in, derived from, brought into or received in Nigeria in respect of any business, trade, rents, dividends, interests, royalties or any amounts deemed to be income, are chargeable to tax. By virtue of the Companies Income Tax (Exemption of Bonds and Short Term Government Securities) Order 2011, interests on bonds issued by the Federal Government are exempt from tax imposed under the CITA.

By virtue of section 3 of the Personal Income Tax Act Cap P8 LFN 2004 as amended by the Personal Income Tax Amendment Act 2011 (“PITA”) (which applies to individuals and unincorporated entities), tax is generally payable on the income of every taxable person in respect of dividends, interest or discount. However, by virtue of the third schedule to the PITA, income earned from bonds issued by Federal Government is exempt from taxes imposed under the PITA.

Furthermore, by virtue of the Value Added Tax (Exemption of Proceeds of the Disposal of Government and Corporate Securities) Order 2011, proceeds from the disposal of Bonds and Short Term Federal Government of Nigeria Securities are exempt from VAT.

By the provisions of the Capital Gains Tax Act Cap C1 LFN 2004, capital gains tax is chargeable on any capital gains accruing to any legal person on the disposal of a chargeable asset. Section 31 of the CGTA however exempts capital gains from the disposal of Nigerian Government securities (including Federal, state and local government bonds) and stock from capital gains tax.

Accordingly, the holders of the Bonds would be exempt from Companies Income Tax, Personal Income Tax, VAT and capital gains tax.

USE OF PROCEEDS

The net proceeds of the issue of the Bonds, after deducting the underwriting discount and the Issuer’s share of the offering expenses, estimated at $2.0 million, will be approximately $295.6 million. The proceeds of the issue will be used for budgeted capital expenditures.

THE FEDERAL REPUBLIC OF NIGERIA

Recent Developments

In the first quarter of 2017, Nigeria experienced a contraction in real GDP of (0.5)% compared to the first quarter of 2016. In the first, second, third and fourth quarters of 2016, Nigeria experienced contractions in real GDP of (0.7)%, (1.5)%, (2.3)% and (1.7)%, respectively, in each case as compared to the corresponding period in 2015.

On an annual basis, Nigeria’s real GDP contracted by (1.6)% in 2016 (based on the quarterly methodology noted below). Nominal GDP in the first quarter of 2017 was approximately ₦26.0 trillion, while real GDP in the first quarter of 2017 was approximately ₦15.9 trillion. The non-oil sector contributed 91.1% of real GDP and the oil sector contributed 8.9% of real GDP in the first quarter of 2017.

Real GDP in the oil sector contracted by (11.6)% in the first quarter of 2017 compared to the first quarter of 2016. In the first, second, third and fourth quarters of 2016, real GDP in the oil sector contracted by (4.8)%, (11.6)%, (23.0)% and (17.7)%, respectively. Oil production averaged 1.83 mbpd in the first quarter of 2017, compared to average quarterly production of 2.05 mbpd, 1.81 mbpd, 1.61 mbpd and 1.76 mbpd in first, second, third and fourth quarters of 2016, respectively. In January 2017, the average price for Nigerian crude oil was $55.38 per barrel.

Real GDP in the non-oil sector grew by 0.7% in the first quarter of 2017 compared to the same period in 2016, due primarily to growth in agriculture, information and communication, manufacturing, transportation and other services.

In April 2017, the year-on-year change for annual consumer price inflation was 17.2%, compared to 17.3% in March 2017. The unemployment rate in the fourth quarter of 2016 rose to 14.2% from 12.1%, 13.3% and 13.9% in the first, second and third quarters of 2016.

In April 2017, the loan to deposit ratio in the banking sector was 80.4%, compared to 80.0% in December 2016 and 68.6% in April 2016.

In the first quarter of 2017, the overall balance of payments was a surplus of ₦498.5 billion, compared to a deficit of ₦(1,286.5) billion in the first quarter of 2016. The net current account surplus was ₦888.4 billion in the first quarter of 2017, compared to a surplus of ₦224.4 billion in the first quarter of 2016. The net capital and financial account deficit was ₦(389.9) billion in the first quarter of 2017, compared to a deficit of ₦(1,510.9) billion in the first quarter of 2016.

As of June 7, 2017, the Naira-U.S. Dollar exchange rate was 305.1. As of June 6, 2017, CBN gross external reserves were $30.3 billion.

The quarterly and annual GDP information above is based on revised calculations and estimates included in the Quarterly Establishment Surveys by the Nigerian National Bureau of Statistics and may not be directly comparable to the annual data included elsewhere in this prospectus.

Location and Geography

The Federal Republic of Nigeria occupies 923,768 square kilometers of West Africa, bordering the Republic of Benin to the west, Niger and Chad to the north, Cameroon to the east and the Gulf of Guinea to the south. The climate in Nigeria is tropical. Temperatures oscillate between an average of 25º C in July and August, and 29º C in February and March. It is characterized by high humidity and substantial rainfall. There are two seasons in Nigeria, the wet and dry seasons. The wet season is from April to October while the dry season is from November to March.

Nigeria’s topography and vegetation vary considerably. The coast of Nigeria is a belt of mangrove swamps that is traversed by a network of creeks, rivers and the Niger Delta. Beyond this lie successive belts of tropical rain forest in the south that break into more open woodland in the central part of the country and savannah in the northeast. The northernmost part of the country borders the Sahara Desert.

Nigeria consists of 36 states and the Federal Capital Territory, Abuja, which is located in central Nigeria. The states and the Federal Capital Territory are grouped into six geopolitical zones: North West, North Central, North East, South East, South South and South West. Lagos, which is situated in the South West of Nigeria, is the principal commercial center and main port in the country. There are currently 774 constitutionally recognized local government areas and area councils in Nigeria.

The map above highlights the 36 states of Nigeria and the capital city of Abuja. The southern states of Ondo, Edo, Delta, Bayelsa, Anambra, Rivers, Imo, Abia, Akwa Ibom, and Cross River constitute the Niger Delta region.

Nigeria has an abundance of natural resources, particularly oil, natural gas, coal, bauxite, tin, iron ore, limestone, lead and zinc. The main oil fields are located both onshore and offshore in the Niger Delta.

History

Prior to the arrival of Portuguese traders in present-day Nigeria, there were various separate cultural, ethnic and linguistic groups, such as the Oyo, Benin, Nupe, Jukun, Kanem-Bornu and Hausa-Fulani empires. Portuguese traders arrived in Nigeria in the fifteenth century and were followed by the Dutch, British, and French in the sixteenth century.

In the eighteenth century, Britain became the dominant power followed by the Portuguese and French. The British also consolidated their hold over the Colony and Protectorate (a state that is controlled and protected by another) of Nigeria and governed by an “indirect rule” system through local leaders.

In 1914, Nigeria was formed by the amalgamation of the Northern and Southern Protectorates and the Colony of Lagos and was presided over by a Governor-General. In 1922, part of the former German colony “Kamerun” was added to Nigeria under a League of Nations mandate and the British introduced the principle of direct election to a Legislative Council. In 1951, the provinces were changed to regions. The National Council of Nigeria and the Cameroons was the political party that had control of the Eastern Region, the Northern People’s Congress had control of the Northern Region, and the Action Group had control of the Western Region. By 1957, the Eastern and Western Regions had attained self-governing status while the Northern Region attained self-governing status in 1959.

Nigeria gained its independence from the United Kingdom in 1960, and in 1963 Nigeria became a Republic. Nnamdi Azikiwe was elected by a joint session of the parliament for a five-year term as the country’s first President. The first post-independence parliamentary elections were held in December 1964, and Tafawa Balewa was re-elected as the country’s Prime Minister. However, in January 1966, the first military coup in Nigeria occurred. Prime Minister Tafawa Balewa was killed and Major-General Johnson Aguiyi-Ironsi became the head of the military administration. In July 1966, Aguiyi-Ironsi was killed in a countercoup and replaced by Lieutenant-Colonel Yakubu Gowon.

In 1967, the Eastern Region declared its independence from Nigeria, proclaiming the independent Republic of Biafra. This triggered a civil war which lasted for 30 months. In 1970, the Biafran leaders surrendered and the former Biafran regions were reintegrated into the country. During the post-war period, all significant political power remained concentrated in the Federal Military Government and the regime ruled by decree. In 1972, a ban on political activity which had been in force since 1966 was partially lifted to permit a discussion of a new constitution that would pave the way for civilian rule. However, in 1975, Yakubu Gowon was overthrown in a bloodless coup and was replaced by Brigadier Murtala Mohammed. In February 1976, Murtala Mohammed was assassinated in an unsuccessful coup and Lieutenant General Olusegun Obasanjo succeeded him. In 1979, under Olusegun Obasanjo’s leadership, Nigeria adopted a constitution that provided for a separation of powers among the executive, legislative, and judicial branches and general elections were held for the return of Nigeria to civilian rule in 1979.

In 1979, five parties competed in national elections, marking the beginning of the Second Republic. The presidential succession from Olusegun Obasanjo to a civilian, President Alhaji Shehu Shagari, was the first peaceful transfer of power since independence. However, in December 1983 the military, led by Major General Muhammadu Buhari, took control of power, primarily because there was no confidence in, and alleged corruption by, the civilian regime. Another military coup occurred in August 1985 when a group of officers under Major General Ibrahim Babangida removed Major General Buhari from power. President Babangida pledged to transfer power to a civilian administration and by 1992, local government, state government and National Assembly elections were held and the winners in the various elections were sworn into their respective offices. Presidential elections then were held in June 1993 and it was believed that initial results indicated that Chief Moshood Abiola had won the majority of votes. However, the results were annulled by the ruling National Defence and Security Council, which declared that the transition to civilian rule could not be completed by August 1993. Following the annulment of the June 1993 presidential election results, Ibrahim Babangida resigned after establishing an Interim National Government under the leadership of Chief Ernest Shonekan. In November 1993, General Sani Abacha took control of power from the Interim National Government, and in 1994 Chief Moshood Abiola was arrested after proclaiming himself President. In 1995, as a result of various human rights violations, the European Union (“EU”), which had already imposed sanctions in 1993, suspended development aid to Nigeria. Nigeria was also temporarily expelled from the Commonwealth. Sani Abacha governed as a military dictator until his death in June 1998, and Chief Moshood Abiola died shortly afterwards.

Upon Sani Abacha’s death, his chief of Defence staff, Major General Abdulsalami Abubakar, assumed control and released political prisoners, including the former military head of state Olusegun Obasanjo. General elections were then conducted in January 1999 and Chief Olusegun Obasanjo was elected president, and his party, the Peoples Democratic Party, won a majority of the seats in both the Senate and House of Representatives, amidst allegations of election irregularities. A new constitution was adopted, and a peaceful transition to civilian government was completed with President Olusegun Obasanjo assuming power. In May 2006, the Senate rejected a constitutional amendment that would have permitted Chief Olusegun Obasanjo to stand for election for a third term. In April 2007, Umaru Musa Yar’Adua of the Peoples Democratic Party was elected President and succeeded Obasanjo. Following the death of President Umaru Musa Yar’Adua on May 5, 2010, Goodluck Jonathan (then Vice-President) was sworn in as President, in accordance with the Constitution, on May 6, 2010. Goodluck Jonathan was then elected as President in the April 2011 general elections.

In general elections held on March 28, 2015, former Head of State, Major General Muhammadu Buhari defeated incumbent President Goodluck Jonathan and took office on May 29, 2015. See “—Political Parties”.

Political System

Nigeria is a federation made up of three tiers of Government: the Federal Government, state governments and local governments (together, the “Federation”). The present Constitution came into effect in May 1999. It was modeled after the United States Constitution and it provides for a tripartite structure in which power is divided among the executive, legislative and judicial branches. It establishes and sets out the powers and functions of the President (executive), the National Assembly (legislative) and an independent judicial system (judiciary) and prescribes the qualifications that individuals must possess to be appointed or elected to exercise such powers.

The Constitution has been amended three times since it came into force in May 1999. In July 2010, the Constitution of the Federal Republic of Nigeria (First Alteration) Act No. 5 of 2010 (the “First Amendment”) was enacted into law. The First Amendment dealt mainly with issues relating to elections and circumstances when the President or a Governor is absent from the country.

In November 2010, the Constitution of the Federal Republic of Nigeria (Second Alteration) Act No. 2 of 2010 (the “Second Amendment”) was passed. The Second Amendment expanded the exclusive appellate jurisdiction in the Supreme Court of Nigeria (the “Supreme Court”) to hear and determine certain appeals from the Court of Appeal.

In February 2011, the Constitution of the Federal Republic of Nigeria (Third Alteration) Act was passed, creating the National Industrial Court as a court of record to deal with matters relating to employment, including the interpretation of the provisions of a collective agreement between employers and employees or labor unions.

The following bills before the Senate or the House of Representatives (or both chambers), if enacted into law, would further amend the Constitution:

•	House bill HB.16.11.857 would confer “Special Economic Consideration” to states with populations of at least 10 million inhabitants by granting such states 20% of all proceeds accruing from such states to the Federal Government.

•	House bill HB.16.11.858 would implement certain changes, proposed by the judiciary, to the structure of the judiciary, such as reducing the number of Supreme Court Justices from 21 to 16, requiring appeals from the Court of Appeal to the Supreme Court to be granted only by leave of the Supreme Court, prohibiting the stay of proceedings on account of interlocutory appeal, and clarifying the scope of the jurisdiction of the Federal High Court.

•	House bill HB.16.11.859 would require the National Assembly, state houses of assembly, federal judiciary, state judiciaries, Independent National Electoral Commission and state independent electoral commissions to disclose to the National Assembly or a state house of assembly, during each financial year, their estimated revenues and expenditures for the next financial year.

•	House bill HB.16.11.862 would prescribe a mandatory retirement age of 70 years for all judicial officers.

•	House bill HB.16.11.863 would provide for certain decisions of the National Industrial Court in civil or criminal proceedings to be subject to appeal to the Court of Appeal.

•	House bill HB.16.11.714 would require a recommendation from the National Judicial Council for the removal of the head of a court.

•	House bill HB.16.11.715 would provide that legislation to implement any international treaty may not contradict or compromise the moral or family value system of the Nigerian state, and that any such provision or article shall be deemed not to have been enacted into law.

•	House bill HB.16.04.518 would transfer responsibility from the President to the Revenue Mobilisation Allocation and Fiscal Commission to present to the National Assembly proposals for revenue allocation from the Federation Account. House bill HB.16.04.518 also would provide for the Office of the Accountant General of the Federation to be funded from the Federation Account pursuant to an Act of the National Assembly. In addition, HB.16.04.518 would provide for direct allocations into local government council allocation accounts from the Federation Account and from state government accounts, provided that the disbursement of any funds of a local government would require a bye-law to be passed by the Local Government Legislative Council. House bill HB.16.04.518 also would modify a requirement that each state pay to local government councils such proportion of its total revenue as prescribed by the National Assembly to require that each state pay such proportion of its internally generated revenue as prescribed by the state house of assembly.

•	House bill HB.16.04.523 would provide for the replacement of a presidential candidate or governorship candidate who dies during the conduct of an election, but before declaration of the results, with the running mate of such candidate.

•	House bill HB.16.04.483 would require the President to present to the National Assembly, no later than three months from the end of each financial year, estimates of revenues and expenditures of the Federation for the next following year. House bill HB.16.04.483 also would reduce from six months to three months the period in which the President may authorize the withdrawal of moneys in the Consolidated Revenue Fund of the Federation for the purpose of meeting expenditure necessary to carry on the services of the Government in the event that the Appropriation Bill in respect of any financial year has not been passed into law by the beginning of the financial year.

•	House bill HB.16.04.530 would extend the jurisdiction of the Sharia Court of Appeal of the Federal Capital Territory and, for states that have required a Sharia Court of Appeal, the jurisdiction of the Sharia Court of Appeal of a State to include criminal law matters.

•	Senate bill SB.253 would reduce the age requirement for eligibility to be elected to the Senate from 35 years to 30 years, the age requirement for eligibility to be elected to the House of Representatives from 30 years to 25 years, and the age requirement for eligibility to be elected to a state house of assembly from 30 years to 25 years. Senate bill SB.253 also would change a requirement for appointment to certain federal executive bodies from qualification for election as a member of the House of Representatives to attainment of the age of 25 years.

Executive Branch

The executive powers of the Federal Government are vested in the President, while the executive powers of the state governments are vested in the Executive Governors and those of the local governments are vested in the Executive Chairmen. The executive powers of the Federal Government, subject to the provisions of the Constitution and of any law made by the National Assembly, may be exercised by the President directly or through the Vice-President and Ministers of the Federal Government or officers in the public service of the Federal Government. There are provisions in the Constitution designed to assure appropriate checks and balances among the three arms of government. The President is elected by popular vote for a four-year term and is eligible for election to a second (and final) term of four years. In addition to being the head of the Federal Government, the President is also the Head of State and the Commander-in-Chief of the Armed Forces of the country. The President is empowered to establish such ministerial offices as he may require and to appoint ministers to hold such offices subject to confirmation by the Senate. The President is required to appoint at least one Minister from each state.

The President may assign to the Vice-President or any Minister responsibility for any business of the Government, including the administration of any governmental department. The President holds regular meetings with the Vice-President and all the Ministers comprising the Federal Executive Council for the purposes of:

•	determining the general direction of domestic and foreign policies of the Government;

•	coordinating the activities of the President, the Vice-President and the Ministers of the Government in the discharge of their executive responsibilities; and

•	advising the President generally in the discharge of his executive functions other than those functions with respect to which he is required by the Constitution to seek the advice or act on the recommendation of any other person or body.

The Constitution provides that if the office of the President becomes vacant by reason of death, resignation, impeachment, permanent incapacity or removal, the Vice-President shall hold the office for the remainder of the term of office of the President.

Legislative Branch

The legislative powers of the Federal Government are vested in the bicameral National Assembly, comprising a Senate and a House of Representatives.

The current House of Representatives, constituted following the general elections held in April 2015, is composed of 360 members who represent constituencies of nearly equal proportion. Members serve four-year terms. The number of seats per state is determined based on the population of each state. The head of the House of Representatives is called the Speaker. As of January 2017, twelve seats in the House of Representatives were vacant. This is due to the appointment of Hon. Khadija Bukar Abba Ibrahim of Yobe as the Minister of State, External Affairs; the election of Hon. Philip Shaibu of Edo as the Deputy Governor of Edo State as well as pending re-run elections to be held for the seats of Rivers State. At present there is only one representative from Rivers State.

The Senate is made up of members elected into that upper house for a four-year term. Each Nigerian state elects three senators while the Federal Capital Territory elects one senator, amounting to 109 seats in total. The head of the Senate is referred to as the Senate President. On December 15, 2016, three newly elected senators representing Rivers State were sworn in after the conclusion of the Rivers State senatorial re-run elections which were conducted by the Independent National Electoral Commission.

As of January 2017, three seats in the Senate were vacant due to Anambra, Kogi and Abia each having one vacant seat to be filled.

The two chambers of the National Assembly work in collaboration with the executive branch in areas such as budgetary appropriation, appointment of certain officers and the enactment of laws. A bill for an act may originate from either of the chambers or from the executive; however, before the President can assent to the bill, it must be passed by both chambers.

The Senate and the House of Representatives are each required by the Constitution to sit for a minimum period of 181 days in each year.

House of Representatives

Political Party	Number of Seats
All Progressives Congress	213
Peoples Democratic Party	128
All Progressives Grand Alliance	5
Accord	1
Labour Party	1
Vacant(1)	12

Total	360

(1)	As of May 2017, 12 of the 360 seats in the House of Representatives were vacant.

Senate

Political Party	Number of Seats
All Progressives Congress	57
Peoples Democratic Party	47
Labour Party	1
Vacant(1)	4

Total	109

(1)	As of May 2017, 4 of the 109 seats in the Senate were vacant.

See “—Political Parties”

Judicial Branch

In accordance with the Constitution, judicial authority is vested mainly in the following courts: the Supreme Court; the Court of Appeal; the Federal High Court; the High Court of the Federal Capital Territory, Abuja; the Sharia Court of Appeal of the Federal Capital Territory, Abuja; the Customary Court of Appeal of the Federal Capital Territory, Abuja; the State High Courts of each state; the Sharia Court of Appeal and the Customary Court of Appeal in states which have established these courts; and the National Industrial Court (which handles labor and employment matters). The judiciary is independent and its powers are exercised in compliance with the Constitution.

The Constitution also vests judicial authority in such other courts as may be created by the National Assembly or the State House of Assembly and as may be authorized by law to exercise jurisdiction over matters with respect to which the National Assembly or the State House of Assembly may make laws, and they exercise jurisdiction in the first instance or on appeal.

The Constitution establishes election tribunals and a code of conduct tribunal; it also authorizes the National Assembly to constitute other tribunals as may be required. The Investments and Securities Tribunal and the Tax Appeal Tribunal, which were established by the National Assembly pursuant to the Investments and Securities Act No. 29 of 2007 and the Federal Inland Revenue Service (Establishment) Act 2007, handle disputes in relation to capital markets activities and taxation, respectively.

Supreme Court

The Supreme Court, situated in the Federal Capital Territory, is the highest court in Nigeria and its decisions are binding on all lower courts. It has jurisdiction in respect of disputes (i) between the Federal Government and the states, (ii) between the states of the Federation, if and in so far as the disputes involve any question (whether of law or fact) on which the existence or extent of a legal right depends, (iii) between the National Assembly and the President, (iv) between the National Assembly and a state and (v) between the National Assembly and a State House of Assembly. It hears appeals from the Court of Appeal to the exclusion of any other court. The Supreme Court consists of the Chief Justice of Nigeria and such number of justices, not to exceed 21, as may be prescribed by the National Assembly. The court is duly constituted by not less than five or seven justices (depending on the nature of the matter before it) for the purpose of exercising any of its stated jurisdictions. The Chief Justice of Nigeria and other justices of the Supreme Court are appointed by the President on recommendation of the National Judicial Council, subject to confirmation of such appointment by the Senate. The Chief Justice of Nigeria heads the judiciary of Nigeria and presides over the Supreme Court. Currently, the Supreme Court is composed of an acting Chief Justice and 16 other Justices.

The Court of Appeal

The Court of Appeal is the second highest court in Nigeria and its decisions are binding on all lower courts. It is composed of the President of the Court of Appeal and such number of other justices of the Court of Appeal which must not be less than 49. The court has original and exclusive jurisdiction over questions as to whether a person has been validly elected to the office of President or Vice-President of the Federation or whether the term of office of such person has ceased or whether the office has become vacant. It also has appellate jurisdiction to hear appeals from decisions of the High Courts of the states and the Federal Capital Territory, the Federal High Court, the Sharia Courts of Appeal of the states or of the Federal Capital Territory, the Customary Courts of Appeal of the states or of the Federal Capital Territory as well as from decisions of a court martial or other tribunals as specified by an Act of the National Assembly. The court is duly constituted by not less than three or five justices (depending on the nature of the matter before it) for the purpose of exercising any of its stated jurisdictions. For administrative convenience, the Court of Appeal is divided into judicial divisions which sit in various parts of the country: namely, Abuja, Lagos, Enugu, Kaduna, Ibadan, Benin, Jos, Calabar, Ilorin, Sokoto, Owerri, Yola, Ekiti, Makurdi, Akure and Port Harcourt. The appointment of the President of the Court of Appeal and the justices of the Court of Appeal is made by the President on the recommendation of the National Judicial Council. The appointment of the President of the Court of Appeal is subject to confirmation by the Senate.

The Federal High Court

The Federal High Court of Nigeria comprises a Chief Judge and such number of judges as the National Assembly may prescribe. The Court has limited but exclusive jurisdiction in civil and criminal cases or matters as set out in the Constitution. Similar to the Court of Appeal, the Federal High Court is divided into judicial divisions for administrative convenience. There are currently 36 divisions of the Federal High Court spread across the states in Nigeria.

The State High Courts

There is a High Court in each state and the Federal Capital Territory. Each High Court of a state and the Federal Capital Territory is made up of a Chief Judge and such other number of judges as the State House of Assembly may prescribe or as the National Assembly may prescribe in the case of the High Court of the Federal Capital Territory. The State High Courts have general original jurisdiction over civil and criminal matters except matters in respect of which any other court has been vested with exclusive original jurisdiction and supervisory/appellate jurisdiction over lower courts, making them the courts with the widest jurisdiction under the Constitution. A State High Court is duly constituted by one judge. Each State High Court is divided into judicial divisions for administrative convenience.

The Sharia Court of Appeal

Sharia (Islamic) law and principles have been adopted in certain states in Nigeria. There is a Sharia Court of Appeal for the Federal Capital Territory and any state which requires it. This Court has appellate and supervisory jurisdiction in civil proceedings involving questions of Islamic personal law, which the Court is competent to decide in accordance with the Constitution. The Court comprises a Grand Khadi and other Khadis as the National Assembly or the State Houses of Assembly (as the case may be) may prescribe.

The Customary Court of Appeal

There is a Customary Court of Appeal for the Federal Capital Territory and any state that requires it. This Court has appellate and supervisory jurisdiction in civil proceedings involving questions of customary law and is composed of a President and such number of judges as the National Assembly or the State Houses of Assembly (as the case may be) may prescribe.

The National Industrial Court

The National Industrial Court has exclusive jurisdiction in civil cases and matters relating to labor, employment, trade unions, industrial relations, terms of service and matters arising in relation to the workplace. The Court also has exclusive jurisdiction on matters relating to or arising from the Factories Act, 1987, the Trade Disputes Act

1976, the Trade Unions Act 1973 (as amended), the Employees’ Compensation Act 2010 or any other legislation relating to labor, employment, industrial relations or workplaces. In May 2013, President Goodluck Jonathan approved the appointment of 12 new judges for the National Industrial Court, in addition to the nine existing judges and the President of the Court.

Other courts

In addition to the courts above, there are also Magistrates Courts, District Courts, Area Courts and Customary Courts established in various states by state laws. These courts have limited jurisdiction as specified in their enabling laws and appeals from them are referred to the High Court, the Sharia Court of Appeal or the Customary Court of Appeal (as the case may be).

State and Local Government

Nigeria is subdivided into 36 states and the Federal Capital Territory. Each state is governed by a Chief Executive (known as the Governor) who is elected for a four-year term and is eligible for one further term. The Governor is assisted in carrying out his or her functions by a Deputy Governor, commissioners and other public officers of the state. The Governor is empowered to appoint commissioners and advisers and to assign responsibilities to them.

The legislative powers of a state are vested in a unicameral legislative body called the House of Assembly. Members serve four-year terms and are not subject to a term limit for re-election. The House of Assembly of each state may legislate in respect of matters within its legislative competence, as set out in the Constitution. It is made up of representatives from all local government areas within the state and exercises identical functions at the state level to those of the National Assembly at the federal level. A state House of Assembly must consist of not less than 24 and not more than 40 members.

State governments are vested with the power, for example, to collect personal income tax from residents, impose sales tax and collect certain forms of stamp duties and capital gains tax.

The states are further divided into local governments. There are 774 constitutionally recognized local government areas and area councils in Nigeria. Each local government area or area council is administered under a local government or area council, consisting of a Chairman who is the Chief Executive of the local government area or area council and other elected members who are referred to as councilors. The functions of local governments include the consideration and the making of recommendations to a state commission on economic, administrative and urban planning issues including the economic development of the state, collection of rates, radio and television licenses and establishment and maintenance of cemeteries, burial grounds and homes for the destitute or infirm, the naming of roads and streets and the numbering of houses and such other functions as may be conferred on a local government or area council by the State House of Assembly or National Assembly, as the case may be. The local government councils receive their funding from the state government, and the area councils receive funding from the Federal Government, which in turn is financed by statutory allocations from the Federation Account. The Federation Account is a central distributable pool of funds (comprising oil revenues, value added tax, companies’ income tax, customs and excise duties as well as royalties and other income) established pursuant to Section 162 of the Constitution and into which are paid all revenues collected by the Federation, except limited categories of revenues excluded pursuant to the Constitution and managed by the Federal Government (the “Federation Account”).

Population, Education and Health

Population

According to the UNPD’s World Population Prospects, Nigeria’s population was approximately 182.2 million in 2015, representing growth of 2.6% from 2014.

Nigeria has a relatively young population, with 2.7% of the population aged 65 and above, 53.3% between the ages of 15 and 64 and 44% under 15 years of age, as of the end of December 2015. The World Bank estimated the average population density for the country at 195 people per square kilometer in 2014 and at 200 people per square kilometer in 2015. Nigeria’s population is unevenly distributed across the country. Kano State had the highest population among Nigerian states in 2015, followed closely by Lagos State, which had the highest population density. Other densely populated states are Kaduna, Katsina, Oyo and Rivers States. In 2015, approximately 50.9% of Nigeria’s population was male and approximately 49.1% was female.

There are three main ethnic groups in Nigeria: the Yorubas in the west, Hausa-Fulanis in the north and the Igbos in the east. There also are more than 250 other ethnic groups and languages, including Urhobo, Efik, Edo, Ijaw and Kanuri, and over 500 dialects within the ethnic groups. The official language in Nigeria is English, although the main indigenous languages spoken by the three predominant ethnic groups in the country are Yoruba, Hausa and Igbo. There is also a dialect known as “broken/Pidgin English,” which is a Nigerian adaptation of the English language that is spoken and understood by many Nigerians.

The table below sets out selected comparative macroeconomic statistics and socioeconomic indicators for 2015 (unless otherwise indicated) for Nigeria and for certain other countries:

	Nigeria		Ghana	Zambia		Ivory Coast	South Africa
Gross National Income per capita (current U.S.$)(1)	2,790		1,480	1,490		1,420	6,080
GDP growth (annual %)	2.7		3.9	2.9		9.2	1.3
Population Growth (annual %)	2.6		2.3	3.1		2.4	1.6
Life expectancy at Birth (years)	53.0		61.5	60.8		51.9	57.4
Primary School Enrollment (% gross)(2)	93.7	(3)	109.9	103.7	(3)	93.6	99.7	(3)
Mortality Rate, under 5 (per 1,000)	108.8		61.6	64		92.6	40.5
Adult Literacy Rate (%)	59.6		76.6	85.1		43.3	94.6

(1)	Gross National Income per capita is the Gross National Income, converted to U.S. dollars using the World Bank Atlas method, divided by the midyear population. The World Bank Atlas method of conversion is used by the World Bank to smooth fluctuations in prices and exchange rates. The World Bank Atlas method applies a conversion factor that averages the exchange rate for a given year and the two preceding years, adjusted for differences in rates of inflation between the country and countries in the EU, Japan, the United Kingdom and the United States.
(2)	Percentage above 100% is due to students who re-enroll after a period of absence, in which case one student may account for more than one enrollment. Data do not account for re-enrollment.
(3)	Primary school enrollment data for Nigeria and Zambia are 2013 and for South Africa 2014.

Source: World Bank, World Development Indicators database.

Education

The Nigerian education system has three main segments: basic education, post-basic education (or senior secondary education) and tertiary education. Early childhood care and development (or pre-primary education) is viewed as a specialized part of basic education for younger children who are not yet of primary school age.

Primary or basic education

Primary education is free and compulsory, although not all eligible children attend school. According to the Federal Ministry of Education, in 2013 there were 92,851 primary schools in Nigeria with 26.2 million children enrolled. There is strong participation by the private sector in primary education but the Government is the dominant provider of education at this level. According to the NBS, in 2014, the total number of public primary schools in Nigeria was 62,406 with 23.1 million enrolled students. In that same year, according to the NBS, enrollment had declined for both sexes from 12,916,185 males and 11,268,842 females in 2013 to 12,145,968 and 10,983,959 respectively in 2014, representing a decrease of 6.0% and 2.5%, respectively.

Post Basic Secondary

According to the Federal Ministry of Education, in 2013 there were 21,113 junior secondary schools in Nigeria with 6.2 million children enrolled and 20,906 senior secondary schools with 5.2 million children enrolled. The level of primary and junior secondary school enrollment was 52% male and 48% female, while for senior secondary schools the level was 54% male and 46% female. In 2014, the total number of public junior secondary schools was 11,874 compared to 11,561 in 2013.

Tertiary

Tertiary education encompasses all forms of post-secondary education, which includes universities, colleges, polytechnics and monotechnics. The National Open University of Nigeria was founded in 2002 to provide tertiary education through a network of local study centers located in different parts of the country. According to the National Universities Commission, as of December 2016, there are 68 private universities, 40 federal universities and 44 state universities, totaling 152. According to the National Board for Technical Education, there are 107 federal, state and private polytechnics in Nigeria, 27 federal, state and approved private monotechnics, 36 Federal and State Colleges of Agriculture. The country also has Colleges of Health Education and technical colleges.

In November 2016, the Government approved the establishment of eight new private universities.

Quality of Education

According to the UNESCO Institute of Statistics, the adult literacy rate in Nigeria for 2015 is estimated at 59.6% (69.2% for males and 49.7% for females) and the youth literacy rate 72.8% (79.9% for males and 65.3% for females). According to the NBS, in 2010, the adult literacy rate (age 15 and over) was 57.9% (65.1% for males and 50.6% for females) in the English language and 71.6% (79.3% for males and 63.7% for females) in any language. The youth literacy rate (age 15-24) in 2010 stood at 76.3% (81% for males and 71.4% for females) in the English language and 85.6% (89.4% for males and 81.6% for females) in any language.

Primary and secondary school education is hampered by adverse conditions such as inadequate teaching and instructional materials, poor infrastructure and overcrowded classrooms, as well as an inadequate number of teachers in schools and institutions.

Improving education is a central goal of Vision 20:2020, (as described in “The Economy—Overview—Vision 20:2020”), and the First National Implementation Plan (“First NIP”) aimed to increase net primary school enrollment from 61.5% to 75% by 2013 and to increase access to nomadic education from 22% to 40% by 2013. Net primary and secondary school attendance stood at 71% and 54.8% in 2012, respectively, compared with 68.7% and 57.4% in 2014, respectively. The target of the First NIP was not achieved due to instability in the north resulting from Boko Haram activity.

In 1993, the Tertiary Education Trust Fund (formerly, the Education Trust Fund and the Education Tax Fund) was established by the Government to manage, disburse and monitor the education tax (a 2% tax on the assessable profit of all registered companies in Nigeria) for the benefit of public tertiary institutions in Nigeria at the federal and state levels. The funds disbursed are for essential physical infrastructure, teaching, teaching material and equipment, research, publications, academic staff training and for maintaining and improving overall quality and standards.

Health

Nigeria operates modern healthcare delivery systems, as well as indigenous healthcare delivery systems. The private and the public sectors provide orthodox healthcare services, while the traditional healthcare system is managed by traditional healthcare practitioners. The public health service is organized into primary, secondary and tertiary levels. The National Health Policy assigns responsibilities for primary healthcare to local governments, secondary healthcare to state governments and tertiary healthcare to the Federal Government.

According to a survey conducted by the Federal Ministry of Health in 2011, Nigeria had 23,640 health care facilities, 88.4% of which were at the primary level, 11.3% of which were at the secondary level, and 0.2% of which were at the tertiary level. According to the Primary Healthcare Under One Roof Implementation Scorecard III Report issued by the National Primary Health Care Development Agency, in November 2015, there were 33,973 health facilities (private and public) in Nigeria. Although the healthcare system covers the entire country, there are wide regional disparities in the delivery of healthcare services and availability of resources, and the system faces funding and capacity constraints. Healthcare services are more prevalent in the southern states than in the northern states. The current priorities of the health sector include childhood immunization and HIV/AIDS prevention.

According to the UNDP Human Development Report 2016, the maternal mortality rate in Nigeria is estimated to be 814 per 100,000 live births as of 2015, while the under-five mortality rate is estimated to be 108.8 per 1,000 live births as of 2015. Communicable diseases are the major causes of mortality and morbidity in the country. In children, the major causes of mortality and morbidity are malaria, diarrhea, acute respiratory infections, measles and other vaccine-preventable diseases and the exacerbating effect of malnutrition.

Also according to the UNDP Human Development Report 2016, life expectancy at birth in Nigeria was approximately 53.4 years for females and 52.7 years for males. According to the World Bank, in 2015, Nigeria had an HIV prevalence of approximately 3.1% among its population of adults aged between 15 and 49 years old, a decrease from 3.4% in 2011.

According to the Nigeria Malaria Indicator Survey (NMIS) of 2015, 69% of the Country’s total population has access to improved drinking water representing about 89% of the total urban population and approximately 58% of the total rural population.

In 2014, amid an outbreak of Ebola in certain areas of West Africa, twenty cases of Ebola were reported in Nigeria (19 laboratory confirmed and one probable). As of November 2015, no new cases of Ebola in Nigeria had been reported since September 5, 2014.

On March 31, 2017, the Federal Ministry of Health announced that an outbreak of Cerebrospinal Meningitis across Nigeria had begun in November 2016, affecting primarily northern areas. With support from multilateral and bilateral development partners, vaccines have been deployed to affected areas and all public sector hospitals have been directed to provide free treatment for all cases of Cerebrospinal Meningitis.

Political Parties

According to the Independent National Electoral Commission, as of November 2016 there are 40 registered political parties in Nigeria. In addition to the ruling All Progressives Congress (which resulted from the merger in 2013 of a faction of the All Progressives Grand Alliance, the Action Congress of Nigeria, the All Nigeria People’s Party and the Congress for Progressive Change), which has been in power since 2015, the main political parties include the Peoples Democratic Party, the All Progressives Grand Alliance, the Labour Party and the Accord Party. The All Progressives Congress was the main opposition party in the 2015 general elections; its candidate, former Head of State Major General Muhammadu Buhari, won the Presidential election in March 2015 and took office on May 29, 2015.

The tenures of the previous President, Vice President, members of the National Assembly, as well as the Governors of all the States in Nigeria (except Anambra, Bayelsa, Kogi, Edo, Ondo, Ekiti and Osun States) expired on May 28, 2015.

2015 Elections

Nigeria held general elections with respect to the executive and legislative arms of the federal government on March 28, 2015 and at the state level on April 11, 2015. Although there was some election related violence, the elections were widely accepted by local and international observers, such as the United States, EU, African Union, and the Economic Community of West African States (“ECOWAS”), as credible, free and fair. In its congratulatory message to Nigeria, the government of the United States described the federal elections of March 28, 2015 as “historic, well-conducted, and largely peaceful.”

The presidential election was contested by 14 political parties, while 28 registered political parties sponsored candidates for the National Assembly elections. The two major contestants for the presidency were the incumbent President, Dr. Goodluck Ebele Jonathan of the Peoples Democratic Party, and Major General Muhammadu Buhari of the All Progressives Congress. Major General Buhari won the election with 15,424,921 votes, followed by President Jonathan with 12,853,162 votes. In the presidential election, the All Progressives Congress won a majority of the votes in 21 of the 36 states, while the Peoples Democratic Party won in 15 states and the Federal Capital Territory. President Jonathan congratulated President-elect Buhari, who took office on May 29, 2015 in accordance with the Constitution. There was no election dispute before any tribunal with respect to the presidential election.

The results of elections in the National Assembly, which were held alongside the presidential election on March 28, 2015, shifted the balance of power in favor of the All Progressives Congress, which gained a majority of seats in both the upper and lower chambers of the National Assembly.

General elections at the state level for offices of the executive governor and for seats in the state legislatures were held on April 11, 2015. Elections for offices of the executive governor were held in only 29 states, as the elections for seven other states already had been settled through by-elections. The All Progressives Congress won governor positions in 20 of the 29 states, bringing to 22 the number of states governed by the All Progressives Congress. The Peoples Democratic Party won nine states in the April 11, 2015 election, bringing the states to be governed by the Peoples Democratic Party to 13, while the All Progressives Grand Alliance retained its control of one state.

The administration of the All Progressives Congress has stated that its party’s mission is to construct and institute a progressive state anchored on social democracy, where the welfare and security of the citizenry is paramount. To achieve these objectives, the All Progressives Congress government has proposed the eight following key programs:

1.	War Against Corruption: This program aims to strengthen the powers of the Economic and Financial Crimes Commission, the Independent Corruption Practices and Other Related Offences Commission and other Anti-graft agencies and repeal the laws which inhibit their independence. The party also proposes to embark upon a public sensitization campaign and increase civic education against corruption in schools and town halls, and well as to encourage Civil Society Organizations, Advocacy groups and Whistle-Blowers in the anti-graft movement.

2.	Food Security: This program involves comprehensive re-organization and revolution of the agricultural industry, with the aim of sustaining agriculture as the strategic center of national economic development to feed the nation, supplying adequate raw material for industrial processing and manufacturing and earning stable remunerative prices in the local and international markets.

3.	Accelerated Power Supply: This program aims to pursue the expansion of electricity generation and distribution, and to make power available from renewable energy sources such as coal, solar, hydro, wind and biomass for domestic and industrial use, wherever these prove viable.

4.	Integrated Transport Network: This program involves undertaking a survey of the condition of the Federal highways and State roads, including rural feeder roads as a basis for embarking on appropriate reconstruction, rehabilitation and maintenance works. The party also proposes to embark on the building of up to 200 km of modern standard railway lines annually, improve and modernize aviation infrastructure to ensure compatibility with international safety standards and renovate and modernize the ports to enable them to cope with growing traffic.

5.	Free Education: This program aims to fully implement and enforce the provisions of the Universal Basic Education Act 2004, with emphasis on gender equity in primary and secondary school enrollment whilst improving the quality and substance of the schools. The party will target up to 10% of the annual budget for this critical sector whilst making substantial investments in training programs at all levels of the educational system.

6.	Devolution of Power: This program aims to ensure that the local government system of administration is autonomous, to allow it to perform the constitutional role demanded of it.

7.	Accelerated Economic Growth: This program aims to maintain a sound macro-economic policy environment, run an efficient government and preserve the independence of the CBN. The program also aims to restore and strengthen financial confidence by putting in place more robust monitoring, supervision and regulation of all financial institutions and make the economy one of the fastest growing emerging economies in the world, achieving a real GDP growth averaging 10% annually.

8.	Affordable Health Care: This program aims to reduce the infant mortality rate by 2019 to 3%, reduce maternal mortality by more than 70%, reduce HIV/AIDS infection rate by 50% and other infectious disease by 75%, as well as improve life expectancy by an additional 10 years on average through the implementation of a national healthy living program. The party also proposes to increase the number of physicians from 19 per 1000 population to 50 per 1000 and increase national health expenditure per person per annum to about ₦50,000 (from less than ₦10,000 currently).

The new government assumed office on May 29, 2015 and has pursued administrative and legislative steps to implement the agenda of the All Progressives Congress. One of the major objectives of the new administration is the enforcement of anti-corruption laws and, in general, its battle against corruption. The new administration has taken a proactive stance against corrupt practices in the public service sector (namely, the executive, legislature and the judiciary). According to the Overview of the 2017 Budget Proposal (Budget of Recovery and Growth) issued by the Federal Ministry of Budget and National Planning on December 19, 2016, the NERGP is intended to address the current economic challenges in the country and to restore growth. The NERGP aims to build on the existing Strategic Implementation Plan and to revive the economy.

Some of the steps which the current administration has taken include:

•	exiting the Joint Venture cash call obligation arrangement with international oil companies;

•	adopting the Zero Based Budget (ZBB) approach, commencing with the 2016 Budget, with the aim of justifying every government expenditure in line with government policies and priorities;

•	introducing a Treasury Single Account;

•	introducing the Efficiency Unit in the Ministry of Finance to guard against financial leakages; and

•	fully removing the fuel subsidy.

According to the State House (Office of the President), on May 7, 2017, President Buhari traveled to London for medical consultation with his doctors, who would determine the duration of his stay in London. The State House noted that President Buhari had transmitted letters concerning his travel to the Senate and the House of Representatives in accordance with Section 145 of the Constitution, and that during the period of his stay outside Nigeria, the Government would continue to function normally under the leadership of the Vice President, Prof. Oluyemi Osinbajo.

Legal Proceedings

Save as disclosed in this sub-section “—Legal Proceedings” and “Information about the Issuer—Public Finance—Excess Crude Account” (at page 171), the Federal Republic of Nigeria is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which it is aware), during the 12 months prior to the date hereof, which may have, or have had in the recent past a significant effect on the financial position of the Federal Republic of Nigeria.

Dispute with Global Steel Holdings Ltd

In August 2004, Global Steel Holdings Ltd and Global Infrastructures (Nigeria) Ltd (together, “Global”) entered into a concession agreement with the Government for the rehabilitation, completion, commissioning and operation of the Ajaokuta Steel Plant in Ajaokuta, Kogi State by Global. In May 2007, the concession agreement was terminated and the Government entered into a share sale and purchase agreement (“Global SPA”) with Global pursuant to which the Government agreed to sell 300,000 ordinary shares, or 60% of Ajaokuta Steel Company Ltd. (“ASCL”) to Global for U.S.$525 million.

In February 2008, Global alleged that the Government breached the Global SPA by failing to give Global unfettered possession of the Ajaokuta Steel Plant, failing to take responsibility for payment of salaries, allowances and emoluments of the staff of ASCL and failing to indemnify Global for all liabilities and obligations against ASCL prior to the effective date of the Global SPA. Following initial attempts to settle the matter by agreement, in April 2008 Global brought an arbitration claim at the ICC International Court of Arbitration in London (the “ICC”). Global was seeking damages for losses resulting from the alleged breaches plus costs of the arbitration. In September 2008, the Government filed a response denying the allegations and in 2011 the parties decided to suspend the arbitral proceedings to pursue a mediation process and reach a settlement.

Following negotiations, the parties reached an agreement on the major issues of the dispute and signed a settlement agreement on May 1, 2013. The settlement agreement provided that the National Iron Ore Mining Company Ltd. (“NIOMCL”) would revert to Global under a modified concession agreement (the “Modified Concession Agreement”) while ASCL would revert to the Government. The parties signed the Modified Concession Agreement on August 1, 2016 with an initial duration of seven years and an option to renew for a further 10 years. In line with the Modified Concession Agreement, both parties are currently conducting technical and financial due diligence in relation to NIOMCL, following which the Government will approve Global’s business plan for the Ajaokuta Steel Plant and production will commence. The parties intend to re-approach the ICC for a final arbitration award on the basis of the new understanding and agreements. Quantification of amounts claimed by Global is not possible at this time.

Dispute with Korea National Oil Corporation

In 2005, the Korea National Oil Corporation (“Korea National Oil”) and its Nigerian affiliates were awarded oil prospecting licenses in respect of the Oil Prospecting License 321 and 323 oil blocks (see “The Economy—Principal Sectors of the Economy—Oil and Gas—Upstream”). The awards were subject to the payment of certain signature bonuses equal to approximately U.S.$485 million. The Government claims that Korea National Oil paid only approximately U.S.$100 million. Subsequently the Government revoked Korea National Oil’s licenses. Korea National Oil brought an action in the Federal High Court, Abuja, seeking reinstatement of the licenses (Korea National Oil did not seek money damages).

In August 2009, the court issued a judgment in favor of Korea National Oil, declaring that the purported revocation of Oil Prospecting Licenses 321 and 323 by the Government was invalid and granting an order restraining the Government, its agencies and servants from exercising any authority over the oil blocks. In August 2009, the Government and certain other parties appealed the decision to the Court of Appeal, Abuja Division, contending that Korea National Oil had failed to pay the applicable signature bonuses and to execute agreed downstream projects which were conditions precedent for the award of the oil prospecting licenses and that consequently the revocation of the oil prospecting licenses was valid. The Court of Appeal decided against Korea National Oil and set aside the judgment of the Federal High Court. Korea National Oil then appealed to the Supreme Court, with certain matters also subject to cross-appeal. On February 24, 2017, the Supreme Court upheld the decision of the Court of Appeal.

Dispute with Continental Transfert Technique Ltd

In May 1999, Continental Transfert Technique Ltd (“Continental”) entered into an agreement with the Government to manufacture the Combined Expatriate Residence Permit and Aliens Card (CERPAC) for the

Ministry of the Interior. Pursuant to the agreement, Continental was to provide equipment, technical support and training and the Ministry of the Interior (previously the Ministry of Internal Affairs) was to provide office accommodation for the Combined Expatriate Residence Permit and Aliens Card facilities. The fees earned from the Combined Expatriate Residence Permit and Aliens Card cards were to be split 60% to Nigeria, 30% to Continental and 10% for operating expenses.

In November 2007, Continental commenced arbitration proceedings alleging misrepresentations by the Government in the agreement, in particular with respect to Combined Expatriate Residence Permit and Aliens Card sales projections. Continental sought damages in the amount of approximately U.S.$604 million. The Government denied the allegations and counterclaimed for Continental’s failure to deliver equipment and perform services. The amount of the Government’s counterclaim was approximately U.S.$34 million.

Arbitration proceedings were held at the International Dispute Resolution Centre in London, UK. In August 2008, the arbitration panel awarded damages of approximately U.S.$252 million in favor of Continental. In May 2010, the Government initiated an action in the Federal High Court, Lagos, to have the award set aside. Continental has initiated proceedings in the U.S. District Court of the District of Columbia to seek recognition and enforcement of the arbitration award. While all proceedings in the Nigerian courts have since been abated, on March 26, 2013 the U.S. District Court of the District of Columbia issued a judgment that grants Continental an award in the amount of U.S.$276.1 million, including post-judgment interest at a rate of 3.4% per annum. On April 25, 2013, the Government filed an appeal against the judgment. Although the Government’s appeal with the U.S. Court of Appeals for the D.C. Circuit is still pending, Continental commenced enforcement proceedings in the United States. In order to ensure that the Government’s assets in the United States are protected against such enforcement proceedings, the Government filed for protective orders against any potential discovery or deposition requests filed by Continental as part of the enforcement proceedings.

In an out-of-court settlement chaired by the former Attorney-General of the Federation, the FGN agreed to pay Continental ₦18 billion in three installments within six months of the execution of the settlement agreement as well as extend the CERPAC contract for a term of three years as full and final payment. The sum of ₦7 billion has been proposed to be paid up-front, with subsequent payments of ₦6 billion and ₦5 billion. The judgment debt is still outstanding.

Dispute with Enron Nigeria Power Holding, Ltd.

In November 2012, an international arbitration tribunal constituted by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) issued an award in favor of Enron Power Holding Company of Nigeria Ltd. (“Enron”) against Nigeria in the amount of $11,220,000 plus interest from June 2006, plus GBP 718,147 and $870,000 in respect of costs and expenses (the “Enron ICC Award”). In October 2015, the U.S. District Court for the District of Columbia (“DC District Court”) confirmed the Enron ICC Award, which the U.S. Court of Appeals for the District of Columbia Circuit affirmed in December 2016. On April 26, 2017, the DC District Circuit issued an order for entry of a final judgment in amounts totaling $21,270,691.68.

In 2014, Enron obtained a third party debt order against the NNPC and J.P. Morgan Chase Bank in London. The order was later discharged.

Dispute between the Nigerian National Petroleum Corporation and the 1993 Production Sharing Contract contractor parties

The NNPC is currently in dispute with its 1993 Production Sharing Contract contractor parties over the interpretation and application of certain provisions of the Production Sharing Contracts. The disputes are currently the subject of four separate arbitral proceedings which the contractor parties (Nigeria Agip Exploration Limited (“NAE”), Shell Nigeria Exploration and Production Company (“SNEPCo”), Esso Exploration and

Production Nigeria Limited (“Esso”) and Statoil (Nigeria) Limited (“Statoil”) have instituted against the NNPC. The issues for determination before the arbitral panels are:

•	timing of amortization of capital costs;

•	allocation of tax;

•	treatment of investment tax credit; and

•	treatment of signature bonuses, loan interest and non-operator sole costs as deductible items for tax purposes.

The four arbitral tribunals have issued awards of at least $3.2 billion, plus interest and costs. However, the NNPC applied to the Federal High Court, Abuja challenging the arbitration proceedings on the basis that the exclusive jurisdiction to determine tax disputes lies with the Federal High Court of Nigeria pursuant to Section 251 of the Constitution. Consequently, the arbitral award in the Esso case was set aside by the Federal High Court on May 22, 2012, while the court is yet to determine the cases involving NAE, SNEPCo and Statoil. Esso appealed the judgment of the Federal High Court and on July 22, 2016, the Court of Appeal partly decided in favor of NNPC and affirmed the decision of the Federal High Court that such tax disputes are not arbitrable. The Court of Appeal affirmed the arbitral award determination that, pursuant to the Production Sharing Contracts, preparation of the Petroleum Profit Tax Returns and the determination of the oil lifting allocation were to be made by Esso.

Esso and SNEPCo each have applied, as lead plaintiffs, to the United States District Court for the Southern District Court of New York for recognition of arbitral awards against NNPC that were issued in October 2011 and May 2013, respectively. NNPC has moved for dismissal of the Esso case claiming enforcement of an award of $1.8 billion plus interest and costs. The case involving claims led by SNEPCo was stayed in April 2017 pending a decision by the Federal High Court in Nigeria concerning an application to set-aside the underlying arbitral award.

In addition, the Nigerian Federal Inland Revenue Service (the “FIRS”) also commenced proceedings at the Federal High Court against NNPC and each of NAE, SNEPCo, Esso and Statoil, challenging the propriety of the arbitrations in view of Section 251 of the Constitution and claiming that the Federal High Court has exclusive jurisdiction in matters relating to Nigerian tax. These proceedings have been ruled in favor of the FIRS and the judgments are currently being challenged on appeal.

Esso/Total and CNOOC/SAPETRO have separately commenced arbitral proceedings against the NNPC in respect of disputes resulting from their respective Production Sharing Contracts. The issues for determination relate to:

•	manner of capital amortization and recovery;

•	responsibility for the preparation of entitlements, amortization and royalty rate;

•	cost consolidation; and

•	treatment of certain cost items including signature bonuses, loan interest and non-operator sole costs.

The arbitral tribunals in both cases have been constituted and parties to the Total Production Sharing Contracts are exploring amicable settlement.

Process and Industrial Development Limited v. Ministry of Petroleum Resources of the Federal Republic of Nigeria

Arbitration proceedings were commenced against the Ministry of Petroleum Resources by Process and Industrial Development Limited (“P&ID”) in relation to a definite agreement dated January 11, 2010 (the “Definite Agreement”) between the Ministry and P&ID for Accelerated Gas Development in OMLs 123 and 67 for a period of twenty years.

Following the inability of the parties to implement the Definite Agreement as envisaged, P&ID commenced the arbitral proceedings, initially claiming the sum of U.S.$1.9 billion against the Ministry of Petroleum Resources. P&ID thereafter increased its claim to U.S.$5.9 billion and has recently submitted a final claim against the Ministry of Petroleum Resources of U.S.$8.1 billion.

The arbitration proceedings are currently ongoing and P&ID has demanded over U.S.$3 billion as arbitral award. A date has not been fixed for the arbitral decision.

Interstella Communication Ltd. v. Nigerian Telecommunications Ltd.

Interstella Communication Limited obtained a consent judgment against the now defunct Nigerian Telecommunications Limited in the sum of U.S.$119 million. Due to interest accruing on the judgment sum, the judgment now amounts to U.S.$286 million. Subsequently, an order absolute was obtained by Interstella Communication Limited.

The consent judgment has been challenged by the Attorney-General of the Federation and Minister of Justice on the allegation that it was obtained without the knowledge of the Attorney-General. The matter is presently pending at the Supreme Court of Nigeria.

LR Avionics v. Federal Republic of Nigeria

LR Avionics commenced arbitration proceedings against the Federal Republic of Nigeria, seeking redress for breach of a contract it entered into with the Ministry of Defence for the supply of six SU-27 Fighter Aircrafts for the Nigerian Air Force. In its final award, the Arbitration Tribunal awarded LR Avionics a sum of U.S.$5 million as general damages, U.S.$3 million as cost of legal representation and ₦9,420,000 as arbitrators fees.

Following the failure of the Federal Republic of Nigeria to pay the arbitration award sum, LR Avionics obtained an order for recognition and enforcement of the award in 2014 from the Commercial Court in London, in the sum of U.S.$5 million (which has now risen to about U.S.$6 million as a result of the accumulated interest on the award). The order includes a final charging order, allowing LR Avionics to sell property belonging to the Federal Republic of Nigeria at 56/57 Fleet Street in London. The debt sum is still outstanding and a request has been made to the President of the Federal Republic of Nigeria to facilitate the immediate payment of the judgment debt.

Terrorism and Anti-Terrorism Measures

Terrorism Prevention Act

In February 2011, Nigeria passed the Terrorism Prevention Act, which authorizes police and security forces to seal off property, detain terror suspects, and search property without first obtaining a warrant if in the interest of national security. Additionally, the Terrorism Prevention Act granted jurisdiction over all terrorism cases to Nigeria’s Federal High Court, where judges may issue sentences of up to 30 years for anyone convicted of acts of terrorism.

The Terrorism Prevention Act was passed amid growing concerns about violence caused by extremist militant groups operating in Nigeria. In December 2012, an amendment was passed which designates the office of the National Security Adviser as the coordinating body for all security and enforcement agencies and tasks the Attorney General with ensuring the conformity of Nigeria’s counter-terrorism laws with international standards and UN conventions. In May 2015, the Administration of Criminal Justice Act came into force. It regulates the procedure of all criminal investigations and trials (including terrorism cases) in the federal courts.

In a bid to further deter acts of terrorism, there is presently a Terrorism (Prevention) Repeal and Enactment Bill, 2015 (which was consolidated with the Terrorism Act (Amendment) Bill, 2016) which seeks to impose more stringent prison terms for Terrorist offences amongst connected purposes is Awaiting Committee Report at the

House of Representatives. The Bill was first read on December 16, 2015 and the second reading of the Bill took place on November 15, 2016.

Certain Counter-Terrorism Measures

The Federal Government of Nigeria has established various anti-terrorism measures. In 2011, a Joint Task Force (comprising the Nigerian Military, Nigeria Police Force, and State Security Service) was established and 3,600 personnel were deployed to Maiduguri, the capital of Borno State. An additional 2,000 troops with heavy military equipment, including fighter jets, were sent to Maiduguri in May 2013.

In April 2013, President Goodluck Jonathan inaugurated a 17-member Committee on Proliferation of Small Arms and Light Weapons. Through the ECOWAS, Nigeria participated in establishing a Three Pillar Counter-Terrorism Strategy and Implementation Plan that includes improved border control and measures countering the financing of terrorism. In April 2014, Nigeria, along with other Member States of the ECOWAS, adopted the international Arms Trade Treaty.

The Federal Government of Nigeria has participated in U.S. counterterrorism capacity-building programs under the Department of State’s Antiterrorism Assistance (ATA) program.

Boko Haram and the Niger Delta Avengers

Boko Haram

Boko Haram is a home-grown terrorist group which has operated primarily in North Eastern Nigeria since 2009. The group’s ideology is directed toward “Islamising” Northern Nigeria, implementing Sharia (Islamic) law and providing for the purification of Islam. Since 2009, Nigeria has experienced attacks and kidnappings, particularly in the northern States. It is believed that these attacks have been carried out by Islamist militia groups based in the north, such as Ansaru and Boko Haram. These attacks have occurred at various sites including churches, mosques, schools, business premises, police stations and immigration offices in Kano, Maiduguri, Mubi, Yola and Gombi States. Instances of kidnappings have increased, and have in some cases been large-scale, including the 276 female students kidnapped from a school in Chibok, Borno State in 2014. On May 6, 2017, the Government announced the release of 82 of the students in exchange for the release of suspected members of Boko Haram. In July 2016, a team from the UNICEF was attacked by suspected Boko Haram insurgents, leaving several injured and leading UNICEF to temporarily withdraw certain aid funds. Since the insurgency began, an estimated 20,000 lives have been lost in attacks of this kind and nearly two million people have been displaced in Nigeria, according to the World Bank North-East Nigeria Recovery and Peace Building Assessment Report, 2016.

In May 2013, then-President Goodluck Jonathan declared a state of emergency in Borno, Yobe and Adamwa, thereby authorizing the military to take over all security operations in those States, although the state of emergency has since lapsed. In February 2015, Nigeria’s Independent National Electoral Commission postponed the presidential elections scheduled to take place in February 2015 until March 28, 2015 amid concerns that the military would be unable to provide sufficient security for the elections while fighting Boko Haram. To help contain the threat of regional instability from Boko Haram activities, the African Union agreed on February 7, 2015 to send 8,700 troops from Nigeria, Benin, Cameroon, Chad and Niger to help put down the Boko Haram insurgency. Additionally, the defense budget was increased from about ₦100 billion in 2010 to about ₦1 trillion in 2014. The proposed 2017 budget approved by the National Assembly included an allocation of approximately ₦139.3 billion for the Ministry of Defence as capital expenditure, compared to ₦130.8 billion in the 2016 Appropriation Act and ₦35.3 billion in the 2015 Appropriation Act. The joint task force consisting of military forces from Nigeria, Cameroon, Chad and Niger has made significant progress in disrupting Boko Haram’s operations and maintaining security in the north-eastern region of Nigeria, including through the liberation of cities previously captured by the insurgents, which allowed internally displaced persons to return to their communities. In August 2016, the so-called Islamic State in Syria, a Middle-Eastern terrorist group to which Boko Haram has pledged allegiance, announced the appointment of a new leader for Boko Haram, supporting reports that the previous leader of Boko Haram had been killed during military operations. In December 2016, the Nigerian Army seized and took control of the Sambisa forest which was the major enclave of the Boko Haram group.

Niger Delta Avengers

In addition to the instability caused by Boko Haram in the North, the Niger Delta region of Nigeria continues to experience militant activities, such as the targeting of oil and gas installations across the region by groups such as the Niger Delta Avengers. The Niger Delta Avengers are the first official armed group to emerge in the region since 2009, when the then-President Umar Musa Yar’Adua, granted amnesty to militants in the region. The Niger Delta Avengers have expressed that their main objective is to ensure increased consideration for people who have suffered severe damage as a result of the environmental degradation caused by oil production and exploration activities in the region. In a bid to put a stop to the violence and sabotage in the region, the Presidential Amnesty Program (the “PAP”) was established in 2009 by then-President Yar’Adua. Under the PAP, militants in the region are given the opportunity to surrender their arms and be reintegrated into the society through vocational, educational and human capital development programs locally and overseas. Members under the PAP are also given monetary stipends as financial support. Under the administration of President Buhari, the PAP has been re-engineered to include an Exist Strategy for sustainable reintegration. The PAP has partnered with strategic partners such as the Niger Delta state government, the Ministry of Agriculture, the World Bank and the private sector, in order to achieve the aims of the program. The initiative has seen about 30,000 youths from communities in the Niger Delta region be enrolled in education scholarships, vocational courses and post training empowerment programs. As of 2016, 909 members under the program are engaged at various overseas educational institutions on scholarships, while 852 have graduated. Similarly, 1,726 members are engaged in universities locally and 955 had graduated, as of 2016. The PAP has resulted in substantial benefits, as members have been integrated into various sectors of the economy such as maritime, aviation, engineering and agriculture. The Federal Government has expressed its willingness to bring members of the Niger Delta Avengers and its agitators in under PAP. In August 2016, the Niger Delta Avengers announced that it is ready for a dialogue with the Federal Government. Additionally, in 2016, the Buhari administration committed U.S.$1 billion over five years to the clean-up of Ogoniland in the Niger Delta, following decades of oil pollution, which may help appease tensions among certain segments of the local population.

Foreign Relations

Nigeria has diplomatic relations with 100 countries. In pursuing the goal of regional economic cooperation and development, Nigeria has, over the past decades, played a pivotal role supporting peace in Africa. It has provided the bulk of troops for the UN peacekeeping mission in Sierra Leone, the UN Mission in Liberia and the African Union Mission in Sudan. Nigeria also has had a presence in countries such as the Democratic Republic of Congo, Chad and Bosnia. Nigeria is also leading the International Support Mission in Mali. According to the UN, as of December 31, 2016. Nigeria contributed 2,171 military experts, troops and police to UN peacekeeping missions, ranking 14th globally in contributions to UN operations.

EU Relations

The EU is Nigeria’s main trading partner and Nigeria, through the ECOWAS, concluded in February 2014 an Economic Partnership Agreement with the EU after more than ten years of negotiation. In July 2014, the ECOWAS Heads of States and Government gave final approval to sign the Economic Partnership Agreement, in spite of reservations raised by Nigeria concerning potential negative impacts on the Nigerian economy and integration of ECOWAS. Nigeria expressed its inability to sign the Economic Partnership Agreement in its present form. However, Nigeria is still working with the ECOWAS Commission to find a way forward.

The European Development Fund is the EU’s main vehicle for development cooperation in certain African, Caribbean and Pacific States, including Nigeria, focusing on economic growth and poverty reduction. The tenth European Development Fund program for Nigeria for the period 2008—2013 was launched in November 2009.

The development cooperation strategy was formulated jointly with Nigeria and an allocation of €677 million was made for the period 2008 to 2013 to fund programs and projects in three focal areas: peace and security, governance and human rights. Trade and regional integration and key development issues, such as climate change, health and cultural, scientific and technical cooperation, were included as non-focal areas. The eleventh European Development Fund, for the years 2014-2020, includes a Regional Indicative Program for West Africa with a budget of approximately €1.15 billion, with priorities center on regional integration.

U.S. Relations

Trade between Nigeria and the United States historically has been very strong due to the trade in petroleum products; however, trade between Nigeria and the United States has declined sharply since 2012. Total trade between Nigeria and the United States declined from U.S.$24.0 billion in 2012 to U.S.$18.2 billion in 2013 and to U.S.$9.8 billion in 2014, mostly due to a rise in shale oil production in the United States, which serves as an alternative to imports of crude oil from Nigeria. Nigeria’s exports to the United States in 2015 totaled U.S.$1.9 billion, while imports from the United States totaled U.S.$3.4 billion.

In April 2010, the United States and Nigeria formed the United States/Nigeria Bi-National Commission to provide a platform for a more productive and strengthened bilateral cooperation between the two countries. In March 2014, the United States and Nigeria met under an existing Trade and Investment Framework Agreement to advance the ongoing work program and to discuss improvements in Nigerian trade policies and market access. According to the U.S. Census Bureau, in 2014, Nigeria’s crude oil exports to the United States were U.S.$2.3 billion, compared to U.S.$1.1 billion in 2015. According to the NBS, there was an increase in Nigeria’s crude oil exports to the United States in 2016, which was ₦659.1 billion (approximately U.S.$2.8 billion, at the average exchange rate of ₦235.8/U.S.$1) in the first three quarters.

Foreign Direct Investment in Nigeria is concentrated in the petroleum/mining and wholesale and trade sectors. Exxon Mobil Corporation (“ExxonMobil”) and Chevron Corporation (“Chevron”) are the two largest U.S.-based corporations operating in offshore oil and gas production in Nigeria.

In addition to the decline in oil exports to the United States, two principal issues affect Nigeria-U.S. relations. First, the negotiation of the extension of trade benefits granted under the United States African Growth and Opportunity Act 2000, which aims to offer incentives for African countries to continue efforts to open their economies and build free markets. Second, there is an ongoing effort by the Nigeria Customs Service to harmonize Nigeria’s tariff classifications with the World Customs Organization Harmonized Commodity Description and Coding System. Currently, the United States contends that oatmeal has been misclassified, leading to an import duty that is twice as high as the United States contends it should be.

China Relations

Nigeria and the People’s Republic of China (“China”) established diplomatic relations on February 10, 1971. Relations between the two countries have been very cordial and active. Bilateral relations between the two countries include the establishment of a Joint Economic and Trade Commission, the signing of agreements on trade, economic and technical cooperation, scientific and technological cooperation and investment protection, as well as frequent exchange of high-level visits and consultations. One of the agreements signed, the Bilateral Trade Agreement, dated August 27, 2001, has lapsed and a new agreement is in process.

China’s main exports to Nigeria in 2015/2016 were light industrial, mechanical and electrical products. In 2015/2016, China mainly imported from Nigeria crude oil, timber and cotton. Both countries also executed a double taxation treaty in April 2002, which came into force in January 2010.

To date, China has set up a number of solely funded companies or joint ventures in Nigeria. Some of the main projects contracted or undertaken by Chinese companies in Nigeria are the rehabilitation of Nigerian railways, construction of houses at the Games Village of the National Stadium Complex in Abuja and the construction of the corporate headquarters of the Nigerian Communications Commission.

In 2010, the NNPC signed a memorandum of understanding with China State Construction Engineering Corporation Limited (“CSCEC”) to jointly seek an estimated U.S.$23 billion in contractor financing and supplier credits from the China Export and Credit Insurance Corporation and a consortium of Chinese banks to fund the establishment of three greenfield refineries and one petrochemical complex at various locations in Nigeria. The three greenfield refinery projects have since been put on hold. See “Public Debt—Guarantees and Contingent Liabilities”.

In December 2010, the Federal Government signed agreements with the Export-Import Bank of China for two loans with a total value of U.S.$899.5 million to provide funding for two key infrastructure projects in Nigeria: the Abuja-Kaduna Railway project (U.S.$500 million) and the Nigerian National Public Security Communication System project (U.S.$399.5 million). The loans are for periods of 20 years (with a 7-year grace period) and the interest rate is 2.5% per annum.

In November 2012, the Federal Government entered into another loan agreement with the Export-Import Bank of China in the amount of U.S.$500 million for the Abuja Light Rail project. The loan is for a period of 20 years (with a 7-year grace period) and the interest rate is 2.5% per annum.

The Government has entered into agreements with Export-Import Bank of China for two loans with a total value of U.S.$600 million, to provide funding for the Nigerian ICT Infrastructure Backbone Project (U.S.$100 million) and expansion of Lagos, Kano, Abuja and Port Harcourt Airports Terminals (U.S.$500 million). The Government has also entered into an agreement with Chinese state-owned companies to build a U.S.$1.3 billion, 700-megawatt hydroelectric power plant in Zungeru, Niger state. The majority of the project will be financed by a loan from the Export-Import Bank of China (75%), with the remainder of the cost to be paid by the Nigerian Government.

While commercial operation has commenced on the Abuja-Kaduna rail service in July 2016, disbursements on the remaining loans and execution of the projects are ongoing.

In May 2016, President Buhari signed an agreement with the Industrial and Commercial Bank of China, pursuant to which Nigeria will provide clearing services for renminbi-denominated transactions throughout Africa and the CBN will diversify its foreign reserves from U.S. dollars to include Chinese renminbi.

In July 2016, the Federal Government, eight Nigerian states and the China-Africa Machinery Corporation entered a memorandum of understanding designed to increase Nigeria’s stock of agricultural tractors and mechanization. The China-Africa Machinery Corporation is a venture funded by the China African Development Fund, a strategic partnership between China and Africa to encourage and support Chinese enterprises to invest in Africa.

Membership of International and Regional Organizations

United Nations

Nigeria has been a member of the UN since October 7, 1960. Nigeria is a member of the UN Human Rights Council as well as other agencies of the UN. Nigeria made a commitment to the Millennium Declaration at the UN’s Millennium Summit of 2000.

Nigeria was elected in October 2013 for a two-year term as a non-permanent member of the UN Security Council. Nigeria held the presidency of the Council for the month of April 2014.

IMF/World Bank

Nigeria has been a member of the World Bank since November 14, 1961 and the IMF since March 30, 1961. In March 2017, the IMF concluded its 2017 Article IV Consultation with the Nigerian Government, which involved discussion of economic and socio-economic policies that the IMF regularly holds with each member country. In April 2017, the IMF published a staff report of its Article IV consultation with the Nigerian Government and a press release summarizing the views of the IMF Executive Board during its consideration of the staff report. The IMF Executive Board recognized that the Nigerian economy has been negatively impacted by low oil prices and production and commended the efforts already made to reduce vulnerabilities and enhance resilience, while also emphasizing that stronger macroeconomic policies are urgently needed to rebuild confidence and foster economic recovery. The IMF Executive Board welcomed the NERGP and its initiatives for economic diversification and infrastructure development, while underlining that stronger policies will be needed to achieve NERGP objectives. In 2013, the World Bank changed Nigeria’s classification from low-income country to lower-middle-income country. Nigeria has also graduated from the list of countries with access to the International Development Association’s concessionary window.

OPEC

Nigeria became a member of OPEC in 1971. OPEC’s mission is to coordinate and unify the petroleum policies of its member countries with the goal of stabilizing oil markets to secure an efficient, economic and regular supply of petroleum to consumers, a steady income to producers and a fair return on capital for those investing in the petroleum industry. These goals are pursued through agreement on each country’s production allocation, or quotas. These quotas are regularly discussed at OPEC meetings and agreed by consensus. They are technically voluntary as the OPEC members reserve the rights to their sovereignty; however, there can be pressure to ensure compliance from other member countries. Each year from 2011 to 2015, the OPEC allocation for Nigeria was 1.7 million barrels per day of crude oil (excluding condensates, which are not included in the OPEC quota). Nigeria’s crude oil production in 2012, 2013, 2014, 2015 and 2016 was estimated at 2.3 mbpd, 2.2 mbpd, 2.2 mbpd, 2.1 mbpd and 1.8 mbpd, respectively. See “The Economy—Principal Sectors of the Economy—Oil and Gas—Oil and Gas Sector History, Regulation and Reform—History”.

WTO

Nigeria joined the World Trade Organization (“WTO”) on January 1, 1995. Nigeria is committed to a multilateral trading system and has made efforts to improve its customs procedures and to facilitate trade. Nigeria’s tariffs are based on the Common External Tariff (“CET”) regime of ECOWAS. See “Foreign Trade and Balance of Payments—Foreign Trade—Trade Policy”. The WTO Trade Policy Review Body conducted its most recent review of the trade policies and practices of Nigeria in June 2011. The 2011 Trade Policy Review Report by the WTO Secretariat observed that, while Nigeria’s economy continues to grow and diversify, sustaining economic growth requires further diversification of the economy away from the petroleum sectors. The report noted also that any description or assessment of Nigeria’s trade policies was particularly difficult due to problems related to availability of information and coordination between official agencies.

African Organizations

African Union

Nigeria was a founding member and is one of 54 members of the African Union, the successor to the Organization of African Unity. The African Union is modeled on the EU and has had a parliament since March 2004 when the Pan African Parliament was created. Its day-to-day affairs are run by the African Union Commission, which is chaired by Dr. Nkosazana Dlamini Zuma, a South African politician.

The African Union agreed on February 7, 2015 to send 8,700 troops from Nigeria, Chad, Cameroon, Niger and Benin to fight Boko Haram. The troops sent included soldiers, policemen, and civilians and is expected to be headquartered in Chad’s capital, N’Djamena. Neither a budget nor a timetable has yet been given for the intervention. According to the African Union, as of April 2016, the European Commission had decided to contribute EU funding to the Multinational Joint Task Force fighting Boko Haram.

African Development Bank

Nigeria is a member of the African Development Bank. The primary objective of the African Development Bank is to encourage sustainable economic development and social progress in its regional member countries, thus contributing to poverty reduction. As of September 30, 2016, Nigeria holds the largest equity share in the African Development Bank and 8.9% of voting power. Nigeria has a permanent seat on the Board of the African Development Bank. According to the African Development Bank, as of January 2017, the African Development Bank had 11 ongoing projects in Nigeria, 11 approved projects and eight pipeline projects in Nigeria.

Economic Community of West African States & Economic Community of West African States Monitoring Group

Nigeria is a member of ECOWAS, which was established in 1975. ECOWAS is headquartered in Abuja and has 15 West African countries as members. The organization promotes integration in all fields of economic activity, particularly industry, transport, telecommunications, energy, agriculture, natural resources, commerce, monetary and financial questions, and social and cultural matters.

In 1993, the Economic Community of West African States Treaty was revised with an intention to accelerate economic integration and to establish an economic and monetary union in West Africa with the following objectives: the removal of customs duties for intra-ECOWAS trade and taxes having equivalent effect, the establishment of a common external tariff, the harmonization of economic and financial policies and the creation of a single monetary zone. However, regional trade within the ECOWAS as a share of total trade remains limited due to the lack of economic harmonization.

In December 2014, Nigeria launched the CET regime of the Economic Community of West African States. The CET took effect in Nigeria on January 1, 2015 and is expected to boost national productivity through reduction of customs duties on raw materials required for industrial production. As of late 2016, ten countries, including Nigeria, have implemented the CET.

Nigeria is also a member of the Economic Community of West African States Monitoring Group (“ECOMOG”). ECOMOG was founded in 1990 under the auspices of Member States of the ECOWAS that were concerned about the threat of instability in the region during the Liberian Civil War. ECOMOG is composed of soldiers from the national armies of Member States. Nigeria contributed a majority of the troops and material and financial backing in respect of ECOMOG.

THE ECONOMY

Overview

According to the World Bank, Nigeria was Africa’s largest economy by GDP in 2015, ahead of South Africa and Egypt. Nigeria is also the most populous country in Africa, with a population of approximately 182.2 million in 2015. Following strong growth in the early part of the decade, Nigeria’s economy has entered a recession in the current low oil-price environment.

Nigeria experienced real GDP growth rates of 4.2% in 2012, 5.5% in 2013, 6.2% in 2014, 2.8% in 2015 and a contraction of real GDP of (1.5%) in 2016. The Nigerian economy is highly dependent on the oil and gas sector, which, in 2016, accounted for 8.2% of real GDP and 50.9% of total gross federally collectible revenue. In 2015, the oil sector accounted for 92.5% of export earnings. Dependence on oil makes the economy vulnerable to oil price fluctuations, as most economic sectors in Nigeria depend on public spending which itself is dependent on oil and gas revenues.

However, GDP performance in recent years generally has been supported by growth in non-oil and gas GDP, which grew by 5.8% in 2012, 8.4% in 2013, 7.2% in 2014 and 3.8% in 2015, followed by a contraction of (0.2)% in 2016, with the biggest growth drivers being agriculture, telecommunications, manufacturing and trade. The contraction in real GDP in 2016 was largely attributable to mining and quarrying (which includes the oil and gas sector), manufacturing and electricity, gas, steam and air conditioning supply, which contracted by (13.7)%, (4.3)% and (15.0)%, respectively. Despite the overall contraction in real GDP in 2016, the agriculture sector grew by 4.1% and the information and communications sector grew by 2.0%.

The following table sets forth the contribution to real GDP and growth rate for the periods indicated (based on 2010 constant basic prices) of the five largest sectors of the Nigerian economy, which combined to represent 71.0% of real GDP in 2016:

	Year ended December 31,
	2012		2013		2014		2015		2016
Economic Sector	% of GDP	Growth rate (%)	% of GDP	Growth rate (%)	% of GDP	Growth rate (%)	% of GDP	Growth rate (%)	% of GDP	Growth rate (%)
Agriculture	23.9	6.7	23.3	2.9	22.9	4.3	23.1	3.7	24.4	4.1
Trade	16.4	2.2	16.6	6.6	16.6	5.9	17.0	5.1	17.2	(0.2)
Information and Communication	10.5	3.1	10.7	8.2	10.8	7.0	11.2	6.2	11.6	2.0
Manufacturing	8.0	13.5	9.2	21.8	10.0	14.7	9.5	(1.5)	9.3	(4.3)
Mining and Quarrying	13.6	(4.8)	11.4	(12.8)	10.6	(1.1)	9.8	(5.3)	8.6	(13.7)

Source: NBS

Economic Reform Policies

The Government seeks to continue to diversify the economy by pursuing a range of economic reforms, including power and banking sector reforms, privatization programs to address poor infrastructure, including power and transportation, oil and gas reforms to reduce dependence on oil and gas as a major source of income and policies to improve economic coordination.

The Government’s reform plans are based on Vision 20:2020, a long-term strategic economic transformation plan developed by the Nigerian government in 2009 for stimulating Nigeria’s economic growth. Vision 20:2020 articulates Nigeria’s broad economic growth strategies and is designed to be implemented using a series of more detailed medium-term national development plans. Vision 20:2020 has been further developed through the First

NIP, the Transformation Agenda and the NERGP. The Government aims to diversify the economy away from oil. Key levers and initiatives driving growth of non-oil revenue include tailored revenue strategies for ministries, department and agencies, improved efficiency for tax collection, enabling customs collections and strengthening of controls.

Vision 20:2020

In May 2009, the Government launched Vision 20:2020, a long-term strategic plan which aims for Nigeria to become one of the 20 largest economies in the world by 2020. The three key pillars of Vision 20:2020 are:

•	optimizing the key sources of economic growth;

•	guaranteeing the productivity and wellbeing of the Nigerian people; and

•	fostering sustainable economic development.

The First NIP

In May 2010, the Government adopted the First NIP for the years 2010-2013. The First NIP was a medium-term plan for implementing the first stage of Vision 20:2020 and the first of three expected national implementation plans. In early 2011, the Government announced the Transformation Agenda, which prioritized the key projects and programs in Vision 20:2020 and the First NIP for the four following years. See “—Transformation Agenda”.

The First NIP had six main areas of focus:

•	Physical Infrastructure—focusing on power, transport and housing;

•	Productive Sector—focusing on the key sectors of economic growth such as agriculture, oil and gas and manufacturing;

•	Human Capital and Social Development—focusing on the social sectors of the economy, namely, education, health, labor, employment and productivity;

•	Building a Knowledge-Based Economy—building a knowledgeable workforce and ensuring widespread access to information, internet and communication technology;

•	Governance and General Administration—focusing on electoral reform and combating corruption; and

•	Regional Geopolitical Zone Development—fostering accelerated, sustainable social and economic development among regions in Nigeria by encouraging economic competition.

Transformation Agenda

Following his election in 2011, former President Goodluck Jonathan introduced the Transformation Agenda, which was based on the goals of the Vision 20:2020 and the First NIP. A key challenge in implementing the First NIP was a lack of coordination among the various goals. The Transformation Agenda included pillars addressing (1) the macroeconomic framework, (2) governance, (3) human capital development, (4) the productive sector and (5) infrastructure. The Transformation Agenda fell short of its goals due to lower than expected global growth and the steep fall in petroleum prices beginning in 2014.

National Economic Recovery and Growth Plan (NERGP)

The current administration intends to continue implementing the Vision 20:2020 master plan for Nigeria’s economic development and has developed a more comprehensive economic plan—the NERGP. The NERGP, which was published in March 2017, addresses the implementation of medium-term growth plans, as well as short-term initiatives aimed at strengthening the economy, and is intended to promote national prosperity and an efficient, dynamic and self-reliant economy to secure the maximum welfare, freedom and happiness of every citizen on the basis of social justice and equality of status and opportunity. The NERGP assumed oil price benchmarks of $42.50, $45.00, $50.00, and $52.00 per barrel in 2017, 2018, 2019, and 2020, respectively.

The NERGP set forth policy objectives in five thematic areas: (1) macroeconomic policy, (2) economic diversification and growth drivers, (3) competitiveness, (4) social inclusion and jobs, and (5) governance and other enablers. Key targets of the NERGP during the 2017—2020 period include single-digit inflation (9.9%) by 2020; average annual real GDP growth of 4.6%; average annual growth in the agricultural sector of 6.9%; reducing the unemployment rate to 11.2% by 2020; attaining 10 GW of operational energy capacity by 2020; restoring and increasing crude oil output to 2.2 mbpd in 2017 and 2.5 mbpd by 2020; increasing domestic refining capacity; improving road, rail, and port infrastructure; driving industrialization with targeted annual growth of 8.5% in manufacturing and the creation of 1.5 million jobs; and stable exchange rates and greater availability of foreign exchange. There can be no assurance that such objectives in fact will be achieved.

The NERGP defines six priority sectors: agriculture, manufacturing, solid minerals, services, construction and real estate, and oil and gas. Three of these sectors—services, agriculture, and manufacturing—are projected by the NERGP to account for three-quarters of growth from 2017 through 2020. Key policies intended to promote growth of the non-oil sector under the NERGP include industrial and trade policy, a digital-led strategy for growth, which aims to expand the information and communication technology ecosystem in Nigeria, and cross-sector strategies, which aim to support micro, small and medium enterprises.

Additional policy objectives under the NERGP include reducing the cost of governance, developing the skills of public servants, and improving public service productivity. With the goal of reducing the cost of governance, the NERGP contemplates streamlining the number of MDAs with an aim to eliminate overlapping mandates and to reduce public expenditures. With the goal of developing the skills of public services, the NERGP contemplates developing institutional capacity in budgeting, planning, policy analysis, financial management, procurement, human resources management, and leadership. With the goal of improving public service productivity, the NERGP contemplates implementing e-government across Government bodies, starting with a pilot scheme in selected MDAs.

Gross Domestic Product

GDP is a measure of the total value of final products and services produced in a country in a specific year. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, thus allowing historical GDP comparisons that exclude the effect of inflation.

The following table below provides information regarding Nigeria’s nominal GDP for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
Real GDP (constant prices) (millions of ₦)	59,929,893	63,218,722	67,152,786	69,023,930	67,984.2
Nominal GDP (current prices) (millions of ₦)	71,713,935	80,092,563	89,043,615	94,144,961	102,684,408
Naira/U.S. dollar (annual/period average)(1)	155.44	155.25	156.47	192.64	252.69
GDP (current prices, millions of U.S. dollars)	461,360.9	515,894.1	569,077.9	488,709.3	406,365.1

(1)	For 2011—2014, CBN Official Rate; for 2015 and 2016, CBN inter-bank exchange rate.

Source: NBS, CBN

In 2016, Nigeria’s nominal GDP was ₦102.7 trillion, an increase of 9.1% compared to ₦94.1 trillion in 2015. In U.S. dollar terms, Nigeria’s nominal GDP in 2016 was U.S.$406.4 billion, a decrease of 16.8% compared to U.S.$488.7 billion in 2015.

In 2016, real GDP was ₦68.0 trillion, a decrease of (1.5)% compared to ₦69.0 trillion in 2015. Real GDP growth in 2015, 2014, 2013 and 2012 was 2.8%, 6.2%, 5.5% and 4.2%, respectively. In 2016, non-oil real GDP growth was (0.2)%, compared to 3.8% in 2015, 7.2% in 2014, 8.4% in 2013 and 5.8% in 2012.

Main drivers of the overall contraction in real GDP in 2016 included the oil sector, mining and quarrying and real estate. Despite the overall contraction in real GDP in 2016, growth was recorded in agriculture, information and communication, education, and other services. The main drivers of overall GDP year-over-year real growth recorded in 2015 were trade, agriculture, information and communication, financial and insurance and other services.

GDP Rebasing

Historically, Nigeria prepared real GDP on the basis of 1990 constant basic prices and nominal GDP on the basis of the current basic prices of that year. In 2014, the NBS completed the process of changing the GDP base year to 2010. Rebasing enables the Government to better understand the general structure of the economy, sectoral growth drivers, and sectors to which investment and resources should be channeled. For example, Nigeria’s GDP estimates prior to the rebasing exercise completed in 2014 did not adequately reflect increasing contributions of sectors such as retail trade and entertainment that had grown significantly in total value and employment generation since the previous rebasing exercise of 1990. The UN Statistical Commission recommends that countries rebase GDP every five years. The NBS intends to undertake a further rebasing exercise, which is expected to be completed in 2018.

GDP by Sector

The table below provides information regarding Nigeria’s real GDP by sector for the periods indicated (based on 2010 constant basic prices):

	For the year ended December 31, (₦ millions, except percentages; at 2010 constant basic prices)
Activity Sector	2012	2013	2014	2015	2016
Agriculture	14,329,705.62	14,750,523.21	15,380,389.34	15,952,220.14	16,607,337.33
Crop Production	12,919,542.05	13,247,801.80	13,793,450.01	14,274,936.74	14,894,447.82
Livestock	972,762.79	1,030,937.33	1,086,847.00	1,151,323.39	1,185,118.44
Forestry	146,094.08	154,314.17	161,338.20	167,258.41	171,642.65
Fishing	291,306.71	317,469.91	338,754.12	358,701.61	356,128.42
Agriculture (% change)	6.70%	2.94%	4.27%	3.72%	4.11%
Mining and Quarrying	8,244,386.09	7,188,151.52	7,107,029.63	6,732,507.56	5,812,778.11
Crude Petroleum and Natural Gas	8,173,255.83	7,105,283.40	7,011,814.77	6,629,963.75	5,725,168.37
Coal Mining	4,576.63	5,496.76	6,587.70	7,272.05	7,344.65
Metal Ores	2,889.58	3,326.64	3,878.94	4,160.92	5,023.79
Quarrying and Other Minerals	63,664.04	74,044.72	84,748.23	91,110.83	75,241.30
Mining and Quarrying (% change)	(4.78)%	(12.81)%	(1.13)%	(5.27)%	(13.67)%
Manufacturing	4,783,659.43	5,826,358.45	6,684,217.74	6,586,618.64	6,302,232.45
Oil Refining	223,520.19	344,710.73	311,383.84	200,883.05	205,966.43
Cement	270,345.66	376,446.41	488,279.07	596,173.72	564,213.86
Food, Beverage and Tobacco	2,628,306.89	2,938,606.11	3,104,004.91	2,937,062.39	2,752,898.95
Textile, Apparel and Footwear	815,285.85	1,096,388.66	1,438,342.87	1,423,019.65	1,407,504.32
Wood and Wood Products	157,343.70	171,312.06	193,065.36	205,212.33	196,929.27
Pulp, Paper and Paper Products	30,348.04	44,017.16	50,243.71	53,671.22	51,431.11
Chemical and Pharmaceutical Products	61,899.43	92,636.14	127,773.72	150,992.61	152,792.52
Non-Metallic Products	112,063.11	148,213.28	198,958.94	227,227.04	234,495.00
Plastic and Rubber products	106,425.78	138,509.58	180,371.28	212,628.01	220,268.05
Electrical and Electronics	4,525.31	4,759.19	5,067.19	5,134.31	4,716.98
Basic metal, Iron and Steel	124,491.86	141,109.72	163,112.52	168,192.21	169,399.09
Motor vehicles & assembly	35,317.97	44,401.45	55,773.39	52,678.91	37,394.36
Other Manufacturing	213,785.65	285,247.96	367,840.93	353,743.18	304,222.48
Manufacturing (% change)	13.46%	21.80%	14.72%	(1.46)%	(4.32)%
Electricity, Gas, Steam and Air Conditioning Supply	286,970.94	328,764.36	300,206.38	272,431.57	231,569.73
Electricity, Gas ,Steam and Air Conditioning Supply (% change)	14.61%	14.56%	(8.69)%	(9.25)%	(14.99)%
Water Supply, Sewerage, Waste Management and Remediation	45,971.19	66,813.53	82,234.93	94,883.16	103,675.42
Water Supply, Sewerage, Waste Management and Remediation (% change)	4.10%	45.34%	23.08%	15.38%	9.27%
Construction	1,989,464.28	2,272,376.69	2,568,464.75	2,680,216.00	2,520,852.18
Construction Growth Rate	9.44%	14.22%	13.03%	4.35%	(5.95)%
Trade	9,853,678.82	10,507,899.27	11,125,795.61	11,697,587.66	11,669,061.39
Trade Growth Rate	2.21%	6.64%	5.88%	5.14%	(0.24)%
Accommodation and Food Services	310,950.38	540,627.40	639,714.73	654,215.32	619,419.23
Accommodation and Food Services (% change)	15.85%	73.86%	18.33%	2.27%	(5.32)%
Transportation and Storage	711,076.24	738,078.52	770,690.90	805,455.74	808,597.29
Road Transport	601,854.84	616,125.63	639,304.77	667,810.60	679,305.23
Rail Transport & Pipelines	146.86	159.66	171.80	176.39	175.25
Water Transport	3,750.51	3,919.20	4,261.77	4,621.74	4,686.63
Air Transport	54,099.70	59,139.72	60,867.24	63,120.21	60,054.09
Transport Services	33,392.30	39,136.21	44,692.90	47,111.52	46,584.26
Post and Courier Services	17,832.03	19,598.11	21,392.43	22,615.28	17,791.83
Transportation and Storage (% change)	(3.42)%	3.80%	4.42%	4.51%	0.39%
Information and Communication	6,268,513.42	6,783,070.36	7,257,062.04	7,708,113.83	7,858,698.29
Telecommunications and Information Services	5,176,559.39	5,420,654.36	5,677,875.45	5,933,089.01	6,053,663.28

	For the year ended December 31, (₦ millions, except percentages; at 2010 constant basic prices)
Activity Sector	2012	2013	2014	2015	2016
Publishing	12,631.74	14,230.59	16,051.42	17,703.14	18,127.90
Motion Pictures, Sound recording and Music production	491,893.60	610,870.38	735,768.14	765,640.63	734,432.87
Broadcasting	587,428.68	737,315.03	827,367.03	991,681.06	1,052,474.24
Information and Communication (% change)	3.05%	8.21%	6.99%	6.22%	1.95%
Arts, Entertainment and Recreation	97,834.04	112,444.89	129,182.67	141,329.25	146,579.96
Arts, Entertainment and Recreation (% change)	27.36%	14.93%	14.89%	9.40%	3.72%
Financial and Insurance	1,687,905.91	1,833,645.51	1,982,669.74	2,123,896.82	2,027,512.30
Financial Institutions	1,461,704.34	1,592,125.49	1,723,775.90	1,851,828.28	1,748,753.70
Insurance	226,201.57	241,520.01	258,893.84	272,068.54	278,758.60
Financial and Insurance (% change)	21.02%	8.63%	8.13%	7.12%	(4.54)%
Real Estate	4,379,936.80	4,904,636.97	5,155,727.95	5,264,695.89	4,903,604.64
Real Estate (% change)	5.65%	11.98%	5.12%	2.11%	(6.86)%
Professional, Scientific and Technical Services	2,190,072.53	2,265,110.18	2,390,438.12	2,516,073.97	2,536,292.03
Professional, Scientific and Technical Services (% change)	7.81%	3.43%	5.53%	5.26%	0.80%
Administrative & Support Services	13,370.39	13,720.21	13,982.48	14,473.98	14,374.75
Administrative & Support Services (% change)	(3.29)%	2.62%	1.91%	3.52%	(0.69)%
Public Administration	1,838,732.42	1,828,842.45	1,874,943.17	1,644,782.79	1,569,517.75
Public Administration (% change)	(20.31)%	(0.54)%	2.52%	(12.28)%	(4.58)%
Education	1,105,896.41	1,278,414.00	1,391,953.38	1,498,707.07	1,518,933.09
Education (% change)	1.68%	15.60%	8.88%	7.67%	1.35%
Human Health and Social Services	390,300.73	427,717.45	472,633.66	484,336.50	475,690.00
Human Health and Social Services (% change)	4.33%	9.59%	10.50%	2.48%	(1.79)%
Other Services	1,401,467.40	1,551,526.76	1,825,448.63	2,151,384.05	2,257,471.35
Other Services (% change)	49.95%	10.71%	17.65%	17.86%	4.93%
Total GDP	59,929,893.04	63,218,721.73	67,152,785.84	69,023,929.94	67,984,197.29
Total GDP (% change)	4.21%	5.49%	6.22%	2.79%	(1.51)%
Non-Oil GDP	51,756,637.21	56,113,438.33	60,141,049.31	62,393,966.19	62,259,028.92
Oil GDP (% change)	(4.95)%	(13.07)%	(1.32)%	(5.45)%	(13.65)%
Non-Oil GDP (% change)	5.81%	8.42%	7.18%	3.75%	(0.22)%

Source: NBS, CBN

The table below provides information regarding Nigeria’s real GDP by sector as a percentage of total real GDP for the periods indicated (based on 2010 constant basic prices):

	For the year ended December 31, (% of GDP at 2010 constant basic prices)
Activity Sector	2012	2013	2014	2015	2016
Agriculture	23.91	23.33	22.90	23.11	24.43
Crop Production	21.56	20.96	20.54	20.68	21.91
Livestock	1.62	1.63	1.62	1.67	1.74
Forestry	0.24	0.24	0.24	0.24	0.25
Fishing	0.49	0.50	0.50	0.52	0.52

Mining and Quarrying	13.76	11.37	10.58	9.75	8.55
Crude Petroleum and Natural Gas	13.64	11.24	10.44	9.61	8.42
Coal Mining	0.01	0.01	0.01	0.01	0.01
Metal Ores	0.00	0.01	0.01	0.01	0.01
Quarrying and Other Minerals	0.11	0.12	0.13	0.13	0.11

	For the year ended December 31, (% of GDP at 2010 constant basic prices)
Activity Sector	2012	2013	2014	2015	2016
Manufacturing	7.98	9.22	9.95	9.54	9.27
Oil Refining	0.37	0.55	0.46	0.29	0.30
Cement	0.45	0.60	0.73	0.86	0.83
Food, Beverage and Tobacco	4.39	4.65	4.62	4.26	4.05
Textile, Apparel and Footwear	1.36	1.73	2.14	2.06	2.07
Wood and Wood Products	0.26	0.27	0.29	0.30	0.29
Pulp, Paper and Paper Products	0.05	0.07	0.07	0.08	0.08
Chemical and Pharmaceutical Products	0.10	0.15	0.19	0.22	0.22
Non-Metallic Products	0.19	0.23	0.30	0.33	0.34
Plastic and Rubber products	0.18	0.22	0.27	0.31	0.32
Electrical and Electronics	0.01	0.01	0.01	0.01	0.01
Basic metal , Iron and Steel	0.21	0.22	0.24	0.24	0.25
Motor vehicles & assembly	0.06	0.07	0.08	0.08	0.06
Other Manufacturing	0.36	0.45	0.55	0.51	0.45

Electricity, Gas, Steam and Air Conditioning Supply	0.48	0.52	0.45	0.39	0.34
Water Supply, Sewerage, Waste Management and Remediation	0.08	0.11	0.12	0.14	0.15
Construction	3.32	3.59	3.82	3.88	3.71
Trade	16.44	16.62	16.57	16.95	17.16
Accommodation and Food Services	0.52	0.86	0.95	0.95	0.91
Transportation and Storage	1.19	1.17	1.15	1.17	1.19
Road Transport	1.00	0.97	0.95	0.97	1.00
Rail Transport & Pipelines	0.00	0.00	0.00	0.00	0.00
Water Transport	0.01	0.01	0.01	0.01	0.01
Air Transport	0.09	0.09	0.09	0.09	0.09
Transport Services	0.06	0.06	0.07	0.07	0.07
Post and Courier Services	0.03	0.03	0.03	0.03	0.03

Information and Communication	10.46	10.73	10.81	11.17	11.56
Telecommunications and Information Services	8.64	8.57	8.46	8.60	8.90
Publishing	0.02	0.02	0.02	0.03	0.03
Motion Pictures, Sound recording and Music production	0.82	0.97	1.10	1.11	1.08
Broadcasting	0.98	1.17	1.23	1.44	1.55

Arts, Entertainment and Recreation	0.16	0.18	0.19	0.20	0.22
Financial and Insurance	2.82	2.90	2.95	3.08	2.98
Financial Institutions	2.44	2.52	2.57	2.68	2.57
Insurance	0.38	0.38	0.39	0.39	0.41

Real Estate	7.31	7.76	7.68	7.63	7.21
Professional, Scientific and Technical Services	3.65	3.58	3.56	3.65	3.73
Administrative & Support Services	0.02	0.02	0.02	0.02	0.02
Public Administration	3.07	2.89	2.79	2.38	2.31
Education	1.85	2.02	2.07	2.17	2.23
Human Health and Social Services	0.65	0.68	0.70	0.70	0.70
Other Services	2.34	2.45	2.72	3.12	3.32

Total GDP	100.00	100.00	100.00	100.00	100.00

Non-Oil GDP Growth Rate (%)	5.81	8.42	7.18	3.75	(0.22)
Total GDP Growth Rate (%)	4.21	5.49	6.22	2.79	(1.51)
Oil GDP (% change)	(4.95)	(13.07)	(1.32)	(5.45)	(13.65)

Source: NBS, CBN

The table below provides information regarding Nigeria’s nominal GDP by sector for the periods indicated (at current basic prices):

	For the year ended December 31, (₦ millions, except percentages; at current basic prices)
Activity Sector	2012	2013	2014	2015	2016
Agriculture	15,815,997.51	16,816,553.01	18,018,612.87	19,636,969.04	21,523,512.50
Crop Production	14,071,235.47	14,862,324.87	15,812,570.60	17,189,973.04	18,883,081.50
Livestock	1,251,931.35	1,399,484.73	1,573,052.59	1,748,025.04	1,875,783.35
Forestry	170,159.66	187,950.18	207,739.58	222,826.75	236,254.98
Fishing	322,671.03	366,793.23	425,250.11	476,144.21	528,392.66

Mining and Quarrying	11,386,522.67	10,380,971.63	9,716,760.81	6,100,008.81	5,578,535.11
Crude Petroleum and Natural Gas	11,315,033.28	10,296,327.20	9,616,489.52	5,990,417.06	5,476,312.61
Coal Mining	4,599.54	5,535.33	6,927.35	7,983.40	8,494.33
Metal Ores	2,904.05	3,349.98	4,079.42	4,461.52	5,742.73
Quarrying and Other Minerals	63,985.80	75,759.12	89,264.52	97,146.83	87,985.44

Manufacturing	5,588,821.69	7,233,322.48	8,685,430.03	8,973,773.15	8,903,236.28
Oil Refining	254,697.93	412,300.10	385,815.11	248,020.06	276,591.99
Cement	300,680.54	450,753.85	604,612.45	749,930.41	649,600.71
Food, Beverage and Tobacco	3,158,989.33	3,814,496.47	4,241,783.64	4,291,523.03	4,101,673.55
Textile, Apparel and Footwear	928,444.28	1,303,679.14	1,815,731.02	1,871,579.84	2,027,013.20
Wood and Wood Products	178,520.82	204,087.66	238,547.00	259,258.65	275,101.44
Pulp, Paper and Paper Products	33,547.95	50,642.65	59,929.16	66,090.93	70,712.70
Chemical and Pharmaceutical Products	69,687.12	109,025.22	154,617.96	190,128.52	197,727.53
Non-Metallic Products	126,881.58	182,406.24	259,283.11	315,595.05	344,090.85
Plastic and Rubber products	120,268.24	161,983.60	221,951.17	267,160.10	291,442.58
Electrical and Electronics	4,848.25	5,222.57	5,755.27	6,020.50	6,199.49
Basic metal, Iron and Steel	136,352.54	162,154.68	195,763.20	207,303.24	219,570.37
Motor vehicles & assembly	39,275.19	51,104.61	67,142.78	70,056.34	52,793.55
Other Manufacturing	236,627.92	325,465.68	434,498.16	431,106.49	390,718.31

Electricity, Gas, Steam and Air Conditioning Supply	375,844.05	492,675.21	531,954.59	536,673.07	524,676.91
Water Supply, Sewerage, Waste Management and Remediation	47,814.32	70,591.52	90,037.37	105,866.49	137,147.28
Construction	2,188,718.59	2,676,284.47	3,188,822.90	3,472,255.13	3,606,560.18
Trade	11,843,529.17	13,702,835.12	15,704,127.45	18,028,895.26	20,675,860.01
Accommodation and Food Services	353,222.80	648,392.25	819,784.78	893,669.56	925,064.25
Transportation and Storage	917,315.74	1,051,221.51	1,197,435.66	1,361,065.27	1,573,520.12
Road Transport	784,810.74	893,127.83	1,017,156.37	1,156,293.33	1,358,682.97
Rail Transport & Pipelines	185.50	216.43	252.50	282.10	309.73
Water Transport	5,570.36	6,220.46	7,148.85	8,071.98	8,924.90
Air Transport	65,608.82	76,914.10	84,407.81	95,735.98	94,500.59
Transport Services	42,177.54	53,053.24	63,545.97	72,952.66	82,245.90
Post and Courier Services	18,962.79	21,689.43	24,924.16	27,729.23	28,856.04

Information and Communication	7,266,722.68	8,359,406.86	9,588,575.79	10,781,076.87	11,479,495.60
Telecommunications and Information Services	5,960,901.61	6,621,734.16	7,424,575.03	8,147,607.99	8,529,392.52
Publishing	14,215.13	17,248.55	20,977.63	25,142.43	29,820.96

	For the year ended December 31, (₦ millions, except percentages; at current basic prices)
Activity Sector	2012	2013	2014	2015	2016
Motion Pictures, Sound recording and Music production	588,640.40	779,533.85	1,008,176.90	1,136,691.61	1,199,978.72
Broadcasting	702,965.54	940,890.30	1,134,846.22	1,471,634.85	1,720,303.40

Arts, Entertainment and Recreation	117,076.27	143,491.32	176,993.92	210,415.26	239,378.20
Financial and Insurance	2,028,761.37	2,391,167.00	2,791,393.64	3,260,496.16	3,593,327.39
Financial Institutions	1,756,880.68	2,076,212.62	2,426,654.67	2,842,390.40	3,099,872.40
Insurance	271,880.68	314,954.38	364,738.96	418,105.75	493,454.99

Real Estate	5,544,996.12	6,677,097.01	7,475,535.17	8,187,548.27	8,340,425.20
Professional, Scientific and Technical Services	2,632,335.44	2,953,818.88	3,401,553.85	3,927,297.80	4,507,763.81
Administrative & Support Services	16,070.40	17,891.85	19,723.05	22,251.63	25,524.81
Public Administration	2,210,045.75	2,384,903.57	2,644,232.30	2,552,449.73	2,783,828.73
Education	1,252,721.65	1,549,933.93	1,804,404.99	2,116,348.46	2,445,951.47
Human Health and Social Services	442,939.32	518,735.90	615,025.72	682,697.04	745,582.17
Other Services	1,684,479.51	2,023,269.82	2,573,210.38	3,295,203.44	3,989,092.10

Total GDP	71,713,935.06	80,092,563.38	89,043,615.26	94,144,960.45	101,598,482.13

Non-Oil GDP	60,398,901.78	69,796,236.18	79,427,125.74	88,154,543.39	96,122,169.52
Oil GDP (% change)	2.50	(9.00)	(6.60)	(37.71)	(8.58)
Non-Oil GDP (% change)	16.28	15.56	13.80	10.99	9.04

Source: NBS, CBN

The table below provides information regarding Nigeria’s nominal GDP by sector as a percentage of total nominal GDP for the periods indicated (at current basic prices):

	For the year ended December 31, (% of GDP, at current basic prices)
Activity Sector	2012	2013	2014	2015	2016
Agriculture	22.05	21.00	20.24	20.86	21.18

Crop Production	19.62	18.56	17.76	18.26	18.59
Livestock	1.75	1.75	1.77	1.86	1.85
Forestry	0.24	0.23	0.23	0.24	0.23
Fishing	0.45	0.46	0.48	0.51	0.52

Mining and Quarrying	15.88	12.96	10.91	6.48	5.49
Crude Petroleum and Natural Gas	15.78	12.86	10.80	6.36	5.39
Coal Mining	0.01	0.01	0.01	0.01	0.01
Metal Ores	0.00	0.00	0.00	0.00	0.01
Quarrying and Other Minerals	0.09	0.09	0.10	0.10	0.09

Manufacturing	7.79	9.03	9.75	9.53	8.76
Oil Refining	0.36	0.51	0.43	0.26	0.27
Cement	0.42	0.56	0.68	0.80	0.64
Food, Beverage and Tobacco	4.40	4.76	4.76	4.56	4.04
Textile, Apparel and Footwear	1.29	1.63	2.04	1.99	2.00
Wood and Wood Products	0.25	0.25	0.27	0.28	0.27
Pulp, Paper and Paper Products	0.05	0.06	0.07	0.07	0.07
Chemical and Pharmaceutical Products	0.10	0.14	0.17	0.20	0.19
Non-Metallic Products	0.18	0.23	0.29	0.34	0.34

	For the year ended December 31, (% of GDP, at current basic prices)
Activity Sector	2012	2013	2014	2015	2016
Plastic and Rubber products	0.17	0.20	0.25	0.28	0.29
Electrical and Electronics	0.01	0.01	0.01	0.01	0.01
Basic metal, Iron and Steel	0.19	0.20	0.22	0.22	0.22
Motor vehicles & assembly	0.05	0.06	0.08	0.07	0.05
Other Manufacturing	0.33	0.41	0.49	0.46	0.38

Electricity, Gas, Steam and Air Conditioning Supply	0.52	0.62	0.60	0.57	0.52
Water Supply, Sewerage, Waste Management and Remediation	0.07	0.09	0.10	0.11	0.13
Construction	3.05	3.34	3.58	3.69	3.55
Trade	16.51	17.11	17.64	19.15	20.35
Accommodation and Food Services	0.49	0.81	0.92	0.95	0.91
Transportation and Storage	1.28	1.31	1.34	1.45	1.55
Road Transport	1.09	1.12	1.14	1.23	1.34
Rail Transport & Pipelines	0.00	0.00	0.00	0.00	0.00
Water Transport	0.01	0.01	0.01	0.01	0.01
Air Transport	0.09	0.10	0.09	0.10	0.09
Transport Services	0.06	0.07	0.07	0.08	0.08
Post and Courier Services	0.03	0.03	0.03	0.03	0.03

Information and Communication	10.13	10.44	10.77	11.45	11.30
Telecommunications and Information Services	8.31	8.27	8.34	8.65	8.40
Publishing	0.02	0.02	0.02	0.03	0.03
Motion Pictures, Sound recording and Music production	0.82	0.97	1.13	1.21	1.18
Broadcasting	0.98	1.17	1.27	1.56	1.69

Arts, Entertainment and Recreation	0.16	0.18	0.20	0.22	0.24
Financial and Insurance	2.83	2.99	3.13	3.46	3.54
Financial Institutions	2.45	2.59	2.73	3.02	3.05
Insurance	0.38	0.39	0.41	0.44	0.49

Real Estate	7.73	8.34	8.40	8.70	8.21
Professional, Scientific and Technical Services	3.67	3.69	3.82	4.17	4.44
Administrative & Support Services	0.02	0.02	0.02	0.02	0.03
Public Administration	3.08	2.98	2.97	2.71	2.74
Education	1.75	1.94	2.03	2.25	2.41
Human Health and Social Services	0.62	0.65	0.69	0.73	0.73
Other Services	2.35	2.53	2.89	3.50	3.93

Total GDP	100.00	100.00	100.00	100.00	100.00

Non-Oil GDP	84.22	87.14	89.20	93.64	94.61

Source: NBS, CBN

Principal Sectors of the Economy

Oil and Gas

The oil and gas sector plays a central role in Nigeria’s economy. However, the impact of the sector on employment generation and diversification of other economic sectors has been comparatively low. Its contribution to the country’s real GDP was 8.2% in 2016, despite constituting 50.9% of total gross federally collectible revenue. In 2015 and 2016, the oil sector accounted for 92.5% of export earnings in each year.

According to the United States Energy Information Administration, in 2015, Nigeria was the 13th largest producer of “petroleum and other liquids” in the world, with the 11th largest proven crude oil reserves in the world. With respect to natural gas, in 2014, Nigeria was the 19th largest producer, with the ninth largest proven natural gas reserves.

According to the NNPC, in December 2016, the average price of Nigerian crude oil (Bonny Light) was U.S.$53.89 per barrel, an increase of 42.6% compared to $37.80 per barrel in December 2015. In December 2014, December 2013 and December 2012, the price of Nigerian crude oil was $63.28, $112.75 and $114.49 per barrel, respectively. The decline in oil prices has reduced export earnings, government revenue and national disposable income.

Revenue Sources

Oil and gas revenue is a significant source of revenue for Nigeria, constituting 50.9% of federally collectible revenue in 2016, compared to 61.5% in 2015 and 72.5% in 2014.

The primary sources of oil revenues are described below:

•	revenue from sales of crude oil—the Government sells the crude oil it receives from its participating interest from joint operating agreements and production sharing contracts;

•	taxes—the second most significant source of oil revenue for the Government;

•	royalties—amounts payable to the Government as owner of oil or gas as compensation. Royalties are charged at 20% of production for onshore drilling and on a graded scale for offshore drilling depending on the depth (and thus the difficulty) of the drilling;

•	bonuses—non-recurring payments made by companies to the Government, such as a signature bonus, paid when a contract is signed, or a production bonus, paid when production reaches a mutually agreed level;

•	concession rents—amounts paid in exchange for an oil prospecting license or oil mining lease; and

•	license fees—fees paid by international oil companies, production sharing contractors and oil prospectors in exchange for licensed rights.

The following table sets forth the amount of oil revenue that the Government received during the periods indicated.

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
Sales of Crude oil	3,305.1	2,814.1	2,973.3	1,859.4	1,453.2
Sales of Gas	350.0	255.1	309.0	89.9	42.2
Taxes and fees	3,278.7	2,736.0	2,432.3	1,245.9	857.5
Royalties	1,086.7	983.0	1,006.7	536.5	334.8
Other	5.5	7.4	12.4	21.9	7.7

Total Oil Revenue	8,025.9	6,795.6	6,733.9	3,753.6	2,695.4

Source: Budget Office of the Federation

In 2016, total government oil revenue was ₦2.7 trillion, a decrease of 28.2% compared to ₦3.8 trillion in 2015, driven by reduced government revenue from sales of crude oil, sales of gas, taxes and fees and royalties. Due largely to the decrease in oil prices, in 2015, 2014 and 2013, total government oil revenue decreased by 44.2%, 0.9% and 15.3%, compared to each respective previous year. The reduction in oil revenue was due to drop in crude oil prices and reduction in production arising from pipeline vandalism.

In February 2014, the Governor of the CBN, Sanusi Lamido Sanusi, appeared before the Senate Committee on Finance to discuss alleged discrepancies between crude oil production and oil revenues actually collected by the Nigerian Government. In a memorandum submitted to the committee, Mr. Sanusi pointed to more than

U.S.$20 billion of revenue from crude oil sales allegedly owed to the Government that Mr. Sanusi claimed the NNPC had failed to remit. Mr. Sanusi provided a summary of funds that the CBN had received and identified irregularities. The memorandum also highlighted an apparent anomaly in the allocation of fuel subsidies. The NNPC denied the allegations presented by Mr. Sanusi, stating that the CBN is not familiar with the technicalities of the oil industry and that the NNPC would welcome an official external audit into its operations. In May 2014, the Federal Government announced that the accounting firm PwC had been appointed to carry out an independent audit into the allocation of oil revenues by the NNPC. The audit was conducted under the supervision of the Auditor General of the Federation. PwC published its report on February 2, 2015, concluding that NNPC and Nigerian Petroleum Development Company should refund to the Federation Accounts a minimum of U.S.$1.48 billion. The report was disputed by the NNPC, which indicated that the amounts had been deducted by the NNPC as operational costs before remittance to the Federation Account. See “Risk Factors—Inability to collect certain revenues from ministries, departments and agencies may adversely impact the Government’s revenues”.

In order to prevent further such occurrences, the Government has instituted reforms in the management of the NNPC, leading to the monthly publication of a statement of the NNPC’s affairs, the engagement of auditors, including PwC and KPMG, on an ongoing basis to conduct additional forensic audits, and improved monitoring of oil receipts at the state level.

Upstream

The upstream oil sector primarily consists of exploration and production activities.

Reserves and Exploration

According to OPEC’s Annual Statistical Bulletin 2016, Nigeria’s proven crude oil reserves stood at 37.1 billion barrels as of 2015, as compared to 36.2 billion barrels in 2011. Proven crude oil reserves include developed and undeveloped volumes that are recoverable at current prices and forecasted future prices, respectively. Estimations of proven crude oil reserves are representative of Nigeria’s economic interest and are comparable to estimates prepared using international standards. Nigeria and joint venture companies estimate proven crude oil reserves and such estimates are aggregated annually. Estimations are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers, American Association of Petroleum Geologists, World Petroleum Council and Society of Petroleum Evaluation Engineers.

International oil companies traditionally have played a significant role in oil exploration and production in Nigeria. Major international oil companies operating in Nigeria include Shell, Chevron, ConocoPhillips Limited, ExxonMobil, Agip and Total, and each operates in Nigeria through Nigerian subsidiaries.

In 2015, a total of 1,906 square kilometers of 3D seismic data was acquired and 5,518 square kilometers was processed or reprocessed by joint ventures and production sharing contract companies. Twenty-nine rigs were in operation and 116 wells were drilled in 2015. In 2014, a total of 1,668 square kilometers of 3D seismic data were acquired by joint ventures and production sharing contract companies and as of December 31, 2014, 46 rigs were in operation.

The Government continues to invest in exploration activities. The recent discovery of the Owowo field by Mobil in October 2016 is expected to add a potential resource of between 500 million and 1 billion barrels of crude oil. Estimation of potential reserves depends on the price of crude oil at a given time, with higher prices implying a higher level of potential reserves that can be extracted profitably. The delay in enacting the Petroleum Industry Bill and lower oil prices have created uncertainty in the upstream sector and have slowed investment.

Production and Exports

In 2016, Nigeria produced approximately 661.1 million barrels of oil and exported approximately 541.4 million barrels, compared to production of approximately 773.5 million barrels and exportation of approximately

771.7 million barrels in 2015. The following table sets out total crude oil and condensate production for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(barrels)
Production	852,776,653	800,488,096	798,541,589	773,458,592	661,085,662
Exports	830,772,048	762,045,201	796,654,109	771,689,625	541,436,932

Source: NNPC, CBN

The following table sets out total crude oil and condensate production and average daily volumes produced for the periods indicated:

	Production
	Total	Daily Average
	(barrels)
January 2016	66,626,809	2,149,251
February 2016	59,212,928	2,041,825
March 2016	60,682,760	1,957,508
April 2016	59,574,936	1,985,831
May 2016	52,167,434	1,682,820
June 2016	53,065,307	1,768,843
July 2016	51,374,608	1,657,245
August 2016	47,263,880	1,524,641
September 2016	49,456,803	1,648,560
October 2016	54,923,620	1,771,729
November 2016	57,854,600	1,928,486
December 2016	48,881,977	1,576,837

Source: NNPC

According to provisional estimates of the NNPC, in the month of December 2016, a total of 48,881,977 barrels of crude oil and condensate were produced, with average daily production of approximately 1,576,837 barrels.

The following table sets out average volumes of crude oil and condensates produced and exported for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(mbpd)
Production	2.3	2.2	2.2	2.1	1.8
Exports	2.3	2.1	2.2	2.1	1.5

Sources: NNPC, CBN

Total crude oil and condensate production in Nigeria averaged 1.8 mbpd in 2016, a decrease from 2.1 mbpd in 2015, 2.2 mbpd in 2014 and 2013 and 2.3 mbpd in 2012. Nigeria produced a total of approximately 661.1 million barrels of crude oil in 2016, a decrease of 14.5% compared to approximately 773.5 million barrels of oil in 2014. This decrease was mainly due to rising levels of production disruptions due to facility shutdowns resulting from vandalism and oil theft. See “Risk Factors—Oil production in Nigeria is impacted by militant activities, vandalism and theft disrupting oil supply and transportation”.

The following table sets out certain information regarding crude oil production by joint venture companies, production sharing companies, service contract companies, independent/sole risk companies and marginal fields companies for the periods indicated:

	For the year ended December 31,
Company	2012		2013		2014		2015		2016
	(barrels)	(%)	(barrels)	(%)	(barrels)	(%)	(barrels)	(%)	(barrels)	(%)
Joint venture companies	464,979,329	54.5	399,381,533	49.9	397,285,035	49.8	372,184,605	48.1	289,680,469	43.8
Production Sharing Companies	320,434,163	37.6	313,965,407	39.2	320,200,461	40.1	320,626,072	41.5	323,182,866	48.9
Service Contracts	3,056,412	0.4	3,204,453	0.4	3,004,571	0.4	2,546,386	0.3	2,211,120	0.3
Independent/Sole Risk Companies	46,245,470	5.4	64,589,836	8.1	58,369,650	7.3	54,809,832	7.1	29,227,685	4.4
Marginal Fields Companies	18,061,279	2.1	19,346,873	2.4	19,681,872	2.5	23,291,697	3.0	16,783,522	2.5

Total	852,776,653	100.0	800,488,102	100.0	798,541,589	100.0	773,458,592	100.0	661,085,662	100.0

Source: NNPC

In 2016, crude oil production by joint venture companies and production sharing companies comprised approximately 43.8% and 48.9%, respectively, of total crude oil production, compared to approximately 48.1% and 41.5%, respectively, of total crude oil production in 2015.

The primary destination of oil exports from Nigeria in 2016 was Europe, which accounted for approximately 34.9% of total Nigerian oil exports, followed by Asia (approximately 27.9% of total oil exports), the Americas (including the United States) (approximately 22.5% of total oil exports), Africa (approximately 14.6% of total oil exports) and Oceania/Pacific (approximately 0.1% of total oil exports). On a country-by-country basis, in 2015, India represented the primary country destination for Nigeria’s crude oil exports, accounting for approximately 20% of total Nigerian oil exports, followed by the Netherlands (approximately 15.4% of total oil exports), Spain (approximately 10.4% of total oil exports) and South Africa (approximately 7.4% of total oil exports). Since 2012, Nigerian oil exports to the United States have declined, due largely to the rise in U.S. production of shale oil, which is an alternative to Nigeria’s crude oil.

The following table sets forth proportions of Nigerian oil production exported to each world region for the years indicated.

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(%)
Europe	40.2	42.8	45.8	45.6	34.9
Americas	31.3	23.8	15.2	13.4	22.5
Asia	16.9	20.1	25.0	26.8	27.9
Africa	9.0	11.1	12.6	13.9	14.6
Oceania/Pacific	2.5	2.2	1.3	n/a	0.1
Other	n/a	n/a	n/a	0.3	n/a

Source: NNPC

Historical Framework for Exploration and Production in Nigeria

Early oil operations in Nigeria were carried out on a concession basis in which oil companies had 100% ownership of oil production and Nigeria collected tax and royalties. This changed when the Petroleum Act of 1969 was passed, pursuant to which the entire ownership and control of all petroleum in and upon any land in Nigeria was vested in the state. The passage of this legislation and the formation of the Nigerian National Oil

Company (the predecessor to the NNPC) were, in part, a response to Nigeria’s desire to join OPEC, as a primary aim of OPEC at that time was to encourage its members to increase state participation in their respective national oil industries. See “The Federal Republic of Nigeria—Membership of International and Regional Organizations”.

The Petroleum Act of 1969 provides that only Nigerian citizens or companies incorporated in Nigeria may be granted licenses for oil exploration and production. Three licenses may be issued pursuant to the Petroleum Act:

•	Oil Exploration License—confers a non-exclusive right to do a preliminary search using surface, geological and geophysical methods, including aerial surveys but excluding drilling below 91.4 meters. An oil exploration license expires on December 31 of the year in which the license is granted. In recent years, oil exploration licenses have been granted only rarely;

•	Oil Prospecting License—confers an exclusive right to explore and prospect for petroleum and is for a maximum initial term of five years; and

•	Oil Mining Lease—confers an exclusive right over an area and an interest in petroleum discovered within the area covered by the oil mining lease. An oil mining lease may be granted only to a person who has discovered oil in commercial quantities (defined to be production of at least 10,000 barrels per day of crude oil). An oil mining lease has a maximum duration of 20 years, but may be renewed.

In addition to the three forms of licensing opportunities, the Petroleum Act of 1969 provides several other means by which legal rights to explore or produce oil in Nigeria may be obtained. Within this regime, companies that have not been granted a license may obtain rights or interests in oil production that is being undertaken pursuant to a license. Five primary legal arrangements for crude oil production are currently available:

•	Concessions/sole risk—An independent company with a concession bears the full risk and costs of exploration, development and production, has interests over the crude oil produced and is liable for all royalty and petroleum profit tax payments. Currently, concessions in respect of oil mining leases are only awarded to domestic contractors (defined as a company of which at least 60% of its shares are owned by Nigerians);

•	Joint ventures—Oil mining leases are held by the Government and oil companies in proportion to their respective ownership interests, and the relationship between the Government and the oil company is governed by a joint operating agreement;

•	Production Sharing Contract—An arrangement pursuant to which a company bears the risk of exploration and, when oil is found in commercial quantities, the company is entitled to recoup its costs. Thereafter, crude oil is shared by the company and the Government. Production sharing contracts are entered into by oil mining lease holders and contractors in respect of contract areas that are governed by an oil mining lease. In respect of production sharing contracts involving the Government, the oil mining leases are held by the NNPC;

•	Marginal Field Development Program—An arrangement pursuant to which an oil mining lease holder farms-out those fields within its license. In 2003, international oil companies were compelled to farm-out to indigenous oil companies any fields where no production had taken place for more than ten years; and

•	Service Contracts—An arrangement pursuant to which an oil mining lease holder engages a contractor who provides the risk capital for exploration and production, but if no commercial discovery is made, the contract is terminated with no further obligation on either party. If a commercial discovery is made, the contractor is entitled to recover its costs and to receive additional remuneration. Service contracts are uncommon in Nigeria.

Currently, international oil companies in Nigeria operate in partnership with the NNPC mainly under joint ventures or production sharing contracts. As of December 2015, there were nine joint ventures in place. Other oil companies, including independent and domestic oil companies, may operate in partnership with international oil companies under sole risk or other arrangements.

Joint Ventures

Joint ventures are governed by joint operating agreements between the NNPC and international oil companies. The percentage interest of either party to a joint operating agreement is referred to as its participating interest and consists of its share of the oil mining lease, the fixed and moveable assets of the joint operating agreement and the working capital applicable to the operation of the oil mining lease. In each joint operating agreement, an international oil company is typically designated as the operator and is responsible for all joint operating agreement operations; however, the NNPC reserves the right to become an operator. It is the Government’s stated intention to convert all unincorporated joint ventures into corporations by 2020.

In January 2008, the Department of Petroleum Resources informed the NNPC’s joint venture partners of the Government’s intention to treat a 2000 Memorandum of Understanding as lapsed and to revert to the fiscal regime of the Petroleum Profits Tax Act 1990. The memorandum of understanding was accordingly deemed lapsed and there is currently no memorandum of understanding with any joint venture partner.

Between 2010 and 2012, Shell, Total and Agip divested their joint 45% participating interest in several concessions owned by an NNPC/Shell/Total/Agip joint venture to various consortia, including Nigerian indigenous companies. In response to these divestments, new joint ventures were established between the NNPC and the new owners of the 45% interest.

The table below sets out information regarding the current equity structure of joint venture arrangements:

Joint Venture	Nigerian National Petroleum Corporation Shareholding
NNPC/Shell/Total/Agip	55%
NNPC/Mobil	60%
NNPC/Chevron	60%
NNPC/Agip	60%
NNPC/Total	60%
NNPC/Pan Ocean	60%
NNPC/TEPNG	60%
NNPC/NEWCROSS	55%
NNPC/EROTON	55%

Source: Ministry of Petroleum

During the 1990s, the NNPC was often in arrears with respect to its payment obligations and faced challenges in meeting its cash call obligations. This led to project deferrals which resulted in a reduction in production capacity. To address the issue of the joint venture cash calls, the NNPC and international oil companies developed alternative funding arrangements, whereby international oil companies pay the NNPC’s share of upfront costs on certain projects and developments.

Under the initial carry agreements signed between 2000 and 2006, the NNPC repaid costs with a portion of its share of production. Under more recent carry agreements, the NNPC repays costs on a cash basis, rather than with oil. The alternative funding arrangement has been carried out on a number of projects, including three major shallow water projects: EA (a Shell joint venture), Amenam (a Total joint venture) and Yoho (MPN/ExxonMobil joint venture). The NNPC has also executed modified carry agreements for the Ofon Phase II project (a Total joint venture), the Gbaran Ubie (a Shell joint venture) developments, the Cawthrone Channel Integrated Project, the Nembe Creek Trunkline Field Logistics Phase I projects, the Santa Barbra Phase I projects and the Oil Mining Lease 58 Upgrade Gas Export project.

In late 2016, the Government announced that it had formally exited the cash call arrangements that had been in place between the NNPC and its international joint venture partners. The NNPC also has entered into an agreement with its joint venture partners providing for the repayment of outstanding cash call arrears owed by the NNPC to its joint venture partners.

Production Sharing Contracts

The introduction of production sharing contracts in the 1990s was motivated by the need to relieve the NNPC of its financial commitments in connection with the exploration, development and production of new fields. The NNPC does not have any financial obligations under a typical production sharing contract. However, it reserves the right to take equity in a production sharing contract that, if exercised, would involve assuming the associated financial obligations. All contracts awarded to foreign oil companies since 1990 have been under production sharing contract terms.

Under a production sharing contract, legal ownership and interest in the oil mining lease or oil prospecting license remain with the NNPC and one or more oil companies are the contractor to the NNPC. The NNPC has no cash call obligations under the production sharing contracts. The contractor agrees to carry out oil exploration, development and production activities on behalf of the NNPC at its risk and expense in return for a share of production. The contractor is under an obligation to provide the entire funding for exploration, drilling and production and is reimbursed from petroleum discovered and produced.

Many production sharing contracts benefit from incentives under the Deep Offshore and Inland Basins Production Sharing Contracts Decree 1999 (now Cap D3, LFN 2004) (the “Decree”). The Decree, signed in 1999, was deemed to apply retroactively with effect from January 1993, when the first deep water production sharing contracts were awarded, and provides certain fiscal incentives for oil and gas companies operating in deep offshore areas and Inland Basin areas under production sharing contracts.

The terms and conditions in the production sharing contracts vary with respect to cost recovery limits and profit splits. Production sharing contracts typically allocate oil production in the following manner:

•	Royalty oil—oil allocated to the NNPC which is the first claim on production. The royalty rate varies depending on the location of the oil field and the water depth. The royalty rates for deep offshore production sharing contracts vary from 0% to 12% depending on the water depth, while the royalty rate production in the inland basin is 10%

•	Cost oil—oil based on the quantum of oil production which is allocated to the contractor to enable it to generate an amount of proceeds for the recovery of operating and capital costs. It is deducted from the remaining production after the deduction of royalty oil.

•	Tax oil—oil based on the quantum of oil production, the proceeds of which would be equal to the Petroleum Profit Tax liability of the NNPC and the contractors at the prevailing rate. It is deducted from the oil remaining after deduction of royalty oil and cost oil.

•	Profit oil—oil equal to the balance of the available crude oil after the deduction of the royalty oil, cost oil and the tax oil. This is allocated to the NNPC and the contractors according to a sliding scale based on production rates.

Production splits can vary from one production sharing contract to another, and allocations are made on a monthly basis. Where proceeds from royalty oil, cost oil and tax oil are insufficient to fully discharge their corresponding liabilities, the excess is carried over to the following months.

All pipelines (related to upstream production) are included in the upstream cost base and any third party tariff income is added to production income. Downstream gas utilization project profits are covered by standard corporate income tax. However, various incentives, such as accelerated depreciation and tax holidays, may be available for gas utilization projects.

Marginal Field Development

In 1996, the Petroleum Act 1969 was amended to authorize the Government to order the farm-out of marginal fields, which were defined as any fields that had reserves booked and reported annually to the Government and which had remained unproduced for more than ten years from the first discovery of oil in such field. This amendment was in line with the Government’s local content policy aimed at increasing the participation of domestic companies in oil exploration and production.

Marginal fields were subject to compulsory farm-outs to domestic companies under a competitive bid process. In 2003, 24 marginal oil fields were awarded to 31 domestic oil companies. These companies were encouraged to enter into agreements with international oil companies for assistance with financing and technical support; however, non-Nigerian companies may not hold more than a 40% participating interest in a marginal field. The domestic companies pay an overriding royalty to the NNPC and the international oil company as consideration for the assignment of a marginal field based on the domestic company’s daily production.

Marginal field rights are often granted for an initial period of 60 months and are renewable by the Department of Petroleum Resources. The domestic company is solely responsible for the costs, risk and expenses of developing the marginal field. According to the Ministry of Petroleum, a marginal field typically produces less than 10,000 barrels per day of crude oil. According to the NNPC, as of July 2016, there were over 23 marginal field farm-out agreements with the NNPC.

Service Contracts

The NNPC also enters into service contract arrangements pursuant to which the ownership of an oil mining lease or oil prospecting license is vested in the NNPC, and a contractor provides all funds and expertise required for the exploration, development and production of oil. The NNPC holds the title and has the rights to the oil produced and can elect to pay the contractor in cash or in kind. The contractor does not have title to the oil produced but is reimbursed, with additional remuneration, only from funds derived from the sale of oil. According to National Petroleum Investment Management Services, there are two subsisting service contracts, one between the Nigerian Petroleum Development Company and Agip Energy and Natural Resources Limited, which has begun production, and one between the Nigerian Petroleum Development Company and Sinopec Limited, which is yet to reach production.

Midstream

The midstream sector consists primarily of the oil refining and the gas sector.

Oil Refining

Nigeria’s four oil refineries are located at Kaduna, Warri and Eleme (with two refineries) near Port Harcourt. These four refineries have a combined installed capacity of about 445,000 barrels of oil per day; however, they consistently operate significantly below capacity, in part due to old technology and infrastructure and a lack of regular maintenance attributable to budgetary constraints.

Nigeria’s refining capacity historically has been substantially lower than domestic demand for refined oil, resulting in significant imports. To increase domestic refining capacity, the NNPC has partnered with international oil companies and other investors to establish Greenfield refineries. Among other challenges, feedstock supplies for oil refining, such as naphtha, have not been reliably available in Nigeria at competitive prices.

In 2015, domestically refined oil totaled 7.9 million barrels, a decrease of 65.8% from 23.4 million barrels in 2014. In 2013, 2012 and 2011, domestically refined oil totaled 35.2 million barrels, 33.6 million barrels and

39.4 million barrels, respectively. Decreases in refining capacity utilization was due to non-availability of the pipelines to supply crude to the refineries as a result of vandalism, poor infrastructure, non-commercial business models and non-adherence to turn-around maintenance schedules.

The following table sets out the volume of domestically refined oil products and imported refined oil products for the periods indicated:

	For the year ended December 31,
	2011	2012	2013	2014	2015
	(million barrels)
Domestically Refined Oil Products	39.4	33.6	35.2	23.4	8.0
Imported Refined Oil Products	6.1	64.7	53.9	57.2	60.9

Source: NNPC

A network of pipelines and depots throughout Nigeria links the four refineries. The NNPC, through its subsidiary, the Pipelines and Products Marketing Company, supplies bulk customers, who in turn supply refined petroleum products such as gasoline, jet fuel, diesel, fuel oil and liquefied petroleum gas to customers across the country.

Issues such as fire, sabotage, poor management, lack of turnaround maintenance and non-commercial business models have resulted in refineries producing significantly under the installed capacity. This deficiency has resulted in shortages of refined petroleum products and the need to increase imports to meet domestic demand. Current efforts to rehabilitate and revamp domestic refineries are designed to enable the refineries to reach approximately 90% of installed capacity. See “— Oil refining capacity constraints and proposed reforms”.

Oil refining capacity constraints and proposed reforms

Inadequate funding for routine maintenance and sabotage by militants have contributed to the inability of Nigerian refineries to operate near their installed capacity levels. The Government has long had plans to privatize existing refineries and to encourage private investors to build new refineries. However, price controls and subsidies on refined petroleum products, as well as the significant investments required to upgrade and maintain such refineries have discouraged potential investors from participating in the refining sector. See “—Principal Sectors of the Economy—Oil and Gas—Downstream.”

Deregulation of petroleum products remains a very sensitive political and social issue; nevertheless, deregulation is under consideration in connection with the Petroleum Industry Bill and associated bills. See “—Principal Sectors of the Economy—Oil and Gas—Oil and Gas Sector History, Regulation and Reform—Oil and Gas Reforms”. The government announced in the 2016 Appropriation Bill the deregulation of the downstream oil sector. In 2015, the combined average capacity utilization of the refineries was 4.9%, down from a 13.5% capacity utilization rate in 2014. According to the NNPC, 2013 Full Year Performance Report, low production levels were attributable to protracted maintenance at the Kaduna refinery and disruptions of crude oil supply to all refineries due to pipeline vandalism. Between January and November 2016, 2,542 incidents of pipeline vandalism were recorded, compared to 2,783 incidents recorded during 2015.

There are a number of ongoing refinery projects intended to increase oil refining capacity in Nigeria, including the Dangote refinery project which is expected to have capacity to process 500,000 barrels of oil per day, with completion expected in 2018. Other licensed private refinery projects, when completed, are expected to contribute an aggregate of 400,000 barrels per stream day to Nigeria’s refining capacity in the short term (over the next 24 to 48 months) and 1,235,000 barrels per day in the long term (over the next 5—6 years). These include, among others, 12,000 barrels per stream day facilities located in Eket in Akwa Ibom State and 100,000 barrels per stream day facilities located in Ibeno in Akwa Ibom State, as well as additional facilities in Rivers State, Imo State and Lagos. A “stream day” refers to the maximum number of barrels of input that a facility can process within a 24-hour period. In June 2010, the Department of Petroleum Resources certified the completion of key units of the first phase of the Amakpe International Refinery for 6,000 barrels per stream day.

NNPC is also planning to co-locate smaller but cost efficient modular refineries within the existing refineries premises to boost the nation’s refining capacity. In addition, the NNPC has switched to the Direct-Sale-Direct-Purchase (DSDP) arrangement to replace offshore processing and crude swap arrangement which hitherto has resulted in huge losses.

Following strikes and public disorder that followed the attempt to deregulate the pricing of petroleum products in January 2012, the Minister of Petroleum Resources established the Task Force to assist the Ministry in devising a plan to promote self-sufficient petroleum production in Nigeria. The terms of reference for this Task Force included a diagnostic review of the refineries and a review of private refinery licensing and partnership models for greenfield refineries. The Task Force submitted a report to the Minister of Petroleum Resources in August 2012. The findings published in the Task Force report are summarized below:

•	NNPC Refineries—The Task Force recommended that the Government relinquish control of the operation and management of the three Nigerian refineries by divesting a majority of its equity to competent, resourceful and experienced refining private partner(s) in accordance with the Public (Privatisation and Commercialisation) Enterprises Act in an aggressive but workable timeframe.

•	Pricing—The Task Force recommended full deregulation of prices in the downstream sector prior to completion of the privatization process, but subject to putting in place adequate controls to improve the associated social and economic burden on the populace.

•	Refineries Licensing—The Task Force examined 35 greenfield private refinery licensees and applicants and concluded that seven had reasonable potential.

The Government then established a committee to prepare a white paper on the report for consideration by the Federal Executive Council. According to the report by the Task Force, the refineries proposed to be developed with the CSCEC were still in preliminary discussions and full negotiations had yet to begin. Steps have yet to be taken to further the discussions and negotiations. In 2014, the Nigerian House of Representatives, through its House Committee on Petroleum Downstream, instituted a probe into why the Federal Government had failed to construct the U.S.$23 billion refinery project. The outcome of the probe was not published.

The Government has made progress in eliminating petroleum products subsidies and liberalizing the market. Completing the rehabilitation and enhancing capacity utilization of Nigeria’s refineries, in addition to setting up co-located refineries to guarantee effective supply and distribution of products across the country and African sub-region, is a key focus area of the current administration. The Government aims to transition Nigeria from being an importer of petroleum products to being a net exporter of petroleum products and value added petrochemicals, to diversify Nigeria’s export base and enhance import substitution, GDP growth and employment generation.

Natural Gas

According to data from the Ministry of Petroleum Resources, Nigeria possessed total proven natural gas reserves of 192.1 trillion cubic feet (associated and non-associated) as of December 31, 2015, including developed and undeveloped volumes that are marketable at current and forecasted future prices, respectively. Estimations are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers, American Association of Petroleum Geologists, World Petroleum Council and Society of Petroleum Evaluation Engineers.

The level of gas production and distribution in the country for both domestic and industrial use remains relatively low. Historically, the lack of domestic demand and the high cost of investment encouraged gas flaring, i.e., the burning of natural gas found with crude oil deposits as a waste product. Despite increased domestic demand for natural gas, especially in the power and manufacturing sectors, Nigerian consumers remain reliant on imported natural gas.

In 1984, the Government enacted the Associated Gas Re-Injection Act 1979 to proscribe gas flaring. The Minister of Petroleum Resources was, however, authorized to permit gas flaring upon being satisfied that the utilization or re-injection of the produced gas was not appropriate or feasible in a particular field or fields and upon compliance by the operator with stipulated terms and conditions including the payment of gas flaring fees. The Associated Gas Re-Injection Act and other initiatives have not yielded the desired results: oil companies frequently opt to pay penalties for ministerial permission for gas flaring. Various flare-out dates were set by successive governments, but deferrals were granted. The Petroleum Industry Bill, if and howsoever enacted, would not prescribe a specific flare-end date, but rather, would authorize the Minister of Petroleum Resources to prescribe a date from which flaring will be illegal.

Infrastructure to support the transport of gas from the Niger Delta to domestic consumers is lacking. Oil companies have not constructed internal pipelines to serve the domestic market, and the domestic gas pricing structure has not encouraged investments to explore and develop non-associated gas fields.

In 2015, a total of 2,929.9 billion standard cubic feet (“bscf”) of natural gas were produced by 40 companies, compared to a total of 2,524.3 bscf in 2014, representing an increase of 16.1%.

Of the quantity of natural gas produced in 2015, 2,588.5 bscf (88.4%) were utilized, while in 2014 a total of 2,233.5 bscf (88.5%) were utilized.

In 2015, 341.4 bscf (11.7%) of natural gas produced were flared while in 2014, a total of 289.6 bscf (11.5%) of natural gas produced were flared. The total natural gas liquid (“NGL”) produced in 2015 was 1.2 million metric tons (1.2 million metric tons was lifted), and the share between the NNPC and ExxonMobil was 49% and 51%, respectively. In 2014, the total NGL produced was 1.3 million metric tons (1.3 million metric tons was lifted), of which ExxonMobil had about 51% and the NNPC 49%.

In 2015, liquefied petroleum gas (“LPG”) production was approximately 0.5 million metric tons (with lifting at 0.3 million metric tons), while in 2014 a total of 0.5 million metric tons was produced (with lifting at 0.5 million metric tons) (these figures are exclusive of Nigeria LNG and refineries production).

Gas Infrastructure

Gas infrastructure in Nigeria has historically been project-centric, which has prevented the development of an integrated system and hindered the development of the domestic gas sector. Domestic gas pipeline infrastructure can be categorized as follows:

•	The Western System—This system includes the 700-kilometer Escravos Lagos Pipeline System, which has a capacity of 800 mmscfd. Plans are in place to loop the pipeline onshore to expand capacity. This will reinforce gas availability to the western part of Nigeria where there is significant growth in demand from the power and non-power sectors. This pipeline is integrated with the West Africa Gas Pipeline. The Escravos Lagos Pipeline System is supplied mainly by the Utorogu, Escravos, Sapele, Ughelli, Odidi and Oben gas plants, which are operated by Shell Petroleum Development Company of Nigeria (“SPDC”) and Chevron Nigerian Limited. The flow direction is from Escravos to Lagos. The system also comprises the Oben-Ajaokuta pipeline, which is the link from the western system to the planned south-north system via Ajaokuta;

•	The Export System—This system consists of an onshore Gas Transmission System and an Offshore Gas Gathering System. The Gas Transmission System gathers gas from the Obiafu, Soku, Obite and Belema gas plants and transports it to the Nigeria Liquefied Natural Gas plant for export, while the Offshore Gas Gathering System gathers gas from dedicated fields offshore and also transports it to the Nigeria Liquefied Natural Gas plant;

•	The Eastern System—This system supplies gas to domestic industrial and power users. The Obigbo North-Ikot Abasi is the major trunk line in the eastern system supported by the main gas plants of

Obigbo, Alakiri and Okoloma, which are operated by SPDC. The pipeline system transports liquid gas from these plants to the domestic market in the east. The flow direction is east from Obigbo;

•	Nigeria Liquefied Natural Gas Plant—This is an export facility at Bonny that has a 22 mmtpa capacity. It has been in operation since 1999 and has six producing trains as of December 2016. The plant is owned by the NNPC (49%), Shell (25.6%), Total (15%) and Agip (10.4%); and

•	The West Africa Gas Pipeline—This is a 678-kilometer pipeline which links into the Escravos Lagos Pipeline System, the Nigeria Gas Company’s Itoki Natural Gas Export Terminal in Nigeria and proceeds to a beachhead in Lagos. From there it moves offshore to Takoradi, in Ghana, with gas delivery laterals from the main line extending to Cotonou (Benin), Lome (Togo) and Tema (Ghana). The West Africa Gas Pipeline transports purified natural gas free of heavy hydrocarbons, liquids and water, which is ideal for power plants and industrial applications. The pipeline is owned by Chevron (36.7%), the NNPC (25%), Shell (18%), Takoradi Power Company (16.3%), Société Togolaise de Gaz (2%) and Société BenGaz S.A. (2%).

In addition, as of 2016, the following projects are under development:

•	Brass LNG Project—A two-train, 10 mmtpa capacity Brass LNG project is planned to be developed at Brass River by the NNPC, Oando Energy Resources, Eni, Total and others. In 2009, the Government approved the divestment of 10% of the NNPC’s 49% participating interest in Brass LNG in favor of Rivers State, which was awarded 5%, and Bayelsa State, which was also awarded 5%;

•	Olokola (OK) LNG Project—A four-train, 22 mmtpa capacity Olokola (OK) LNG project is planned to be developed in the Ogun State by the NNPC, Chevron, Shell, BG and others. In 2009, the Government approved the divestment of 10% of NNPC’s participating interest in OK LNG in favor of Ogun State, which was awarded 5%, and Ondo State, which was also awarded 5%;

•	Trans-Saharan Gas Pipeline—A Trans-Saharan Gas Pipeline is intended to supply up to 2-3 bscf per day of gas to Algeria and onwards to European markets;

•	Escravos-Lagos Offshore Pipeline—An Escravos-Lagos Offshore Pipeline System is anticipated to have a capacity of 1.3 bscf per day and would transport gas from Escravos to Lagos. Significant progress has been made and about 300 kilometers (of 600 kilometers), of this expansion is in operation, providing increased gas supply to power plants; and

•	Gas development projects to bridge Gas supply shortfall by 2020:

•	4.3TCF Asaa North/Chaji South capable of producing 500-600 millions of standard cubic feet per day (“mmscfd”)

•	6.5TCF Ekuloma, Awoba and Alakiri capable of producing 250-500 mmscfd

•	6.4TCF Unitized Gas Fields to produce 500-600 mmscfd

•	7TCF NPDC’s OML 26, 30, &42 to produce 500-600 mmscfd

•	Cluster development of 5TCF OPL 2001, 2002 and 2003 support the expansion of seven Energy Uquo Gas plant to produce 400 mmscfd

•	Cluster development of 6TCF Okpokunou/Tuomo west (OML 35/62 to produce 500-600 mmscfd

Nigeria Liquefied Natural Gas Plant

Nigeria’s only LNG production facility is the Nigeria Liquefied Natural Gas Plant on Bonny Island, which operates six trains with a production capacity of 22 mmtpa of LNG and 5 mmtpa of NGLs (LPG and condensates) from 3.5 bscf per day of natural gas. As of December 2016, plans for building a seventh train were at an advanced stage, with the seventh train projected to be operational by 2024, at which point capacity is expected to increase to 30 mmtpa of LNG and 27 mmtpa of NGLs (LPG and condensates) from 4.6 bscf per day of natural gas. Shareholders in Nigeria Liquefied Natural Gas are the NNPC, Shell, Total and Eni, who are also the main upstream suppliers to the plant.

Nigeria Gas Master Plan

The Nigerian Gas Master Plan, which took effect in 2008, is designed to drive the monetization of gas, substantially reduce gas flaring, provide a more efficient and cheaper fuel source for power and industrial production, and provide an alternative revenue source to government. The main objectives of the Nigerian Gas Master Plan include:

•	developing and entrenching a sustainable commercial framework for the Nigerian domestic gas market;

•	maximizing the multiplier effect of gas in the domestic economy, through the facilitation of gas utilization in the domestic economy and the stimulation of broad gas-based industrialization;

•	optimizing Nigeria’s share and competitiveness in high-value export markets, through selective participation in high-value markets and strategic positioning for growth; and

•	assuring long-term gas security for Nigeria.

Following the approval of the Nigerian Gas Master Plan in 2008, the Government issued the National Gas Supply and Pricing Policy (“NGSP Policy”) and the National Domestic Gas Supply and Pricing Regulations (“NDGSP Regulations”). The NGSP Policy and the NDGSP Regulations provide for the imposition of a domestic gas supply obligation on all upstream companies and requires a predetermined portion of their gas production be set aside for supply to the domestic market. The NGSP Policy groups domestic demand into three categories, with separate pricing for each category: (i) strategic gas for power generation, (ii) industrial gas as feedstock, and (iii) commercial gas as alternative fuel. The policy and regulations also provide an aggregated price to be paid to all suppliers for gas supply to the domestic market. The aggregator, as intermediary, aggregates payments from the different demand groups and pays the gas supplier a single aggregated price.

The Government established the Gas Aggregation Company of Nigeria in accordance with the terms of the NDGSP Regulations and the NGSP Policy. The Government is negotiating Gas Sale and Aggregation Agreements for the supply of gas for power generation.

The Nigerian Gas Master Plan also has the goal of creating an integrated gas gathering, processing and distribution network through a gas infrastructure blueprint. Gas reserves will be divided into three franchise areas, the Western Franchise Area, Central Franchise Area and South Eastern Franchise Area from which gas produced will be gathered at central processing facilities and distributed to power plants, industrial users, LNG plants and export schemes as required. The Gas Infrastructure Blueprint envisages the development of three major gas transmission systems in the medium term. These gas transmission systems will include a western gas transmission system comprising the existing Escravos Lagos Pipeline System and a new offshore extension to Lagos, the first south-north gas transmission line that will transport dry gas through the AkwaIbom/Calabar facility to Ajaokuta, Abuja, Kano and Kastina and also serve south-eastern states and an interconnector, which will link the eastern gas reserves center with the other two transmission systems.

In October 2016, the Federal Government issued a consultation draft of the National Gas Policy (the “National Gas Policy”) which seeks to review the policy positions of the Federal Government in respect of Nigeria’s gas resources over the past ten years, and to drive the institutional reforms and regulatory changes necessary to attract investment into the Nigerian gas sector. The National Gas Policy will be reviewed and updated periodically to ensure consistency with FGN’s policy objectives at all times. The vision of the National Gas Policy for Nigeria’s gas sector is “to be an attractive gas-based industrial nation, giving primary attention to meeting local gas demand requirements, and developing a significant presence in international markets;” while the mission of the National Gas Policy is “to move Nigeria from a crude oil export-based economy to an attractive gas-based industrial economy.”

To achieve the above mission and vision, the strategic objectives of the National Gas Policy include to:

•	separate activities between the government and private sector;

•	identify new gas resources from the Niger Delta, offshore, inland basins and gas flare reduction;

•	introduce an appropriate institutional, legal, regulatory and commercial framework for the Nigerian gas sector;

•	create a conducive environment for investors and for market growth;

•	discourage wasteful projects while encouraging optimization among resource owners, e.g. through joint development of gas discoveries and infrastructure; and

•	implement good governance throughout the industry.

Downstream

The downstream oil sector generally consists of the import, export, sale and marketing of refined oil products. Due to the limited capacity of its oil refineries, Nigeria relies heavily on imported refined petroleum products to meet its energy and transport requirements. As of October 2016, the Federal Government has stopped payment of subsidies to oil importers, and has pegged the retail price of gasoline to ₦145 per liter. The pricing was based on the price modulation regime, while supporting importers of these products with foreign exchange at the CBN rate.

The Petroleum Industry Bill, if and howsoever enacted, eventually would eliminate subsidies and price controls on refined oil. See “—Principal Sectors of the Economy—Oil and Gas—Oil and Gas Reforms”.

Oil and Gas Sector History, Regulation and Reform

History

The Nigerian petroleum industry dates back to 1908 when the Nigerian Bitumen Corporation, a German company, started exploration for oil in southwest Nigeria. Oil was first discovered in 1956 in Oloibiri, Bayelsa State in the Niger Delta by Shell D’Arcy, and oil production in Nigeria began in 1958.

In the 1950s and 1960s, several major international oil companies acquired licenses in Nigeria, including Mobil (now ExxonMobil) in 1955, Texaco, Inc. and Gulf Oil (now Chevron) in 1961, Safrap (now Total S.A. (“Total”)) and Nigerian Agip Oil Company (“Agip”) in 1962. Crude oil production rose to about 2 mbpd in the 1980s. Crude oil production peaked in 2004 at 2.5 mbpd, but declined to 2.2 mbpd in 2007 due to the unrest in the Niger Delta and OPEC quota constraints. Production declined further in 2008 to 2.1 mbpd, due mainly to militant activities and destruction of oil production facilities in the Niger Delta region.

Oil production in 2012, 2013, 2014, 2015 and 2016 was estimated at 2.3 mbpd, 2.2 mbpd, 2.2 mbpd, 2.1 mbpd and 1.8 mbpd, respectively. The decrease in oil production is believed to be, in part, a consequence of higher levels of disruptions resulting from vandalism and oil theft, which has affected production from the Bonny, Forcados and Qua Iboe terminals. According to the NNPC, in 2015, 2,783 incidents of vandalism were reported, costing an estimated ₦51.3 billion. Between January and November 2016, 2,542 incidents of vandalism were reported. See “Risk Factors—The Nigerian economy and, in particular, government revenues, are highly dependent on oil production and sales and prices of oil in global markets” and “Risk Factors—Nigeria’s political, economic and social stability has and will continue to be adversely affected by political and religious conflicts, terrorism, and social and religious tensions, any or all of which may materially and adversely impact economic conditions and growth in Nigeria”.

Unrest in the Niger Delta has resulted from inconsistent policies of past governments that allowed oil companies to degrade the local environment and to share little of their commercial gains with local communities. Lack of development in the region and perceived injustice over the sharing of oil revenues often has triggered conflicts between the host communities, the oil companies and the state and federal governments. Adverse effects of these conflicts on the economy and the need to manage the challenges in the region led to the establishment of the Ministry of the Niger Delta and an amnesty program for Niger Delta militants in 2009. Under the amnesty program, over 20,000 militants surrendered their arms in return for a presidential amnesty, unconditional pardon and participation in the Post-Amnesty Rehabilitation and Economic Empowerment Program. The amnesty program is still ongoing and currently in the reintegration phase, with efforts being put in place to ensure the program does not end abruptly. President Buhari’s administration has chosen to re-engineer the program by, among other things, allowing for the reintegration of 30,000 ex-militants and youths from affected communities in the Niger Delta.

Notwithstanding the efforts of the Federal Government, state governments, the oil companies and non-governmental organizations to enhance the well-being of the people of the Niger Delta through scholarship programs, infrastructure improvements, and other community development projects, wide disparities in development persist. In many areas, the conditions of rural communities where crude oil is produced remain poor with severe environmental degradation, lack of infrastructure, high unemployment, poor educational facilities and general lack of amenities for a good standard of living.

The Government has taken several steps to address pipeline vandalism and oil theft, including the deployment of technology and security personnel in affected areas and, more recently, the establishment of community policing, which is designed to engage communities as stakeholders in pipeline infrastructure and therefore to promote the protection and security of pipelines. The military is also being retrained and undergoing equipment upgrades and are actively arresting and prosecuting vandals.

Regulatory Framework

The Ministry of Petroleum Resources, through the Department of Petroleum Resources (“DPR”), controls and supervises the activities of all actors in the Nigerian petroleum industry, ranging from exploration to production and marketing of crude oil and refined petroleum products.

The NNPC is the state-owned oil corporation through which the Federal Government regulates and participates in the country’s oil and gas industry. The NNPC was established by the Nigerian National Petroleum Corporation Act (the “NNPC Act”) in 1977 to engage in all commercial activities relating to the petroleum industry and to enforce all regulatory measures governing the petroleum sector. In practice, its pseudo-regulatory functions, which were originally assigned to its Petroleum Inspectorate arm by the NNPC Act, are now exercised by the DPR.

The NNPC is currently undergoing a restructuring with a view to improving efficiencies and controls and to thereby evolve into a profit-oriented and able, commercially-focused, enterprise. The Petroleum Minister of State announced reforms to restructure the NNPC into eight business and service units. The restructuring involves division of the NNPC into a lean group headquarters and a collection of five autonomous business units (“ABUs”): (i) Upstream; (ii) Downstream (iii) Refinery; (iv) Gas and Power; and (v) Ventures, where non-core oil & gas activities, such as its medical, properties, research and development and shipping divisions are being warehoused. In addition, the corporate headquarters of NNPC will comprise of three group-wide autonomous service units (“ASUs”): (i) Finance and Accounts; (ii) Corporate Services; and (iii) Group Managing Director’s Office (“GMD’s Office”). All subsisting and proposed new operating companies/subsidiaries, divisions and other business units of NNPC will be grouped under an applicable ABU and ASU, each of which is headed by a Group Executive Director/ Chief Operating Officer (with the exception that the GMD’s office shall be headed by the GMD). The new GMD was appointed in mid-2016.

Another reform set to be implemented by NNPC relates to the structure for funding its joint venture arrangements, as well as profit sharing arrangements therefrom. Until now, profits from NNPC’s joint venture arrangements accrued directly to the Federal Government; Government funding of the NNPC was then made pursuant to budget appropriations in the same way as for other state-owned companies. Under that structure,

NNPC and its joint venture partners (mostly international oil companies) jointly financed their joint venture operations through equity contributions, by way of cash calls. However, NNPC has often faced the problem of inadequate appropriations from the Government to meet its cash call obligations and other investment commitments. This resulted in calls for the Government to reduce NNPC’s equity share in the joint ventures to alleviate the cash call problems. In November 2016, NNPC and its joint venture partners agreed to an alternative funding regime, which terminated the cash call funding regime. The new regime is effective as from 2017. Simultaneously, the NNPC had, through negotiations with its joint venture partners, reduced the U.S.$6.8 billion past due cash call burden to U.S.$5.1 billion, which would be repaid, over an agreed period of time, based on expected improved oil production output and returns to the Government/ NNPC, as a result of the new alternative funding regime.

Further, it is proposed that, in the long run, the presently existing unincorporated joint venture arrangements between NNPC and its joint venture partners will be converted into incorporated joint venture companies in which NNPC and its joint venture partners will be shareholders of incorporated independent and autonomous oil & gas exploration and production companies (“IJVs”). In so doing, such IJVs will be able to fund their operations, in the manner that regular incorporated companies do, without necessarily requiring the involvement of NNPC and the joint venture partners.

The Nigerian Oil & Gas Industry Content Development Act (the “Nigerian Content Act”)

The Nigerian Content Act, enacted in April 2010, prescribes minimum thresholds of Nigerian content for various activities in the oil and gas sector to promote the use of Nigerian products and services in the Nigerian oil and gas industry. All oil and gas arrangements, contracts and operations are now required to comply with the minimum Nigerian content standards and thresholds specified in the Nigerian Content Act. Such thresholds include 100% Nigerian content for the supply and procurement of steel plates, 45% Nigerian content for the supply of flat sheets, wireline services (electric open holes, cased holes and slick line) and a 90% man-hour Nigerian content requirement for feed and detailed engineering on onshore facilities. The Nigerian Content Act also requires that when procuring goods and services, if competing bids are within 1% of each other at the commercial stage, operators must select the bid containing the highest level of Nigerian content, provided that the level of Nigerian content in one of the bids is at least 5% higher than the closest competing bid. Operators are also required to retain a minimum of 10% of their total revenue accruing from Nigerian operations in a bank account in Nigeria.

The Nigerian Content Act provides for preferential treatment of companies with a minimum of 51% equity participation by Nigerians in the award of licenses, permits and blocks.

The Nigerian Content Act established a board, the Nigerian Content Development & Monitoring Board, which is empowered to ensure compliance with the provisions of the Nigerian Content Act. The Nigerian Content Development Fund was established by the Nigerian Oil and Gas Industry Content Development Act 2010 for the purpose of increasing Nigerian Content in the oil and gas industry by addressing the paucity of funding faced by manufacturers, service providers and other key players. The Nigerian Content Development Fund is pooled from one% of every contract awarded in the upstream sector of the industry and is managed by the board.

As a result of the Nigerian Content Act, Nigeria has seen growth in the domestic ownership of oil and gas assets in the marine sector (through the ownership of land, swamp and offshore rigs), established a scheme for the production of Nigerian-made steel pipes, built the largest dry dock facility for vessel maintenance in West Africa and developed training and employment opportunities using domestic industry projects, including training on environmental remediation and geosciences training. Reforms have also focused on developing programs for domestic suppliers in the oil and gas industry.

Oil and Gas Reforms

The Government has sought to reform the petroleum industry with a general overhaul of the oil and gas sector. The Government’s aim is to remedy key policy, regulatory, fiscal and operational challenges in the Nigerian oil and gas industry by encouraging investment and improve Nigerians’ participation in the sector both directly and through participatory schemes in line with international best practice. This led to the proposed Petroleum Industry Bill in 2008, which was never enacted, and to the enactment of the Nigerian Content Act in 2010. In an effort to expedite the passage of the necessary reforms, Petroleum Industry Bill has been divided into separate bills. The Government intends to implement the first phase of regulatory reforms through the Petroleum Industry Governance Bill 2016, and will then proceed to the other bills. The upper house of the National Assembly of Nigeria (the Senate) commenced debating the Petroleum Industry Governance Bill 2016 in April 2016 and the bill is currently being reviewed by a committee of the Senate, the committee on upstream petroleum resources, downstream petroleum sector and gas resources. There are currently four bills before the lower house of the National Assembly (the House of Representatives) the Nigerian Petroleum Industry Bill 2015, the Petroleum Industry Governance Bill 2016, the Petroleum Industry Bill, the Petroleum Industry Fiscal Framework Bill 2016, which have all passed through the first reading stage at the House of Assembly. The same draft of the Petroleum Industry Governance Bill 2016 is before both the Senate and the House of Representatives. When passed into law, the combined bills are expected to have a significant impact on the Nigerian oil and gas industry and to improve the financial returns to the Government from oil and gas production.

The Petroleum Industry Bill

As originally conceived, the Petroleum Industry Bill aimed to change the approach to regulation of major aspects of the Nigerian petroleum industry. The Petroleum Industry Bill had several broad aims, including:

•	enhancing exploration and exploitation of petroleum resources;

•	separating policy, regulation and commercial activities;

•	creating a competitive business environment;

•	significantly increasing domestic gas supplies, especially for power generation and industry;

•	establishing a fiscal framework that is flexible, stable and competitive;

•	creating efficient regulatory institutions;

•	promoting the management and allocation of petroleum resources in accordance with principles of good governance, accountability, transparency, and the promotion of sustainable development and economic value in Nigeria;

•	promoting better community relations and the development of Nigerian content; and

•	promoting and protecting health, safety and the environment.

The Petroleum Industry Bill sought to address the upstream, midstream and downstream sectors of the Nigerian oil and gas industry.

Institutions

The Petroleum Industry Bill sought to reorganize and restructure the institutions charged with regulating the Nigerian oil and gas industry. In addition to the Ministry of Petroleum Resources, the Petroleum Industry Bill proposed the establishment of following regulatory bodies:

•	The Petroleum Technical Bureau—an advisory council with no independent, direct regulatory powers. This bureau would have the functions of the former Frontier Exploration Services;

•	The Upstream Petroleum Inspectorate—technical and commercial regulator for upstream activities and operations within the industry; and

•	The Downstream Petroleum Regulatory Agency—technical and commercial regulator for downstream activities and operations within the industry.

The Petroleum Industry Bill also would provide for the establishment of the following agencies:

•	National Asset Management Corporation—The National Asset Management Corporation would be required to operate on commercial principles and would have responsibility for acquiring and managing investments of the Government in the Nigerian upstream petroleum industry;

•	Nigerian Petroleum Assets Management Company—The Nigerian Petroleum Assets Management Company would be established as a limited liability company under the Companies and Allied Matters Act, 1990. It would be charged primarily with holding the Government’s interests in the joint ventures and any other assets and liabilities which may be transferred to it;

•	Nigerian National Oil Company—The Nigerian National Oil Company would be re-incorporated as a limited liability company. The bill contemplated that the Government would sell 30% of the Nigerian National Oil Company on the NSE. The Nigerian National Oil Company would be the holder of concessions in the Government’s production sharing contracts; and

•	National Gas Company—to be incorporated as a limited liability company and to take over the assets, liabilities and functions of the subsisting Gas Company of Nigeria.

Fiscal Framework

The Petroleum Industry Bill proposed comprehensive changes to the fiscal regime for upstream activities and operations in the Nigerian oil and gas industry, including the following:

•	Abolition of the existing Petroleum Profits Tax and the introduction of the Nigerian Hydrocarbon Tax (in addition to the obligation to pay general corporate income tax). This proposal is designed to increase the Government’s take from operations under production sharing contracts, even in the declining price environment and to produce the following effective tax rates for oil companies:

•	55% for deep offshore and frontier areas (currently 50%); and

•	80% for onshore operations (currently 85%).

The Petroleum Industry Bill also proposed the introduction of a requirement for operators to make a monthly payment of 10% of net profits to a dedicated fund for the development of economic and social infrastructure of communities in petroleum producing areas.

The Petroleum Industry Bill also sought to strengthen the existing gas flaring and the National Domestic Gas policies. The Petroleum Industry Bill provided for gas flaring measurement, as well as a specified number of days for the issuance of a permit to an applicant company to flare gas, and the requirement for a gas flaring plan to be submitted by all oil and gas operating companies. In 2007, the Federal Government reconstituted the Oil and Gas Sector Reform Implementation Committee with a mandate to transform the broad provisions in the National Oil and Gas Policy into functional institutional structures for effective management of the oil and gas sector in Nigeria. This committee submitted its final report to the Federal Government in August 2008. The committee report formed the basis of the Petroleum Industry Bill submitted to the National Assembly in December 2008. The Petroleum Industry Bill underwent first and second readings in the House of Representatives and the Senate between December 2008 and July 2009. Public hearings on the Petroleum Industry Bill were held in both chambers in July 2009, at which the Government inter-government agency team (comprising representatives from relevant ministries and departments), international oil companies, indigenous oil companies, oil-producing communities and other stakeholders submitted their views to the National Assembly.

In December 2010, the Senate tabled the report of its Petroleum Resources Committee for consideration; the report was, however, stood down with the expectation that it would subsequently be considered. The Committee of the House of Representatives released its report on the Petroleum Industry Bill in early 2011. Ultimately, neither report was considered by the respective chambers and the Petroleum Industry Bill was not passed before the end of the tenure of the sixth National Assembly in May 2011, at which point the bill lapsed.

Prior to the end of the tenure of the sixth House of Representatives, its standing rules were amended to provide for the re-introduction of bills such as the Petroleum Industry Bill which failed to progress beyond the committee stage of the legislative process. In line with these rules, the report of the sixth House of Representatives on the Petroleum Industry Bill was reintroduced as a revised version of the Petroleum Industry Bill in July 2011.

Following civil unrest occasioned by the removal of the fuel subsidy, the Minister of Petroleum Resources established the eight-member Task Force and a Technical Committee to review all previous versions of the Petroleum Industry Bill, and to prepare an updated version for submission to the National Assembly. The Task Force, together with the Technical Committee, submitted a revised Petroleum Industry Bill to the Federal Government in June 2012. In July 2012, the President re-submitted the Petroleum Industry Bill to the National Assembly. After its formal introduction and subsequent readings, in March 2013, the Petroleum Industry Bill passed a second reading in the Senate. Following the second reading, the Petroleum Industry Bill was referred to an ad-hoc Committee of the House of Representatives and in the Senate it was referred to committees on Petroleum (Upstream and Downstream), Gas and Judiciary, Human Rights and Legal Matters. Thereafter, committees commenced public hearings across the country.

Following the consideration of the reports by the two chambers of the National Assembly, the Petroleum Industry Bill was expected to undergo a third reading, following which there would be a harmonization of any areas of divergence between the bills produced by each chamber. Although the first round of public hearings on the Petroleum Industry Bill concluded in July 2013, the bill was never adopted.

The Petroleum Industry Governance Bill 2016

In an effort to expedite the passage of the necessary reforms envisaged by the Petroleum Industry Bill, the Petroleum Industry Bill has been divided into separate bills, with the first phase of regulatory reforms being addressed and implemented through the Petroleum Industry Governance Bill 2016. See “Risk Factors—The regulatory environment in the Nigerian oil and gas sector is subject to significant ongoing change and persistent delays in policy implementation.”

The Petroleum Industry Governance Bill 2016, represents the Government’s current attempt at institutionalized reforms within the Nigerian oil and gas industry, a first phase of regulatory reforms originally envisaged by the Petroleum Industry Bill and, as such, a more cautious approach towards ultimately achieving the initial goals of the Petroleum Industry Bill.

The main objectives of the Petroleum Industry Governance Bill 2016 include:

•	the creation of efficient and effective governing institutions with clear and separate roles for the petroleum industry;

•	establishment of a framework for the creation (out of existing government-owned entities) of commercially oriented and profit driven entities that will ensure value-add and internationalization of the petroleum industry;

•	the promotion of transparency and accountability in the petroleum industry; and

•	the creation of a conducive business environment for operators in the petroleum industry.

The Government intends to follow the enactment of the Petroleum Industry Governance Bill 2016 with further bills which, together with the Petroleum Industry Governance Bill 2016, will serve to implement the goals envisaged by the original Petroleum Industry Bill as a whole, adapted as necessary. There are currently four bills before the lower house of the National Assembly (the House of Representatives)—the Nigerian Petroleum Industry Bill 2015, the Petroleum Industry Governance Bill 2016, the Petroleum Industry Bill, the Petroleum Industry Fiscal Framework Bill 2016—which have all passed through the first reading stage at the House of Representatives. The same draft of the Petroleum Industry Governance Bill 2016 is before both the Senate and the House of Representatives.

Subsidy Re-investment and Empowerment Program

The Subsidy Re-investment and Empowerment Program (the “SURE-P Program”) was implemented in February 2012 as a means of utilizing the savings from reduced fuel subsidies. The objectives of the SURE-P Program are:

•	to mitigate the immediate impact of the partial petroleum subsidy removal on the population by laying a foundation for the development of a national safety net program that targets the poor and vulnerable on a continuous basis. This applies to both the direct and indirect effects of subsidy withdrawal;

•	to accelerate economic transformation through investments in critical infrastructure projects, so as to drive economic growth and achieve Vision 20:2020; and

•	to promote investment in the petroleum downstream sector.

The SURE-P Program intervened in various sectors of the economy, spending approximately ₦572 billion in its first year of operation. Several infrastructure projects across Nigeria were completed or advanced through SURE-P Program resources, including the Lagos-Kano and Port Harcourt—Maiduguri railway lines and the Abuja-Lokoja road. The program also directed resources to social safety net programs, job creation initiatives, such as the graduate internship scheme, and public works and mass transit programs. In November 2015, however, the Federal Government discontinued the program and set up a panel to scrutinize its expenditures for previous years.

Agriculture

Agriculture is a major driver of economic growth in Nigeria and is important to diversifying the Nigerian economy from reliance on oil. Agriculture is divided into four subsectors: crop production (including food crops), forestry (including tree crops), livestock and fishing. As of December 31, 2016, the agriculture sector amounted to approximately 24.4% of real GDP, compared to 23.1% in 2015, 22.9% in 2014, 23.3% in 2013 and 23.9% in 2012. In 2016, the agriculture sector grew by 4.1%, compared to 3.7% in 2015, 4.3% in 2014, 2.9% in 2013 and 6.7% in 2012. According to the United Nations International Labour Organization (“ILO”), in 2009, the agricultural sector employed 54.5% of the Nigerian workforce.

The dominance of the oil sector, urbanization and in effective policies to modernize the agricultural sector led to a decrease in agriculture’s contribution to GDP from over 60% in the early 1960s to 23.1% in 2015. The agriculture sector accounted for approximately 43.2% and 48.9% of non-oil exports from Nigeria in 2014 and 2015, respectively. Since 2005, agriculture has been one of the largest drivers of Nigeria’s GDP growth, due primarily to large increases in crop production. Crop production was the main driver of growth in the agriculture sector in 2015 and 2016, contributing 20.7% and 22.1% to total real GDP, respectively.

Crops

Palm oil and cassava are the traditional Nigerian crops. Between 2012 and 2016, Nigeria’s primary crops, in terms of production, were cassava, yam, maize, guinea corn/sorghum and millet.

The following table sets forth crop production levels for the periods indicated:

Crop	2012	2013	2014	2015	2016
	(thousands of metric tons)
Cassava	58,980.4	61,249.4	63,961.0	66,457.6	68,947.9
Yam	41,599.4	42,998.3	43,038.0	44,690.5	45,409.8
Maize	16,199.5	16,798.5	16,998.1	17,240.8	18,001.7
Guinea corn/Sorghum	15,398.6	15,904.6	16,103.9	16,756.4	17,109.0
Millet	10,899.2	11,177.2	11,297.7	11,382.0	11,455.2
Vegetables	7,817.4	8,097.4	8,102.4	8,360.8	9,503.3
Beans/Cowpeas	6,960.6	7,180.6	7,300.1	7,617.4	7,787.2
Rice	5,971.9	6,209.9	6,464.7	6,724.6	6,971.0
Groundnut/Peanut	5,263.8	5,463.8	5,592.5	5,721.3	6,054.6
Cocoyam	3,754.6	3,864.6	3,868.5	4,007.8	4,064.8
Sugarcane	3,486.1	3,586.1	3,719.6	3,853.1	3,988.6
Soya Bean	2,442.0	2,552.0	2,636.3	2,720.7	2,808.0
Potatoes	2,511.1	2,611.1	2,693.0	2,814.1	2,905.0
Plantain	1,892.2	1,932.2	1,982.2	2,069.3	2,514.3
Cotton	829.2	850.3	879.7	909.0	938.3
Palm oil	356.1	364.1	379.1	394.2	409.2

Source: CBN

Between 2012 and 2016, Nigerian crop production increased broadly, with cassava production rising by 16.9% from 58,980.4 metric tons in 2012 to 68,947.9 metric tons in 2016 and yam production rising by 9.2% from 41,599.4 metric tons in 2012 to 45,409.8 metric tons in 2016. The general increase in output in recent years is attributable to the Government’s concerted efforts to diversify the economy towards agriculture. Other factors that boosted growth were the adoption of improved varieties of seedlings, as well as foreign investment.

Livestock

Livestock production grew by 2.9% in 2016, compared to 5.9% in 2015. According to the UN Food and Agriculture Organization, the gross production index of livestock increased from 117.4 in 2010 to 124.00 in 2014, an increase of 5.7% In particular, beef production increased by approximately 26% from 345,300 metric tons in 2010 to approximately 435,200 metric tons in 2014, as a result of support provided to the livestock industry to incorporate modern production methods, which included the establishment of modern abattoirs and sanitary sales outlets across the country.

Forestry

Forestry production grew by 2.6% in 2016, compared to 3.7% in 2015. Wood production stood at approximately 174.8 million cubic meters in 2011, according to the UN Food and Agriculture Organization, and increased to 204.5 million cubic meters in 2014, a change of 17% In order to sustain wood production over time, the Forestry Research Institute of Nigeria has intensified the supply of improved breeder seedlings to replace the harvested tree stocks.

Fishing

Fishery production contracted by (0.7)% in 2016, compared to growth of 5.9% in 2015. Under the First NIP, ₦25 billion was earmarked for improving fish production between 2010 and 2013. The Government plans for the period sought to increase domestic fish production from all sources to reach a sustainable and self-sufficient level that would permit fish exports in the medium and long term. The Government targeted projects in the subsector, including: the establishment of 120 fish farms, the improvement of inland fisheries, the construction of ornamental fish development centers, the certification and standardization of fish seed and feed, the development of shrimp farms, and the establishment of feed mills and fish resources monitoring. Following the 2011-2015 Agricultural Transformation Agenda, the fisheries subsectors garnered interests of prospective investors in the public private partnership ventures for the lease and management of the three fishing terminals at Ebughu (Cross River), Igbokoda (Ondo) and Kirikiri (Lagos) and the Borokiri Fishing Terminal (Rivers) in line with government policy. The Federal Government also established six fish markets in Jebba (Kwara), Yauri (Kebbi), Erinwe (Ogun), Atabong (Akwa-Ibom), and promoted the production of all male Tilapia technology and other culturable fishes for diversified and increased fish production in the country. The Federal Ministry of Agriculture and Rural Development under the current Agriculture Promotion Policy regime aims to achieve an additional 37,600 tons of fish to the yearly national fish production, with 200 jobs expected to be created as well as improve fish quality and wholesomeness both for local consumption and export market. The ministry also targets to achieve 50% reduction in post-harvest losses in fish and significant increase in home stead fish farming and use of mobile tanks for fish production.

Agricultural Policy

Agriculture in Nigeria is largely subsistence-based, but the Government aims to modernize the sector, building on reforms initiated in 2011. The Federal Ministry of Agriculture and Rural Development has developed a Medium-Term Sector Strategy (the “MTSS”) covering the period from 2017 to 2019. The MTSS comprises three pillars: economic reforms, social investment and infrastructure development.

The Government has also launched the following programs to support and develop the agriculture sector:

•	The Agricultural Transformation Agenda: In 2011, the Federal Government launched the Agricultural Transformation Agenda, with the aim of transforming the agricultural sector to create jobs and wealth and ensure food security. Reforms under the Agriculture Transformation Agenda helped to create more direct farm jobs, increase national food production of maize, rice and cassava and thus reduced Nigeria’s food import bill. In 2016, the Federal Government introduced the Agricultural Promotion Policy (2016—2020), with the sole aim of consolidating the gains and building on the successes of the Agricultural Transformation Agenda and to close key gaps.

•	Growth Enhancement Support Scheme and Electronic Wallets: The Growth Enhancement Scheme was set up to register small holder farmers, and provide targeted input subsidies where farmers gained improved access to fertilizers and seeds. The Growth Enhancement Support Scheme aims to increase agricultural productivity by raising fertilizer consumption and increase the use of improved seed varieties.

•	Rice Transformation Agenda: The primary goal of the Rice Transformation Agenda is to make Nigeria self-sufficient in rice and rice processing. The policies under the Rice Transformation Agenda focus on raising productivity, improving the capacity and quality of rice milling and incentivizing domestic rice production. In October 2016, the Federal Government raised import duties on certain food items that have local alternatives, including rice, from 10% to 60% In November 2016, the CBN announced that Nigeria is on track to begin the exportation of rice by the end of 2017, as the country will be able to meet its domestic demand for rice and have surplus for export.

•	Cassava Transformation Agenda: The Cassava Transformation Agenda seeks to expand cassava processing via the partial substitution of wheat flour with cassava flour in bread baking. This substitution is expected to have significant and wide-reaching effects on the economy by providing markets for cassava farmers, reviving cassava processing plants, and reducing the cost of inputs for bakers. The Government aims to expand the production of cassava, not just to achieve improved food security but also to boost its export.

Mining and Quarrying

Nigeria produces numerous solid minerals, including limestone, stone aggregates, laterite, sand, lead and gold. According to the NBS, total formal output in the mining and quarrying sector contracted in 2016 by (13.7)%, compared to contractions of (5.3)% in 2015, (1.1)% in 2014, (12.8)% in 2013 and (4.8)% in 2012. In 2016, the mining and quarrying sector contributed 8.6% to Nigeria’s real GDP, compared to 9.8% in 2015, 10.6% in 2014, 11.4% in 2013 and 13.8% in 2012.

Nigeria is endowed with over 34 mineral commodities in commercial quantities, widely distributed across 450 locations across the country. Prior to the emergence of the oil sector, the mining and quarrying sector was one of the key sectors of the Nigerian economy. Until the 1960s, coal and tin were mined and exported on a large scale and the sector contributed significantly to the GDP at an average of 12% between 1965 and 1975. A combination of unfavorable government policy, changing country circumstances and poor management of state-owned enterprises led to a severe decline in the mining sector and minimal new foreign or domestic investment in mineral exploration and development. Progress has however been made in recent years with regard to legal and regulation reforms.

The Nigerian Minerals and Mining Act, No 20 of 2007 (“Minerals and Mining Act”) is the principal legislation in respect of the mining industries and the sector is regulated by the Ministry of Mines and Steel Development. In 2008, the Government continued to implement relevant policies aimed at reforming the mining sector. Such policies included:

•	The reformation of the Nigerian Mining Cadastre System.

•	The development of a National Minerals and Metals Policy.

•	The enactment of the Minerals and Mining Act, with guaranteed security of tenure and attractive fiscal incentives, such as tax holidays and import duty waivers, for prospectors.

•	The privatization of moribund public mining institutions, mineral promotion, and human resources development.

•	The development of skills for indigenous mining companies, through technical support services and funding, as well as enhanced support for artisanal and small-scale miners who constitute over 90% of local operators in the mining industry.

Following the enactment of the Minerals and Mining Act, the existing Mining Cadastre Department was re—established as an autonomous body responsible for the administration and management of mineral titles and the maintenance of Cadastre registers. In 2009, the Ministry of Mines and Steel Development reviewed and updated the geological maps of the country and produced geological maps for every state and the Federal Capital Territory in digital format. In addition, it received the country’s geodetic network and completed its cartographic coverage to facilitate a more accurate determination of mining titles.

In September 2011, the Ministry of Mines and Steel Development issued the Nigerian Minerals and Mining Regulations 2011, which were intended to establish a more coordinated and accountable solid minerals sector in the country and to stamp out the discretionary grant of mineral titles. Consistent with the Minerals and Mining Act, the 2011 Regulations defined various categories of licenses and leases to be issued in relation to mining activities and prescribed qualifications, procedures and processes for the regulation of exploration and mining operations generally, including acquisitions of the titles to engage in such operations.

The Ministry of Mines and Steel Development has identified seven strategic minerals that are considered critical to Nigeria’s industrial development. These are gold, coal, barites, limestone, lead/zinc, iron ore and bitumen.

Manufacturing

In 2016, the manufacturing sector accounted for approximately 9.3% of Nigeria’s real GDP, compared to 9.5% in 2015. The largest component of manufacturing sector output is food, beverage and tobacco, which contributed

4.1% to real GDP in 2016, compared to 4.3% in 2015 and 4.6% in 2014. The contribution of the oil refining to real GDP was 0.3% 2016, compared to 0.3% in 2015 and 0.5% in 2014. The contribution of the cement sector to real GDP was 0.8% in 2016, compared to 0.9% in 2015 and 0.7% in 2014.

Nigeria manufactures a variety of goods, including cement, pharmaceutical and chemical products, beverages, food, glass, paints, paper, plastic, textile, cigarettes, sugar, wood products, soaps, beer, confectioneries and soft drinks. Trucks, motorcycles and passenger cars are assembled in Nigeria. Conglomerates such as Dangote Group, Flour Mills of Nigeria Plc, John Holts, Dana Group and AG Leventis and multinationals such as Unilever, PZ Cussons, Nestle Plc, Guinness, Nigerian Breweries (Heineken) and Lafarge are the largest participants in the manufacturing sector in Nigeria

The Federal Government has over the years put in place a number of tax incentives to encourage the development of the manufacturing sector. The tax incentives include the grant of a pioneer status to exporting companies which establish new industries or expand existing facilities in sectors which are deemed vital to the economy such as telecommunication and gas utilization. The pioneer status confers a tax holiday from income tax for a period of up to five years (three years in the first instance, which may be extended for a further two year period) from the date of first production. A tax credit of 20% of costs is also granted for a period of five years to engineering companies which use a minimum of 60% of locally sourced raw materials for production. Dividends received from small companies in the manufacturing sector in the first five years of their operation are also tax exempt.

Nigeria’s post-independence industrialization strategy was based on the import substitution strategy, which was supported through trade restrictions such as tariffs, the creation of industrial zones and other restrictive policies. Following Nigeria’s involvement with international trade organizations as well as regional agreements such as ECOWAS and the inability of the industrial sector to meet domestic demand, Nigeria has gradually liberalized its trade policies. See “Foreign Trade and Balance of Payments—Foreign Trade—Trade Policy”. Additionally, the development of the manufacturing sector has historically been constrained by poor infrastructure, including erratic power supply, poor transportation systems leading to high cost of transportation, increased cost of diesel used in private power generation and high interest rates. Other constraints include smuggling, counterfeiting and dumping of foreign goods in Nigerian markets, which has created unfair competition and resulted in the closure of several local manufacturing plants. The Government is working to address the critical infrastructure constraints as well as smuggling and counterfeiting. In December 2016, the Minister of State, Industry and Investment reiterated that some of the issues being faced by the textile manufacturing industry are smuggling and counterfeiting, which the Government was taking steps to address.

In April 2010, the CBN approved a ₦200 billion Manufacturing Intervention Fund to refinance and restructure banks’ loans to the manufacturing sector and in order to increase the availability of credit to the sector. The objectives of the Manufacturing Intervention Fund are to accelerate the development of the Nigerian manufacturing sector by improving access to credit by manufacturers, improving the financial position of banks, increasing output, generating employment, diversifying the revenue base, increasing foreign exchange earnings and providing inputs for the industrial sector on a sustainable basis. The Bank of Industry is the managing agent for the Manufacturing Intervention Fund and is responsible for its day-to-day administration.

Construction

The construction sector (excluding real estate) is made up of foreign and local companies. The construction sector contributed approximately 3.7% to real GDP in 2016, compared to 3.9% to real GDP in 2015, 3.8% in 2014, 3.6% in 2013 and 3.3% in 2012. This sector includes road, rail, bridges, buildings, ports and waterways.

The construction sector is generally considered a driver of growth in non-oil GDP, despite contracting in 2016 by (6.0)%. In 2015, construction recorded real GDP growth of 4.4%, compared to growth of 13.0% in 2014, 14.2% in 2013 and 9.4% in 2012.

The 2015 Buhari election manifesto called for a significant effort to improve infrastructure, starting with a review of the Public Private Partnership enabling environment and calling for a National Infrastructure Development Program to include the construction of 3,000 kilometers of superhighways and 480 kilometers of modern railway lines, with one third to be completed by 2019. See “— Transport” below.

Trade

According to the NBS, the trade sector contracted by 0.2% in 2016, compared to growth of 5.1% in 2015 and 5.9% in 2014. The trade sector represented 17.2% of real GDP in 2016, compared to 17.0% in 2015 and 16.6% in 2014. In 2014, 2013 and 2012, the trade sector represented 16.6%, 16.6% and 16.4% of real GDP, respectively.

The wholesale trade sector consists of foreign and local operators who deal in a wide range of local and imported goods whilst the retail trade sector is dominated largely by local participants. Recently, some regional and international brands entered the supermarket/department store business (including Shop Rite and Spar). Nigeria, specifically Lagos, is known as a hub for trade in West Africa, although a significant portion of this trade is conducted through the informal sector. See “Risk Factors—A significant portion of the Nigerian economy is not recorded”.

Financial Institutions

See “Monetary System—The Nigerian Banking System”.

Tourism

Nigeria has a rich biodiversity and ecosystem, a rich cultural diversity, historical and geographical sites such as Zuma Rock in the Federal Capital Territory and Olumo Rock in Ogun State and a number of games reserves such as Yankari game reserve in Bauchi State. There are seven national parks in Nigeria, namely, the Chad Basin National Park in Borno and Yobe states, Cross River National Park in Cross Rivers State, Gashaka-Gumti National Park in Adamawa and Taraba states, Kainji Lake National Park in Kwara and Niger states, Old Oyo National Park in Oyo State, Kamuku National Park in Kaduna State and the Okomu National Park in Edo State.

According to the NBS, the accommodation and food services subsector accounted for 0.9% real GDP in 2016, compared to 1.0% in 2015 and 1.0% in 2014.

According to the NBS, international passenger numbers declined by 1.2% in the first quarter of 2016 to reach 1,073,912, before increasing by 4.4% in the second quarter to reach 1,121,524. Year-on-year, international passenger numbers grew in both quarters; by 8.9% in the first, and 6.4% in the second. By comparison, domestic air travel showed some decline: there were 2,475,448 domestic passengers in the first quarter of 2016, and 2,411,251 in the second, representing quarterly declines of 9.1% and 2.6% respectively. Year-on-year, this represents an increase of 2.1% in the first quarter and a decline of 2.4% in the second quarter. International airlines that service Nigerian airports include British Airways, Virgin Atlantic, Delta, Lufthansa, Air France, Qatar Airways, Emirates and South African Airways.

Informal Economy

A significant portion of the Nigerian economy is not included in the formal sector, meaning that it operates outside the scope of government regulation. According to the NBS, in 2015, the informal sector accounted for approximately 41.4% of Nigeria’s nominal GDP. The informal economy comprises a wide range of activities, predominantly small-scale, self-employed enterprises that focus on retail trade, transport, restaurant, repair services and household or other personal services. There are also informal money lenders and saving and credit associations. The informal economy is highly dynamic and difficult to measure and it is not reflected in GDP. See “Risk Factors—A significant portion of the Nigerian economy is not recorded”.

The First NIP included a number of initiatives to bring the informal economy into the formal economy, in particular with respect to housing, land ownership, agriculture, small and medium-sized enterprises and trade laws. The Government is also seeking to introduce policy measures and regulation to protect some of the more vulnerable persons operating in the informal economy (primarily women and children). Additionally, in an effort to combat smuggling across Nigeria’s borders and formalize a substantial portion of the informal trade sector, in November 2010 the Ministry of Finance announced a change in its trade policy to allow the import of previously banned goods such as some textile materials. See “Foreign Trade and Balance of Payments—Foreign Trade—Trade Policy”.

Employment and Labor

The labor market in Nigeria can be divided into three segments: the public sector, the private formal sector and the informal sector. In the 2016—2017 World Economic Forum Global Competitiveness Index, Nigeria ranked 37 among 138 economies in labor market efficiency.

According to the NBS, in the third quarter of 2016, 108 million people were engaged in some form of economic activity, representing a 1.3% increase over the second quarter of 2016 (106.7 million) and a 3.6% increase compared to the third quarter of 2015.

According to the NBS, the national unemployment rate in Nigeria was estimated to be approximately 13.9% in the third quarter of 2016, compared to 13.3% in the second quarter of 2016, 12.1% in the first quarter of 2016, 10.4% in fourth quarter of 2015, 9.9% in the third quarter of 2015, 8.2% in the second quarter of 2015 and 7.5% in the first quarter of 2015. There were a total of 27.1 million people in the Nigerian labor force in the third quarter of 2016 that were either unemployed or underemployed, compared to 26.1 million in the second quarter of 2016 and 24.5 million in the first quarter of 2016. The NBS also estimated that, in 2015, the rate of unemployment was approximately 12.8% in urban areas and 9.5% in rural areas and had risen to 18.3% and 11.8%, respectively, by September 2016. Unemployment is mainly due to reduced employment in the manufacturing sector. In addition, the Government believes that a substantial number of people of working age are employed part-time or in the informal economy and thus unrecorded.

According to the ILO, in 2009, 54.5% of the Nigerian workforce was employed in the agriculture sector, 42.8% in the services sector and 2.8% in the industrials sector.

To support its effort to create jobs, the Government launched the Youth Enterprise with Innovation in Nigeria (YouWiN) program in October 2011, targeted at generating jobs by encouraging and supporting aspiring entrepreneurial youth in Nigeria to develop and execute business ideas that could create jobs. The program provides equity grants, training platforms and access to business networks for aspiring entrepreneurs.

In April 2017, the National Directorate of Employment began to offer online registration of unemployed Nigerians. The website is intended to gather relevant information about unemployed workers and to connect them with employers.

In 2011, the national monthly minimum wage was increased from ₦7,500 to ₦18,000, at which level it currently remains.

The below table sets forth information regarding Nigerian employment statistics for the periods indicated:

	2011	2012	2013	2014	2015	September 30, 2016
	(thousands)
Nigeria Population	164,385.7	169,645.9	175,074.7	180,677.1	182,202.0	n.a.
Labor Force	67,256.1	69,105.8	71,105.8	72,931.6	76,957.9	80,669.9
Unemployed	4,006.2	7,301.6	7,078.4	5,612.8	8,036.1	11,198.3
Unemployment rate (%)	6.0	10.6	10.0	6.4	10.4	13.9

Source: NBS; United Nations World Population Prospects 2015

The staff of certain privatized companies have made claims against the Government for outstanding wage and pension liabilities. According to the Bureau of Public Enterprises, the obligations due to the staff of Nigerian Telecommunications Limited for salary arrears and pensions have been settled, except for claims by employees providing ancillary services being rendered at Nigerian Telecommunications Limited offices. Further amounts were due to the staff of the Delta Steel Company, the Aluminium Smelter Company of Nigeria and the Power Holding Company of Nigeria Plc (“PHCN”), but most of these arrears have since been resolved.

As part of its efforts to reduce wage and pension arrears in September 2013, the Government established the Pension Transitional Arrangement Department to take over management of the Civil Service Pension Department, the Police Pension Office and the Customs, Immigration and Prisons Pension Office, which were managed under the old pension scheme in Nigeria. The Pension Transitional Arrangement Department carries out the functions of these pension offices and makes budgetary estimates for existing pensioners and the officers exempted from the contributory pension scheme. Consolidation into a single pension administration and management under the direct supervision of the National Pension Commission is expected to create a more transparent, accurate and streamlined approach to the administration of public sector pensions.

Environment

In 1999, the Government created the Federal Ministry of Environment. The Federal Ministry of Environment is responsible for policies, enforcement and intervention in the areas of forestry, drought and desertification, pollution and waste management, climate change, flooding, erosion and coastal managements (shoreline protection).

The country’s main environmental challenges include, among others, petroleum prospecting pollution, land degradation and loss of biodiversity, deforestation, drought and desertification, flooding and erosion and climate change. The Government has made several efforts to address these challenges.

On September 22, 2016, Nigeria signed the Paris Agreement under the UN Framework Convention on Climate Change. See “—Climate Change”.

Petroleum Prospecting Pollution

In order to address the problem of petroleum prospecting pollution, the Government has issued a number of regulations and guidelines. For example, the Mineral Oil Safety Regulations 1997 seek to ensure that oil and gas operators provide adequate safety materials for their employees as well as ensure that drilling of boreholes for petroleum and gas purposes are not carried out within 150 feet from any building. In 2006, Nigeria ratified the International Convention of Civil Liability for Oil Pollution Damage and the convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage 1976. In addition, the National Oil Spill Detection and Response Agency has put in place measures that seek to minimize the impact of oil spills on the environment. Such measures include a mandatory requirement for all the oil companies in Nigeria to have oil spill contingency plans and an oil spill response system. In 2010, the National Oil Spill Detection and Response Agency activated about 36 oil spill contingency plans of oil companies operating in Nigeria. Between January 2006 and December 2012, a total of 1,562 oil-impacted sites were remedied and rehabilitated by the relevant oil companies under the guidance and supervision of the National Oil Spill Detection and Response Agency. The National Oil Spill Detection and Response Agency uses laboratory sample testing of the affected area in order to establish the amount of oil spilled, the degree of impact, the sensitivity and nature of the terrain and other factors in order to decide which, if any, remedial measures should be taken. Nigeria recently developed an Environmental Sensitivity Index Map covering the entire coastline of Nigeria from Lagos to Calabar, and extending 50 kilometers inland.

There are collaborative ties between the National Emergency Management Agency, the National Oil Spill Detection and Response Agency, the Armed Forces, Nigerian Customs Services, Nigerian Immigrations Services and other stakeholders on rapid response to oil spills that may be considered as major or national disasters. In 2016, the Buhari administration committed U.S.$1 billion over five years to the clean-up of Ogoniland in the Niger Delta, following decades of oil pollution.

Land Degradation

Land cover is central to all environmental processes through its influence on biodiversity, energy and carbon cycling. The major causes of land degradation in Nigeria include, among others, agricultural expansion at an average of 350,000 to 400,000 hectares per annum, fuel wood exploitation and illegal logging or tree felling. The Government has made several attempts to address issues arising from the use of land including proposing amendments to the Land Use Act 1978 to address issues relating to land management.

Deforestation

Nigeria was historically rich in forest resources such as high forests, woodlands, plantations and trees on farmlands. According to the World Bank, between 1990 and 2015, the forest cover of the country decreased from approximately 18.9% to approximately 7.7% of land area. Nationwide deforestation has resulted in a shortage of wood supply leading to the importation of wood and wood products, an increase in soil erosion, flooding and a decline in agricultural productivity. National efforts at addressing the problem of deforestation include the annual tree planting campaigns at federal, state and local government levels, natural resources conservation and development management plans in critical forest and wetland ecosystems and the shelter belt development. In addition, the Forestry Research Institute of Nigeria with research stations in the various ecological zones of the country is developing improved tree species and forestry management technologies.

Drought and Desertification

Nigeria has committed itself to halting desertification by acceding to the UN Convention to Combat Desertification. It has also developed a National Action Program to combat desertification as well as put in place a National Drought and Desertification Policy.

The Federal Government of Nigeria has recognized the need to tackle desertification so as to protect the ecosystems and sustainable livelihoods of the people in the affected areas. To this end, it has developed many national policies and action plans (e.g. National Policy on the Environment, Drought and Desertification Policy, Drought Preparedness Plan, National Agricultural Policy, National Forestry Action Plan, National Forest Policy, National Biodiversity Strategy and Action Plan, and Nigeria’s National Action Plan to Combat Desertification—NAP). The Federal Government has also received partnership in form of finance, technical assistance, loans and capacity building from partners such as World Bank, IAEA, International Fund for Agricultural Development, CIDA, UNDP, UNIDO, China Government, Japan International Agency, Agricultural Development Company Limited, Israel and the UNEP/GEF as part of its efforts to tackle the ravaging impact of desertification.

Nigeria has also committed to the Great Green Wall for the Sahara and the Sahel Initiatives (GGWSSI) action plans, a pan-African program launched in 2007 by the African Union with a goal to address land degradation and desertification in the Sahel and the Sahara. The subsisting GGWSAP for Nigeria is a five-year Strategic Action Plan with the goal of improving the wellbeing of the affected people and reducing their vulnerability to impact of desertification amplified by climate change through improved use of land and other natural resources for sustainable development and support to climate resilient infrastructure. The development objective is to combat land degradation and desertification in Nigeria in order to protect and restore ecosystems and essential ecosystem services that are key to reducing poverty, enhancing food security, and promoting sustainable livelihoods. The eight main strategic pillars of intervention in the GGWSAP are:

1.	Improvement of the management of land resources and their sustainable use;

2.	Enabling policy, legal and institutional framework for sustainable land management and desertification control;

3.	Improvement of critical infrastructure for enhanced and sustainable socioeconomic development and environmental sustainability;

4.	Enhancement of private sector investment in sustainable land management;

5.	Sustainable financing for desertification control;

6.	Effective communication for improved land management;

7.	Monitoring and evaluation System; and

8.	Ecoregional approach for improved transboundary sustainable land management.

Flood and Erosion

Initiatives in the area of combating erosion include a land degradation mapping assessment and the adoption of a remote sensing and geographic information system. In addition the National Ecological Fund has been established to provide financial support for erosion and flood control projects and coastal zone management.

Climate Change

Nigeria has developed and is in the process of adopting a National Agricultural Resilience Framework aimed at assisting the agricultural sector in coping with and recovering from the shocks and stresses of climate change. It is also in the process of investing U.S.$85 million in the Climate Change Adaptation and Agribusiness Support Program through the International Fund for Agriculture, focused specifically on the northern border states of the country.

The northern states are facing an increasing threat from desert encroachment and more intensive and less predictable rainfall, which is leading to longer dry spells, soil degradation, increased erosion and flooding. These climatic induced events are contributing significantly to crop failure and the deterioration of rural infrastructure, preventing farmers from accessing markets. Additional consequences include lower soil fertility and soil degradation through overgrazing, deforestation and desertification, as well as increased difficulty in planning crop calendars and transhumance for pastoralists.

Nigeria is a party to the UN Framework Convention on Climate Change and the Kyoto Protocol, and has prepared the first National Communication on Climate Change. It has also established a national focal point, which is the Department of Climate Change within the Federal Ministry of Environment. The Department collaborates with other MDAs through an Inter-Ministerial Committee on climate change. On September 22, 2016, Nigeria signed the Paris Agreement under the UN Framework Convention on Climate Change.

According to the President after signing the Paris Agreement, Nigeria is set to launch its first ever Green Bonds in the first quarter of 2017 to fund a pipeline of projects all targeted at reducing emissions towards a greener economy.

Nigeria is a signatory to several treaties and international conventions on natural resources and biodiversity. However, implementing legislation for these international conventions has not been adopted in Nigeria. These include the Convention on Biological Diversity, the RAMSAR Convention on Wetlands, the Habitat II Agenda, the Convention Concerning the Protection of World Culture and Nature Heritage (UNESCO’s World Heritage Convention), and the United Nations Framework Convention for Climate Change and the Kyoto Protocol.

Transport

The transport system in Nigeria comprises railways, roads, ports, inland waterways, and airborne modes of transportation. Road and air transport are the dominant modes of transportation in Nigeria and carry more than 98% of total traffic generated in the country.

The contribution of the transportation and storage sector to Nigeria’s real GDP has remained constant, contributing 1.2% in 2016, as well as 1.2% in each of 2015, 2014, 2013 and 2012. For the six months ended June 30, 2016, the transportation and storage sector contributed 1.18% to the country’s real GDP. The sector is driven by road transport, which contributed 1% to Nigeria’s real GDP in 2015, as compared to 1% in 2014, 1% in 2013, 1% in 2012 and 1.1% in 2011.

The transportation and storage sector grew by 0.4% in 2016, compared to 4.5% in 2015, 4.4% in 2014, 3.8% in 2013 and a (3.4)% contraction in 2012.

The Government aims to create a multimodal, integrated and sustainable transport system with greater emphasis on rail and inland waterways transportation. In addition, the Federal Government has taken steps to create an enabling environment for Public Private Partnerships by designing new policies, legislation and an institutional framework to support the envisaged transformation of the transport sector.

Roads

Nigeria currently has about 0.21 kilometers of roads per square kilometer. According to the Nigerian National Planning Commission in 2012 approximately 40%, 78% and 87% of federal roads, state roads and local government roads, respectively, were in poor condition. The Government has recognized the importance of investing in infrastructure. During the First NIP, the Government aimed to complete road network projects through a major road program, which involved the rehabilitation of at least 21% of the 7,677 kilometers of existing federal roads by 2013. According to the 2010 National Monitoring and Evaluation Report, at the end of 2010 the stock of roads in good condition had only increased by 1%, taking the proportion of roads in good condition to only 31% of the total. This fell short of the 12% target for recovery of bad roads in 2010 under the First NIP. To achieve its objectives, the Government has carried out a direct rehabilitation and reconstruction of the major trunk roads, secured private funding for major and viable routes and secured funding arrangements from the public and private sectors for the remaining 40% of the federal roads in need of repair. The Government has adopted a public private partnership (“PPP”) approach for the development of selected federal roads and bridges which will entail design, build, operate and transfer arrangements with local and international concessionaires. According to the Ministry of Works’ 2012 Annual Report, in 2012, 14 major road projects worth approximately ₦54.1 billion were completed and 33 locations on the federal road network that had deteriorated were addressed to restore normal traffic flow. The Ministry also adopted the Strategic Highway Investment for (Economic) Transformation program which is a plan for greenfield projects. In addition, the Lagos-Ibadan express road which was originally concessioned to Bi-Courtney Consortium Limited under a Design Build Operate and Transfer Scheme was re-awarded to Julius Berger and RCC, following the termination of the Bi-Courtney concession due to concerns over implementation.

Several road rehabilitation projects began in 2012. For example, the rehabilitation of the Benin-Ore-Sagamu expressway started in October 2012 and is ongoing. The construction of a second Niger bridge is in its second phase. The contract was awarded to Julius Berger and detailed project survey and environmental impact assessment have begun, which will lead to preliminary site work. The African Development Bank has provided a U.S.$300 million loan to finance the reform of the road transport sector. Also, in 2012, the road development aspects of the SURE-P Program commenced. The program is in two broad categories, (a) the Niger Delta Development Program which focuses on accelerating the completion of the long-standing East-West project, which involves 338 kilometers of roads connecting Effurun/Warri—Ughelli—Patani—Kaiama—Mbiama—Ahoada—Elele—Emouha—Choba—Port Harcourt—Onne—Ogoni—Eket—Oron and Calabar; and (b) the Roads and Bridges Program, which focuses on the completion of core road projects across the six geo-political zones in Nigeria. Projects in this category include the Abuja-Abaji—Lokoja Dual Carriageway (200 kilometers); the Benin—Ore—Sagamu Dual Carriageway (295 kilometers); the Onitsha—Enugu—Port Harcourt Dual Carriageway (317 kilometers), the Kano—Maiduguri Dual Carriageway (510 kilometers); the Oju/Loko-Oweto Bridge and the second Niger Bridge. The Oju/Loko-Oweto Bridge and the second Niger Bridge are both expected to be completed in 2018.

Railways

Nigeria’s rail network consists of 3,505 route kilometers and 4,332 track kilometers, mainly comprising narrow gauge single track. The network also includes a 19-kilometer narrow gauge single track extension from Port Harcourt to the Onne deep sea port and a 277-kilometer standard gauge rail from Ajaokuta to Warri.

In the 2016 budget, ₦0.72 billion was allocated for the rehabilitation, repair and completion of railways.

The rehabilitation program of the railway system includes rehabilitation of tracks on the Jebba—Kano, Port Harcourt—Markurdi, Makurdi—Kuru, Kuru—Maiduguri and Zaria—Kaura-Namoda routes, supply of new engines, the upgrade of signaling and telecommunication systems, the rehabilitation of workshops, equipment and service support and the rehabilitation of stations and marshalling yards.

The implementation of the first phase of the program commenced with the award of a contract for the construction of a 186-kilometer single track standard gauge railway line from Abuja to Kaduna at a cost of approximately U.S.$875 million, of which U.S.$500 million was provided by the Export-Import Bank of China as a concessional loan. The Export-Import Bank of China also provided a U.S.$500 million loan for the Abuja Light Rail project to improve transportation in the city of Abuja.

The railway sector also benefited from the SURE-P Program intervention in 2012. The intervention encompassed three main areas: (a) the rehabilitation of the Western Line (Jebba-Kano); (b) the rehabilitation of the Eastern Line (Port Harcourt-Maiduguri); and (c) the Nigerian Railway Modernisation (Abuja—Kaduna). In relation to these projects, a total of six contracts were executed with a total value in excess of ₦33 billion. The commissioning of the entire Western Line took place on December 21, 2012. The projects are expected to positively impact the national economy by boosting trade and commerce, as well as reducing freight traffic on roads. Work on the Eastern Line is ongoing. The Buhari election manifesto called for the construction of up to 4,800 kilometers of modern railway lines, with approximately one third intended to be completed by 2019. In July 2016, President Muhammadu Buhari inaugurated the Abuja-Kaduna standard rail gauge.

Inland Waterways

Nigeria’s natural inland water transport system includes over 10,000 kilometers of navigable waterways, including rivers, creeks, lagoons and lakes, and intra-coastal waters. Nigeria has 18 major inland navigable rivers, totaling approximately 3,800 kilometers in length. The main rivers are Rivers Niger and Benue. Nigeria has approximately 852 kilometers of coastline, which allows for the movement of goods and passengers from the coast to its surrounding areas.

Under the First NIP, the Government aimed to increase the navigable routes on the inland waterways to 3,000 kilometers in order to substantially increase inland waterways traffic and passengers and encourage private sector participation in the provision of inland waterway services. In 2009, the Government commenced operations to dredge approximately 572 kilometers of the River Niger, from Baro in Central Nigeria to Warri in the Niger Delta. The Nigerian Inland Waterways Authority, the body responsible for the regulation and management of Nigeria’s inland waterway resources, has confirmed that the dredging project has been completed.

Sea Ports

The seaports are of great significance for the economic development of Nigeria as they handle most of the country’s imports and exports and have the potential of serving the landlocked countries of Niger and Chad. All the ports in Nigeria are owned and operated by the Nigerian Ports Authority. In 2015, the total volume of cargo handled in all port locations was approximately 196.0 million metric tons.

Due to underinvestment, bureaucracy and other circumstances which made Nigerian ports uncompetitive, in 2001 the Government commenced a reform and restructuring of the ports to introduce private sector participation. This was implemented through a concession exercise managed by the Bureau of Public Enterprises, the agency responsible for privatizations, through a bid process. In 2006 the National Council on Privatization endorsed a “landlord” port model and developed a legal and regulatory framework for private sector participation in the ports.

Since 2010, the Government has focused on ports and customs reforms to ensure efficiency in handling ports and ports-related businesses. The reforms are meant to ensure that all types of cargo are cleared within a 48-hour period. To accomplish this, the number of agencies involved in the ports was streamlined by 50%, from 14 to 7. The seven remaining agencies are the Nigeria Customs Service, the Immigration Agency, the Nigeria Police, the Nigerian Ports Authority, the Nigerian Maritime Administrative and Safety Agency, the National Drug Law Enforcement Agency, and the Ports Health Agency. The agencies are required to operate 24 hours a day through shift operations that ensure availability of officers to discharge their duties without delay. Paperwork and bureaucratic requirements for ports and customs clearance were drastically streamlined to promote time efficiency. The previous practice where customs harass cargo transporters on the highway was discontinued by disbanding the Nigeria Customs Task Force.

However, gaps still remain in respect of port infrastructure. Port terminal operators have complained of lack of adequate infrastructure while importers have complained of high port charges and lack of port equipment. For example, over the years, the three main areas of the Lagos Port which are accessed through a channel leading from the Atlantic Ocean have become congested and infrastructure is in poor condition. At times, cargo ships are delayed from loading or unloading cargo between two weeks to one month due to congestion. In an effort to address the issue of port congestion, the construction of a port at Lekki, a private sector initiative located inside the Lagos Free Trade Zone along the Atlantic coast has commenced in 2011. In early 2013, the legal framework for the Lekki port was finalized, including all required regulatory permits and agreements with third parties. The construction of the port is expected to be completed in 2019 and with operations starting in the same year.

Airports

There are 22 airports in Nigeria, five of which are international. The international airports are Murtala Muhammed International Airport, Lagos; Nnamdi Azikiwe International Airport, Abuja; Mallam Aminu Kano International Airport, Kano; Port Harcourt International Airport, Port Harcourt; and Akanu Ibiam International Airport, Enugu. The other airports are located in major cities throughout the country. There are also several airstrips privately owned by oil extracting companies.

The Federal Airports Authority of Nigeria owns and operates 19 of the 22 airports in Nigeria. The Federal Airports Authority of Nigeria has in recent times adopted the strategy of granting concessions for various activities within its airports and is increasingly relying on concessions to provide airport infrastructure. The National Airspace Management Agency is in charge of traffic control, regulations and navigational aids for aircrafts. Safety oversight and all other civil aviation issues are the responsibility of the Nigerian Civil Aviation Authority. Passenger and cargo traffic have been growing steadily in recent years but most of the cargo traffic is concentrated in the four international airports. The Government estimates that 90% of the volume of cargo is handled in Lagos.

The Federal Airports Authority of Nigeria is statutorily charged to manage all commercial airports in Nigeria and provides services to passengers and airlines. A plan to build a new international airport in Lagos is under review. In relation to air transport, the Government’s objectives are upgrading and expanding the international airports, improving air safety to International Civil Aviation Organization standards and recommended practices, concessioning the four international airports, improving security and transferring all other local airports to state governments.

In September 2012, the Minister of Aviation announced the launch of a comprehensive road map, aimed at transforming and modernizing Nigeria’s air transport industry. The road map includes the following three phases:

•	Short-term phase: includes a two-stage program for the remodeling and reconstruction of all 22 airports;

•	Medium-term phase: will include the construction of five new international terminals in Lagos, Abuja, Port Harcourt, Kano and Enugu; and

•	Long-term Aerotropolis project: will include the development of ‘airport cities’ that will provide clusters of businesses ranging from manufacturing, information and communication technology, hospitality, recreation and retail, among others.

As of June 2014, the upgrade of 11 airport terminals has been completed and work on the remaining 11 terminals is in progress. Enugu Airport has become operational as an international airport with a new terminal under construction. Work has also commenced on the construction of three new international airport terminals in Lagos, Kano, and Abuja. Abuja’s Nnamdi Azikiwe International Airport was closed from March 8, 2017 to April 18, 2017 while its sole runway was resurfaced.

In the medium term, the Bureau of Public Enterprises intends to concession the Abuja, Lagos, Kano and Port Harcourt International airports. The Buhari election manifesto calls for the use of public private partnerships to provide one functioning airport in each of the 36  states.

Information and Communication

In 2016, the information and communication subsector accounted for 11.6% of real GDP, compared to 11.2% of real GDP in 2015. In 2014, 2013 and 2012, the information and communication subsector accounted for 10.8% of real GDP, 10.7% of real GDP and 10.5% of real GDP, respectively. In 2016, the information and communication subsector grew by 2.0%, compared to growth of 6.2% in 2015. In 2014, 2013 and 2012, the information and communication subsector grew by 7.0%, 8.2% and 3.1%, respectively.

Telecommunications

The number of mobile telecommunications subscribers has increased dramatically from less than one million in 1998 to approximately 154.3 million in 2016. The number of fixed land lines subscribers has decreased from approximately 0.4 million in 2012 to 0.2 million in 2016. The main mobile telephone operators are MTN, Globacom, Bharti Airtel, Etisalat and Mtel. Other operators include Starcomms, and Intercellular. To improve competition in the sector, in 2013, the Nigerian Communications Commission introduced Mobile Number Portability for GSM operators.

In 2007, the Government launched Nigeria’s first communications satellite. The satellite, Nigcomsat-1 is a super hybrid geostationary satellite with a launch mass of 5,150 kilograms, a service life of at least 15 years and reliability of more than 0.70 at the end of its lifetime. The satellite is managed and operated by Nigerian Communications Satellite Limited.

The table below sets out the number of active telecommunications subscribers at the end of the periods indicated:

	As of December 31,
	2012	2013	2014	2015	2016
	(million subscribers)
Fixed Wired/Wireless	0.4	0.4	0.2	0.2	0.2
Mobile (CDMA)	2.9	2.4	2.2	2.1	0.2
Mobile (GSM)	109.8	124.8	136.8	148.7	154.1

Total Telephone Subscribers	113.2	127.6	139.1	151.0	154.5

Source: Nigerian Communications Commission

Media

With the exception of the Nigerian Television Authority, Radio Nigeria and the Voice Of Nigeria, which are owned by the Government, and certain stations owned by state governments, the bulk of the television and radio stations in Nigeria are privately owned. According to the Nigerian Press Council, as of May 2013, there were approximately 525 newspapers and magazines in circulation in Nigeria. In 2017, Reporters Without Borders ranked Nigeria ranked 122 of 180 countries with regard to press freedom, compared to 116 of 180 countries in 2016.

The Freedom of Information Act was passed in Nigeria in 2011. The Freedom of Information Act provides every Nigerian a legal right of access to information, records, and documents held by government bodies and private bodies carrying out public functions. The Freedom of Information Act is expected to be a vital tool in the fight against corruption and to assist with holding government officials and institutions accountable.

Electricity

The electricity, gas, steam and air conditioning sector contributed 0.3% to real GDP in 2016, compared to 0.4% in 2015, 0.5% in 2014, 0.5% in 2013 and 0.5% of real GDP in 2012. The sector contracted by (15.0)% in 2016, compared contractions in 2015 and 2014 of (9.3)% and (8.7)%, respectively. In 2013 and 2012, the sector grew by 14.6% each year. The sector’s contraction of (15.0)% in 2016 was attributable in part to reduced electricity production as a result of gas supply shortages and vandalism.

From 2005 to 2013, the generation, transmission and distribution of electricity in Nigeria were largely managed by the PHCN, the Government-owned power sector utility company. The PHCN and state governments produced approximately 75% of the country’s electricity in 2012, while approximately 25% was produced by independent power producers, including joint ventures between NNPC and international oil companies.

There are currently 27 grid-connected generating plants in operation in the Nigerian Electricity Supply Industry. As of August 2015, 20 of the grid-connected generating plants were operating at approximately 30% of the installed capacity, and two plants operating at less than 10% of installed capacity. Only about 25% of the total installed capacity is distributed to the end users.

Demand for electricity in Nigeria substantially exceeds supply. A study by a major European engineering firm has estimated that demand will rise from around 33 terawatt hours in 2011 to between 56 and 95 terawatt hours by 2020. This will result in an increase in peak load demand from around 5,000 MW in 2011 to between 9,000 MW and 16,000 MW by 2020. According to the CBN, in 2012 residential consumption accounted for over half the electricity consumed in Nigeria, with approximately 29.9% going to commercial and street lighting and 21.3% to industry. The NBS reported that the total energy generated in Nigeria during the first three months of 2017 was an average of 3,687 megawatts generated per day, with a daily high of 5,846 megawatts and a daily low of 1,660 megawatts during the same period.

According to the 2015 Nigeria Power Baseline Report, approximately 55% of Nigeria’s population lacks access to grid-connected electricity supply. Aging infrastructure, inadequate funding, insufficient power generation, and high transmission and distribution losses remain a challenge. The unavailability of gas for distribution to the power generating companies has exacerbated the problem. See “Risk Factors—Nigeria suffers from electricity shortages”.

Power Sector Reforms

The Government has identified the improvement of electricity generation, transmission and distribution infrastructure as a critical element in meeting economic growth and development objectives. To address these issues, the Government is pursuing a number of policy initiatives, including those set forth in the NERGP and the Roadmap for Power Sector Reform. The Roadmap for Power Sector Reform seeks to remove obstacles to private sector investment in the power sector, to complete the privatization of generation and distribution companies, to facilitate the construction of new transmission networks and to reform the fuel-to-power sector with the goal of increasing electricity generation capacity. The current Government has stated that the proposed strategy to electricity generation is by an “incremental approach” from 5,000 megawatts to 7,000 megawatts, before “steady power” then to “uninterrupted power”, reaching 20,000 megawatts by 2021. See “Risk Factors—Nigeria suffers from electricity shortages”.

In June 2012, the Government established a new tariff regime, the Multi Year Tariff Order (MYTO) 2, to replace the national uniform tariff. In December 2014, the baseline for tariff calculations was revised with the introduction of MYTO 2.1 for 2015 to 2018, leading prices to more closely reflect the cost of delivering energy. After a negative public reaction to the new tariffs, NERC amended MYTO 2.1 in March 2015, and again in December 2015. The amended tariff, MYTO-2015, became effective on February 2, 2016. In July 2016, the Federal High Court issued a judgment in favor of a plaintiff who had challenged MYTO 2.1. The NERC has appealed against the Federal High Court’s judgment.

In 2015, the Federal Government increased the Domestic Supply Obligation price of gas, to U.S.$2.50 per one million British Thermal Units (“mmBtu”) for gas supply and U.S.$0.80 per mmBtu for gas transportation. The Domestic Supply Obligation is an energy policy that mandates gas producers to set aside a certain percentage of their gas reserves and production for supply to the domestic market. By increasing the Domestic Supply Obligation price of gas, the Government hopes to incentivize gas suppliers to sell gas to domestic power generation plants, which may lead to greater generation capacity, as most plants have been limited by inadequate gas supply

In October 2016, the Ministry of Petroleum Resources issued the National Gas Policy, which primarily seeks to move Nigeria from a crude oil export-based economy to a gas-based industrial economy. The Gas Policy expresses the Federal Government’s intention to give priority to the utilization of natural gas for domestic needs, particularly for power generation. See “—Oil and Gas—Midstream—Natural Gas—Nigeria Liquefied Natural Gas Plant—Nigeria Gas Master Plan”.

A key objective of the Government in developing the power sector is to enhance the security of the electric power supply by diversifying the fuel mix by exploiting the country’s gas, coal, wind and hydropower potential.

Currently, power sector development is being pursued through a combination public private partnerships and state funded projects. In this respect, the Government has embarked on the following:

•	Engineering design for the 3,050 megawatts Mambilla Hydroelectric Power Project is expected to be completed in 2018. The Buhari Administration relaunched the 3,050 megawatts Mambilla Hydroelectric Power Project which was suspended by the previous administration due to litigation.

•	In September 2013, the Government entered into an agreement with Chinese state-owned companies to build a U.S.$1.3 billion 700-megawatt hydroelectric power plant in Zungeru, Niger state. The project includes construction of a dam, power components, transmission lines and associated substations for the evacuation of power. The majority of the project will be financed by a loan from the Export-Import Bank of China (75%), with the remainder of the cost to be paid by the Nigerian Government. The plant is expected to be completed by 2019. It is expected that, in the long-term, most new sources of electricity in Nigeria will come from natural gas or hydroelectric power.

•	Nigerian Bulk Electricity Trading (“NBET”) entered into 1,075 MW worth of power purchase agreements with solar generation project promoters. The projects are expected to reach commissioning in 2018 and 2019.

•	The 2017 budget included ₦20 billion for rural electrification projects.

In addition to efforts by the Federal Government, certain state governments, such as Lagos and Akwa-Ibom, have started to generate power through their own state independent power producers. In the Akwa Ibom State, the Government established a 190-megawatt independent power producer in Ikot Abasi. Several other states, including Delta and Edo, recently awarded contracts for the construction of independent power projects. The majority of state-owned independent power producers are on-grid power stations that supply power into the Transmission Company of Nigeria transmission network under power purchase agreements. However, some power stations only supply electricity to a particular installation or facility.

In order to address the current shortfall in payment across the power sector value chain, the Federal Government has devised a package of measures to improve governance, payment transparency and to finance the payment shortfalls whilst the industry reforms and improves its performance. One of the measures included a ₦309 billion bond proposed to be issued by NBET, against payment commitments by the distribution companies who are responsible for collecting industry revenues from electricity consumers. However, the House of Representatives opposed this move. In June 2016, the Federal Government released the draft document on Nigerian Power Sector Investment Opportunities and Guidelines to guide the implementation of Nigeria’s energy policy, and to optimize its many fuel sources of hydropower, coal, solar, wind and gas for energy production and to serve as a planning tool, not only to guide investment in power production and generation but to assist the TCN plan and concentrate its evacuation resources and put an end to incidents of stranded power. In effect it was to help bring power production closer to fuel and feedstock sources in order to make power more affordable.

On March 22, 2017, the Federal Executive Council of Nigeria approved the Power Sector Recovery Plan, a program designed in consultation with the World Bank aimed at restoring financial viability of the power sector and improving transparency and service delivery. The program indicates that, unless actions are taken immediately, the power sector will face losses estimated at $1.5 billion per year for the next five years. Implementation of the Power Sector Recovery Plan would be expected to release at least $5 billion of investments from international financial institutions and the private sector and would include loss-reduction projects (metering), transmission projects and rural electrification initiatives.

The following table compares installed electricity generation capacity and the actual production of electricity in the periods indicated:

	For the year ended December 31,
	2011	2012	2013	2014	2015
Installed Capacity (MW)	8,910.4	9,955.4	10,915.4	11,165.4	12,132.4
Actual Production (MW)	3,161.2	3,366.7	3,382.3	3,439.1	3,597.6

Source: Transmission Company of Nigeria (TCN)

Water

Nigeria has abundant water resources to support sustainable provision of water supply. The Niger River Basin including its tributaries has about 165.8 billion cubic meters of water. Surface water potential is estimated at 267.3 billion cubic meters while ground water potential is estimated at 51.9 billion cubic meters. The irrigation potential is about 3.1 million hectares, however, in 2014, only 0.02% of it was being used. The impounded water potential is 31 billion cubic meters in about 200 dams, however only 18% of it was effectively utilized. The Benue River is the major tributary to the River Niger and is approximately 1,400 kilometers long. These resources have remained largely untapped due to uncoordinated implementation of policies and programs at the state government level.

For example, according to the World Bank, in 2015, only about 80.8% of the urban population and 57.3% of the rural population have access to improved drinking water sources, compared to 80.6% of the urban population and 56.0% of the rural population in 2014. The Federal Government has instituted a multipronged approach to improve the water supply with support from both bilateral and multilateral donors.

In 2013, construction of 9 dams was completed, increasing the volume of the nation’s water reservoir by 422 million cubic meters. Progress was also made on major projects such as the South Chad Irrigation Project, the Bakolori Irrigation Project, and the Galma Dam. Overall, total irrigable area increased by over 31,000 hectares and the production of various irrigated food crops increased by over 400,000 metric tons. Near completion is the Kashimbila Multipurpose Dam Project in Taraba State, which will provide irrigation and hydropower. This dam will also provide Nigeria with protection against floods and noxious gases from Lake Nyos in Cameroon should the lake burst its banks, as the UN Environment Program has warned.

Housing

Nigeria’s housing needs are estimated at 17 million units as of 2016 and the need is increasing by over two million units per year, while in some major urban centers, such as Lagos, Abuja, Ibadan and Kano, housing demand is growing at a faster pace. In 2016, the housing deficit was forecast to increase to 23 million by 2020 if current housing trends continue.

Delivery of housing is subject to several challenges. Housing policy is based on a complex legal and regulatory environment that deters housing development, while a poor incentive structure for housing financing limits private sector investment. The shortage of properties is due partly to the high cost of housing construction. Cost challenges are amplified by high rural to urban migration, which has increased demand for housing accommodation in urban areas.

Land availability is another major constraint to housing sector growth. Pursuant to the Land Use Act of 1978, ownership of all land is vested in the Governor of each state (except the Federal Capital Territory and some parts of Lagos), who holds the land on trust for the people. All real property transactions require the consent of the Governor and registration at the land registry of the relevant state. Delays in obtaining Governor’s consent for land titles may cause uncertainty and frustrate housing developers and homeowners. According to the World Bank, the registration process for Governor’s consent requires six months to two years and costs approximately 21.0% of the property value.

According to the Mortgage Banking Association of Nigeria, the mortgage market has grown from ₦284 billion in 2011 to approximately ₦519 billion in 2016. To encourage housing development, the Government promoted enactment of the Federal Mortgage Bank Act, which authorized the establishment of the Federal Mortgage Bank of Nigeria, which had existed since 1956 as the Nigerian Building Society. The Federal Mortgage Bank of Nigeria operated initially as a primary mortgage institution, managing the National Housing Fund. The National Housing Fund, which was established by the National Housing Fund Act, facilitated the mobilization of long-term housing funds for affordable housing. The National Housing Fund is funded by a tax of 2.5% that is assessed on the income of Nigerian workers whose basic monthly salary is ₦3,000 or greater.

The Federal Housing Authority is responsible for preparing and executing proposals for national housing programs and recommending to the Government urban and regional planning policies relevant to the successful execution of housing programs.

Pursuant to 2012 revisions to the National Housing Policy, a two-tier formal housing finance system was established whereby the Federal Mortgage Bank of Nigeria performs mainly secondary mortgage and capital markets operations. Under this two-tier system, the Federal Mortgage Bank of Nigeria provides loans from the National Housing Fund to qualifying primary mortgage institutions licensed by the CBN; the qualifying primary mortgage institutions then use the proceeds of National Housing Fund loans for lending to third parties to build, purchase or renovate houses.

The Federal Government is committed to harmonizing and standardizing land administration processes across all states through a national technical development forum, with the purpose of encouraging public and private investment in the housing sector.

In March 2013, as part of a new Nigeria Housing Finance Program to address key issues constraining growth, the CBN published a Draft Regulatory and Supervisory Framework for the Operations of a Mortgage Refinance Company and invited input from stakeholders. This framework provides for the licensing and establishment of a Mortgage Refinance Company as a specialized second-tier institution to provide short-term liquidity, long-term funding and/or guarantees to mortgage originators and housing finance lenders.

In August 2014, the Government launched the 10,000 Mortgages for Affordable Homes scheme, which invited potential first-time home buyers to apply to be pre-qualified for a mortgage. The scheme generated 66,402 initial applications, of which approximately 25,000 were pre-qualified. Approximately 9,000 have been issued offer letters.

Industrializing the Nigerian Economy

From the 1980s, as the contribution of the service sector to real GDP has increased, the industrial contribution to real GDP (composed of the mining and quarrying, manufacturing, electricity, gas, steam and air conditioning supply, water supply, sewerage, waste management and remediation and construction sectors) has steadily declined from approximately 44.0% in the 1980s to approximately 23.7% as of December 31, 2015 and 21.9% as of December 31, 2016.

To support the industrial sector, the Federal Ministry of Industry, Trade and Investments launched an Industrial Revolution Plan. The main objectives of the Industrial Revolution Plan are to increase the contribution of the industrial sector to GDP growth and to create a competitive advantage for Nigeria by focusing on the development and distribution of appropriate skills that are sector-specific and industry-driven. The Industrial Revolution Plan is intended to create jobs, attract Foreign Direct Investment and diversify the economy.

The Nigeria Industrial Revolution Plan (NIRP) is designed as a five year plan to accelerate the build-up of industrial capacity within Nigeria. The plan aims to increase manufacturing’s contribution to GDP to above 10% by 2017. The Nigeria Industrial Revolution Plan is based on the desire to drive a process of intense industrialization, based on sectors where Nigeria has comparative advantage—such as the agro allied sectors; metals & solid minerals related sectors; oil & gas related industries; as well as construction, light manufacturing and services.

The NIRP is intended to drive the following outcomes: (i) job creation (ii) economic and revenue diversification (iii) import substitution (iv) export diversification (v) broadened government tax base.

Streamlining Investments in Nigeria

Nigeria is taking steps to streamline the regulatory environment for business. Government regulation of business is organized using the 10 World Bank “Doing Business” indicators, namely: Starting a Business; Registering Property; Dealing with Construction Permits; Getting Electricity; Getting Credits; Trading Across Borders; Paying Taxes; Enforcing Contracts; Protecting Investors; and Resolving Insolvency. In addition to these, the Government is intervening in other areas, such as Investment Facilitation, Communication Management, and others, as necessary.

These deregulation initiatives include: reducing incorporation fees, implementing a consolidated payment system for Corporate Affairs Commission and Nigerian Federal Inland Revenue Service payments, taking certain measures to hasten electricity access and connectivity, simplifying and clarifying tax payment requirements, expansion of visa-on-arrival scheme for foreign investors, creating corporate governance codes, and implementing an online, automated port approvals and clearances system.

Additionally, the Small and Medium Scale Enterprises Development Agency under the supervision of the Federal Ministry of Industry, Trade and Investment was created to create more access to funds for small and medium businesses. The agency launched the National Enterprise Development Policy in February 2014. Support for micro, small and medium-sized enterprises has been boosted by the recent international accreditation of laboratories of the Standards Organization of Nigeria. This will help micro, small and medium-sized enterprises to produce World Health Organization pre-qualified products.

Free Zones

In 1992, the Government established the Nigeria Export Processing Zones Authority which is responsible for investments in free zones (“Free Zones”) in Nigeria. Certain advantages, benefits and incentives are automatically conferred on investors who are located in the Free Zones in Nigeria. Such incentives include:

•	Complete tax holiday for all Federal Government, state government and local government taxes, rates, customs duties and levies;

•	One-stop approvals for all permits, operating licenses and incorporation papers;

•	Duty-free, tax-free import of raw materials and components for goods destined for re-export;

•	Duty-free introduction of capital goods, consumer goods, machinery, equipment, and furniture;

•	Permission to sell 100% of manufactured, assembled or imported goods into the domestic Nigerian market;

•	For sales to the domestic market, the amount of import duty on goods manufactured in the Free Zone is calculated only on the basis of the value of the raw materials or components used in assembly not on the finished products;

•	100% foreign ownership of investments;

•	100% repatriation of capital, profits and dividends;

•	Waiver of all import and export licenses;

•	Waiver on all expatriate quotas for companies operating in the zones;

•	Prohibition of strikes and lockouts; and

•	Rent-free land during the first six months of construction.

Over the years, the Free Zones scheme has evolved to satisfy the needs of investors and provide more opportunities for businesses. The scheme now covers not only manufacturing activities but also trade, agriculture, tourism and more.

The Nigeria Export Processing Zones Authority operates different types of free zones; these include:

•	Export Processing Zones: they are intended to promote the production of goods and services that are export-oriented;

•	Border Free Zones: they are located at the border to boost international trade and formalize informal trade;

•	Logistics Free Zones: they provide logistics services; and

•	Oil & Gas Free Zones: they are for oil and gas activities.

As of the date of this Prospectus, there were 32 Free Zones in Nigeria designated by the Federal Government, state governments and private sector organizations: 14 are operational and the others are at various stages of development. The principal sectors of the Free Zones are: multi-sectoral, manufacturing, oil and gas, logistics and science and technology.

Small and Medium-Sized Enterprises

The CBN has implemented a Small and Medium-Sized Enterprises Equity Investment Scheme to improve access to financing for small and medium-sized enterprises with a view to enhancing economic development and generating employment opportunities in the country. A review of the Small and Medium-Sized Enterprises Equity Investment Scheme led to the introduction of a number of additional programs to support the small and medium-sized enterprises, including:

•	The ₦200 billion Small and Medium-Sized Enterprise Refinancing and Restructuring Facility (administered by the Bank of Industry);

•	The ₦200 billion Small and Medium-Sized Enterprise Credit Guarantee Scheme to encourage banks to lend to small and medium-sized enterprises (where the risk exposure of banks under this scheme is guaranteed up to 80%, with lending banks granting credit at their prime rate of interest under a five year tenor);

•	The Agricultural Credit Guarantee Scheme Fund (which guarantees credit facilities extended by banks to farmers up to 75% of the amount in default net of any security realized); and

•	The Commercial Agriculture Credit Scheme to promote commercial agricultural enterprises in Nigeria financed from the proceeds of a ₦200 billion bond issued by the Debt Management Office.

According to the CBN, in November 2015 the Small and Medium-Sized Enterprise Refinancing and Restructuring Facility was discontinued and replaced with the Real Sector Support Fund. A total sum of ₦381.9 billion was disbursed to 604 projects under the Small and Medium-Sized Enterprise Refinancing as of end-December 2015.

Privatization and Commercialization Programs

Nigeria’s privatization program commenced in 1988 with the Privatization and Commercialization Decree No. 25 of 1988 (the “Privatization Decree”). The now-defunct Technical Committee on Privatization and Commercialization was the implementation agency for the privatization and commercialization program. In 1999, the Public Enterprises (Privatization and Commercialization) Act 1999 (the “Privatization Act”) replaced the Privatization Decree.

The Privatization Act lists the State Owned Enterprises to be privatized and commercialized, the methods of privatization, limitation of legal proceedings against the Bureau of Public Enterprises and the establishment of a Public Enterprises Arbitration Panel.

The Bureau of Public Enterprises has used core investor sales, initial public offerings, willing buyer/willing seller, asset sales and liquidations, as approved by the National Council on Privatization, as methods of privatization. Sales of Government equity in State Owned Enterprises are conducted through competitive bid process, where practicable. In certain exceptional cases, negotiated sales or sales on a “willing buyer/willing seller” basis, as approved by the National Council on Privatization, are used.

The Bureau of Private Enterprises privatized and concessioned 143 federal State Owned Enterprises between 2000 and April 2015 with total estimated proceeds of ₦1.3 trillion. Of these, 66% are performing well. The poor performance of the remainder is due to policy changes, costs of power, and the economic downturn.

In recent years the privatization and commercialization program in Nigeria has slowed down, primarily because some of the remaining federal State Owned Enterprises require the passage of legislation or have complex structures. The proposed laws allowing the privatization of some of the State Owned Enterprises were approved by the National Council on Privatization in 2014 and submitted to the 7th National Assembly for consideration and enactment. The laws are at various stages of enactment by the current National Assembly.

Some other future privatization initiatives of the Government include the privatization of the Bank of Industry, Abuja Securities and Commodities Exchange, Nigeria Agricultural and Rural Development Bank, railways, national parks, national stadia, roads and airports. In addition, the Government intends to sell minority stakes by way of a public offer in certain companies including NICON Insurance, Nigeria Reinsurance and the Transcorp Hilton.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Introduction

Balance of Payments

The balance of payments is used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of:

•	the current account, which comprises:

•	net exports of goods and services (the difference in value of exports minus imports);

•	net financial and investment income; and

•	net transfers; and

•	the capital and financial accounts, which comprise the difference between financial capital inflows and financial capital outflows.

As of 2008, balance of payments statistics for Nigeria are prepared in accordance with the sixth edition of the IMF Balance of Payments Manual (“BPM6”), which is the current methodological standard for the compilation of BOP statistics by IMF member countries. Historical balance of payments statistics are restated pursuant to BMP6.

Current Account

One of the most important components of the current account is the trade balance. The four primary factors that drive the trade balance are:

•	the relative rate of economic growth of a country as compared to that of its trading partners—generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise, and its level of imports will tend to increase more rapidly than its level of exports;

•	the relative level of domestic prices against foreign prices, as reflected by the real exchange rate—generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s level of exports to decline, and for its level of imports to increase;

•	changes in production costs, technology, and worker skills—more efficient production will tend to lower production cost, which in turn will tend to lower prices. As prices fall, there will be a tendency for the country’s level of exports to increase; and

•	changes in consumer tastes, which may affect the demand for a country’s goods and services abroad, and the demand for foreign products in the domestic market.

Capital and Financial Accounts

The capital and financial accounts quantify Foreign Direct Investment and monetary flows into and out of a nation’s financial markets.

Foreign Trade

In 2016, Nigeria had a trade surplus of ₦0.1 trillion, compared to a trade deficit of ₦1.3 trillion in 2015. Nigeria had trade surpluses of ₦3.3 trillion in 2014, ₦6.6 trillion in 2013 and ₦6.2 trillion in 2012. The return to a trade surplus in 2016 was due primarily to lower non-oil sector imports. The reduction in the trade surplus from 2013 to 2014 and the turn to a trade deficit in 2015 were attributable primarily to lower exports of crude oil, as global oil prices declined.

In 2016, total exports were ₦8.9 trillion, a 1.8% decrease from ₦9.0 trillion in 2015. Total exports in 2014, 2013 and 2012 were ₦13.0 trillion, ₦15.3 trillion and ₦15.1 trillion, respectively. In 2016, oil sector exports accounted for 92.5% of total exports, compared to 92.5% in 2015. Oil sector exports accounted for 92.6%, 92.6% and 94.2% of total exports in 2014, 2013 and 2012, respectively.

Trade Policy

Nigeria’s trade policy is intended to encourage the production and distribution of goods and services to satisfy domestic and international markets for the purpose of achieving and accelerating economic growth and development.

Nigeria’s tariff policy is primarily governed by the Common External Tariff regime of the Economic Community of West African States. The CET requires members to harmonize ad valorem tariff rates into five bands: (i) zero duty on basic social goods such as medicine and publications; (ii) 5% duty on basic goods, raw goods and capital goods; (iii) 10% duty on inputs and semi-finished intermediate goods; (iv) 20% on finished goods; and (v) 35% for specific goods for economic development and finished goods that are manufactured locally and which therefore require some protection in the interest of promoting local industries. Other duties and charges apply to imports, for example imported goods are subject to a value added tax of 5% The CET came into effect in 2015 with a transitional period of implementation to 2020. As of late 2016, ten countries, including Nigeria, have implemented the CET.

Historically, Nigeria has had a long list of prohibited imports, primarily to encourage local production and to conserve foreign exchange. This import ban has resulted in significant revenue loss to the Government through trade diversion to neighboring countries and the routine smuggling of banned goods into the country. In November 2010, the Ministry of Finance announced the replacement of the ban with tariffs. The ban was removed on toothpicks, furniture, some textile materials, water and beverages and vehicles over ten years of age. In 2013, the Ministry of Finance announced a tariff change for the importation of certain brands of cars and tires. The affected vehicles included the fully built unit, which would carry a 35% duty rate and no value added tax. Also affected were local assembly plants, whose owners could import completely knocked down parts at 0% duty, while semi-knocked down ones, which previously attracted 10% duty and 5% value added tax, would attract a 5% duty only.

The Federal Government in January 2017 approved the 2016 Fiscal Policy Measures (the “2016 FPM”), made up of the Supplementary Protection Measures for implementation, together with the ECOWAS CET 2015—2019. The 2016 FPM became October 17, 2016 and will not apply retrospectively for goods that were already cleared from the Nigeria ports before the 2016 FPM was approved. The overarching objective of the 2016 FPM is to stimulate local production across all industries and cushion the effect of the recession on consumers. In total, the 2016 FPM reduced the tariff on 123 items and increased the tariff on only four items, relative to the position just before it was approved.

Exports and Imports

Through 2014, Nigeria had historically maintained a large trade surplus. After registering trade surpluses exceeding ₦5.0 trillion in 2012 and 2013, the trade surplus decreased to ₦3.3 trillion in 2014, and then turned to a trade deficit of ₦1.3 trillion in 2015, due primarily to lower exports. In 2016, Nigeria registered a trade surplus of ₦0.1 trillion, due primarily to lower non-oil imports.

Nigeria exports primarily oil products, which represented between 92.5% and 94.2% of total exports each year from 2012 to 2016. Nigeria’s exports accordingly declined in tandem with the declining price of oil in global markets. While in December 2012 and December 2013, the average price of Nigerian crude oil stood at U.S.$114.5 and U.S.$112.8 per barrel, respectively, it decreased significantly to U.S.$63.3 in December 2014, U.S.$37.80 in December 2015 and U.S.$53.89 per barrel in December 2016.

In 2016, crude oil exports accounted for approximately 79.2% of the total value of exports, compared to approximately 78.3% in 2015 and 80.0% in 2014. Crude oil exports accounted for approximately 83.0% of the total value of exports in each of 2013 and 2012.

From 2012 to 2016, total imports fluctuated, totaling ₦9.0 trillion in 2012, ₦8.6 trillion in 2013, ₦9.7 trillion in 2014, ₦10.3 trillion in 2015 and ₦8.7 trillion in 2016. Oil sector imports represented 33.1%, 27.5%, 22.4%, 16.2% and 25.9% of total imports in 2012, 2013, 2014, 2015 and 2016, respectively.

Some calculations of Nigerian imports and exports include estimates for informal imports and exports. Such estimates reflect imports and exports that do not require formal declarations or other standard procedures, primarily due to exemptions that are based on the quantum of a transaction. Estimates of informal imports and exports are calculated based on an Informal Cross Border Trade Survey that the CBN conducted between June 2013 and May 2014. The accuracy of these estimates may be limited due to certain challenges and limitations applicable to the CBN survey, such as limited coverage of borders and adjoining routes, duration of data collection (one week of each month during the survey period), exclusion of major borders in the North East region due to insecurity, and exclusion of international airports, where substantial informal trade was observed but classified as personal effects and diplomatic baggage.

Export and import data may be subject to significant discrepancies depending on the source of the data. For instance, export and import data from the CBN are based upon reporting by banks, whereas export and import data from the NBS are based upon reporting by the Nigeria Customs Service. Data collected by the NBS may reflect informal exports and imports that are recorded by the Nigeria Customs Service, but that do not pass through the banking sector, including potentially large volumes of trading between affiliated enterprises and family members.

The following table shows a breakdown of imports and exports as between the oil sector and the non-oil sector:

	For the year ended December 31,
	2012(R)	2013(R)	2014(R)	2015(P)	2016(P)
	(₦ billions)
Imports	(8,967.0)	(8,628.7)	(9,686.8)	(10,283.1)	(8,746.8)
Oil sector	(2,971.8)	(2,371.0)	(2,171.3)	(1,669.1)	(2,265.0)
% of imports	33.1	27.5	22.4	16.2	25.9
Non-Oil sector	(5,995.1)	(6,257.7)	(7,515.6)	(8,613.9)	(6,481.8)
% of imports	66.9	72.5	77.6	83.8	74.1
Exports	15,139.5	15,262.8	12,989.8	9,016.3	8,850.7
Oil sector	14,259.8	14,132.6	12,033.5	8,339.6	8,189.2
% of exports	94.2	92.6	92.6	92.5	92.5
Non-Oil sector	879.7	1,130.2	956.3	676.8	661.5
% of exports	5.8	7.4	7.4	7.5	7.5
Balance of Trade	6,172.5	6,634.1	3,303.0	(1,266.8)	103.9
Oil Sector	11,288.0	11,761.6	9,862.2	6,670.5	5,924.2
Non-Oil Sector	(5,115.4)	(5,127.5)	(6,559.3)	(7,937.1)	(5,820.3)

(R)	Revised from originally published data.
(P)	Provisional data.

The figures included in the table include estimates made for informal imports and exports.

Source: CBN

The tables below show a breakdown of exports by type, within the oil sector and the non-oil sector, for the periods indicated:

	For the year ended December 31,
	2012(R)	2013(R)	2014(R)	2015(P)	2016(P)
	(₦ billions)
Oil Sector Exports
Crude Oil	12,562.8	12,660.9	10,399.8	7,056.1	7,003.5
Gas	1,697.0	1,471.7	1,633.7	1,283.5	1,185.6

Total	14,259.8	14,132.6	12,033.5	8,339.6	8,189.2

(R)	Revised from originally published data.
(P)	Provisional data.

The figures included in the table include estimates made for informal exports.

Source: CBN

	For the year ended December 31,
	2011	2012	2013	2014(R)	2015(P)
	(₦ billions)
Non-Oil Sector Exports
Agricultural Produce	53.2	46.3	39.7	43.2	48.9
Semi-Manufactured Goods	30.2	32.7	29.0	35.0	23.0
Manufactured Goods	10.9	14.6	12.8	17.1	19.9
Solid Minerals	0.6	0.6	0.3	0.6	0.7
Other	5.1	5.9	18.2	4.2	7.5

Total	913.7	879.7	1,130.2	956.3	676.8

(R)	Revised from originally published data.
(P)	Provisional data.

The figures included in the table include estimates made for informal exports.

Source: CBN

Compared to 2012 and 2013, total imports increased in 2014 primarily as a result of increased non-oil imports in response to stronger domestic demand. The increase in total imports in 2015 was due largely to depreciation of the Naira. In real terms, imports decreased in 2015 as a result of a decline in both oil and non-oil imports due to, respectively, a decline in fuel importation as a result of a revival of domestic refineries, suppressed trade activities and foreign exchange controls. Non-oil imports were 66.9% of total imports in 2012 and increased to 72.5% of total imports in 2013. In 2014 and 2015, non-oil imports increased, accounting for 77.6% and 83.8% of total imports, respectively, followed by a reduction in 2016 to 74.1% of total imports.

Since 2008, capital goods and raw materials have constituted the largest portion of Nigeria’s imports, followed by consumer goods. The import of consumer goods has steadily increased during the periods under review. In 2015, the proportion of imports was highest in the machinery and appliances category, followed by vehicles and aircraft, base metals, chemical products and plastics.

The following table provides detail on imports for the non-oil sector for the periods indicated:

	For the year ended December 31,
	2011	2012	2013	2014(R)	2015(P)
	(₦ billions)
Live animals; animal products	661,513.6	471,046.9	533,893.0	2,014.0	649,439.1
Vegetable products	951,051.5	973,806.1	658,201.4	749,707.3	794,331.9
Animal or vegetable fats and oils and their cleavage products; prepared edible	79,262.9	55,678.9	97,562.2	141,726.9	144,655.4
Prepared foodstuffs; beverages, spirits and vinegar; tobacco and manufactured	626,080.2	487,563.8	591,791.9	638,360.6	630,335.7
Mineral products	537,430.3	288,179.5	398,437.4	330,157.9	271,820.3
Products of the chemical or allied	883,775.5	706,293.9	933,197.1	972,665.6	1,119,442.1
Plastics and articles thereof; rubber and articles thereof	742,411.4	486,796.8	653,630.8	746,852.0	742,872.9
Raw hides and skins, leather, fur skins and articles thereof; saddlery and	9,412.6	6,054.5	6,372.4	10,007.7	15,395.0
Wood and articles of wood; wood charcoal; cork and articles of cork;	25,069.0	21,042.4	22,138.7	24,513.1	30,437.0
Pulp of wood or of other fibrous cellulosic material; waste and scrap of paper or	312,079.4	206,511.5	234,473.9	273,212.7	300,102.0
Textiles and textiles articles	116,403.1	107,663.9	133,339.5	182,759.9	187,546.3
Footwear, headgear, umbrellas, sun umbrellas, walking sticks, seat sticks, whips	33,120.6	19,514.1	28,055.7	44,822.9	68,409.6
Articles of stone, plaster, cement, asbestos, mica or similar materials; ceramic	129,326.5	133,450.4	171,148.5	191,761.6	192,985.9
Natural or cultured pearls, precious or semi-precious stones, precious metals,	1,360.2	871.8	1,552.8	1,667.5	1,722.6
Base metals and articles of base metal	1,029,155.2	1,746,192.7	975,289.0	1,133,362.7	1,149,818.0
Machinery and mechanical appliances; electrical equipment; parts thereof; sound	2,984,981.2	2,857,272.8	2,386,193.0	2,854,224.8	3,289,342.8
Vehicles, aircraft, vessels and associated transport equipment	1,704,955.2	1,058,156.3	1,410,388.9	1,482,401.0	1,193,573.0
Optical, photographic, cinematographic, measuring, checking, precision, medical	104,135.0	85,919.5	109,159.4	116,499.6	191,218.5
Arms and ammunition; parts and accessories thereof	136.8	9.0	322.2	100.0	1,480.3
Miscellaneous manufactured articles	64,103.8	54,488.5	94,170.7	93,067.8	100,946.7
Works of art, collectors pieces and antiques	99.1	43.4	106.4	119.1	193.7

TOTAL	10,995,863.6	9,766,556.7	9,439,424.7	9,990,004.5	11,076,068.6

(R)	Revised from originally published data.
(P)	Provisional data.

The figures included in table include estimates made for informal imports.

Source: CBN

Customers and Suppliers

The table below sets forth information regarding the destination of Nigeria’s exports for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
Exports by continent
Africa	2,118.7	1,792.9	1,925.9	1,390.3	1,241.2
ECOWAS	869.6	756.9	824.7	599.8	576.6
Americas	7,196.1	2,917.3	2,238.1	1,294.8	1,655.9
Europe	8,227.1	6,079.2	6,881.2	3,812.6	3,068.0
Asia	4,347.4	2,894.5	4,469.2	2,908.8	2,534.5
Main countries for Nigeria’s exports
India(1)	n.a.	n.a.	n.a.	1,779.7	1,538.8
U.S	3,969.5	1,203.8	616.4	334.6	1,030.3
Spain	1,299.1	994.8	1,518.0	908.9	785.7
France	934.3	835.3	934.7	512.1	535.4
Canada	388.3	258.3	30.4	105.7	232.1
Brazil	1,692.1	1,348.9	1,317.9	632.2	207.3
Italy	1,379.4	993.4	713.8	216.6	180.5
Germany	372.0	308.9	275.5	188.2	150.9
China	933.3	170.7	264.6	157.5	122.1
Japan	109.7	72.2	516.4	335.2	115.0

(1)	Stand-alone data for India unavailable before 2015.

The figures included in the table include estimates made for informal exports.

Source: NBS, CBN.

The primary destination of exports from Nigeria in 2016 was India, which accounted for ₦1,538.8 billion of exports in 2016, followed by the United States and Spain, which in 2016 accounted for ₦1,030.3 billion and ₦785.7 billion of exports, respectively. The decline in exports to the United States from 2012 to 2016 is due in part to a rise in the production of shale oil in the United States, which is an alternative to Nigerian crude oil, coupled with the decline in the price of crude oil over the period.

The table below sets forth information regarding the origin of Nigeria’s imports for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
Imports by continent
Africa	245.6	673.3	522.0	420.4	363.8
ECOWAS	33.8	121.8	46.1	213.8	101.9
Americas	1,421.9	913.5	1,049.4	871.3	1,076.6
Europe	1,490.4	2,376.2	2,694.0	2,501.7	4,116.7
Asia	2,319.9	2,618.0	3,022.7	2,833.5	3,157.3
Main countries for Nigeria’s imports
China	1,209.8	1,475.9	1,616.8	1,567.7	1,734.5
U.S.	766.3	612.7	750.9	582.0	706.2
India(1)	n.a.	n.a.	n.a.	408.6	450.8
France	115.6	184.9	184.9	157.2	339.8
Brazil	449.6	199.9	187.7	171.5	255.9
Japan	153.8	92.2	126.6	89.7	134.4

(1)	Stand-alone data for India unavailable before 2015.

The figures included in the table include estimates made for informal imports.

Source: NBS, CBN.

The primary source of imports to Nigeria in 2016 was China, which accounted for ₦1,734.5 billion of imports in 2016, followed by the United States and India, which in 2016 accounted for ₦706.2 billion and ₦450.8 billion of imports, respectively.

Balance of Payments

The table below sets forth certain information regarding Nigeria’s balance of payments for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015(R)	2016(P)
	(₦ billions)
Current Account	2,736.4	2,996.6	142.6	(3,033.5)	687.8
Trade Balance	6,172.58	6,634.1	3,303.0	(1,266.8)	(135.5)
Exports fob	15,139.5	15,262.8	12,989.8	9,016.3	8,769.3
Imports fob	(8,967.0)	(8,628.7)	(9,686.8)	(10,283.1)	(8,904.8)
Services (net)	(3,392.7)	(3,052.9)	(3,595.6)	(3,232.7)	(2,025.2)
Income (net)	(3,478.4)	(4,014.7)	(3,013.6)	(2,496.9)	(2,177.3)
Current transfers (net)	3,435.1	3,430.1	3,448.8	3,962.9	5,025.8
Capital and Financial Account	(1,949.2)	1,209.1	1,932.3	(202.0)	417.2
Financial account (net)	(1,949.2)	1,209.1	1,932.3	(202.0)	417.2
Assets	(5,877.2)	(2,161.7)	(951.0)	(1,506.1)	(904.4)
Direct investment(Abroad)	(241.0)	(193.1)	(253.9)	(282.0)	(329.8)
Portfolio investment	(325.9)	(506.6)	(542.4)	(329.4)	(44.8)
Other investment	(3,562.4)	(1,616.2)	(1,484.0)	(2,044.8)	(777.6)
Reserve assets	(1,747.9)	154.2	1,329.3	1,150.1	247.8
Liabilities	3,928.0	3,370.8	2,883.2	1,304.1	1,321.6
Direct investment in reporting economy	1,113.5	875.1	738.2	602.1	1,124.1
Portfolio investment	2,687.2	2,130.2	832.4	498.1	477.0
Other investment liabilities	127.3	365.5	1,312.7	203.9	(279.6)
Net errors and omissions	(787.3)	(4,205.7)	(2,074.8)	3,235.5	(1,105.0)
Memorandum Items:
Current Account Balance as % of GDP	4.8	0.2	0.2	(3.2)	0.7
Capital and Financial Account Balance as % of GDP	(1.9)	2.7	2.4	(0.2)	0.4
Overall Balance as % of GDP	(0.2)	(1.8)	(1.7)	(1.2)	(0.2)
External Reserves—Stock (U.S.$ millions)	32.7	43.8	34.2	28.3	27.0
Number of Months of Imports Equivalent	7.1	8.5	6.7	6.5	9.2
Effective Central Exchange Rate (₦/U.S.$)(1)	156.2	156.0	157.3	196.5	252.7

(R)	Revised from originally published data.
(P)	Provisional data.
(1)	The conversion for balance of payments purposes was based on the mid-point of the effective central exchange rate.

The figures included in the table include estimates made for informal imports and exports.

Source: CBN

In 2016, the current account registered a surplus of 0.7% of GDP, compared with a current account deficit in 2015 of (3.2)%. The current account surplus in 2016 was due largely to lower non-oil sector imports, while the current account deficit in 2015 was due largely to a combination of weak global demand and a decline in oil prices, which led to lower export earnings. In prior years, monetary policy actions and exchange rate management resulted in current account surpluses, representing 0.2% of GDP in 2014, 0.2% of GDP in 2013 and 4.8% in 2012. In 2016, the deficits in the services (net) account and income (net) account decreased by 37.4% and 12.8%, respectively, as compared to 2015. The surplus in the current transfers (net) account increased by 26.8% in 2016, primarily as result of increased inflow from Nigerians living abroad.

The gross external reserves position fluctuated over the period from U.S.$32.6 billion in 2012, U.S.$43.8 billion in 2013, U.S.$34.2 billion in December 2014, U.S.$28.3 billion in December 2015 to U.S.$25.8 billion as of December 2016. As of May 25, 2017, gross external reserves totaled U.S.$30.5 billion. The decline in gross external reserves since 2013 is primarily attributable to an increase in imports and decrease in exports. The overall balance equaled (0.2)% of GDP in 2012, (1.8)% of GDP in 2013, (1.7)% of GDP in 2014, (1.2)% of GDP in 2015 and (0.2)% of GDP in 2016.

In 2016, net errors and omissions were ₦(1,105.0) billion, compared to ₦3,235.5 billion in 2015, ₦(2,074.8) billion in 2014, ₦(4,205.7) billion in 2013 and ₦(787.3) billion in 2012. The principal explanation for the historically large errors and omissions is the lack of available data in current account and capital and financial account transactions. However, there are still large errors and omissions in the balance of payments, which, according to the IMF, continue to complicate the assessment of external sustainability. The IMF noted in its 2017 Article IV consultation that, while data are broadly adequate for surveillance, data shortcomings include large errors and omissions in the balance of payments. Further efforts will need to be taken in order to strengthen the measurement of the balance of payments and the international investment position. See “Risk Factors—The statistical information published by Nigeria may differ from that produced by other sources, may be incomplete, delayed or inconsistent and is subject to revision, amendment and adjustment”.

Foreign Private Capital

Foreign private capital flows into Nigeria have increased significantly since the deregulation of the economy in the 1980s. The major components of foreign private capital in Nigeria are foreign direct investments, portfolio investment and other investment liabilities. Although traditionally foreign private capital has been channeled into the oil and gas sector, in recent years more investment has been channeled into the services sector, primarily financial services, outsourcing, communications and transportation. Nigeria is one of the main destinations for foreign private capital in sub-Saharan Africa.

There are generally no restrictions under Nigerian law with regard to foreign investment. There are, however, certain industry-specific laws that preclude some categories of Nigerian companies from being “wholly-owned” by foreigners or that give preference to companies with a Nigerian majority shareholding. For example, any vessel seeking to operate in the domestic coastal carriage of cargo and passengers within the coastal territorial inland waters, or at any point within the waters of the exclusive economic zone of Nigeria, must be wholly-owned and manned by Nigerians, unless this requirement is waived by the Minister having responsibility for matters relating to shipping. Further, the Nigerian Content Act, which seeks to grant preferential treatment to Nigerian companies in the award of contracts and other activities in the Nigerian oil and gas sector, defines a “Nigerian Company” as a “company formed and registered in Nigeria in accordance with the provisions of the Companies and Allied Matters Act with not less than 51% equity shares held by Nigerians.”

With regard to the repatriation of foreign capital or any income thereon, the Foreign Exchange (Monitoring and Miscellaneous Provisions) Act Cap F34 Laws of the Federation of Nigeria 2004 (the “Forex Act”) provides that any person may invest in a Nigerian enterprise or any security with foreign currency imported into Nigeria through an authorized dealer (i.e., a Nigerian bank licensed by the CBN to deal in foreign exchange) by telegraphic transfer, checks or other negotiable instruments converted into Naira. Upon such importation of foreign investment capital, the authorized dealer is required to issue a Certificate of Capital Importation, evidencing receipt of the foreign investment capital within 24 hours of receipt of the imported funds and conversion into Naira. This certificate provides for the foreign investor to be able to remit investment capital and income thereon in any convertible currency.

The table below sets out certain information regarding Nigeria’s foreign private capital for the periods indicated:

	For the year ended December 31,
	2011(R)	2012(R)	2013(R)	2014(R)	2015(P)
	(U.S.$ millions)
Foreign Direct Investment—Equity	5,748.2	4,071.8	2,890.7	2,021.4	921.9
Foreign Direct Investment—Other Capital	254.4	67.9	28.8	13.0	4.2

Sub-total Foreign Direct Investment(1)	6,002.6	4,139.7	2,919.5	2,034.4	926.1

Other Investments—Trade Credits	0.0	0.0	0.0	0.0	0.0
Other Investments—Loans	(637)	886.7	1,481.0	4,738.9	291.7
Other Investments—Currency & Deposits	1,373.8	(71.9)	861.7	3,607.8	746.0
Other Investments—Other Claims	0.0	0.0	0.0	0.0	0.0

Sub-total Other Investments	736.8	814.8	2,342.7	8.346.7	1,037.7

Portfolio Investment—Equity	2,592.3	10,040.0	5,577.4	1,045.0	(476.6)
Portfolio Investment—Notes	1,845.4	6,002.2	7,010.2	3,222.8	2,440.2
Portfolio Investment—Money Market Instruments	755.1	1,158.3	1,064.6	1,025.0	571.6
Sub-total Foreign Portfolio Investment	5,192.8	17,200.5	13,652.2	5,292.8	2,535.2

Total Foreign Private Capital(1)	11,932.2	22,155.00	18,914.4	15,673.9	4,499.0

(R)	Revised from originally published data.
(P)	Provisional data.
(1)	Excludes reinvested earnings

Source: NBS, CBN

Foreign direct investment comprises equity capital and other capital inflows. In 2015, foreign direct investment in Nigeria totaled U.S.$926.1 million, a decrease of 54.5% from U.S.$2,034.4 million in 2014. In 2013, 2012 and 2011, foreign direct investment in Nigeria was U.S.$2,919.5 million, U.S.$4,139.7 million and U.S.$6,002.6 million, respectively. The decrease in foreign direct investment in Nigeria between 2011 and 2015 was due primarily to the impact of declining oil prices and accompanying poor macroeconomic conditions.

Total estimated foreign private capital investment into Nigeria comprises total foreign direct investment, foreign portfolio investment and other investments. In 2015, total foreign private capital investment in Nigeria totaled U.S.$4,499.0 million, a decrease of 71.3% from U.S.$15,673.9 million in 2014. In 2013, 2012 and 2011, foreign direct investment in Nigeria was U.S.$18,914.4 million, U.S.$22,155.0 million and U.S.$11,932.2 million, respectively. This decline between 2011 and 2015 was attributable mainly to the value of capital importation from shares, and more recently to reduced investment in the oil industry. See “Risk Factors—Nigeria may face a reduction in foreign investment”.

In 2015, foreign direct investment was primarily invested in the form of equity capital in banking, capital markets, telecommunications and other subsectors of the economy. In addition, there has been foreign investment in debt capital in Nigeria, which was U.S.$13.0 million in 2014, but decreased to U.S.$4.2 million in 2015.

The Federal Government has been taking significant measures to attract foreign direct investment. These initiatives include the establishment of strategic inter-ministerial committees advising the Government on the areas of competitiveness and investors’ challenges doing business in Nigeria, reducing the cost of doing business in Nigeria and organizing national investment conferences in order to provide a platform for discussion regarding the various issues affecting the business and investment climate in Nigeria. The Nigerian Investment Promotion Commission also established a National Investment Sector Specific Policy in May 2012, with the main objectives of creating a stable policy environment with equal standards for all investors, simplifying procedures and bringing down transaction costs, removing unnecessary controls, identifying focus areas which would generate additional employment opportunities, facilitating necessary technological and infrastructure upgrades and avoiding inverted duty structures.

In 2015, the United Kingdom was the largest source of foreign private capital, accounting for 40.0% of total imported capital. The United States, The Netherlands, Mauritius and South Africa were the other largest sources of capital in 2015. In 2014, the United Kingdom was the largest source of foreign capital, accounting for 52.7% of total imported capital. The United States, the Netherlands, Mauritius, and the United Arab Emirates were the next largest sources of capital in 2014.

PUBLIC FINANCE

General

The Nigerian budget sets out the Government’s development plans, policies and spending priorities for the fiscal year and gives details of estimated revenue and expenditure. Nigeria’s budget process is currently governed by the Constitution, the Finance (Control & Management) Act of 1958 and the Fiscal Responsibility Act of 2007 (the “Fiscal Responsibility Act”). The annual budget’s estimates of revenue and expenditure are proposed by the President and laid before both chambers of the National Assembly through the Appropriation Bill. The Appropriation Bill becomes an Act after it has been passed by both chambers of the National Assembly and assented to by the President or, in case the President withholds his assent, by a two-third majority vote of both chambers of the National Assembly. The fiscal year for Nigeria runs from January 1 to December 31, every year. In the course of a fiscal year, the President may also present a supplementary budget to the National Assembly, and the approval process for such supplementary budget is the same as for the annual budget. The President may also request from the National Assembly that funds be transferred from one sub-heading of the budget to another sub-heading in the course of the fiscal year, or for a new project to be included in the budget. With the approval of the National Assembly, the implementation of the budget can be extended beyond the fiscal year. Nigeria is currently operating pursuant to the 2016 budget, which has been extended, as the 2017 budget is still subject to assent from the President.

The Federal Government manages a Federation Account which is a central distributable pool of funds (comprising revenues from oil and gas, value added tax, companies’ income tax, customs and excise duties as well as royalties and other income) established pursuant to Section 162 of the Constitution and into which are paid all revenues collected by the Federation, except limited categories of revenues excluded pursuant to the Constitution. Funds in the Federation Account are shared among the three tiers of Government on such terms and in such manner as may be prescribed by the Constitution and by an Act of the National Assembly. The President, on the advice of the Revenue Mobilisation Allocation and Fiscal Commission, is required to present the proposal for allocation of funds in the Federation Account before the National Assembly. In determining the formula for allocation, the National Assembly is required by the Constitution to take into account factors such as population, equality of states, internal revenue generation, land mass, terrain and population density; provided that the principle of derivation shall be constantly reflected in any approved formula as being not less than 13% of the revenue accruing to the Federation Account directly from any natural resources derived from that state of the Federation.

There are several deductions from Nigeria’s revenues from the sale of crude oil before the revenue is credited to the Federation Account. The NNPC usually deducts its capital and operating costs before remitting the net amount to the Federation Account. The legality of these deductions by the NNPC has been debated in public hearings by the Senate. Although the Attorney General of the Federation has stated that the NNPC is entitled to make the deductions and remit net receipts to the Federation Account, it is not clear yet what the position of the Senate will be. Of the remaining net amount, 13% is paid to the Niger Delta states. The balance is then credited to the Federation Account (up to the budgeted amount) and the remainder, if any, is credited to the Excess Crude Account.

The Federal Government’s share of funds in the Federation Account is paid into the consolidated revenue fund. Pursuant to Section 80 of the Constitution, no moneys shall be withdrawn from the Consolidated Revenue Fund of the Federation except to meet expenditure that is charged upon the fund by the Constitution or authorized by an Appropriation Act or a Supplementary Appropriation Act. The Federal Government also has independent revenues (not derived from the Federation Account) comprising operating surpluses of federal agencies and corporations and other sundry revenue such as internal revenue generated by the MDAs.

The Federal Government Budget Process

Preparation of the federal budget is a shared responsibility of the Executive and Legislative arms of the Federal Government. Each year, the Executive arm of the Federal Government proposes a federal budget for the following year to the House of Representatives and the Senate at a joint sitting. The Executive arm’s proposed budget, officially referred to as the Appropriation Bill, is reviewed and approved by the two chambers of the National Assembly and signed into law by the President, at which point it becomes the Appropriation Act.

A summary of the budget process is set forth below.

Budget Planning

The Federal Ministry of Budget and National Planning and the Budget Office of the Federation develops a budget in accordance with the Federal Government’s Medium-Term Revenue and Expenditure frameworks. The Federal Ministry of Budget and National Planning and the Budget Office meet early in the fiscal year with key revenue-generating agencies (including the Federal Inland Revenue Service, Nigerian Customs Service and the NNPC) and key economic agencies (including the National Planning Commission, NBS and CBN) to assess and determine trends in revenue performance and macroeconomic indicators and the implication of such trends for the next three fiscal years. These discussions lead to the preparation of a Medium-Term Revenue Framework pursuant to which projected revenue from various oil and non-oil sources is determined over the medium-term. Following preparation of this revenue framework, the Medium-Term Expenditure Framework is developed to outline key areas of expenditure (statutory transfers; debt service; and MDAs’ expenditure) as well as the projected fiscal balance. If the projected fiscal balance indicates a projected deficit, sources of financing of this deficit are also considered. The Medium-Term Expenditure Framework is further developed into a formal Medium-Term Expenditure Framework and Fiscal Strategy Paper. Under the Fiscal Responsibility Act, the Minister of Finance is required to present this formal Medium-Term Expenditure Framework and Fiscal Strategy Paper first for the consideration and approval of the Federal Executive Council, and then for the consideration and approval of the National Assembly.

Budget Call Circular and Preparation of the Executive Budget Proposal

Once the Federal Executive Council has approved the Medium-Term Expenditure Framework and Fiscal Strategy Paper and the MDAs’ expenditure ceilings, the Budget Office, under the supervision of the Minister of Budget and National Planning, issues a “Call Circular”. This Call Circular instructs the MDAs to allocate their allotted capital expenditure ceilings across their existing and new projects, programs and other initiatives. MDAs are also required to submit estimates of their recurrent expenditure requirements for personnel costs and overhead. The Budget Office evaluates and consolidates the submissions of the various MDAs. Subsequently, the Budget Office in collaboration with the National Planning Commission, the Bureau of Public Procurement and the Federal Ministry of Budget and National Planning and the Federal Ministry of Finance, hold bilateral discussions with the MDAs to appraise their submissions’ compliance with the Call Circular and the Government’s development priorities. Complying submissions are thereafter consolidated into the proposed annual budget.

Budget Review and Approval by the President and National Assembly

Following a series of reviews, the draft budget is presented by the Minister of Budget and National Planning to the President for approval. In accordance with the provisions of the Constitution, the President then presents the approved budget and supporting documents to the National Assembly for its consideration and approval, typically at a joint session of the Senate and the House of Representatives.

In reviewing the proposed budget, the Committee on Appropriation of each chamber typically invites the MDAs to defend their respective budget allocations. Thereafter, each Committee on Appropriation presents a proposed budget to its respective full chamber for consideration and approval. If differences exist between the budgets passed by the House of Representatives and by the Senate, the appropriation committees meet to harmonize the differences. After the harmonized budget is approved by each chamber, the resulting Appropriation Bill is presented to the President to be signed into law, at which point it becomes the Appropriation Act.

In the event that a budget is not enacted into law before the commencement of a fiscal year, the Government may, pursuant to Section 82 of the Constitution, make expenditures up to six months into the new fiscal year (up to June 30). Expenditures during this period may not exceed the amounts provisioned for the same period of the preceding fiscal year.

Public Accounts

The Fiscal Responsibility Act was enacted to regulate, and provide for, greater accountability and transparency in fiscal operations. The Fiscal Responsibility Act provides for prudent management of resources under the control of the Federal Government, state governments and local governments. It is believed that public financial management reforms at the state level are essential for the continued economic reform of Nigeria. However, for the fiscal reform provided for by the Fiscal Responsibility Act to be implemented at the state level, each state must pass its own equivalent fiscal responsibility legislation. Only some of the states have passed equivalent fiscal responsibility legislation.

A Fiscal Responsibility Commission was established at the Federal level under the Fiscal Responsibility Act. This Commission has the authority to compel any person or government institution to disclose information relating to public revenues and expenditure and to investigate any circumstances involving non-compliance with the provisions of the Fiscal Responsibility Act.

The Fiscal Responsibility Act provides that the Federal budget deficit should not exceed 3% of estimated GDP or any sustainable percentage as may be determined by the National Assembly for each financial year. In 2016, Nigeria’s overall budget deficit was ₦1,976.2 billion, representing 1.92% of GDP, an increase of 30 basis points compared to the ₦1,527.1 billion deficit recorded in 2015, which represented 1.62% of GDP. In 2014, 2013 and 2012, the budget deficit was ₦881.1 billion, ₦1,060.3 billion and ₦1,000.1 billion, respectively, representing 0.99% of GDP, 1.32% of GDP and 1.39% of GDP, respectively. Nigeria’s deficits historically have been funded primarily by the issuance of securities in the domestic debt markets and by other funds, such as withdrawals from the Excess Crude Account.

The Fiscal Responsibility Act requires that a medium term expenditure framework and fiscal strategy paper be put in place and laid before the National Assembly for approval before the submission of the budget. The current medium term expenditure framework and fiscal strategy paper is for 2017—2019.

Under the 2017—2019 Medium-Term Expenditure Framework and Fiscal Strategy Paper, the fiscal strategies for 2017—2019 include macroeconomic stability, national social development, infrastructure for increased productivity and development, attracting private capital for infrastructure, improving governance, and guiding the fiscal year 2017 budget with the following principles: allocative efficiency, strategic priority spending, a fiscal deficit target within the 3% threshold set out in the Fiscal Responsibility Act, transparency and accountability, and safety nets.

The Office of the Auditor-General of the Federation

The Office of the Auditor-General of the Federation is an independent entity whose existence, powers and duties are set out under Sections 85, 86 and 87 of the Constitution. The Office of the Auditor-General of the Federation is responsible for auditing the Federation Accounts and the accounts of all federal MDAs. The Federation Account is audited on a quarterly basis. The Departments of the Office of the Auditor-General of the Federation include the Treasury audit, the Revenue audit, the Ministries and the Extra-Ministerial Office & Agency.

The key goals of the Office of the Auditor-General of the Federation include:

•	enforcing accountability and responsibility in Ministries and Extra-Ministerial departments, and any other person or authority entrusted with public funds;

•	ensuring prudent disbursement and utilization of public funds, manpower resources and other public property;

•	ensuring the regular and prompt auditing of all Ministries and Extra-Ministerial departments; and

•	maintaining government auditing standards for public sector audits.

The Integrated Payroll and Personnel Information System

The Integrated Payroll and Personnel Information System is a central payment process for all civil servants on the payroll of the Federal Government. It was launched by the Federal Government in collaboration with the World Bank in October 2006 and became operational by April 2007 with seven pilot MDAs. The Integrated Payroll and Personnel Information System is aimed at improving public service productivity and increasing government revenues. The purpose of the Integrated Payroll and Personnel Information System reform is to:

•	improve the effectiveness and efficiency of Federal payroll services;

•	improve public confidence in payroll costs and budgeting;

•	improve management reporting and information availability;

•	facilitate easy storage, updating and retrieval of personnel records for administrative and pension processing;

•	aid personnel planning and budgeting; and

•	ascertain actual personnel emoluments of Federal Government employees.

The use of the Integrated Personnel Payroll Information System has allowed ₦82 billion to be cut in personnel costs in the 2016 budget compared to the budget in 2015. As of September 30, 2016, a total of 453 MDAs had been enrolled into the Integrated Payroll and Personnel Information System.

Treasury Single Account

As part of the Government’s efforts to improve efficiency and transparency in the management of public funds and the Government’s expenditures, the Ministry of Finance, in collaboration with the Office of the Accountant-General of the Federation and the CBN, launched in early 2012 the Treasury Single Account. The Treasury Single Account became mandatory in September 2015. The NNPC does not currently participate in the Treasury Single Account scheme, but it is expected to participate in the near future. See “Risk Factors—Inability to collect certain revenues from ministries, departments and agencies may adversely impact the Government’s revenues”.

The scheme has been designed to consolidate the accounts of the Federal Government with the CBN and the various MDAs into a single or connected system of accounts. The Treasury Single Account is maintained at the CBN with each MDA responsible for the management of its allocations but effecting payment through the Treasury Single Account. Any unspent balances of cash allocated to MDAs after commitments entered into the Treasury Single Account for both recurrent and capital expenditure will automatically lapse and the balances will be returned to the Consolidated Revenue Fund for appropriation by the National Assembly. Investment of any Government funds will be centrally coordinated by the Office of the Accountant-General of the Federation and the CBN.

Federal Government Revenues and Expenditures

The table below contains a summary of Nigeria’s public revenues and expenditures for the periods indicated:

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
Total Gross Federally Collectible Revenue	10,059.5	9,009.4	9,291.6	6,107.3	5,290.9
Oil Revenue	8,025.9	6,795.6	6,733.9	3,753.6	2,695.4
Sales of Crude oil	3,305.1	2,814.1	2,973.3	1,859.4	1,453.2
Sales of Gas	350.0	255.1	309.0	89.9	42.2
Taxes	3,278.7	2,736.0	2,432.3	1,245.9	857.5
Royalties	1,086.7	983.0	1,006.7	536.5	334.8
Other	5.5	7.4	12.4	21.9	7.7
Non-Oil Revenue	2,033.6	2,213.8	2,557.7	2,353.8	2,595.5

Federal Government Retained Revenue and Expenditure Total Federal Government Retained Revenue	3,131.1	3,500.5	3,242.30	3,240.3	2,947.5

Federal Government Expenditure
Statutory Transfers	307.2	387.9	377.4	338.6	344.0
Debt Service	679.3	828.1	941.7	1,060.4	1,384.9
Recurrent Non-Debt Expenditure	2,400.3	2,386.8	2,216.8	2,550.1	2,410.5
Capital Expenditure	744.4	958.0	587.6	577.0	784.3

Total Federal Government Expenditure	4,131.2	4,560.8	4,123.4	4,767.4	4,923.7

Overall Deficit	(1,000.1)	(1,060.3)	(881.1)	(1,527.1)	(1,976.2)

Overall Deficit (as % of GDP)	1.39	1.32	0.99	1.62	1.92

Source: The Office of the Accountant General of the Federation, Budget Office of the Federation

Federal Government Revenues

The Federal Government budget is funded primarily from three sources:

•	the Federal Government’s share of the Federation Account, which amounts to a share of 48.5% of oil and gas revenues, customs and excise revenue, and corporate income tax;

•	the Federal Government’s share of the Value Added Tax Pool (as described below), which amounts to 14%; and

•	independent revenue, consisting of operating surpluses of federal agencies and corporations and other revenue, such as the internally generated revenue of the MDAs, the proceeds from the sale of certain Government assets, proceeds from the Excess Crude Account distributed for budget augmentation, exchange rate gains from the Excess Crude Account.

Total gross federally collectible revenue and the Federation Account

Total gross federally collectible revenue for 2016 was ₦5,290.9 billion, a decrease of 13.4% from ₦6,107.3 billion in 2015, due to a decrease in receipts from oil revenues. The total gross federally collectible revenue of ₦6,107.3 billion in 2015 represented a decrease of 34.3% compared to ₦9,291.6 billion in 2014, largely attributable to lower oil revenue, due to lower international prices for crude oil. Total gross federally collectible revenue in 2013 and 2012 was ₦9,009.4 billion and ₦10,059.5 billion, respectively. The Federal Government manages the Federation Account on behalf of the three tiers of Government, namely, federal, state and local.

The Federation Account is funded from oil revenues and non-oil revenues (primarily taxes). In 2016, oil revenues were ₦2,695.4 billion, representing 50.9% of combined oil and non-oil revenues, a decrease of approximately 28.2% from ₦3,753.6 billion in 2015. Oil revenues in 2014, 2013, and 2012 were ₦6,733.9 billion, ₦6,795.6 billion and ₦8,025.9 billion, respectively.

Non-oil revenues in 2016 were ₦2,595.5 billion, a 10.3% increase from ₦2,353.8 billion in 2015. The non-oil revenues of ₦2,353.8 billion in 2015 represented a an 8.0% decrease from ₦2,557.7 in 2014, reflecting a general slowdown in economic activity. Non-oil revenues in 2013 and 2012 were ₦2,213.8 billion and ₦2,033.6 billion, respectively.

Oil Revenues

Of total receipts, oil revenue accounts for the predominant portion of federally-collected revenue. Oil revenue includes revenue from sales of crude oil, oil taxes and royalties. The Government earns money directly from the sale of crude oil that it receives through its joint ventures with international oil companies. International oil companies and the NNPC jointly contribute funds towards the cost of the joint venture, and the NNPC’s share of the crude oil is sold by the NNPC and the proceeds are deposited in the Federation Account. The Government expects that in addition to revenue from the sale of crude oil, in the future, proceeds from the sale of natural gas will become an important source of revenue.

Oil taxes are imposed on private oil companies and include the petroleum profits tax, rent fees and other taxes. The Petroleum Profits Tax applies to profits of oil exploration and production (“E&P”) companies. The applicable tax rate ranges from 65.75% to 85% for E&P companies within their first 5 years of production. For companies operating under a Production Sharing Contract, the applicable tax rate is 50%. The Petroleum Profits Tax is the second most important source of revenue to the Federation Account. The Government also levies a rent fee for the use of the land from which oil is extracted. In addition, the Government charges penalties and fees for other activities associated with the oil and gas business, primarily penalties for gas flaring and fees for the right to lay oil pipelines.

The third source of oil revenue is royalties. Royalties are paid irrespective of whether the Government shares in the crude oil produced. As of June 2016, the rate of royalties averages about 20% of the value of crude produced.

Non-Oil Revenue

Revenue from non-oil sources includes revenue from various taxes. Business and personal income taxes are collected by both the Federal Government and by state governments. Corporate income tax is collected by the Federal Inland Revenue Service, while state governments collect income tax from unincorporated businesses that operate within their respective jurisdictions. The Federal Government collects personal income tax only from residents of the FCT and from Armed Services personnel, while state governments collect personal income tax from their respective residents. The Federal Inland Revenue Service (“FIRS”) is the primary revenue generating agency of the Federal Government, with a mandate to administer federal tax laws as provided in the FIRS Establishment Act, 2007. In addition to the Petroleum Profits Tax, the Federal Government applies the following taxes at the tax rates stated below:

•	Companies Income Tax Act: The Companies Income Tax Act applies to profits of corporate entities other than E&P companies; the applicable tax rate is 30%.

•	Value Added Tax (“VAT”): The VAT applies to the supply of goods and services, subject to certain exemptions, such medicines, books, and basic food items. The applicable tax rate is 5%.

•	Education Tax: The Education Tax applies to profits of all corporate entities (including E&P companies); the applicable tax rate is 2%.

•	National Information Technology Development Levy: The National Information Technology Development Levy applies to profits of telecommunications and internet companies, financial institutions, insurance companies, and pensions companies, in each case with an annual turnover of ₦100 million or greater. The applicable tax rate is 1%.

•	Personal Income Tax: The Personal Income Tax applies to income of individuals (including employment and non-employment income). The applicable tax rate is subject to a graduated scale that ranges from 7% to 24%. Specifically, the current tax rates applicable to personal income are 7% (applicable to the first ₦300,000 of personal income); 11% (applicable to personal income from ₦300,000 to ₦600,000); 15% (applicable to personal income from ₦600,000 to ₦1,100,000); 19% (applicable to personal income from ₦1,100,000 to ₦1,600,000); 21% (applicable to personal income from ₦1,600,000 to ₦3,200,000) and 24% (applicable to personal income in excess of ₦3,200,000).

•	Capital Gains Tax: Capital Gains Tax applies to gains from the disposal of assets; the applicable tax rate is 10% of net gains.

Increased non-oil revenue from 2012 to 2016 was due partly to the introduction of lower tariff bands intended to reduce the incidence of smuggling, as well as improvements in revenue collection by the FIRS and the Nigeria Customs Service.

In April 2012, the Government initiated a new national tax policy aimed at ensuring that all Nigerian citizens of working age (generally from ages 15 to 64) pay taxes. The National Tax Policy provides fundamental guidelines for the orderly development of the Nigerian tax system. As part of Government efforts to increase tax enforcement, a Tax Identification Number program was initiated by the Nigerian Joint Tax Board in collaboration with the Federal Inland Revenue Service and the 36 State Boards of Internal Revenue. The Tax Identification Number is a nationwide electronic database system for the registration and storage of data relating to taxpayers in Nigeria. The program is aimed at expanding the nationwide tax base, with a consequent increase in revenue collection accruable to all tiers of government, as well as modernization of the Nigerian tax system in line with global best practices. The Tax Identification Number (TIN) initiative, which was piloted in 2012, went live at the beginning of 2013 in approximately 20 states and has since been rolled-out to all 36 states. The initiative requires that applicants wishing to an open account at a Nigerian bank hold a TIN before an account may be opened.

In August 2016, the Minister of Finance inaugurated a national tax policy review committee to review and update the National Tax Policy. The new tax policy is designed to achieve the following objectives, among others:

•	guide the operation and review of the tax system;

•	provide the basis for future tax legislation and administration;

•	serve as a point of reference for all stakeholders on taxation;

•	provide benchmarks on which stakeholders shall be held accountable; and

•	provide clarity on the roles and responsibilities of stakeholders in the tax system.

Specifically, the policy contains measures designed to:

•	address the multiplicity of taxes and revenue agencies;

•	reduce income tax rates and the compliance burden for micro, small and medium enterprises;

•	improve Nigeria’s ranking on the global ease of paying taxes index from 181 out of 189 economies to top 50 by 2020; and

•	encourage diversification, expand the country’s tax base and improve the tax to GDP ratio.

The committee completed its assignment in September 2016 and the Federal Executive Council approved the new policy in February 2017. It is expected that the new policy will be approved by the National Economic Council before its implementation can begin.

Value Added Tax Pool

Value added tax is levied at 5% on the value of actual purchases and supplies of goods and services that are subject to the tax in Nigeria; revenues from this tax are collected in a separate account called the Value Added Tax Pool (“VAT Pool”). The Federal Government receives 15% of the VAT pool, state governments receive 50% and local governments receive 35%.

In February 2008, Lagos State filed a lawsuit in the Supreme Court against the Federal Government and joining the other 35 states, challenging the constitutional validity of the Value Added Tax Act 1993, as amended (the “VAT Act”). Lagos State sought to invalidate the VAT Act and challenged the powers of the Federal Government to collect VAT on its behalf. The contention of Lagos State was that the Government lacks the constitutional power to pass a law for the collection of VAT in the states, except the Federal Capital Territory. Following preliminary hearings, on February 4, 2010, the Supreme Court advised Lagos State and the Government to try to settle the VAT dispute, failing which the court would resume the hearing of the lawsuit. Settlement attempts failed and, on April 11, 2014, the Supreme Court dismissed the suit with a unanimous decision that it lacked original jurisdiction due to the dispute being between an agency of the Federal Government (i.e. Federal Inland Revenue Service, which collects VAT) and the Lagos state government. Lagos State has indicated that it will explore other avenues to resolve the dispute.

Independent Revenue

Independent revenue is the third major source of revenue which accrues to the Federal Government. Included in independent revenue are operating surpluses of federal agencies and corporations and other revenue, such as the internally generated revenue of the MDAs (revenue generated from the operating activities of the MDAs) and the proceeds from the sale of certain Federal Government assets. The Federal Government retains all independent revenue. Historically, the Federal Government has faced significant challenges to realize the transfer of independent revenue from the MDAs. See “Risk Factors—Inability to collect certain revenues from ministries, departments and agencies may adversely impact the Government’s revenues”.

Federal Government Retained Revenue

The Federal Government’s total retained revenue was ₦2,947.5 billion in 2016, a decrease of 9.0% compared to ₦3,240.3 billion in 2015. Federal Government total retained revenue was ₦3,242.3 billion, ₦3,500.5 billion and ₦3,131.1 billion in 2014, 2013 and 2012, respectively.

Retained revenue includes the Federal Government’s share of the Federation Account, the Federal Government’s share of the VAT Pool, Federal Government Independent Revenue, proceeds from the Excess Crude Account distributed for budget augmentation, exchange rate gains from the Excess Crude Account and other items.

Federal Government Expenditures

In 2016, aggregate Federal Government expenditure was ₦4,923.7 billion, a 3.3% increase compared to ₦4,767.4 billion in 2015. Aggregate Federal Government expenditure in 2014, 2013 and 2012 was ₦4,123.4 billion, ₦4,560.8 billion and ₦4,131.2 billion, respectively.

In 2016, non-debt expenditure (total expenditure less capital expenditure and debt service payments) was ₦2,754.5 billion, a 4.6% decrease compared to ₦2,888.7 billion in 2015. Non-debt expenditure in 2014, 2013 and 2012 was ₦2,594.2 billion, ₦2,774.7 billion and ₦2,707.5 billion, respectively.

Spending in the Government budget can be classified into three broad categories, namely:

•	statutory transfers;

•	debt service; and

•	expenditures by the Government’s MDAs.

In December 2016, the Government announced that it had identified an estimated ₦2.2 trillion in Government arrears toward third parties, including construction contractors, suppliers of goods and services and state governments, that had accumulated as budgeted expenditure liabilities under previous administrations (for services both performed and yet to be performed). Such claims are expected to be verified and negotiated as appropriate. In order to settle the arrears, the administration of President Buhari has indicated that it intends to reclassify them as public debt through the issuance of promissory notes in 2017, the first of which will be due in 2018. Such promissory notes are expected to be liquidated pursuant to sinking fund provisions to be made in the federal budget from 2018. Going forward, the promissory notes will be recorded as public domestic debt by the Federal Government, thereby increasing Nigeria’s total debt stock significantly.

Statutory Transfers

By law, the Government is required to make certain remittances to the National Judicial Council, the Niger Delta Development Commission, the Universal Basic Education Commission, the National Assembly, the National Human Rights Commission and the Independent National Electoral Commission. The National Judicial Council is the body responsible for administering the Nigerian judiciary, and the Constitution mandates that the Government transfer funds necessary for its operations in order to protect the independence of the judiciary. The Niger Delta Development Commission is responsible for accelerating the development of the Niger Delta region. The Government is required to contribute an amount equivalent to 15% of the amount received by oil producing states from the Federation Account to fund the activities of this commission. The Universal Basic Education Commission was established to coordinate the implementation of the Universal Basic Education Program of the Government, which consists of the provision of free, compulsory and universal early childhood care and education and nine years of formal schooling for every Nigerian child of primary and junior secondary school age. Approximately 2% of Government revenues are set aside to fund the operations of the Universal Basic Education Commission.

Debt Service

Debt service was ₦1,384.9 in 2016, an increase of 30.6% compared to ₦1,060.4 billion in 2015. Debt service in 2014, 2013 and 2012 was ₦941.7 billion, ₦828.1 billion and ₦679.3 billion, respectively. Debt service payments increased each year primarily due to increases in the domestic debt stock.

Expenditures by the Government’s ministries, departments and agencies

MDAs’ expenditures comprise both capital and recurrent expenditures. Since 2005, the Government has used Medium-Term Sector Strategies to prioritize and align the capital expenditure of large-spending MDAs with the development objectives of the Government. Historically, this has been focused on the National Economic Empowerment and Development Strategy, the Seven-Point Agenda and the Transformation Agenda and, more recently, Vision 20:2020 and the First NIP.

Recurrent Expenditure

Recurrent expenditure primarily consists of salaries for government employees, pensions and administrative costs. In 2016, recurrent expenditures were ₦2,410.5 billion, a 5.5% decrease compared to ₦2,550.1 billion in 2015. Recurrent expenditures in 2014, 2013 and 2012 were ₦2,216.8 billion, ₦2,386.8 billion and ₦2,400.3 billion, respectively.

The table below sets forth certain information regarding recurrent (non-debt) expenditure in the budgets that were enacted for 2012 to 2016:

	2012 Annual Budget	2013 Annual Budget	2014 Annual Budget	2015 Annual Budget	2016 Annual Budget
	(₦ billions)
Total Recurrent (Non-Debt) Expenditures	2,425.0	2,415.7	2,454.8	2,607.1	2,646.4
Ministries, Departments and Agencies (MDAs)	1,907.2	1,938.1	1,951.8	2,007.7	1,898.4
Presidency	25.4	23.1	27.0	20.1	21.7
Office of the Secretary to the Government of the Federation	45.8	46.6	49.2	48.4	45.9
Youth Development	71.0	79.3	75.9	69.4	72.3
Police Affairs	3.3	4.8	4.5	4.5	n/a
Police Formation and Commands	298.8	300.5	295.6	303.8	n/a
Women Affairs	1.7	1.6	1.5	1.4	1.3
Agriculture and Rural Development	33.0	33.1	31.5	31.8	29.6
Water Resources	8.3	7.9	7.7	7.7	7.2
Auditor-General for the Federation	2.5	2.7	3.2	2.8	2.5
Independent Corrupt Practices and Other Related Offences Commission	3.8	4.3	4.5	4.6	5.0
Defence/MOD/Army/Air Force/Navy	314.3	304.9	314.3	338.8	312.2
Education	342.7	366.3	373.5	392.4	367.7
Foreign Affairs	39.4	47.5	46.6	41.6	39.4
Finance	10.4	11.5	13.7	12.9	10.0
Health	224.0	222.4	214.9	237.1	221.4
Trade and Investment	11.3	12.9	12.6	10.9	10.4
Information	19.7	21.9	22.4	23.7	38.7
Communication Technology	10.3	10.7	10.6	10.6	9.9
Interior	151.8	146.2	145.0	153.3	451.9
Office of the Head of Service of the Federation	7.3	7.6	7.4	6.3	6.3
Justice	20.9	20.9	24.5	18.9	17.4
Labour and Productivity	7.9	8.2	8.6	8.3	7.7
Power	2.9	4.2	3.4	4.5	n/a
Science and Technology	20.2	22.3	23.9	26.6	25.6
Transport	7.5	8.3	8.2	9.3	13.7
Petroleum Resources	50.9	52.3	55.7	58.3	54.3
Works	39.6	26.6	27.4	25.2	34.0
Lands and Housing	6.2	5.6	5.6	5.6	n/a
Mines & Steel Development	11.9	10.3	10.6	10.0	9.4
Aviation	5.9	6.5	6.1	6.4	n/a
National Salaries, Incomes & Wages Commission	0.7	0.7	0.7	0.6	0.6
Environment	12.9	13.8	14.1	15.6	14.5
Tour, Culture and National Orientation	17.5	18.3	17.7	18.1	n/a
Ministry of Budget & National Planning	5.9	6.5	6.2	6.7	7.7
National Sport Commission	7.6	7.2	6.0	5.2	n/a
Office of the National Security Adviser	59.6	66.5	66.6	62.2	56.8
Niger-Delta	2.2	2.4	2.3	2.1	2.0
Special Duties	0.3	0.3	0.1	0.1	0.1
Special Duties and Intergovernmental Affairs	n/a	n/a	0.5	0.5	n/a
Fiscal Responsibility Commission	0.5	0.5	0.5	0.3	0.3
Infrastructural Concession Regulatory Commission	0.9	0.8	0.8	0.9	0.8
Federal Executive Bodies	17.3	17.7	13.7	13.9	13.3
Pensions and Gratuities	146.7	143.2	187.5	231.1	188.1
Service Wide Votes(1)	353.8	316.6	301.8	354.3	546.6

Source: Budget Office of the Federation

(1)	Service Wide Votes include expenditures or line items that are contingent or whose value could not be ascertained, initiatives that could not be ascribed to a single ministry, department or agency and capital supplementation to address cost variation in capital projects during the year.

Capital Expenditure

Capital expenditure payments are used to fund critical infrastructure and other capital needs of the MDAs. In 2016, capital expenditures were ₦784.3 billion, a 35.9% increase compared to ₦577.0 billion in 2015. Capital expenditures in 2014, 2013 and 2012 were ₦587.6 billion, ₦958.0 billion and ₦744.4 billion, respectively.

In 2016, the largest allocations of capital expenditures were to Works, Capital Supplementation, Transport, Defence/MOD/Army/Air Force/Navy and Interior. In recent years, however, the Government has not been able to utilize all of its budgeted capital expenditure in any given year due to the limited implementation capacity within the MDAs and readily available investment projects. See “Risk Factors—Inability to continue to implement economic and fiscal reforms may have a negative effect on the performance of the Nigerian economy”.

The table below sets forth certain information regarding capital expenditure in the budgets that were enacted for 2012 to 2016:

	2012 Annual Budget	2013 Annual Budget	2014 Annual Budget	2015 Annual Budget	2016 Annual Budget
	(₦ billions)
Total Budgeted Capital Expenditures	1,519.9	1,591.6	1,119.6	556.9	1,587.6
Ministries, Departments and Agencies (MDAs)	1,156.5	1,047.6	720.0	265.2	1,173.4
Presidency	15.6	13.3	9.1	4.4	23.0
Office of the Secretary to the Government of the Federation	32.7	32.6	19.8	9.6	20.3
Youth Development	7.1	8.1	5.0	1.5	3.5
Police Affairs	2.6	4.4	3.4	0.5	n/a
Police Formation and Commands	9.6	14.1	7.3	17.8	n/a
Women Affairs	3.2	3.9	2.9	1.7	2.3
Agriculture and Rural Development	48.1	50.7	35.6	8.8	46.2
Water Resources	75.1	80.3	44.2	15.8	46.1
Auditor-General for the Federation	0.5	0.6	1.9	0.4	0.3
Independent Corrupt Practices and Other Related Offences Commission	0.1	0.1	0.1	0.3	0.8
Defence/MOD/Army/Air Force/Navy	45.4	59.3	35.4	36.7	130.9
Education	66.8	71.2	50.8	23.5	35.4
Federal Capital Territory Administration	46.2	56.6	30.4	13.5	29.3
Foreign Affairs	7.4	24.2	17.1	6.5	7.1
Finance	2.1	3.5	2.5	5.9	0.7
Health	60.9	60.0	49.5	22.7	28.7
Trade and Investment	2.9	7.9	3.7	1.8	5.9
Information	4.7	5.8	3.8	0.4	6.1
Communication Technology	9.2	5.7	4.0	0.9	6.0
Interior	7.5	11.4	6.9	2.9	61.7
Office of the Head of Service of the Federation	4.9	5.7	4.1	0.7	1.4
Justice	0.5	1.5	1.1	1.0	0.9
Labour and Productivity	3.1	4.3	1.8	0.5	5.5
Power	75.4	73.3	59.8	5.1	n/a
Science and Technology	27.3	16.3	13.0	3.3	27.0
Transport	89.1	44.5	31.8	8.3	188.7
Petroleum Resources	8.1	8.6	6.2	1.5	6.3
Works	244.9	164.7	106.3	19.3	423.0
Lands and Housing	41.9	26.6	15.8	1.7	n/a
Mines & Steel Development	3.1	3.4	2.2	1.0	7.3
Aviation	43.1	48.4	26.2	5.8	n/a
National Salaries, Incomes & Wages Commission	0.2	0.2	0.1	0.1	0.2
Environment	14.4	13.5	8.9	1.9	5.0
Tour, Culture and National Orientation	3.2	5.1	4.2	0.4	n/a
Ministry of Budget & National Planning	1.0	2.8	2.0	1.0	2.3
National Sport Commission	2.0	2.0	1.8	1.5	n/a
Office of the National Security Adviser	63.8	50.0	51.1	26.5	32.1
Niger-Delta	80.9	62.4	49.4	8.3	19.4
Special Duties	0.0	0.2	0.1	0.0	n/a
Special Duties and Intergovernmental Affairs	n/a	n/a	0.2	0.8	n/a
Fiscal Responsibility Commission	0.7	0.1	0.1	n/a	0.1
Infrastructural Concession Regulatory Commission	0.6	0.1	0.0	0.0	0.0
Federal Executive Bodies	6.0	9.2	5.1	6.0	11.6
Capital Supplementation	357.4	534.7	394.4	285.8	402.5

Source: Budget Office of the Federation

Budget Performance (2012—2016)

The table below sets out certain historical information regarding Nigeria’s government budget for the years indicated versus revenues and expenditures actualized during those time periods:

	For the year ended December 31,
	2012 Budget	2012 Actual	2013 Budget	2013 Actual	2014 Budget	2014 Actual	2015 Budget	2015 Actual	2016 Budget	2016 Actual
	(₦ billions)
Total Gross Federally Collectible Revenue	8,984.20	10,059.5	10,585.8	9,009.4	10,000.4	9,291.6	9,005.3	6,107.3	9,271.5	5,290.9
Oil Revenue
Sales of Crude oil	3,693.0	3,305.1	4,243.9	2,814.1	3,840.8	2,973.3	2,583.2	1,859.4	1,778.3	1,453.2
Sales of Gas	340.5	350.0	359.6	255.1	550.2	309.0	612.1	89.9	644.3	42.2
Taxes and fees	1,865.4	3,278.7	2,363.2	2,736.0	2,023.9	2,432.3	1,580.9	1,245.9	484.7	857.5
Royalties	731.1	1,086.7	761.1	983.0	743.5	1,006.7	647.5	536.5	474.4	334.8
Other	6.5	5.5	6.4	7.4	6.4	12.4	7.7	21.9	7.9	7.7
Non-Oil Revenue
VAT Pool	770.8	681.7	907.5	763.8	811.6	752.5	1,232.4	747.6	1,475.0	811.0
Independent Revenue	0.0	206.8	455.8	274.4	452.0	295.3	489.3	323.4	1,505.9	237.7
Other	1,576.9	1,145.1	1,488.4	1,175.6	1,572.0	1,509.9	1,852.4	1,282.8	2,755.8	1,546.8
of which Federation Account Net	5,477.2	4,894.8	6,656.4	5,464.3	6,234.4	5,469.4	5,556.7	3,995.4	4,303.6	2,901.7
Federal Government Retained Revenue and Expenditure
Total Federal Government Retained Revenue	3,561.0	3,131.1	4,100.4	3,500.5	3,731.0	3,242.3	3,452.4	3,240.3	3,885.7	2,947.5

Federal Government Expenditure
Statutory Transfers	372.6	307.2	388.1	387.9	408.7	377.4	386.2	338.6	351.4	344.0
Debt Service	559.6	679.3	591.8	828.1	712.0	941.7	953.6	1,060.4	1,475.3	1,384.9
Recurrent Non-Debt Expenditure	2,425.1	2,400.3	2,415.8	2,386.8	2,454.9	2,216.8	3,171.1	2,550.1	2,645.4	2,410.5
Capital Expenditure	1,340.0	744.4	1,590.7	958.0	1,119.6	587.6	557.0	577.0	1,587.6	784.3
Total Federal Government Expenditure	4,697.2	4,131.2	4,986.3	4,560.8	4,695.2	4,123.4	5,067.9	4,767.4	6,059.9	4,923.7

Overall Deficit	(1,136.2)	(1,000.1)	(885.9)	(1,060.3)	(964.2)	(881.1)	(1,615.5)	(1,527.1)	(2,203.9)	(1,976.2)

Overall Deficit (as % of GDP)	2.85	1.39	1.85	1.32	1.20	0.99	1.09	1.62	2.14	1.92
Financing
Foreign (net)	0.0	0.0	0.0	0.0	0.0	0.0	380.0	0.0	635.9	0.0
Domestic (net)	744.4	744.4	577.1	706.7	624.2	624.2	802.1	330.0	1,183.0	1,113.4
Proceeds of sales of Government Properties(1)	0.0	0.0	0.0	0.0	0.0	0.0	10.0	0.0	25.0	0.0
Share of Excess Crude	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(40.0)
Borrowing from Special Account(2)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	376.5
Share of Signature Bonus(3)	75.0	0.0	75.0	6.0	0.0	0.0	58.9	0.0	0.7	0.0
Borrowing of 2015 Balance(4)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	224.6
Deficit of 2015 Suppl. Approp. Act(5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	300.0
Privatization Proceeds(6)	10.0	7.5	10.0	0.0	15.0	0.0	10.0	0.0	10.0	5.9
Other FGN Recoveries	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	350.3	0.0

Source: Budget Office of the Federation

(1)	Proceeds of sale of Government Properties refer to income from sales of government properties.
(2)	Intra-Governmental borrowing for temporary cash management (not recorded as Government debt).
(3)	Share of Signature Bonus refers to income to the Government when new oil blocs are licensed.
(4)	Borrowing from the CBN (recorded as domestic debt of the Government).
(5)	Borrowing based on the supplementary budget of 2015 (recorded as domestic debt of the Government).
(6)	Privatization Proceeds refer to income from sales of government shares in privatized companies.

2017 Budget

On December 14, 2016, the President presented to the National Assembly the 2017 Appropriation Bill, which proposed aggregate expenditure of ₦7.3 trillion, including ₦3 trillion in recurring (non-debt) expenditure, ₦1.7 trillion in debt service and ₦2.1 trillion in capital expenditure. The 2017 budget proposed by the Executive arm was based on the following assumptions: oil production of 2.2 mbpd, benchmark oil price of U.S.$42.5 per barrel, exchange rate of ₦305.0/U.S.$1, consumer price inflation of 15.7%, nominal consumption of ₦88 trillion, nominal GDP of ₦108 trillion and projected GDP growth of 2.5%.

On May 11, 2017, the National Assembly passed the 2017 Appropriation Bill for referral to the President for his assent and signature. As passed by the National Assembly, the 2017 Appropriation Bill assumes a benchmark oil price of U.S.$44.5 per barrel and provides for aggregate expenditure of ₦7.4 trillion, consisting of ₦3.0 trillion in recurring (non-debt service) expenditure, ₦1.8 trillion in debt service, ₦2.2 trillion in capital expenditure and ₦0.4 trillion in statutory transfers. Until the 2017 Appropriation Act is signed into law, the 2016 Appropriation Act shall remain in effect pursuant to section 82 of the Constitution, which allows expenditures up to six months into the new fiscal year, ending June 30, 2017. If the 2017 budget does not come into force before the 2016 budget expires, the President may authorize the withdrawal of money from the Consolidated Revenue Fund for the purpose of meeting government expenditure, for a period not exceeding six months or until the 2017 Appropriation Act comes into force (whichever is earlier). MDAs would be authorized to utilize a 2017 budget equal to 50% of their 2016 budget. The Government may, alternatively, pass an Appropriation Amendment Act to extend the implementation period of the 2016 budget if necessary.

In presenting the proposed budget for 2017, the Minister of Budget and National Planning stated that it is intended to transition the Nigerian economy and society in its development focus, financing sources, spending priorities and wealth distribution. In response to declining revenues from crude oil exports, the Government plans to increase tax revenue in the short-term by strengthening tax administration based on the results of a diagnostic study of the Nigerian tax system conducted by McKinsey & Co. The Government aims to plug leakages, increase the tax base and improve tax collection efficiency. The Government also intends to increase certain excise taxes.

The Executive arm’s proposed budget for 2017 contemplates short- and medium-term measures to allocate resources to priority sectors of the economy. These measures include reducing non-essential and non-developmental expenditures and allocating resources in the short-term toward deployment of information technology systems with the goal of reducing recurrent expenditure. The proposed budget also provides for implementation of the Oronsaye Committee Report on the Restructuring and Rationalization of Federal Government Parastatals, Commissions and Agencies, which identified opportunities to restructure, merge or eliminate redundant functions.

The table below sets forth certain information regarding the 2017 budget that the National Assembly approved for the assent and signature of the President:

2017 Budget (proposed)
(₦ billions)
Total Gross Federally Collectible Revenue	10,737.1
Oil & Gas Revenue	5,334.4
Sales of Crude oil	1,683.3
Sales of Gas	544.5
Petroleum Profits Tax	1,105.6
Oil Royalties	853.2
Field Licenses, Early License Renewal & Step-In Rights	945.8
Other (Gas Income (30% CITA); Gas Royalties; Concession Rentals; Flare Penalties; Misc.)	202.2
Non-Oil Revenue	5,339.1
Corporate Tax	1,742.1
Value-Added Tax	1,800.0
Customs Duty, Excise & Fees	717.1
Federal Government Independent Revenue	807.6
Dividend Payment	61.0
Solid Minerals	2.5
Non-Federation Account Levies for Targeted Expenditure	53.4
Education Tax	194.8
National Information Technology Development Fund	24.1
Net Federation Account Distributable	6,785.1

Total Federal Government Retained Revenue	5,084.4

Total Federal Government Expenditure	7,441.1

Statutory Transfers	434.4
Debt Service	1,663.9
Sinking Fund	177.5
MDA Expenditure:
Recurrent Non-Debt Expenditure	2,987.6
Capital Expenditure	2,177.9
Overall Deficit	(2,356.7)
% of GDP	(2.18)
Financing	2,356.3
Foreign Borrowing (net)	1,067.5
Domestic Borrowing (net)	1,253.8
Proceeds of sales of Government Properties	25.0
Privatization Proceeds	10.0

Source: Budget Office of the Federation

The table below sets out a breakdown of the Federal Government’s revenue and expenditure in the 2017 budget that the National Assembly approved for the assent and signature of the President:

2017 Budget (proposed)
(₦ billions)
Federal Government Retained Revenue
Share of Federation Accounts Allocation Committee	3,290.8
Share of VAT	241.9
Independent Revenue	807.6
FGN’s Balances in Special Levies Acct	14.8
FGN’s Unspent Balance of previous fiscal Year	50.0
FGN’s Share of Signature Bonus	114.3
Recoveries and Fines	565.1

Total Federal Government Retained Revenue	5,084.4

Federal Government Expenditure
Statutory Transfers	434.4
Debt Service	1,841.3
Service on Domestic Debt	1,488.0
Service on Foreign Debt	175.9
Sinking Fund	177.5
Recurrent Non-Debt	2,987.6
Personnel Cost (MDAs)	1,884.0
Service Wide Vote (including Pensions)(1)	90.0
Overheads	219.8
Pensions and Gratuities	191.6
Other Service Wide Vote(1)	138.7
Special Interventions (Recurrent)	350.0
Refunds to Special Accounts(2)	40.0
Presidential Amnesty Program	76.7
Capital Expenditure	2,177.9
FGN’s (MDAs & Statutory Bodies) Capital	1,717.8
Capital Supplementation	310.0
Special Intervention Program Capital	150.0

Total Federal Government Expenditure	7,441.1

Source: Budget Office of the Federation

(1)	Service Wide Votes include expenditures or line items that are contingent or whose value could not be ascertained, initiatives that could not be ascribed to a single ministry, department or agency and capital supplementation to address cost variation in capital projects during the year.
(2)	Intra-Governmental borrowing for temporary cash management (not recorded as Government debt).

The table below sets forth certain information regarding recurrent (non-debt) expenditure in the 2017 budget that the National Assembly approved for the assent and signature of the President:

Proposed 2017 Annual Budget
(₦ billions)
Total Recurrent (Non-Debt) Expenditures	2,987.6
Ministries, Departments and Agencies (MDAs)	2,086.2
Presidency	22.9
Office of the Secretary to the Government of the Federation	52.0
Youth & Sports Development	89.3
Police Formation and Commands	—
Women Affairs	1.5
Agriculture and Rural Development	31.8
Water Resources	7.3
Auditor-General for the Federation	2.7
Independent Corrupt Practices and Other Related Offences Commission	5.2
Defence/MOD/Army/Air Force/Navy	330.5
Education	398.0
Federal Capital Territory Administration	—
Foreign Affairs	56.4
Finance	9.5
Health	252.9
Trade and Investment	10.8
Information and Culture	40.8
Communication Technology	11.2
Interior	472.6
Office of the Head of Service of the Federation	6.7
Justice	21.0
Labour and Productivity	8.6
Power, Works & Housing	32.8
Science and Technology	27.8
Transport	14.8
Petroleum Resources	63.2
Mines & Steel Development	10.4
National Salaries, Incomes & Wages Commission	0.6
Environment	16.1
Budget & National Planning	8.8
Office of the National Security Adviser	76.3
Niger-Delta	1.8
Fiscal Responsibility Commission	0.3
Infrastructural Concession Regulatory Commission	0.9
Federal Executive Bodies	14.3
Pensions and Gratuities	191.6
Service Wide Votes(1)	236.5
Refund to Special Accounts(2)	40.0
Special Intervention Program	350.0
Presidential Amnesty Program	76.7

Source: Budget Office of the Federation

(1)	Service Wide Votes include expenditures or line items that are contingent or whose value could not be ascertained, initiatives that could not be ascribed to a single ministry, department or agency and capital supplementation to address cost variation in capital projects during the year.
(2)	Intra-Governmental borrowing for temporary cash management (not recorded as Government debt).

The table below sets forth certain information regarding capital expenditure in the 2017 budget that the National Assembly approved for the assent and signature of the President:

Proposed 2017 Annual Budget
(₦ billions)
Total Capital Expenditures	2,177.9
Ministries, Departments and Agencies (MDAs)	1,710.6
Presidency	20.1
Office of the Secretary to the Government of the Federation	32.8
Youth & Sports Development	5.4
Women Affairs	4.3
Agriculture and Rural Development	103.8
Water Resources	104.2
Auditor-General for the Federation	0.1
Independent Corrupt Practices and Other Related Offences Commission	0.8
Defence/MOD/Army/Air Force/Navy	139.3
Education	56.7
Federal Capital Territory Administration	30.4
Foreign Affairs	10.3
Finance	5.2
Health	55.6
Industry, Trade and Investment	81.7
Information & Culture	9.5
Communication Technology	8.4
Interior	63.7
Office of the Head of Service of the Federation	2.0
Justice	12.7
Labour and Productivity	8.8
Power, Works & Housing	553.7
Science and Technology	41.7
Transport	241.7
Petroleum Resources	6.8
Mines & Steel Development	12.5
National Salaries, Incomes & Wages Commission	0.2
Environment	12.5
Budget & National Planning	4.1
Office of the National Security Adviser	47.2
Niger-Delta	34.2
Fiscal Responsibility Commission	0.1
Infrastructural Concession Regulatory Commission	0.0
Federal Executive Bodies	7.2
Capital Supplementation	310.0
Capital in Special Intervention Program	150.0

Source: Budget Office of the Federation

Excess Crude Account

The Excess Crude Account is an account established in 2003 to assist in stabilizing the Federation’s accounts against volatility in crude oil prices and production. The Excess Crude Account is a savings account of the Federation funded with the positive difference, if any, between the oil revenue generated by the price of oil per barrel included in the budget for the year and the actual oil revenue received in that year. However, such account has been subject to policy debate and has declined in recent years as oil prices have fallen.

Typically, a request for disbursements from the Excess Crude Account can come from the states or the Federal Government. Disbursements from the Excess Crude Account, which are made by the Federal Accounts Allocation Committee, must be recommended by the National Economic Council, a body which is chaired by the Vice President and includes all 36 State Governors, and be authorized by the President. Disbursements from the Excess Crude Account are shared between the Federal Government, state governments and local governments according to a specified formula, which is 52.7%, 26.7% and 20.6%, respectively.

The Excess Crude Account has historically been used to fund government subsidies of refined petroleum products and to offset budget deficits. In the past, the account was used to fund development projects, to supplement Government revenues that had declined due to lower oil production, to account for shortfalls in monthly revenue collection and to settle wage and pension arrears.

In 2009 and 2010, such funding increased in response to the global economic crisis and the resulting higher deficits. After reaching U.S.$19.1 billion as of December 31, 2008, the balance of the Excess Crude Account was reduced to U.S.$2.6 billion as of December 31, 2010. It increased to U.S.$5.2 billion as of December 31, 2011 and U.S.$11.5 billion as of December 31, 2012, and decreased to U.S.$3.3 billion as of December 31, 2013. As of December 31, 2014 and December 31, 2015, the balance of the Excess Crude Account was U.S.$3.3 billion and U.S.$2.5 billion, respectively. As of December 31, 2016, the balance in the Excess Crude Account was U.S.$2.4 billion. “Risk Factors—The Nigerian economy and, in particular, government revenues, are highly dependent on oil production and sales and prices of oil in global markets”.

The legality of the Excess Crude Account has been the subject of debate and litigation in recent years. The Constitution requires that all revenues collected by the Federation go into the Federation Account, from which they are then allocated to the three tiers of Government in accordance with a formula established by the Allocation of Revenue Act. Therefore, the Federal Government’s use of the Excess Crude Account as a centralized savings account within the Federation Account has been challenged by a number of states as unconstitutional. The Fiscal Responsibility Act permits the CBN to act as a collection agent and to hold and invest the funds on behalf of the three tiers of Government, though it must consult with each tier of government with respect to such investments. The Fiscal Responsibility Act also provides that funds in the Excess Crude Account can only be accessed if the oil price falls below the budgeted benchmark for three consecutive months or for capital spending in the following year’s budget.

However, despite the provisions of the Fiscal Responsibility Act, certain state governments filed a lawsuit against the Federal Government claiming the right to manage their own savings. In 2007, the Federal Government signed a Memorandum of Understanding with 31 of the 36 state governments in an attempt to resolve the dispute. The dispute was ultimately not resolved and subsequently, in September 2012, the 36 state governments filed an action in the Supreme Court challenging the constitutionality of the Excess Crude Account, the classification of certain revenues as independent, the non-payment of those revenues into the Federation Account, and the cession of funds to agencies such as Nigerian Federal Inland Revenue Service and Customs Service. The hearing in the Supreme Court was adjourned to enable the parties to reach an out-of-court settlement, however, the settlement attempts were not successful. In January 2013, following an earlier request (in December 2012) for U.S.$1 billion from the Excess Crude Account to fund ongoing projects, the 36 State Governors announced their intention to return to the Supreme Court for a final resolution of the matter. The parties filed all required briefs with the Supreme Court and an initial hearing took place in December 2013. On December 8, 2015, the Supreme Court ordered the parties to settle the dispute out of court. Efforts for a political solution are ongoing. The Supreme Court has adjourned the matter until October 23, 2017, when a hearing has been scheduled.

Nigeria Sovereign Investment Authority (the Sovereign Wealth Funds)

In May 2011, the President signed the Nigeria Sovereign Investment Authority (Establishment etc.) Bill into law, creating the Nigeria Sovereign Investment Authority and authorizing the establishment of the Sovereign Wealth

Funds which are jointly owned and supervised by the Federal, state and local governments as well as the Federal Capital Territory and Area Councils. The Sovereign Wealth Funds are:

•	the Future Generations Fund—an intergenerational savings fund for the benefit of future generations of Nigerian citizens. The Future Generations Fund has a long-term investment horizon of more than twenty years. This allows management to gain access to less liquid asset classes, enabling greater risk-adjusted returns;

•	the Infrastructure Fund—a fund that is focused on investing in critical infrastructure that would attract and support Foreign Direct Investment, economic diversification and growth. Since 2013, the main focus of investment has been on the healthcare, motorway, agriculture, real estate and power sectors. The investments of the Infrastructure Fund include a U.S.$10 million investment in the Nigerian Mortgage Refinance Company, a U.S.$10 million investment in the Fund for Agricultural Finance in Nigeria, and an investment in a concession agreement for the development and operation of the second River Niger Bridge; and

•	the Stabilisation Fund—a fund that serves as a secondary source of funding to support the national economy in periods of budget revenue shortfalls. The Stabilisation Fund has a short-term horizon and a low return target. Accordingly, the Stabilisation Fund’s assets are invested conservatively, with the goal of striking a balance between generating a modest positive return and preserving capital in nominal terms. The Asset allocation is split between Hedge Assets and Growth Assets.

A key feature of the Nigeria Sovereign Investment Authority that distinguishes the three Sovereign Wealth Funds from the Excess Crude Account are the stricter procedures for withdrawals and transparent investment processes adopted to execute the mandate of each Sovereign Wealth Fund, helping to ensure that the Sovereign Wealth Funds are able to operate independently of political pressures. The initial funding of the Nigeria Sovereign Investment Authority came in the form of a U.S.$1 billion transfer from the Excess Crude Account in 2012, while the only additional funding of the Nigeria Sovereign Investment Authority to date came in the form of a U.S.$250 million dividend payment received from Nigeria Liquefied Natural Gas Company Limited in 2016; future funding for the Sovereign Wealth Funds will be derived from residual funds received into the Federation Account from excess oil revenues, if any, being those over and above the amount needed to fund Nigeria’s national budget, from contributions by the Federal or States governments and from income generated by the funds that is reinvested. The initial funding was fully allocated between the three funds in 2012, with 20% allocated to the Stabilisation Fund and the remaining 80% allocated to the Future Generations Fund and the Infrastructure Fund in equal parts. The U.S.$250 million was allocated in a similar ratio bringing the total allocation to the Stabilisation Fund, the Future Generations Fund and the Infrastructure Fund to U.S.$150 million, U.S.$50 million and U.S.$50 million respectively. J.P. Morgan has been appointed global custodian of the Sovereign Wealth Funds and Stanbic IBTC Bank is acting as local custodian. Goldman Sachs, Credit Suisse and UBS have been appointed asset managers of the Stabilisation Fund, while the Infrastructure Fund is managed by an in-house team of asset managers and the Future Generations Fund is managed by 24 managers in the United States, Europe, Asia and Africa.

In 2013, all three funds started investing their initial funding. The Stabilisation Fund completed the investment of its initial funding by October 2013, with funds mainly invested in U.S. sovereign treasury bills and U.S. corporate Notes. The Future Generations Fund focused its investments on long-term assets such as long equities, absolute return investments, private equity funds and commodities. The Infrastructure Fund, which is restricted to investing only within Nigeria, has also started initial stages of investments, mainly focused on the healthcare, motorways, agriculture, real-estate and power sectors. Some of the investments of the Infrastructure Fund include a U.S.$10 million investment in the Nigeria Mortgage Refinance Company, investments into agriculture projects mainly targeted at small and medium-sized enterprises and an investment into a 25-year concession agreement for the development and operation of the second River Niger Bridge. As of December 31, 2016, the total balance of the Sovereign Wealth Funds was U.S.$1.3 billion.

The Nigeria Sovereign Investment Authority Act 2011 states that the board of directors of the Nigeria Sovereign Investment Authority, with a unanimous vote, may declare a dividend limited to 60% of profits earned from the funds at the time of distribution out of uninvested and uncommitted available funds; provided that (1) such distribution is paid out of realized profits at such time as the Nigeria Sovereign Investment Authority shall have realized a net profit in each of the funds for at least five years in the years following enactment of the Nigeria Sovereign Investment Authority Act and (2) the Nigerian Investment Authority made a net profit in each of the funds in the year in which such dividend is paid. Additionally, the Nigeria Sovereign Investment Authority must have set aside sufficient funds for any anticipated operational needs.

Transparency and Anti-Corruption

According to Transparency International’s Corruption Perception Index 2016, Nigeria was ranked 136 in corruption level out of 176 countries surveyed. Several platforms and mechanisms have been established to improve transparency and reduce corruption in the public and private sectors of Nigeria. In 2006, Nigeria was removed from the Non-Cooperative Countries and Territories List maintained by the Financial Action Task Force, an inter-governmental body whose purpose is the development and promotion of policies, both at national and international levels, to combat money laundering and terrorist financing. A framework for adequate checks and balances, ranging from constitutional, regulatory, administrative to judicial, has been put in place by the Government. The Constitution contains several provisions which define the limits on the exercise of powers conferred on the three organs of government (executive, legislature and judiciary), each acting as a check on the others. Also, the fifth schedule to the Constitution contains a Code of Conduct for public officers (the “Code of Conduct”), which seeks to prevent potential conflicts of official interests with public officers’ personal interests, the giving and receiving of bribes, the operation of foreign accounts, and abuse of power, among others. Also, every public office holder is required to declare his/her assets within a period of three months following the public officer’s assumption of office, thereafter at the end of every four years and finally at the end of his/her tenure of office. The Constitution also provides that as a political objective of the Government, all corrupt practices and abuse of power should be abolished.

The Constitution establishes the Code of Conduct Bureau with powers to receive and examine declarations of assets made by public office holders and to retain custody of such declarations and make them available for inspection by any Nigerian citizen (the “Bureau”). The Bureau is also empowered to receive complaints about non-compliance with, or breaches of, the provisions of the Code of Conduct and to investigate and, where appropriate, prosecute such complaints before the Code of Conduct Tribunal which is also established under the Constitution to hear complaints referred to it by the Bureau and, where appropriate, impose punishments on public officers for breaches of the Code of Conduct.

Nigeria seeks to take a strong anti-corruption stance through anti-corruption legislation such as the Corrupt Practices and Other Related Offences Act No. 5 of 2000, the Economic and Financial Crimes Commission (Establishment) Act of 2004 and the Money Laundering (Prohibition) Act (as amended), among others. These laws prohibit and prescribe penalties for corrupt practices and have been applied to prosecute and convict high ranking public and private officials and to trace, seize, confiscate and repatriate proceeds from corrupt activities. Recently, the CBN has used the Economic and Financial Crimes Commission to enforce the provisions of the laws against certain banks that breached banking laws and regulations. Additionally, the Economic and Financial Crimes Commission has an internal unit, the Special Control Unit against Money Laundering, which monitors designated non-financial institutions. Other initiatives of the Economic and Financial Crimes Commission include corruption prevention through in-house institutional monitoring, the establishment of a national anti-corruption volunteer corps program, forming a national anti-corruption coalition bringing together NGOs, community based organizations, professional bodies and other stakeholders with a vested interested in ending corruption and integrity education and outreach programs. Further, the Economic and Financial Crimes Commission, Ghana’s Financial Intelligence Center, the Dutch National Police and the International Criminal Police Organization (“INTERPOL”) are working on a project against the suppression of cross border bulk cash smuggling between West African and Europe.

In December 2013, the CBN issued a circular to all Nigerian financial institutions, specifying that, effective January 31, 2014, all deposit money banks, merchant banks, discount houses and other financial institutions are required to render Anti-Money Laundering/Combating the Financing of Terrorism (“AML/CFT”) reports to the newly designated Banking Supervision Departments of the CBN, which will be directly responsible for all anti money laundering and combating the financing of terrorism activities of the CBN.

Under former President Obasanjo’s Administration, the Budget Monitoring and Price Intelligence Unit (the “Due Process Office”) was established in order to counter public perception that Nigeria is a corrupt nation and to implement due process and monitoring in development projects. The primary goal of the Due Process Office was to ensure full compliance with guidelines and procedures for the procurement of capital projects and to monitor capital projects as well as the acquisition of associated goods and services. The Guidelines for Implementation of Due Process Certification of Contract were released in July 2002.

In 2007, the Public Procurement Act was enacted and established the Bureau of Public Procurement. The Bureau of Public Procurement’s functions include the formulation of policies and guidelines for procurement within the public sector in Nigeria, the monitoring of the prices of tendered items and the certification of procurement by the Federal Government prior to the awarding of contracts. Thus, subject to stated thresholds set by the National Council on Public Procurement, the Bureau of Public Procurement must issue a Certificate of “No Objection” in respect of all contracts which fall within the purview of the Public Procurement Act, prior to the award of such contracts. The Bureau of Public Procurement is also empowered to de-bar from further dealings contractors and service providers who contravene the provisions of the Public Procurement Act.

As a further step to reduce corruption, Nigeria acceded to the UN Convention against Corruption, the African Union Convention on Prevention and Combating Corruption, and the UN Convention against Transnational Organized Crime, in December 2004, September 2006, and March 2001, respectively.

In the First NIP, the Government identified making Nigeria corruption-free as a key strategic objective with a view to restoring and improving public confidence in the system, and aimed to improve Nigeria’s ranking on the Corruption Perception Index. In order to achieve this, the First NIP outlined several strategies, including (among others) the establishment of an institutional framework for fighting corruption, promoting transparency in government finance by enacting and implementing laws on financial reporting and disclosure requirements, ensuring the timely publication of funds released by the Federation Accounts Allocation Committee and instituting whistle-blowing protections. In June 2012, the Independent Corrupt Practices and Other Related Offences Commission launched its five-year strategic framework (2013 to 2017) aimed at more effective reporting, investigation and prosecution of corruption cases, reduction of system-induced corrupt practices and increased managerial effectiveness of the Independent Corrupt Practices Commission.

Most recently, the national focus on economic crimes has largely shifted to prevention and disruption. Each federal agency has established an ethics, anti-corruption and freedom-of-information unit to heighten staff awareness and provide information to the public. In 2014, the Economic and Financial Crimes Commission’s public interface unit was established. The unit’s primary objectives include aiding the enlightenment and reorientation unit in educating victims and perpetrators of financial crimes, and engaging with the general public on the implications and possible solutions.

President Buhari’s election manifesto listed strict enforcement of anti-corruption laws and the fight against corruption as one of the three pillars of his administration’s change agenda. The Buhari administration has taken a more proactive stance in tackling corrupt practices in the public service sector. There are ongoing investigation into the activities of the previous government and some of the officers that served under the previous administration, which revealed misappropriation of huge sums of money and ultimately led to the arrest of top politicians and statesmen. Recently, some high court judges and Supreme Court justices were also arrested by the Department of State Security on allegations of corruption. Despite the progress and various reform efforts, corruption continues to be a serious problem impacting Nigeria. See “Risk Factors—Any failure to adequately address actual and perceived risks of corruption may adversely affect Nigeria’s economy and its political stability”.

National Drug Law Enforcement Agency

Nigeria is a transit country for heroin and cocaine destined for Europe, and to a lesser degree, the United States. The National Drug Law Enforcement Agency continues to set new regional standards in narcotics interdiction.

The Government and the National Drug Law Enforcement Agency have taken several measures to combat the drug trade in Nigeria including: locating and shutting down certain illegal plants used for the production of synthetic drugs; formulating a national drug control master plan; and developing robust international cooperation plans with several jurisdictions, to be implemented with multilateral and bilateral agreements to track and seize drugs, as well as arrest narcotics barons and confiscate their assets. Further, the National Drug Law Enforcement Agency regularly engages with regional and other international partners to stop the usage of Nigeria as a transshipment point for illicit drugs.

MONETARY SYSTEM

Monetary Policy and the Central Bank of Nigeria (CBN)

The CBN was established pursuant to the Central Bank Act of 1958. As a result of various amendments to the original act, the CBN was placed under the authority of the Ministry of Finance. Today, the CBN operates pursuant to the Central Bank of Nigeria Act No 7 of 2007 (the “Central Bank of Nigeria Act”), which repealed the earlier act and all of its amendments. Pursuant to the Central Bank of Nigeria Act, the CBN is a fully autonomous body in the discharge of its functions under the Central Bank of Nigeria Act and the Banks and Other Financial Institutions Act, as amended, with the objective of ensuring monetary and price stability, the issuance of legal tender currency in Nigeria, the maintenance of external reserves and the promotion of a sound financial system, as well as giving economic advice to the Government. Pursuant to the Banks and Other Financial Institutions Act, the CBN also has the power to withdraw licenses of distressed banks and appoint liquidators of these banks. The CBN also acts as a collection agent with respect to the Excess Crude Account and holds and invests funds on behalf of the three tiers of Government.

The governing body of the CBN is the Board of Directors, which consists of the Governor of the CBN as Chairman, four Deputy Governors of the CBN, the Permanent Secretary of the Ministry of Finance, the Accountant General of the Federation and five directors who are appointed by the President and confirmed by the Senate.

The Monetary Policy Committee is responsible for formulating monetary and credit policy. Its formulation was mandated by the Central Bank of Nigeria Act, which also provides that the Committee shall comprise the CBN Governor, four Deputy Governors, two members of the board of directors of the CBN, three members appointed by the President and an additional two members appointed by the CBN Governor.

Recent Macroeconomic Environment and Policy

The Nigerian economy in 2015 and 2016 was influenced by developments in both the domestic and international economies.

The major objective for monetary policy following the 2009 global economic crisis was to strengthen the financial industry, maintain liquidity, protect depositors and creditors and restore public confidence. The CBN implemented various programs, strategic plans and initiatives to reform the Nigerian financial system and, in particular, the banking sector. See “—Banking Reforms” below. These initiatives are based on promotion of the performance of the real economy as the key factor in the sustainability of the banking sector. The key ten-year reform was named “The Alpha Project Initiatives of the Central Bank of Nigeria” and was based on four pillars: enhancing the quality of banks, establishing financial stability, allowing for healthy evolution of the financial sector and ensuring that the financial sector contributes to the real economy. The reform has identified priority sectors and developed tailored interventions of direct lending to support and promote growth in these sectors. For example, power, agriculture and transportation infrastructure were identified as priority sectors and some of the key interventions in these sectors include ₦200 billion Refinancing/Restructuring of a SME/Manufacturing Fund, ₦300 billion for long term funding of Power and Aviation, a Commercial Agricultural Credit Scheme (CACS), the Small and Medium Enterprises Credit Guarantee Scheme (SMECGS), as well as establishing the Nigerian Incentive-Based Risk Sharing System for Agricultural Lending (NIRSAL).

Monetary policy is focused on maintaining monetary and price stability as a means of ensuring sustainable economic growth and development. The CBN has stated that, in the short-to-medium term, monetary policy will focus on providing adequate liquidity that is consistent with Nigeria’s overall economic activity on a non-inflationary growth path. In addition, the CBN has stated its intention to promote banking soundness and financial sector stability, as well as to enhance the efficiency of the payment system. As in previous years, the broad measure of money supply (“M2”) shall continue to be monitored along with other money market indices. As of December 31, 2016, M2 was ₦23,725.1 billion, an 18.4% increase from ₦20,029.8 billion as of

December 31, 2015. At year-end 2014, 2013 and 2012, M2 was ₦18,913.0 billion, ₦15,669.0 billion and ₦15,483.9 billion, respectively.

In addition to the above, the decline in fiscal revenue and shortage of foreign currency in the economy has resulted in a major fiscal contraction and declining economic growth.

In response, the CBN had deployed a range of policy interventions with a view to reducing foreign currency demand and avoiding Naira devaluation. Some of these policies include the harmonization of the Cash Reserve Ratio (“CRR”) on public and private deposits, ban on banks from accepting foreign currency cash deposits from customers and restriction on accessing foreign currency from the official market for 41 specific items.

In 2016, the CBN tightened monetary policy as the economy faced the double challenge of contraction and sharply rising prices. Thus, while there was an increase in money supply, this increase was accompanied by sharply rising prices.

	as of December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
M1(1)	7,421.0	7,032.8	6,904.8	8,571.7	11,404.9
M2(2)	15,483.9	15,669.0	18,913.0	20,029.8	23,725.1

(1)	M1 is a narrow measure of money and consists of currency outside banks and demand deposits in the banking system.
(2)	M2 is a broad measure of money and consists of M1 and quasi-money, which consists of time and savings deposits in the banking system.

Source: CBN

The CBN intends to ensure that the conduct of monetary policy will continue to be proactive. The benchmark short-term interest rate, also called the “Monetary Policy Rate”, shall remain the CBN’s primary instrument of monetary policy, to be adjusted from time to time in response to prevailing liquidity concerns. The framework for implementation of monetary policy decisions is Open Market Operations, which involves the discretionary power of the CBN to purchase or sell securities in the financial market to influence the volume of liquidity in the market, supported by reserve requirements and discount window operations.

The Nigerian economy is highly dependent on Nigerian oil production and the global prices of oil. The significant decline in oil prices in 2014 and 2015 continues to impact the Nigerian economy, and oil production in Nigeria has also fluctuated significantly in recent years in part due to high levels of disruptions resulting from militant activities, pipeline vandalism and oil theft in the Niger Delta area. As a result, the Government is continuing to implement critical reforms aimed at increasing revenue from non-oil sectors, in particular revenue from agriculture, solid minerals and from Nigeria’s taxation system.

Since February 2015, the CBN has taken various administrative measures aimed at stabilizing the foreign exchange market, including the closure of its weekly foreign exchange auctions, the restrictions of access to the official foreign exchange market for the purpose of funding certain specified imports, and the prohibition of the use of foreign currencies in domestic transactions. In June 2016, the CBN ended its U.S. dollar link on the Naira, allowing it to float freely on the inter-bank market and thus essentially allowing market forces to determine the exchange rate of the Naira to other currencies. See “—Exchange Rate” below.

Monetary Policy Rate

In support of bank soundness and effective liquidity management, the CBN introduced in 2006 a new framework for monetary policy implementation in the marketplace using the short-term interest rate as its benchmark rate. The Monetary Policy Rate serves as an indicative or policy signaling rate for transactions in the inter-bank money market as well as money market rates. The Monetary Policy Rate is set periodically by the Monetary Policy Committee based on observed trends in current and expected inflation as well as output gap, and potential deviations between the desired and actual exchange rate. The ultimate goal of the framework is to achieve a stable value of the Naira through stability in short-term interest rates around the Monetary Policy Rate determined by the Central Bank.

The table below sets out information regarding the Monetary Policy Rate as of the dates indicated.

Period	As of period end
2011	12.0%
2012	12.0%
2013	12.0%
2014	13.0%
2015	11.0%
January 2016	11.0%
February 2016	11.0%
March 2016	12.0%
April 2016	12.0%
May 2016	12.0%
June 2016	12.0%
July 2016	14.0%
August 2016	14.0%
September 2016	14.0%
October 2016	14.0%
November 2016	14.0%
December 2016	14.0%
January 2017	14.0%
February 2017	14.0%
March 2017	14.0%
April 2017	14.0%

Source: CBN Monetary Policy Communiques, CBN Money Market Indicators

A key priority of the CBN is to reduce interest rates over time and sustain the lower rates such that they provide access to lower cost of funds for development of the real sector.

On March 27, 2013, the CBN published its plans to gradually phase-out the commission on turnover charged on current accounts by 2016. The CBN directed all banks to reduce commission on turnover from its 2013 rate of ₦3 per ₦1000 to ₦2 per ₦1000 by 2014 and ₦1 per ₦1000 by 2015 and to completely eliminate commission on turnover on current account transactions by 2016. This formed part of the banking sector’s “Revised Guide to Bank Charges” published by the Central Bank, that took effect on April 1, 2013. Commission on turnover applies to customer-induced debit transactions on current accounts; however, for loan repayments from current or savings accounts, commission on turnover is free. In March 2016, the CBN released a draft of the new proposed Guide to Charges for Banks and Other Financial Institutions (“Draft Guide to Bank Charges”). The Draft Guide to Bank Charges contemplates the removal of commission on turnover charged by banks on current accounts. In addition, commission on turnover would not apply to outward clearing checks, reversal of transactions and all bank-induced debts in relation to such accounts. The CBN is yet to implement the Draft Guide to Bank Charges.

In August 2013, the CBN raised the banks’ CRR on public sector deposits from 12.0% to 50.0%, and then to 75.0% in January 2014. The increase in the cash reserves requirement is a contractionary policy tool aimed at managing inflation. The increased cash reserves requirement for the public sector has helped to reduce liquidity in the banking system, which in turn helped the CBN achieve its price stability mandate. The Central Bank, however, maintained the liquidity ratio and CRR on private sector deposits at 30.0% and 12.0%, respectively. In March 2014, the CRR for private sector deposits was increased from 12.0% to 15.0% and rose to 31.0% in May 2015. The CRR for private sector deposits was thereafter decreased to 22.5% in March 2016. The Central Bank’s Monetary Policy Committee voted in November 2016 and January 2017 to retain the CRR at 22.5%.

The CRR is used by the CBN as a monetary policy tool to set the minimum deposits commercial banks must hold as reserves rather than lend out. The key stated reasons for the policy change were to address the issue of excess liquidity in the banking system, to encourage the banks to mobilize savings from traditional sources other than the public sector, and to focus on increased lending to the private sector.

Exchange Rate

The official currency of Nigeria is the Naira, which was introduced in January 1973. Currently, two exchange rates operate in Nigeria:

•	the inter-bank exchange rate is a rate determined by a two-way quote system of banks trading among themselves and with corporates, individuals and the CBN.

•	the bureaux de change rate, introduced in 2009, is the rate at which private money changers sell foreign exchange sourced from both the CBN and the inter-bank market to small users for personal travel, overseas school fees, overseas medical fees or business travel allowances. In furtherance of the foreign exchange policy, introduced in June 2016, authorized foreign exchange dealers may sell a maximum of U.S.$30,000.00 of foreign exchange per week to a bureau de change at the prevailing inter-bank exchange rate. The bureaux de change are expected to sell foreign exchange to the public at a price not exceeding 2% above the Authorized Dealers selling rate, which applies to all funds sold by a bureaux de change irrespective of the source. As of January 9, 2017, the CBN had confirmed 2,477 bureaux de change as in compliance with requirements.

In addition, prior to February 18, 2015, Nigeria operated the Dutch Auction System rate as the Official Rate. The Dutch Auction System rate was managed by the CBN and consisted of the Wholesale Dutch Auction System rate or the Retail Dutch Auction System rate; these were alternative regimes which did not operate at the same time. Pursuant to the Retail Dutch Auction System, banks purchased foreign exchange from the CBN on a customer’s account. Under the Wholesale Dutch Auction System, banks bought foreign exchange from the CBN on their own account which they then sold to customers. The Wholesale Dutch Auction System was suspended in October 2013 and the Retail Dutch Auction System was re-introduced. The Retail Dutch Auction System was the preferred system in periods of high demand pressure and assisted in destabilizing speculative activities by authorized dealers and was the form of Dutch Auction System in operation until February 2015, when the Dutch Auction System was closed following a decline in Nigeria’s foreign exchange earnings due to a sharp decline in oil prices.

From November 2011 to November 2014, the midpoint Naira Official Rate was ₦155 to U.S.$1. In November 2014, the midpoint was revised to ₦168 to U.S.$1. As of December 31, 2014, the Official Rate was ₦167.5 to U.S.$1. The CBN’s official foreign exchange auction window was subsequently closed on February 18, 2015, at which point the inter-bank exchange rate replaced the Official Rate and became the operative exchange rate for Nigeria.

In June 2016, the CBN commenced operation of a liberalized single market structure with the introduction of an autonomous inter-bank foreign exchange market, thereby terminating the CBN pegging of the Naira to the U.S. dollar. Under the new policy, the CBN may intervene in the single market (for the primary purposes of improving liquidity and volatility management) by purchasing or selling foreign exchange at no predetermined or maximum spread through the two-way quote system. As part of the new exchange rate policy, the CBN introduced Foreign Exchange Primary Dealers, which are registered authorized dealers designated to transact large trades with the CBN on a two-way quote basis. Although bureaux de change also participate in the single market, they are permitted only to disburse funds for certain eligible transactions such as personal travel, overseas school fees, overseas medical fees or business travel allowances. In February 2017, the CBN authorized the sale of foreign currency for personal travel allowances in the amount of $4,000 per quarter per qualified applicant and for qualified school fees in the amount of $15,000 per term or semester. In March 2017, the CBN directed all banks to adopt certain measures aimed at facilitating and expediting authorized retail sales of foreign currency. Additionally, in April 2017, the CBN created a special foreign exchange window for investors, exporters and end-users with the intent to increase liquidity in the foreign exchange market in Nigeria.

The following table sets forth information on the exchange rate between the Naira and the U.S. dollar as reported by the CBN for each of the periods specified.

Naira-U.S. Dollar Exchange Rate

	Average	High	Low	Period End
	(₦:$1.00)
2012	155.44	156.55	154.25	155.27
2013	155.25	155.57	155.20	155.20
2014	156.47	167.50	155.20	167.50
2015(1)	192.64	198.50	167.50	196.50
January 2016	196.55	197.50	196.50	196.50
February 2016	196.50	196.50	196.50	196.50
March 2016	196.50	196.50	196.50	196.50
April 2016	196.50	196.50	196.50	196.50
May 2016	196.50	196.50	196.50	196.50
June 2016	231.26	283.50	196.50	282.50
July 2016	294.07	315.50	281.50	312.50
August 2016	309.23	324.50	304.50	305.50
September 2016	304.72	305.05	304.50	304.75
October 2016	304.71	305.00	304.50	304.50
November 2016	304.68	305.00	304.50	304.50
December 2016	304.72	305.00	304.50	304.50
January 2017	304.70	305.00	304.50	304.75
February 2017	304.81	305.00	304.50	305.00
March 2017	305.90	307.50	304.75	305.85
April 2017	305.55	305.80	305.35	305.35
May 2017 (through May 26, 2017)	305.05	305.30	304.85	304.85

(1)	On February 18, 2015, the CBN closed its official foreign exchange window, at which point the inter-bank exchange rate replaced the Official Rate as the operational exchange rate for Nigeria.

Source : CBN

Exchange rate policy is largely dictated by economic fundamentals and is market-driven. For most of 2014, the CBN operated a managed floating regime within a band of ₦155 + or - 5%, which was raised in November 2014 to ₦168 + or - 5% Following the closure of the CBN’s official foreign exchange auction window in February 2015, the inter-bank rate replaced the Official Rate and became the operative rate in Nigeria. Nevertheless, excess liquidity remains a challenge, constraining the efficacy of monetary policy actions.

For most of 2014, the managed float exchange rate regime achieved relative exchange rate stability. The sharp decline in international oil prices, the ensuing fall in foreign exchange earnings and the widening margin between the inter-bank exchange rate and the Official Rate, prompted speculative activity by economic actors. These put pressure on foreign exchange reserves which caused the CBN to close the official foreign exchange auction window to avert the emergence of a multiple exchange rate regime and preserve the country’s foreign exchange reserves. However, the CBN continues to intervene in the inter-bank market as required to meet genuine and legitimate demands. For example, in October 2016, the CBN approved Special Secondary Market Intervention Retail Sales for airlines operating in the country to enable them to access foreign exchange. On December 23, 2016, the CBN sold foreign exchange worth ₦1 billion on the forward market to clear a backlog of dollar obligations in selected sectors. On April 10, 2017, the CBN reported sales of foreign currency amounting to U.S.$758 million during the preceding week and the intention of the CBN to sustain market interventions in the following weeks. The CBN indicated that its injections of foreign exchange into the market are intended to promote supply and liquidity while the CBN strives also to achieve exchange rate stability.

Inflation

Achieving stable and sustainable non-inflationary growth remains a primary objective of the CBN’s monetary policy. The monetary policy process is market-driven, using standard monetary policy instruments like open market operations involving the sale and purchase of securities, discount window operations, cash reserve requirements, appropriate interest rate policy and foreign exchange intervention. See “—Monetary Policy and the Central Bank of Nigeria”.

The observed inflationary trend has both cost-push and demand-pull elements. Factors include commodity prices, global food prices, energy and infrastructure constraints and global financial and economic conditions.

The table below sets out information regarding year-on-year headline inflation (consumer price index) for the periods indicated.

	12-Month Average Change	Year-On Change
2012	12.2%	12.0%
2013	8.5%	8.0%
2014	8.1%	8.0%
2015	9.0%	9.6%
2016	15.7%	18.6%
January 2017	16.4%	18.7%
February 2017	17.0%	17.8%
March 2017	17.3%	17.3%

Source: CBN

As of December 31, 2016, year-on change for annual consumer price inflation had accelerated to 18.6%, compared to 9.6% and 8.0% as of December 31, 2015 and December 31, 2014, respectively. As of December 31, 2013 and December 31, 2012, year-on change for annual consumer price inflation was 8.0% and 12.0%, respectively.

In March 2017, year-on change for annual consumer price inflation was 17.3%. Fiscal reforms implemented by the Government aim to keep inflation in single digits; however, the year-on inflation rate exceeded 10% in 2016 and in each of the first three months of 2017.

The year-on change for food (non-core) inflation was 17.4% as of December 31, 2016, as compared to 10.6% as of December 31, 2015 and 9.2% as of December 31, 2014. As of December 31, 2013, 2012 and 2011, the year-on change for food (non-core) inflation was 9.3%, 10.2% and 11%, respectively.

External Reserves

Nigeria’s external reserves are in the custody and under the management of the CBN. The Central Bank of Nigeria Act provides that the CBN shall at all times maintain a reserve of external assets consisting of all or any of gold coin or bullion; balance at any bank outside Nigeria where the currency is freely convertible and in such currency, notes, coins, money at call and any bill of exchange bearing at least two valid and authorized signatures and having a maturity not exceeding 90 days exclusive of grace; treasury bills having a maturity not exceeding one year issued by the government of any country outside Nigeria whose currency is convertible; securities of or guarantees by a government of any country outside Nigeria whose currency is freely convertible and the securities shall mature in a period not exceeding ten years from the date of acquisition; securities of or guarantees by international financial institutions of which Nigeria is a member, if such securities are expressed in currency freely convertible and maturity of the securities shall not exceed five years; Nigeria’s gold tranche at the IMF or allocation of Special Drawing Rights made to Nigeria by the IMF. In recent years, the CBN undertook certain significant initiatives to assist in the management of external reserves, including attempts to diversify the portfolio and to arrange for partnerships between local and foreign banks to manage external reserves.

Nigeria’s external reserves derive mainly from the proceeds of crude oil production and sales. See “The Economy—Principal Sectors of the Economy—Oil and Gas”.

The Nigerian gross external reserves experienced notable growth from 1998 to 2008, rising from U.S.$5.4 billion in 1999 to U.S.$53.0 billion in 2008. Since then, the gross external reserves position fluctuated from U.S.$32.6 billion in 2012, U.S.$43.8 billion in 2013, U.S.$34.2 billion in December 2014, U.S.$28.3 billion in December 2015 to U.S.$25.8 billion as of December 2016. As of May 25, 2017, gross external reserves totaled U.S.$30.5 billion. The decline in gross external reserves since 2013 is primarily attributable to an increase in imports and decrease in exports. The level of foreign exchange reserves in the near term and over the next few years will depend on the price of crude oil in the international market, the cost of continued funding of imports and foreign capital flows.

Nigeria’s gross external reserves declined during 2016, largely owing to low oil prices and production outages caused by pipeline vandalism in the Niger Delta region. Gross external reserves increased during the first three months of 2017, as indicated below:

Period	As of period end ($ billions)
2012	32.6
2013	43.8
2014	34.2
2015	28.3
January 2016	28.2
February 2016	27.8
March 2016	27.9
April 2016	27.1
May 2016	26.4
June 2016	26.4
July 2016	26.2
August 2016	25.4
September 2016	24.5
October 2016	24.0
November 2016	24.8
December 2016	25.8
January 2017	28.2
February 2017	29.6
March 2017	30.3
April 2017	30.9
May 2017 (as of May 25, 2017)	30.5

The following table sets forth the market turnover in secondary market trading of Nigeria’s bonds and other securities as reported by the FMDQ Over-the-Counter Exchange:

	Jan. 2016	Feb. 2016	March 2016	April 2016	May 2016	June 2016	July 2016	Aug. 2016	Sept. 2016	Oct. 2016	Nov. 2016	Dec. 2016	Full year 2016
	(₦ billions)
Foreign Exchange	1,718.0	1,076.7	1,151.7	947.1	576.4	1,733.9	1,802.7	1,073.1	1,191.7	703.9	878.8	1,020.9	13,874,729
Foreign Exchange Derivatives	354.6	492.6	450.3	626.3	411.8	705.8	1,764.8	1,319.8	1,690.9	670.3	964.1	1,601.6	1,053,082
Treasury Bills	2,134.7	2,470.2	3,438.4	4,071.7	3,385.1	3,566.5	4,421.3	3,359.6	4,146.0	4,308.9	4,610.4	5,541.7	45,454,164
FGN Bonds	1,203.8	848.2	931.8	903.5	732.4	474.8	501.4	307.3	808.4	614.9	407.8	1,302.5	9,036,989
Other bonds(1)	17.8	4.2	0.0	0.8	1.7	4.1	—	—	4.0	—	6.0	1.8	40,305
Eurobonds	1.8	16.6	3.4	0.9	1.1	2.0	6.9	6.9	1.9	12.1	—	0.3	53,991
Repurchase Agreements/ Buy-backs	1,785.3	1,677.1	2,637.4	2,872.1	2,314.3	2,485.0	3,951.9	3,573.9	3,065.9	1,887.2	2,386.8	2,544.3	31,181,222
Unsecured Placements/ Takings	239.5	141.3	206.0	130.9	179.0	403.8	508.3	395.5	197.7	77.5	217.5	246.1	2,943,230
Money Market Derivatives	—	—	—	0.5	—	—	—	—	15.4	—	—	—	15,870
Commercial Paper	—	—	—	—	—	—	—	—	—	—	4.8	—	4,817

Total	7,456	6,727	8,819	9,554	7,602	9,376	12,957	10,036	11,122	8,275	9,476	12,259	113,658,399

(1)	Other Bonds include agency, sub-national, corporate and supranational bonds.

Note: Figures may be subject to change due to potential adjustments from Dealing Member (Banks).

Source: FMDQ; figures reported by Dealing Member (Banks) on a week-ending basis.

The Nigerian Finance Sector

In 2004, the CBN introduced a number of reforms, including a requirement that all banks raise their minimum capital base. Following the implementation of the reforms, 25 banks emerged out of the 89 that existed in July 2004. According to the CBN, as of January 2017, there were 27 licensed banks in Nigeria, comprising 22 commercial banks, four merchant banks and one specialized bank. Nigeria’s retail banking market is considered to be underdeveloped and many financial institutions focus on expanding their offer of retail banking products.

The Government aims to improve funding to the real sector by lending directly, and has under the Alpha Project Initiatives of the CBN established a ₦300 billion power and aviation intervention fund for lending to the power and aviation sectors, a ₦200 billion Small and Medium-Sized Enterprises Credit Guarantee Scheme for promoting access to credit by small and medium-sized enterprises in Nigeria, a ₦200 billion intervention fund for re-financing and restructuring of banks’ loans to the manufacturing sector and a ₦200 billion Commercial Agriculture Credit Scheme to provide finance for the country’s agricultural value chain (including production, processing, storage and marketing). The CBN in 2014 also established the ₦220 billion Micro, Small and Medium Enterprise Intervention Fund and the ₦300 billion Real Sector Support Fund. The CBN has also been taking steps to integrate global best practices in financial reporting and disclosure into the banking system, through the adoption of the International Financial Reporting Standards, as well as through collaboration with foreign governments.

According to the CBN, between 2011 and 2015, total assets of deposit money banks increased by 46.3% from ₦19.4 trillion in 2011 to ₦28.4 trillion in 2015. The increase in total assets was attributed to the increases in reserves, aggregated credit and loans and advances. As of December 31, 2015, total loans and advances of deposit money banks stood at ₦12.3 trillion, representing an 89.0% increase as compared to ₦6.5 trillion recorded at the end of December 2011. Between 2011 and 2015, total deposit liabilities of deposit money banks increased by 51.4% from ₦11.5 trillion in 2011 to ₦17.3 trillion in 2015, primarily as a result of a significant increase in time, savings and foreign currencies deposits over the period.

The table below sets forth information the regarding deposit money banks’ activities for the periods indicated:

	As of December 31,
	2011	2012	2013	2014(R)	2015(P)
	(₦ billions)
Reserves(1)	1,756.4	3,481.4	3,794.2	5,522.6	5,097.6
Aggregate Credit (Net)	12,878.3	13,424.9	12,207.7	16,437.1	18,091.4
Loans and Advances	6,489.8	6,833.6	6,677.2	12,175.8	12,262.5

Total Assets	19,396.6	21,304.0	24,468.4	27,581.6	28,369.0

Total Deposit Liabilities	11,452.8	13,135.9	13,825.2	15,234.8	17,344.0

Demand deposits	4,920.9	5,073.0	5,169.1	4,668.2	5,885.9
Time, Savings & Foreign Currencies Deposits	6,531.9	8,062.9	8,656.1	10,566.6	11,458.1
Foreign Assets (Net)	1,314.9	1,650.1	1,614.7	969.5	108.0
Credit from CBN	295.0	228.0	262.2	224.6	732.2
Capital Accounts	3,682.1	3,640.7	3,915.4	4,269.5	5,051.4
Capital & Reserves	2,487.0	2,408.1	2,649.2	2,963.4	3,471.0
Other Provisions	1,195.2	1,232.5	1,266.2	1,306.2	1,580.5

Average Liquidity Ratio (%)	25.5	43.7	59.6	43.0	39.4

Average Loan/Deposit Ratio (%)	46.9	45.5	38.3	57.2	68.1

(R)	Revised from originally published data.
(P)	Provisional data.

Source: CBN

The level of non-performing loans in the Nigerian banking sector was 3.5% at the end of 2012, 3.2% in December 2013, 2.9% in December 2014 and 4.9% in December 2015. The increase in the level of non-performing loans is due to the continued fall in oil prices during the period and the corresponding deterioration in creditworthiness of many borrowers.

Supervision and Regulation of Banks and Other Financial Institutions in Nigeria

The CBN is the primary regulator of the Nigerian banking sector. The Financial System Stability Directorate of the CBN supervises banks, which includes off-site review and on-site examination of banks, especially in relation to their financial condition, internal control systems, the reliability of information provided in the statutory returns, risk management and compliance with corporate governance codes. The CBN monitors trends in the banking sector and generates industry reports at a macro level on a monthly and quarterly basis, in addition to evaluating the development of the finance sector and monitoring other financial institutions. Activities such as the change of auditor, the publication of audited financial statements, the opening and closing of branches, change in control and the appointment of directors and top management by banks are subject to the prior approval of the CBN.

The CBN has adopted Risk Based Supervision methodology as part of its banking reforms. Risk Based Supervision methodology is a robust, proactive and sophisticated supervisory methodology as compared to the previous compliance methodology which was largely reactive.

The CBN is also the agency of the Government which maintains general surveillance over the Nigerian foreign exchange system. It licenses authorized dealers, who are licensed banks, to deal in foreign exchange. By virtue of Section 1(2) of the Forex Act, the CBN may also make regulations from time to time pertaining to foreign exchange. In 2006, the CBN issued the Foreign Exchange Manual as a guide to authorized dealers, authorized buyers and the general public in processing foreign exchange applications and, in June 2016, the CBN issued revised guidelines for the operation of the Nigerian inter-bank foreign exchange market.

On February 20, 2014, President Goodluck Jonathan announced the suspension of CBN Governor Sanusi Lamido Sanusi. In the interim, the Deputy Governor of Economic Policy of the CBN, Dr. Sarah Alade, was appointed as Acting Governor. The President subsequently nominated Mr. Godwin Emefiele, the Chief Executive Officer of Zenith Bank Plc, as the new CBN Governor. Mr. Emefiele’s appointment as CBN Governor was confirmed by the Senate on March 26, 2014. The tenure of suspended Governor Sanusi officially ended on June 2, 2014, and Mr. Emefiele assumed office as the CBN Governor on June 3, 2014.

On June 5, 2014, Mr. Emefiele released an official statement specifying his suggested agenda and targeted initiatives for macroeconomic stability and development in Nigeria. The Governor described the vision of the CBN to be the model central bank delivering price and financial system stability and promoting sustainable economic development. In order to achieve this vision, the CBN Governor summarized the CBN’s key goals as (i) pursuing a gradual reduction in key interest rates, and including the unemployment rate as one of the key variables in monetary policy decisions; (ii) maintaining exchange rate stability and aggressively building and maintaining a healthy foreign exchange reserves position; (iii) strengthening the risk-based supervision mechanism of Nigerian banks to ensure overall health and banking system stability; (iv) building sector-specific expertise in banking supervision to reflect the loan concentration of the banking industry; (v) considering measures to address inadequate trigger thresholds from a macro-prudential perspective; (vi) abolishing fees associated with limits on deposits and reconsidering the ongoing practice of fees associated with limits on withdrawals accruing to banks alone; (vii) introducing a broad spectrum of financial instruments to boost specific enterprise areas in agriculture, manufacturing, health, and oil and gas; (viii) establishing Secured Transaction and National Collateral Registry as well as a National Credit Scoring System that will improve access to information on borrowers and assist lenders in assessing credit; (ix) building resilient financial infrastructure that serves the needs of the lower end of the market, especially those without collateral; and (x) renewing vigorous advocacy for the creation of commercial courts for quick adjudications on loan and related offences.

Recent changes to banking regulations include:

•	a revised guideline for deposit money banks on BASEL II implementation covering Pillar 1 (minimum capital requirement), Pillar 2 (ICAAP) and Pillar 3 (disclosure requirements) with an accompanying reporting template, which was introduced on June 24, 2015;

•	the signing by the CBN of multilateral agreements with cross border regulators, in order to enhance the regulation of Nigerian banks that have an international presence;

•	a mandatory requirement for all deposit-taking banks to perform annual appraisals of their board members to ensure that the Board is informed of the latest trends and information in the banking industry so as to make effective decisions on behalf of the shareholders;

•	the “cashless policy” was introduced by the CBN in 2012 and became effective nationwide on 1 July 2014. Pursuant to the cashless policy, daily cash withdrawals and deposit of individual and corporate customers are pegged at ₦500,000 and ₦3 million respectively, with penalties for carrying out cash transactions beyond the set limits. Cash in transit lodgment services rendered by Nigerian banks to merchant customers were also discontinued. However, on July 1, 2015, the CBN directed that the application of the policy in the remaining states of Nigeria be put on hold until further directives are received from the CBN, and directed banks in the remaining states which had applied the policy to their customers’ accounts to reverse the charges immediately;

•	the reduction by the CBN of the foreign exchange net open position (“NOP”) limit from 3% to 1% in July 2012 in a bid to stabilize the Naira, which had been pressured by the fall in crude oil prices;

•	the further reduction by the CBN of the NOP limit to zero, and a subsequent increase to 0.5%;

•

the additional “know your customer” requirements by the CBN that banks ensure their customers who are “designated non-financial institutions” (which include dealers in jewelry, cars and luxury goods, supermarkets, hotels and casinos) are registered with the Special Control Unit on Money Laundering of the Federal Ministry of Trade and Investments prior to establishing a business relationship with them; and

•	the introduction of a bank verification number scheme into the banking system. The scheme aims to revolutionize the country’s banking and payment systems and to address issues including: ensuring the safety of depositors’ funds, avoiding losses through the compromise of personal identification numbers, preventing identity theft, checking fraud, and including illiterate persons in the banking system.

The CBN has also released a Consumer Protection Framework aimed at enhancing consumer confidence in the financial services industry and promoting financial stability, growth and innovation among operators. The CBN is currently implementing Basel II and some measures of Basel III, looking at implementation of the Basel III policy on recovery and resolution of banks in 2017/18, under which all banks have submitted a recovery and resolution plan currently under review by the CBN.

As the regulator of the Nigerian banking sector, the CBN intends to continue to evolve the Risk Based Supervision methodology in line with global best practice, including greater collaboration among the financial sector regulators and supervisory agencies. The aim is to facilitate the evaluation of the banking industry as a whole through stress-testing and other methods and to bring to the attention of regulators the risks which the operations of each entity within the industry could bring to the sector as a whole to allow regulators to take proactive remedial actions.

The Nigeria Deposit Insurance Corporation

The Nigeria Deposit Insurance Corporation (“NDIC”), established by statute in 1988, insures all deposit liabilities of licensed banks and other financial institutions operating in Nigeria. The NDIC guarantees payments to depositors in case of imminent or actual suspension of payments by insured banks or other financial institutions up to the maximum amount of ₦200,000 per depositor, and for other licensed deposit taking financial institutions, ₦100,000 per depositor or to such higher amount as may be determined by the NDIC from time to time. The NDIC is also mandated to assist monetary authorities in the formulation and implementation of banking policy so as to ensure sound banking practice and promote fair competition among banks in Nigeria. The powers and functions of the NDIC are stated in the Nigeria Deposit Insurance Corporation Act No. 16 of 2006 which repealed the Nigeria Deposit Insurance Corporation Decree of 1988. The NDIC has undertaken a number of reforms in recent years.

The main objective of the reforms is to strengthen the NDIC’s capabilities to deal with the existing risks and challenges in its operating environment. The key initiatives undertaken by the NDIC include:

•	the development of an early warning system;

•	the introduction of risk-based auditing; and

•	the development of a disaster recovery and business continuity program.

Some of the NDIC’s key reforms in recent years include:

•	collaboration with the CBN in monitoring Nigerian banks and implementing a risk-based supervision system;

•	commencement of the Information Technology Disaster Recovery and Business Continuity project; and

•	design and implementation of a new performance management system.

Banking Reforms

In June 2009, the CBN embarked on a systemic reform of the banking sector to assist and support the banking sector in overcoming the 2008-2009 global financial crisis and its impact. The reform was founded on four key pillars: enhance the quality of the banks, establish financial stability, enable healthy financial sector evolution and ensure the financial sector contributes to the real economy. Following a special examination and investigation of the 24 banks that comprised the Nigerian banking system, the CBN found significant irregularities and capital adequacy deficiencies at ten of the 24 banks (the “Intervened Banks”). The CBN Governor adopted several measures to address this issue, including replacing the chief executives and executive directors of most of the Intervened Banks, and injecting ₦620 billion into the Intervened Banks so as to prevent a systemic banking crisis.

Furthermore, in October 2010, the CBN repealed the Universal Banking Guidelines which had been in operation since 2000 and issued new rules and guidelines for the banking licenses regime titled “Regulation on the Scope of Banking Activities & Ancillary Matters”, No. 3, 2010. The new rules are aimed at streamlining banking operations in Nigeria as well as reducing the exposure of the banks to higher operational risks.

The Asset Management Corporation of Nigeria (AMCON)

In 2010, AMCON was established to buy the bad debts of Nigerian banks, thereby providing the required liquidity and restoring confidence in the banking sector. AMCON objectives were to help rejuvenate the domestic economy and stimulate the recovery of the financial system by providing liquidity to the banks through the purchase of their non-performing loans, increasing access to refinancing opportunities for borrowers, increasing confidence in banks’ balance sheets and encouraging a return of confidence to the capital markets.

On August 5, 2011, three of the Intervened Banks, (Afribank Plc, Bank PHB Plc and Spring Bank Plc) were determined by the NDIC not to have shown the necessary capacity and ability to recapitalize. The CBN subsequently revoked their banking licenses and issued new banking licenses to three bridge banks established by the NDIC (Mainstreet Bank Limited, Enterprise Bank Limited and Keystone Bank Limited) to assume their assets and business (“Bridge Banks”). On August 6, 2011, AMCON purchased the Bridge Banks from the NDIC. AMCON has since divested its holdings in Mainstreet Bank Limited and Enterprise Bank Limited and announced in 2016 that it was seeking prospective investors to buy Keystone Bank Limited.

Following AMCON’s establishment, the level of non-performing loans in the Nigerian banking sector was reduced from a high of 32.8% as of December 31, 2009, to below the 5% regulatory threshold for most banks. Liquidity levels increased by approximately 60%, capital adequacy ratios improved, and major sectors of the economy (such as transportation, manufacturing, agriculture, construction and downstream oil and gas) reduced the levels of bad debt.

The capital adequacy ratio stood at 17.7% as of December 2015, compared to 15.9% as of December 2014, after adoption of the Basel II Capital Adequacy framework. The CBN requires Nigerian banks with international banking operations to maintain a total capital adequacy ratio of 15% and domestic banks to maintain a total capital adequacy ratio of 10%

In November 2013, the CBN issued a draft paper designating eight Nigerian banks as Systemically Important Financial Institutions, which, according to the CBN, account for approximately 70% of the banking sector’s total assets, so their potential failure could pose a systemic risk to the banking industry and the larger economy. The CBN issued a framework for domestic systemically important banks in September 2014, which took effect in March 2015. However the implementation of a higher capital adequacy requirement and the liquidity ratio has been deferred indefinitely.

In December 2016, as a measure to address the increase in non-performing loans, the CBN and the NDIC set up a joint committee to consider the potential need to establish a second AMCON to acquire non-performing loans from the banks and which would be funded by the private sector and pave the way for the gradual transition or folding up of the current AMCON.

The CBN has also issued a Supervisory Intervention Framework, and it is expected that the intervention that will be adopted will be dependent on the financial condition of the affected banks. In 2016, the CBN intervened to support Skye Bank. The management of Skye Bank has been changed and the CBN has provided a line of guarantee to creditors and depositors of Skye Bank, although it has not yet been called on.

The Sinking Fund and the Asset Management Corporation of Nigeria refinancing

In July 2010, the CBN agreed with Nigeria’s then 24 banks to establish a sinking fund, the Banking Sector Resolution Cost Trust Fund, to cover any net deficits incurred by AMCON. Each Nigerian bank agreed to annually contribute an amount equal to 30 basis points of its total assets as of the date of its audited financial statements for the immediately preceding financial year to the sinking fund and the CBN agreed to contribute ₦50 billion per year. Contributions began in 2011. In early 2013, the banks’ contribution to the sinking fund was increased to 50 basis points.

In May 2013, AMCON announced a plan for repaying or refinancing its ₦5.7 trillion zero coupon Notes maturing in 2013 and 2014. Due to recoveries from non-performing loans and restructuring by AMCON, and the cooperation of the Nigerian banks in fulfilling their commitments to the sinking fund, AMCON was able to refinance its outstanding zero coupon notes. As part of the two-step process, on December 27, 2013, AMCON issued ₦3.8 trillion (U.S.$24.5 billion) redeemable notes due 2023 subscribed by the CBN. On December 30, 2013, AMCON completed the scheduled redemption of its notes due in December 2013 (Series I) and the early redemption of its notes due in August, November and October 2014 (Series II, III and IV, respectively). AMCON redeemed notes with a face value of ₦4.6 trillion (U.S.$30.3 billion) at a discounted value of ₦4.4 trillion (U.S.$28.5 billion). The early redemption resulted in savings of ₦271.2 billion (U.S.$1.8 billion). The redemption was financed utilizing AMCON’s liquid assets, the sinking fund and part of the proceeds of the notes issuance to the CBN. On October 31, 2014, AMCON redeemed Series V of its notes (₦867 billion) held by the public, with a combination of cash and Nigerian Treasury Bills. Following the completion of the redemption and new issuance, the CBN became the sole holder of AMCON Notes.

Cashless Policy

The CBN introduced a cashless policy and piloted the program in Lagos in 2012. The policy was initially rolled out in five additional states (Abia, Anambra, Kano, Ogun, and Rivers) and Abuja in October 2013 and later implemented throughout Nigeria in 2014. The cashless policy imposes a ‘cash handling charge’ on daily cash withdrawals or cash deposits that exceed ₦500,000 for individuals and ₦3,000,000 for corporate entities. The objectives of the policy include the following:

•	to reduce the amount of physical cash and encourage electronic-based transactions;

•	to modernize Nigeria’s payment system; and

•	to improve the effectiveness of monetary policies.

With the full implementation of the cashless policy nationwide in July 2014, the reform improved connectivity, and resulted in greater deployment of point of sale technology by merchants and retail outlets in the country. Settlement improved with the T+1 settlement, while the electronic funds transfer platform revolutionized funds transfer in the banking industry with quicker value for inter-bank transfers. In addition, withdrawals, cash deposits, and bill payments are available and were actively spread nationwide.

The cashless policy had an impact on the economy. For consumers, the policy increased convenience and access to payments, more service options, reduction in cash-related crimes, cheaper access to (out-of-branch) banking services and access to credit. For corporations, it created faster access to capital, reduced revenue leakage and reduced cash handling costs. For the Government, it increased tax collections, engendered greater financial inclusion, and increased economic development and objectives. The cashless policy helped to increase awareness of available financial services and products. For instance, the volume and value of electronic payments increased by 14.0% to 519,223,279 and by 12.8% to ₦4,952.7 billion, respectively, in 2015, as compared to 2014. As of December 31, 2015, there were 16,406 ATMs, compared to 15,935 ATMs as of December 31, 2014.

In order to mitigate potential challenges implementing the cashless policy, various steps were taken by the CBN in collaboration with other relevant agencies and stakeholders. These include card fraud prevention strategies such as second level authentication; real-time online monitoring tools; automatic blocking of cards after three unsuccessful PIN attempts; limits for card to card transfers, point of sale and web payments; and the establishment of the Nigerian Electronic Fraud Forum, which encourages adoption of e-payment channels.

However, in July 2015, the CBN suspended the implementation of the cashless policy in the remaining states of Nigeria until further directives are received from the CBN.

Financial Inclusion Strategy

In December 2013, the CBN published guidelines intended to implement a National Financial Inclusion Strategy (the “Strategy”) that has set as a target the reduction of the percentage of adult Nigerians that are excluded from financial services from 46.3% in 2010 to 20% by 2020. The number of Nigerians included in the formal sector is targeted to increase from 36.3% in 2010 to 70% by 2020.

Key initiatives in the Strategy include a tiered approach to simplify Know Your Customer (“KYC”) regulations, development of agent banking to enable financial institutions to bring banking services to the unbanked in all parts of the country, mobile payments, cash-less policy, financial literacy framework to increase awareness and understanding of financial products and services, consumer protection frameworks to sustain confidence in the financial sector and implementation of credit enhancement schemes and programs. The Strategy also sets specific targets for payments, savings, credit, insurance, pension, branches of deposit banks and microfinance banks, ATMs, Point of Sale devices and banking agents.

Real Time Gross Settlement System

In 2006, as part of its re-engineering and restructuring processes, the CBN introduced a Real Time Gross Settlement System. The Real Time Gross Settlement System provides an online payment system in which processing and settlement takes place continuously in real time (i.e. without deferral) and gross (i.e. transaction by transaction). The system handles large-value, time-critical payments.

The settlement of credit transfer instructions is done when there is sufficient balance in the settlement account of the participants with the CBN and is guaranteed for its finality and irrevocability.

The central objective of the Real Time Gross Settlement System is to reduce systemic risk, by preventing the failure of a payment or of a participant having knock-on effects on other participants and thereby endangering the stability of the financial system.

In addition, the Real Time Gross Settlement System significantly reduces the risk associated with the previous net-settlement systems in operations and also accelerates the payment process while guaranteeing finality and irrevocability of transfers and settlement.

Nigerian Capital Market

The Nigerian Capital Market (the “Market”) consists of equity and debt markets. The equity market comprises shares and stocks of Nigerian publicly-listed companies and some non-Nigerian companies. The debt market consists of government and corporate bonds, supranational bonds, notes, debentures and their derivatives, Nigerian treasury bills, Treasury Certificates and other debt instruments. The Market is principally regulated by the Nigerian Securities and Exchange Commission (the “Nigerian SEC”) while the NSE is a self-regulating organization.

The Securities and Exchange Commission

The Nigerian SEC is the agency responsible for the regulation of the Market. It was formally created by the Securities and Exchange Commission Decree No. 71 of 1979 to replace the Capital Market Commission. The functions of the Nigerian SEC are set out in Section 13 of the Investments and Securities Act No. 29 of 2007 (the “Investments and Securities Act”) which repealed the Investments and Securities Act No. 45 of 1999. The Nigerian SEC is also subject to prescribed rules and regulations to effectively and efficiently carry out the objectives of securities regulation as embedded in the Investments and Securities Act.

The Nigerian SEC undertakes supervisory oversight of the Market to ensure the protection of investors, maintain a fair, efficient and transparent market and reduce systemic risk. The Nigerian SEC is also the supervisory body of the NSE. The Nigerian SEC regulates and registers stock and commodity exchanges, capital market operators and venture capital funds and collective investment schemes, and is also responsible for reviewing, approving and regulating mergers, acquisitions, takeovers and all forms of business combinations.

The Investments and Securities Tribunal was established pursuant to Sections 274 and 284 of the Investments and Securities Act to, inter alia, exercise jurisdiction to hear and determine any dispute relating to the capital market.

The Nigerian Stock Exchange

The NSE was established in 1960 but started operations in 1961, with the name Lagos Stock Exchange. In December 1977, the Lagos Stock Exchange was renamed the NSE and currently has 13 branches (apart from the NSE’s head office). Each branch has an electronic trading floor, and the NSE takes measures to afford participants access to its market on equal terms.

The listing of securities for trading on the NSE is carried out pursuant to applicable laws and regulations, including the Companies and Allied Matters Act Cap C20 Laws of the Federation of Nigeria 2004, the Investments and Securities Act, the Rules and Regulations of the Nigerian Securities and Exchange Commission (the “Nigerian SEC Rules”), as well as NSE rules, such as the NSE Listing Rules, as amended. This regulatory framework supplies the conditions for companies seeking admission to the NSE Exchange boards. Among other conditions, the applicant must be a public company and its securities must be registered with the Nigerian SEC.

The NSE lists companies on three boards: the Premium Board, the Main Board and the Alternative Securities Market (“ASeM”). The Premium Board is for issuers that meet stringent corporate governance, capitalization and liquidity criteria and provides them with greater visibility to the global investor community. The Main Board consists of large cap companies and admittance is based on profitability or market capitalization criteria. The ASeM provides smaller companies the opportunity to access the capital markets through more flexible listing rules and requirements. The securities listed on the NSE are traded by qualified Nigerian broker firms registered by the Nigerian Securities and Exchange Commission, the NSE and the Chartered Institute of Stockbrokers and admitted as “Dealing Members” of the NSE.

As of December 31, 2016, there were 175 equities, 64 debt securities and eight exchange-traded products listed on the NSE.

The table below sets forth information regarding the market capitalization of the NSE as of the periods indicated.

	Equities	Debt	Exchange Traded Product	Total
As of December 31,	(₦ billions)
2012	8,908.1	7,015.9	0.4	15,924.4
2013	13,230.3	5,846.9	0.3	19,077.4
2014	11,486.2	5,384.3	4.5	16,875.1
2015	9,859.2	7,140.1	4.0	17,003.3
2016	9,255.9	6,925.1	4.8	16,185.7

Source: NSE

The Central Securities and Clearing System Plc (the “Central Securities and Clearing System”) was incorporated in 1992, as a subsidiary of the NSE to provide central clearing services for securities quoted on the NSE. It began operations in 1997. All securities listed on the NSE must have their Certificates deposited in the Central Securities and Clearing System before transactions can take place on the floors of the NSE. The Central Securities and Clearing System provides computerized registration, clearing, settlement and delivery of securities in a centralized form thereby reducing the cost and time involved in processing trades on the NSE. The Central Securities and Clearing System settles transactions within “T+3” or “T+2” days (depending on the securities) and serves as a central clearing point for book entry trading of share certificates of quoted companies.

Subject to the approval of the Nigerian SEC and the NSE, the prices of newly-issued securities of public quoted companies are determined by issuing houses and/or the prospective investors (where the pricing of the securities on offer is to be determined by way of a book-building process). Prices of already-quoted securities are determined by the interplay of market forces during trading on weekdays. These prices are published at the close of each day and presented in the national newspaper on the day following such trade. Companies listed on the NSE are required to disclose proposed dividends to the NSE and are able to declare interim and final dividends.

The NSE publishes a Daily Official List which provides information on daily transactions, available to subscribers at the end of each trading day and also transmitted globally via the Reuters International Network. The NSE also publishes weekly, monthly and quarterly reports and trading statistics. The NSE has also introduced the NSE-30 Index, that tracks the top 30 companies in terms of market capitalization and liquidity. Similarly, five sectoral indices have been introduced to complement existing indices. These are NSE-Food/Beverages Index (later renamed NSE—Consumer Goods Index), NSE Banking Index, NSE Insurance Index, NSE Industrial Index and NSE Oil/Gas Index.

The NSE is a member of the African Securities Exchanges Association (ASEA) member exchanges. The FTSE ASEA Pan Africa Index Series represents the performance of eligible securities listed on ASEA. As a member of ASEA, The NSE’s listed equities that meet specific criteria set by FTSE are constituents of this index.

In 2014, the NSE National Council, which serves as the NSE governing body, approved a revised 2019 NSE Corporate Strategic Plan detailing the NSE’s new growth strategy to 2019. This revised growth strategy seeks to position the NSE as the market for entrepreneurial growth, focusing on three strategic objectives: increasing the number of new listings across five asset classes; increasing order flow in the five asset classes; and operating a fair and orderly market, based on just and equitable principles.

The NSE Alternative Securities Market

In April 2013, the NSE launched the Alternative Securities Markets for emerging businesses. The Alternative Securities Markets has been structured particularly for emerging companies with high growth potential. According to the NSE, the Alternative Securities Markets operates as a specialized board on the NSE where small to mid-sized companies can access the capital markets under less stringent rules and requirements to raise long term, low cost capital. There is no limit to the amount of capital a company can raise on the Alternative Securities Markets, as long as it is in line with other regulatory requirements, such as those of the Corporate Affairs Commission and the Nigerian Securities and Exchange Commission. As of December 31, 2016, 9 companies are listed on the Alternative Securities Markets with a market capitalization of ₦9.1 billion.

The NASD OTC Securities Exchange (the “NASD”)

The National Association of Securities Dealers, otherwise known as the NASD is a public liability company and self-regulatory organization of broker/dealers operating in the NASDAQ market in Nigeria, regulated by the SEC. The NASD promotes a trading network that eases secondary market trading of all securities of unquoted public companies primarily in Nigeria but with a focus on the West African region. Operators on the NASD include issuers of equity and fixed income instruments, institutional and individual investors, a growing pool of accredited authorized traders and their participating institutions, Settlement banks, clearing systems, private equity and venture capital firms with a view to increasing liquidity in the unquoted segment of the long term funding market.

The NASD OTC market facilitates transactions through two independent trading platforms:

1.	Leased trading platform: This platform allows for multilateral trading and continuous transaction reporting. The NASD leased the trading platform from the NSE and participating institutions are given access to trade on this segment of the market. Clearing is provided by the CSCS while settlement is done by six appointed Settlement banks for NASD OTC transactions; and

2.	BITS: This is a bi-lateral inter-dealer trading system proprietary to the NASD which allows trades to be conducted and consummated between select participating institutions. This is a web based platform that allows brokers to interact from all corners of the world. Originally BITS was used to trade equities in all unquoted public companies, but increasingly it has become a platform for other asset classes.

Similar to the NSE, transactions on the NASD market settle on T+3 basis. Under the Nigerian SEC Rules, securities of public unlisted entities must be traded on the NASD.

AFEX Commodity Exchange Ltd

AFEX Community Exchange Ltd was registered in March 2015 and commenced spot trading in paddy rice, white maize and soya beans. As of the end 2015, the total volume of transactions recorded was 15,000 metric tons valued at ₦837 million.

The Bond Market

The Nigerian Bond Market (the “Bond Market”) is principally regulated by the Investments and Securities Act and the Nigerian SEC Rules made pursuant to the Investments and Securities Act. Private companies seeking to raise capital through issuance of bonds are not regulated by the Investments and Securities Act. Private companies may, however, issue bonds through special purpose vehicles that are Public Limited Liability Companies.

The Bond Market comprises bonds issued by the Federal Government, state governments and by public companies. Nigerian Sovereign Bonds were already in existence before Nigeria’s independence in 1960. However, the Bond Market became active in 2003 when the Debt Management Office launched four Federal Government bonds of maturities ranging from three years to ten years. As of December 31, 2016, the NSE had listed 22 subnational bonds with market capitalization of ₦516,579,469,400, two supranational bonds with market capitalization of ₦24,950,000,000 and 17 FGN Bonds with market capitalization of ₦6,101,548,318,713. In July 2014, the Federal Government issued ₦3,337,383,000 bonds due April 2017 and ₦5,310,000,000 due January 2022. As of the end of 2016, the market capitalization of bonds listed on the NSE reached ₦6.9 trillion, a decrease of 3.1% as compared to December 31, 2015.

The corporate bond market is also developing, and this may be attributable to the need for inexpensive long-term debt capital by companies coupled with investors’ apathy to equity investments following the impact of the global economic recession on the values of stocks. As of September 2016, the NSE had listed 21 corporate bonds with market capitalization of ₦222,758,116,960 whilst 10 corporate bonds with market capitalization of ₦153.4 billion were listed on the FMDQ as of January 2017.

The FMDQ OTC Securities Exchange (the “FMDQ”)

The FMDQ was launched in November 2013, bringing together Nigeria’s fixed income and currency operations under a single market governance structure by promoting market development in the Nigerian OTC financial markets, with a primary focus on the OTC markets—fixed income (money, repos, commercial papers, treasury bills, and bonds), currencies and derivatives. The FMDQ presently provides the platform on which all secondary market trading activities for debt securities are executed. A total of nine commercial papers with a face value of ₦100 billion have been quoted on the FMDQ. In June 2016, the FMDQ OTC Securities Exchange inaugurated Naira-settled OTC FX Futures contracts.

As a self-regulatory organization, the FMDQ is responsible for enforcing Members’ compliance with its Rules, Guidelines, Agreements and all other regulations, as well as monitoring and enforcing compliance by issuers of listed or quoted securities.

Derivatives

Presently, there are no specific regulations regulating derivatives in Nigeria, although the Investments and Securities Act empowers the Nigerian SEC to regulate the derivatives market. Pursuant to Section 13(b) of the Investments and Securities Act, the Nigerian SEC has the authority to register and regulate futures, options and derivatives exchanges. In April 2014, the Nigerian SEC released its Rules on Securitization, which will govern securitization transactions in Nigeria.

In June 2014, the NSE completed a study assessing market readiness, infrastructure requirements and sequencing for the launch of risk management products in the Nigerian capital market. The NSE has moved the proposed launch of derivatives trading to 2017 after the establishment of a central counter-party clearing house. The NSE intends to first launch the trading of equity futures.

In June 2016, the FMDQ launched a derivatives exchange with the OTC Foreign Exchange Futures. Banks and other counterparties also carry out derivative transactions in an over-the-counter market.

PUBLIC DEBT

Overview

Public debt consists of external and domestic debt owed by the Federal Government and its parastatals and external debt on-lent by the Federal Government to States and the Federal Capital Territory. Public debt management is considered by the Government to be of strategic importance to Nigeria, in light of the fact that Nigeria’s debt became unsustainable and a constraint on economic growth in the 1990s and early 2000s. In recognition of this, the Government established the Debt Management Office to serve as a central body for managing public debt. According to the Debt Management Office, as of December 31, 2016, Nigeria’s external debt consisted of U.S.$11.4 billion owed by the Federal Government, which includes the sum of U.S.$3.6 billion on-lent by the Federal Government to state governments and the Federal Capital Territory. Further, the Government had ₦11.06 trillion (approximately U.S.$36.3 billion using the December 31, 2016 exchange rate of ₦305 to U.S.$1) in domestic debt outstanding as of December 31, 2016.

After Nigeria reduced its external debt from U.S.$20.5 billion as of December 31, 2005 to U.S.$4.6 billion as of December 31, 2010, external debt increased to U.S.$11.4 billion as of December 31, 2016. External debt also decreased as a portion of total public debt from 63.4% as of December 31, 2005 to 23.9% as of December 31, 2016. During the same period, with the intention of developing and deepening the domestic debt market, Nigeria increased its domestic debt from U.S.$11.8 billion as of December 31, 2005 to U.S.$47.7 billion as of December 31, 2016.

In recent years, the Government has focused on developing a robust domestic debt market, with domestic debt accounting for over 80% of total debt over the past four years. Going forward, however, in order to achieve its objective of ensuring that 40% of its debt is external, the Government is now seeking to expand its external borrowing to greater than 40% of budgeted borrowings.

Debt Management Office

The Debt Management Office was established in October 2000 to, inter alia, prepare and implement a plan for the efficient management of Nigeria’s external and domestic debt obligations at sustainable levels in line with the country’s desire for economic growth and development. Prior to the establishment of the Debt Management Office, public debt management functions were diffused across a myriad of MDAs and were conducted in an uncoordinated manner. After the implementation of the 2008—2012 National Debt Management Framework, the Debt Management Office set out another five-year medium-term debt strategy in the form of the National Debt Management Frameworks, 2013—2017. The 2013—2017 National Debt Management Frameworks, like the 2008-2012 National Debt Management Framework, addressed three principal areas, namely external debt, domestic debt and sub-national debt.

Following the implementation and review of the National Debt Management Framework, 2008-2012, the Debt Management Office, together with the CBN, Budget Office of the Federation, the NBS and the National Planning Commission, developed the Medium-Term Debt Management Strategy 2012—2015. Policy objectives of the Medium-Term Debt Management Strategy included reducing the rate of growth of public debt (and in particular, domestic debt), reducing the amount spent on debt service, achieving a 60:40 ratio of domestic and external debt, stabilizing the domestic debt market to attract foreign investment inflows, achieving a 75:25 domestic debt ratio of long-term (including medium-term) and short-term domestic debt and making direct budgetary provisions through a sinking fund for the repayment of part of maturing Federal Government of Nigeria Note obligations, instead of refinancing them.

In line with international best practices the Debt Management Office, together with the central bank, Ministry of Budget and National Planning, Federal Ministry of Finance, the NBS and the Office of the Accountant-General of the Federation, also developed the Medium-Term Debt Management Strategy 2016—2019, which focus on rebalancing the public debt portfolio by concentrating on substituting expensive domestic borrowing with relatively cheaper external borrowing in order to achieve the target 60:40 ratio of domestic and external debt. The strategy was approved by the Federal Executive Council in June 2016 and it is aimed at reducing the cost of public debt service, as well as creating space for private sectors borrowing in the domestic debt market in the medium term. In addition, following the implementation of the Debt Management Office’s First Strategic Plan, 2002—2006, and Second Strategic Plan, 2008—2012, the Debt Management Office launched the Third Strategic Plan, 2013—2017. The broad objective of the Third Strategic Plan is to ensure efficient public debt management in terms of a comprehensive, well diversified and sustainable portfolio, supportive of the Government and private sector needs. Some of the practical strategic objectives of the plan include developing capacity and strengthening sound debt management at the sub-national level, developing innovative approaches for accessing domestic and external finance, deepening and broadening the Federal Government of Nigeria securities market in order to sustain the development of other segments of the bond market and supporting the Government’s financing needs, developing and implementing an effective system for contracting, recording and monitoring contingent liabilities, as well as, a process for managing the associated risks and continuously enhancing the skills and maintaining a well-motivated professional workforce, as well as, deploying state-of-the-art technology.

The operations of the Debt Management Office are governed by the Debt Management Office (Establishment etc.) Act No. 18 of 2003, which provides for a Supervisory Board chaired by the Vice-President of Nigeria and the Minister of Finance as the Vice Chairman.

Since its establishment in 2000, the Debt Management Office has initiated and adopted a number of measures to promote prudent debt management at the federal and state level while at the same time promoting the development of the domestic debt securities market. Some of these measures include:

•	the restoration of the domestic bond market through its Bond Issuance Program and Monthly Bond Auction. Tenors of domestic bonds are three, five, seven, ten and 20 years;

•	the introduction of a primary dealer market maker system to promote an active secondary market for Federal Government of Nigeria Notes, thereby creating a sovereign yield curve to serve as a benchmark for other domestic borrowers. The sovereign yield curve, which was initially limited to short tenors, was extended to 20 years through the issuance of the first 20-year Federal Government of Nigeria bonds in November 2008;

•	the extension of debt management practices to the sub-national level through capacity building (training and secondments for state government officials) and actively encouraging the enactment of relevant legislation on fiscal and debt management such as the Fiscal Responsibility Act;

•	the publication of various guidelines, notably the Sub-National Borrowing Guidelines and the External Borrowing Guidelines; and

•	the conduct of an annual debt sustainability analysis using the World Bank-IMF Debt Sustainability Analysis (DSA) Template, to ascertain the sustainability of debt portfolio in the medium to long-term, while mobilizing critical financing for developmental purposes.

All public borrowing for the Federal Government is conducted by the Debt Management Office under the supervision of the Minister of Finance. While state governments can borrow domestic debt independently in the domestic capital market (after review by the Debt Management Office to ascertain sustainability), only the Federal Government is allowed to borrow externally, either for itself or to on-lend the money borrowed to the relevant State. The on-lent loans to the 36 States and Federal Capital Territory consist of approximately 31.4% (U.S.$3,369.9 million of the U.S.$10,718.4 million) and 31.3% (U.S.$3,567.6 million of the U.S.$11,406.3 million) of the External debt outstanding as of December 31, 2015 and December 31, 2016, respectively. It is mandatory for beneficiary States to enter into a Subsidiary Agreement with the Federal Government in the execution of an on-lent loan and the beneficiary States are responsible for the servicing of such loans through deductions from their monthly allocations from the Federation Account. Any money borrowed by the Federal Government for itself from domestic and external sources and for on-lending to a state government must be approved by the National Assembly. The Debt Management Office maintains a database of all loans taken or guaranteed by the Federal or State Governments and any of their MDAs.

The Federal Government domestic debt stood at U.S.$36,256.4 million (₦11.1 trillion) as of December 31, 2016, excluding the ₦680.4 billion Federal Government Bonds issued to restructure States’ domestic commercial debts. The Federal Government domestic debt consists of Federal Government Bonds (68.4%), Nigerian Treasury Bills (29.6%) and Treasury Bonds (2.0%).

Public Debt

Nigeria’s total public debt outstanding was U.S.$47.7 billion as of December 31, 2016, compared to U.S.$55.6 billion as of December 31, 2015, U.S.$56.8 billion as of December 31, 2014, U.S.$54.5 billion as of December 31, 2013, and U.S.$48.5 billion as of December 31, 2012. On February 16, 2017, Nigeria issued its U.S.$1,000,000,000 7.875 per cent. Notes due 2032 and on April 5, 2017, Nigeria issued U.S.$500,000,000 7.875 per cent. Notes due 2032.

Nigeria’s public debt profile since 2005 has been marked by a shift from predominantly external debt to predominantly domestic debt. This shift resulted from the discharge of London Club and Paris Club debts and also reflects a significant increase in the issuance of Federal Government of Nigeria Notes in the domestic bond market. See“—Debt Record”. Nearly all of the outstanding public debt is at a fixed interest rate.

The table below sets forth certain information regarding Nigeria’s total public debt as of the dates indicated:

	As of December 31,
	2012	2013	2014	2015	2016
	(U.S.$ millions)(1)
Type
External Debt	6,527.1	8,821.9	9,711.5	10,718.4	11,406.3
Domestic Debt	41,969.2	45,722.4	47,047.8	44,857.9	36,256.4
Total	48,496.2	54,544.3	56,759.2	55,576.3	47,662.7

(1)	Conversion from Naira to U.S. dollar made using Official Rate/CBN official inter-bank exchange rate (as applicable) as of period end.

Source: Debt Management Office

The table below sets forth certain information regarding the original maturity at the time of issuance of Nigeria’s public debt as of the dates indicated:

			As of December 31,
			2012	2013	2014	2015	2016
			(U.S.$ millions)(1)
Type
External Debt	Long-term	(2)	6,527.1	8,821.9	9,711.5	10,718.4	11,406.3

	Sub-Total		6,527.1	8,821.9	9,711.5	10,718.4	11,406.3

Domestic Debt	Short-term		13,268.6	16,580.3	20,092.4	14,075.5	10,745.2
	Long-term	(2)	28,340.6	29,142.1	26,955.4	30,782.4	25,511.2
	Sub-Total		41,969.2	45,722.4	47,047.8	44,857.9	36,256.4

Total			48,496.2	54,544.3	56,759.2	55,576.3	47,662.7

(1)	Conversion from Naira to U.S. dollar made using Official Rate/CBN official inter-bank exchange rate (as applicable) as of period end.
(2)	Medium-term debt is included in long-term debt figures.

Source: Debt Management Office

The table below sets forth certain information regarding Nigeria’s total public debt service payments for the periods indicated:

	As of December 31,
	2012	2013	2014	2015	2016
	(U.S.$ millions)(1)
Type
External Debt	293.0	297.3	346.7	331.1	353.1
Domestic Debt	4,625.7	5,223.4	5,153.6	5,168.2	4,028.7

Total	4,918.7	5,520.7	5,500.4	5,499.3	4,381.8

(1)	Conversion from Naira to U.S. dollar made using Official Rate/CBN official inter-bank exchange rate (as applicable) as of period end.

Source: Debt Management Office

External Public Debt

The external debt management strategy includes substitution of domestic debt with less expensive, long-term, external funding. This strategy was adopted in 2012 and has resulted in an increase in external debt in recent years because, prior to 2012, the external debt management strategy was to borrow only from concessional sources. (Concessional loans are extended on terms substantially more generous than market loans, achieved either through interest rates below those available on the market or by grace periods, or a combination of these.) Concessional loans typically have long grace periods. The objective of this strategy is to achieve a 40:60 external to domestic debt ratio. As of December 31, 2016, the composition of the public debt portfolio stood at 80:20, compared to 81:19 as of December 31, 2015 and 83:17 as of December 31, 2014 for domestic and external debt, respectively. Given the low share of external debt, the lower cost of external borrowing and the continued interest in diversifying the Government’s sources of funding, the Government intends to continue to pursue a strategy of substituting domestic debt with less expensive long-term external funding, notwithstanding the recent drop in external reserves.

The Federal Government has borrowed from the Export-Import Bank of China and from the French Development Agency to fund certain infrastructure projects. As of December 31, 2016, the amount outstanding to the Export-Import Bank of China was U.S.$1,638.1 million and to the French Development Agency, U.S.$198.3 million, totaling approximately 16.1% of Nigeria’s total external debt. See “The Federal Republic of Nigeria—Foreign Relations—China Relations”.

According to the African Development Bank, as of January 2017, the African Development Bank had 11 ongoing projects in Nigeria, 11 approved projects and eight pipeline projects in Nigeria.

External Borrowing 2016—2017

Nigeria secured approval for the disbursement of the first tranche of U.S.$600 million of the U.S.$1.0 billion loan negotiated with the African Development Bank to fund part of the deficit in the 2016 budget (the remaining U.S.$400 million is expected to be disbursed in 2017). The Federal Government also issued U.S.$1.0 billion and U.S.$500 million of 7.875 per cent. Notes due 2032 in February 2017 and April 2017, respectively, to fund the 2016 budget deficit.

The Federal Government plans to borrow U.S.$2 billion from the World Bank to fund part of the estimated ₦1.1 trillion of external borrowing proposed in the 2017 budget, which calls for ₦2.3 trillion in total new borrowings (domestic and external). The balance of the proposed new borrowing (₦1.3 trillion) is expected to be from domestic sources. The Government may also seek financing from the international capital markets in 2017. The table below sets forth certain information regarding Nigeria’s outstanding external debt by source, as of the dates indicated:

	As of December 31,
	2012	2013	2014	2015	2016
	(U.S.$ millions)(1)
Official:
Bilateral(2)	703.0	1,025.7	1,412.1	1,658.0	1,918.1
Multilateral(3)	5,267.4	6,275.0	6,799.4	7,560.4	7,988.2

Sub-Total	5,970.5	7,300.9	8,211.4	9,218.4	9,906.3

Commercial:
Eurobond	500.0	1,500.0	1,500.0	1,500.0	1,500.0
Other Commercial(4)	56.6	21.0	n/a	n/a	n/a

Sub-Total	556.6	1,521.0	1,500.0	1,500.0	1,500.0

Grand Total	6,527.1	8,821.9	9,711.5	10,718.4	11,406.3

(1)	Conversion from Naira to U.S. dollar made using Official Rate/CBN official inter-bank exchange rate (as applicable) as of period end.
(2)	Bilateral Debt comprises debt from the non-Paris Club group of creditors, which are provided on semi-concessional terms.
(3)	Multilateral loans comprise both concessional and non-concessional loans. Concessional lenders include the International Development Association, International Fund for Agricultural Development, African Development Fund, the European Development Fund and the Islamic Development Bank. Non-concessional lenders include the World Bank and the African Development Bank.
(4)	Comprises loans from private sector lenders.

Source: Debt Management Office

As of December 31, 2016, debts originating from multilateral institutions constituted the bulk of total outstanding external debt. The table below sets forth information regarding Nigeria’s external debt outstanding as of December 31, 2016 pursuant to the funding arrangements in place as of such date:

Funding Sources	Amount Outstanding (U.S.$ millions)(1)	Amount Outstanding as a % of Total Debt
Multilateral
International Development Association	6,669.6	58.5
International Fund for Agricultural Development	107.4	0.9
European Development Fund	65.7	0.6
African Development Fund	715.3	6.3
IBRD	3.9	0.0
Islamic Development Bank	17.3	0.2
Arab Bank for Economic Development in Africa	5.7	0.1
African Development Bank	403.3	3.5

Sub-Total	7,988.2	70.0

Bilateral
Export-Import Bank of China	1,638.1	14.4
JICA(2)	70.7	0.6
KfW(3)	11.1	0.1
French Development Agency	198.3	1.7

Sub-total	1,918.1	16.8

Commercial
Eurobond	1,500.0	13.2

Sub-total	1,500.0	13.2

Grand Total	11,406.3	100.0

Source: Debt Management Office

(1)	Conversion from Naira to U.S. dollar made using CBN official inter-bank exchange rate as of December 31, 2016.
(2)	JICA is the abbreviation for Japan International Cooperation Agency, which is the Japan international development agency.
(3)	KfW is the abbreviation for the German international development agency.

The table below sets forth information regarding the currency composition of Nigeria’s external debt as of December 31, 2016:

Currency	Debt in Original Currency	Naira Exchange Rate	Debt in Naira	Debt in U.S.$	% of Total
Swiss Franc	5,862,594.5	299.64	1,756,667,801.0	5,759,566.6	0.1
Euro (“EUR” or “€”)	536,992,598.0	322.11	172,970,685,741.8	567,117,002.4	5.0
British Pound (“GPB”)	21,552,365.3	375.18	7,973,462,411.4	26,142,499.7	0.2
Islamic Development Bank(2)	12,888,892.0	408.70	5,267,690,160.4	17,271,115.3	0.2
Japanese Yen (“JPY”) (000)	8,265,322.0	2,607.50	21,551,826,786.0	70,661,727.2	0.6
U.S.$	3,871,393,402.9	305.00	1,180,774,987,878.4	3,871,393,402.9	34.0
SDR(1)	5,110,107,026.0	408.70	2,088,500,741,526.2	6,847,543,414.8	60.0
Naira	118,303,552.0	1.00	118,303,552.0	367,880.5	0.0

Total			3,478,914,361,998.7	11,406,276,596.7	100.0

(1)	SDR is a virtual currency created by the IMF, disbursements and repayments can be made in GBP, EUR, JPY and U.S.$.
(2)	Amounts shown in Islamic Dinar.

Source: Debt Management Office

The table below sets forth information regarding the maturity profile of Nigeria’s external debt as of December 31, 2016, including amounts (i) outstanding and (ii) to which Nigeria was contractually entitled, but that had yet to be drawn down, in each case pursuant to funding arrangements in place as of such date:

Source	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026-2064
	(U.S.$ millions)(1)
Multilateral
International Development Association	89.3	95.1	144.1	195.7	227.1	253.3	286.7	293.9	300.5	7,565.9
International Fund for Agricultural Development	3.5	3.3	3.3	4.4	5.8	5.8	5.8	6.9	7.9	176.7
European Development Fund	4.9	4.6	4.7	4.7	4.8	4.8	4.8	4.9	5.0	22.9

African Development Fund	14.5	15.2	17.0	19.9	25.2	31.0	33.9	34.2	33.5	869.9
IBRD	0.0	0.0	0.0	10.4	21.6	22.7	23.8	25.0	26.3	370.2
Islamic Development Bank	1.2	1.2	1.2	1.9	2.6	2.6	2.6	2.6	2.6	25.0
Arab Bank for Economic Development in Africa	0.4	0.4	0.4	0.4	0.4	0.8	0.4	0.4	0.4	4.2
African Development Bank	0.0	13.3	23.3	66.7	86.7	106.7	106.7	106.7	106.7	1,033.3
Sub-total	113.8	133.1	193.9	304.0	374.2	427.6	464.7	474.5	482.8	10,068.2

Bilateral	30.6	83.0	96.4	173.7	262.6	311.3	325.6	340.3	340.3	2,480.2

Sub-total	30.6	83.0	96.4	173.7	262.6	311.3	325.6	340.3	340.3	2,480.2

Commercial	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Eurobond	0.0	500.0	0.0	0.0	500.0	0.0	500.0	0.0	0.0	0.0

Sub-Total	0.0	500.0	0.0	0.0	500.0	0.0	500.0	0.0	0.0	0.0

Grand Total	144.4	716.1	290.3	477.7	1,136.8	739.0	1,290.3	814.8	823.1	12,178.2

(1)	Conversion from Naira to U.S. dollar made using CBN official inter-bank exchange rate as of December 31, 2016.

Source: Debt Management Office

In line with Nigeria’s external debt management strategy as stated above, the table below sets out information regarding the use of external debt proceeds by economic sector as of December 31, 2016:

Economic Sector	Amount Outstanding (U.S.$ millions)	% of Total
Agriculture	997.4	8.7
Air Transport	346.5	3.0
Budget Support	263.6	2.3
Computer Technology	469.5	4.1
Education and Training	614.2	5.4
Energy Electricity	656.6	5.8
Environment	305.1	2.7
Finance, Insurance, etc.	54.4	0.5
Ground Transport	1,112.6	9.8
Health and Social Welfare	1,363.5	12.0
Housing and Urban Development	229.4	2.0
Investment	77.0	0.7
Irrigation & Related Act	34.3	0.3
Multi-Sector/Others(1)	2,930.5	25.7
Policy Support (Monetary)	108.8	1.0
Rail Transport	821.6	7.2
Rural Development	271.5	2.4
Scientific and Tech Equipment	45.1	0.4
Water Supply	704.7	6.2

Total	11,406.3	100.0

(1)	The Multi-Sector/Others category represents debt that is used or implemented on projects and programs that involve more than one area of the economy.

Source: Debt Management Office

External debt service payments totaled U.S.$353.1 million for the year ended December 31, 2016, compared to U.S.$331.1 million for 2015 and U.S.$346.7 million for 2014. As of December 31, 2016, total external debt service payments constituted 0.10% of GDP and 3.1% of total external debt outstanding. Outstanding Nigerian Oil Warrants were issued with the “Par Bonds” (as described below) in 1992 to mature in 2020, with semi-annual interest payments subject to reference oil prices exceeding U.S.$28 per barrel for six consecutive months, but capped at U.S.$15. Total debt service obligations in respect of outstanding Nigerian Oil Warrants amount to $41.72 million per annum. Par Bonds were mainly arrears of commercial bank term loans, plus some arrears of letters of credit, bill for collection, etc. accumulated during the 1980s, which was redeemed during the London club debt exit in 2006.

The table below sets forth information regarding external debt service payments for the periods indicated:

Source	2012	2013	2014	2015	2016
	(U.S.$ millions)
Official:
Bilateral	45.3	41.1	48.9	59.4	63.4
Multilateral	126.9	142.9	152.7	138.7	165.3

Sub-Total	172.2	184.0	201.6	198.1	228.7

Private:
London Club (oil warrants)(1)	41.7	41.7	41.7	41.7	20.9
Other Commercial(2)	45.3	37.9	12.1	0.0	0.0
Eurobond	33.8	33.8	91.3	91.3	91.3
Agency Fees	0.0	0.0	0.0	0.0	12.3

Sub-Total	120.8	113.3	145.1	133.0	124.4

Total	293.0	297.3	346.7	331.1	353.1

(1)	Payments to London Club creditors were in respect of oil warrants only, as Nigeria has had no other London Club debt since 2007. Outstanding oil warrants issued to London Club creditors are scheduled to mature in 2020.
(2)	Comprises loans from private sector lenders.

Source: Debt Management Office

In 2016, debt service payments on multilateral debt were U.S.$165.3 million, compared to U.S.$138.7 million in 2015. In 2016, multilateral loans were U.S.$7.6 billion, compared to U.S.$7.6 billion in 2015, with International Development Association loans representing 88.0% of total multilateral loans in 2016.

Debt Record

As of December 31, 2004, Nigeria’s external debt totaled approximately U.S.$35.9 billion, of which nearly U.S.$30.4 billion was due to government creditors whose representatives convene in the Paris Club. Original loans from Paris Club creditors totaled approximately U.S.$8 billion in 1985, increasing to U.S.$16.7 billion in 1990. The high debt servicing costs on the Paris Club debt placed a significant strain on Government resources, resulting in approximately U.S.$6.4 billion in arrears by 2005. In October 2005, Nigeria negotiated an exit from its Paris Club debt through the cancellation of U.S.$18 billion in debt by the Paris Club governments and the repayment of U.S.$12.4 billion by Nigeria in three tranches. In April 2006, the outstanding balance of Paris Club debt under this relief arrangement was repaid.

The London Club is an informal group of private creditors, similar to the Paris Club of public lenders. Approximately U.S.$1.5 billion was paid to buyback London Club debts (U.S.$1.4 billion in 1992 and U.S.$139.1 million in 2002), while a further U.S.$1.5 billion was paid to redeem par bonds between November and December 2006. An additional 1% commission (U.S.$14.9 million) was paid to the CBN. Of the U.S.$1.5 billion of par bonds that were repaid, the London Club refunded U.S.$747.8 million, being proceeds on collateral, bringing the total net exit payment for the par bonds to U.S.$845.9 million.

Relationship with External Creditors

Following the exit from the Paris Club debt in April 2006, Nigeria has made it a priority to manage its debt in a sustainable manner and, since that time, Nigeria has consistently and promptly met its debt service obligations as and when due. Nigeria believes that it has a strong relationship with all of its external creditors. In addition to its membership with the World Bank and the IMF, Nigeria is a shareholder of the African Development Bank. Nigeria hosts routine visits by most of its external creditors and some creditors, such as the World Bank, the IMF and the IFC, provide support in the form of technical assistance.

Domestic Debt

Nigeria’s strategy with respect to its domestic debt portfolio is to lengthen its maturity structure, to broaden and deepen the domestic bond market through the introduction of a variety of government securities, to use technology to aid the effective and efficient issuance and trading of domestic bonds and to improve the regulatory framework for effective operation of the bond market.

Composition

Domestic debt consists primarily of:

•	Short-term: treasury bills, typically with a tenor of one year or less: 91, 182 and 364 day treasury bills; and

•	Federal Government of Nigeria Notes, which are currently issued in tenors of three, five, seven, ten and 20 years, and treasury bonds, which are legacy debt instruments with tenor range of between 13 years and 23 years (new securities under this category are no longer issued).

Medium-term debt is defined as debt having a remaining maturity greater than one year and less than or equal to three years. Long-term debt is defined as debt having a remaining maturity greater than three years.

The table below sets out information regarding the composition of Nigeria’s domestic debt by instrument, as of the dates indicated:

Instruments	2012	2013	2014	2015	2016
	(₦ billions)
Federal Government of Nigeria Note	4,080.1	4,222.0	4,792.3	5,808.1	7,564.9
Nigeria Treasury Bills	2,122.9	2,581.6	2,815.5	2,772.9	3,277.3
Treasury Notes	334.6	315.4	296.2	256.0	215.9

Total	6,537.5	7,119.0	7,904.0	8,837.0	11,058.1

Source: Debt Management Office

The table below sets forth information regarding the domestic debt outstanding by residual maturity:

	For the year ended December 31,
Year	2012	2013	2014	2015	2016
	(₦ billions)
Short Term	3,044.8	3,100.7	3,350.5	3,379.3	3,902.4
Medium- and Long-Term	3,492.8	4,018.3	4,553.5	5,457.8	7,155.8

Total	6,537.5	7,119.0	7,904.0	8,837.0	11,058.2

Source: Debt Management Office

The table below sets forth information regarding the composition of Nigeria’s Federal Government of Nigeria Notes investors for the periods indicated:

	For the year ended December 31,					For the nine months ended September 30, 2016
	2011	2012	2013	2014	2015
	(₦ billions)
Description
Total Allotment	863.3	994.9	1,044.6	1,070.2	998.7	1,096.1

Deposit Money Banks	42.3%	32.1%	33.0%	24.3%	27.5%	22.6%
Discount Houses	2.9%	2.2%	1.5%	3.8%	0.6%	—
Pension Funds	28.7%	23.9%	25.4%	33.5%	21.9%	22.4%
Foreign Investors	0.7%	10.5%	15.4%	4.4%	3.0%	1.6%
Government Agencies	—	—	—	—	22.2%	21.1%
Non-Bank Financial Institutions	15.1%	16.4%	9.6%	20.9%	22.3%	30.0%
Individuals	0.2%	0.1%	0.1%	0.1%	0.3%	0.3%
Insurance	—	—	—	—	1.9%	1.5%
Other Institutional Investors	10.2%	14.9%	15.0%	13.1%	0.3%	0.5%

Total	100%	100%	100%	100%	100%	100%

Source: Debt Management Office

The Federal Government of Nigeria Note market has continued to grow substantially in recent years, from ₦3,541.2 billion in 2011 to ₦7,564.9 billion in 2016. Federal Government of Nigeria Notes are generally long dated, and the large increase in Federal Government of Nigeria Notes compared to other types of government securities relates to the Government’s strategy to extend the maturity profile of its domestic debt to a 75:25 ratio of long-term to short-term instruments (with medium-term debt counted with long-term debt). The ratio of long-term to short-term domestic debt using original maturity stood at a 70:30 ratio as of December 31, 2016.

The table below sets forth information regarding the holding of Nigeria’s domestic debt in the secondary market by type of investor, as of the dates indicated:

	2012	2013	2014	2015	2016
	(₦ billions)
Holder Category
CBN	398.3	468.9	180.2	877.3	1,688.2
Banks and Discount Houses	3,580.4	3,293.8	3,982.7	3,284.0	3,736.0
Non-Bank Public	2,398.5	3,197.7	3,564.3	4,513.5	5,493.5
Sinking Fund	160.3	158.6	176.8	162.2	140.5

Total	6,537.5	7,119.0	7,904.0	8,837.0	11,058.2

Source: Debt Management Office

The investment in the domestic debt market by the non-bank public investor category has grown by 229% from ₦2,398.5 million in 2012 to ₦5,493.5 million in 2016. This is due to investments from Pension Funds in Federal Government securities.

Maturity Profile

The table below sets forth information regarding the maturity profile of Nigeria’s domestic debt as of the dates indicated.

Year ended December 31,	Short- Term	Medium- & Long- Term	Total
	(₦ billions)
2012	3,044.8	3,492.8	6,537.5
% in 2012	46.6	53.4	100.0
2013	3,100.7	4,018.3	7,119.0
% in 2013	43.6	56.4	100.0
2014	3,350.5	4,553.5	7,904.0
% in 2014	42.4	57.6	100.0
2015	3,379.3	5,457.8	8,837.0
% in 2015	38.2	61.8	100.0
2016	3,902.4	7,155.8	11,058.2
% in 2016	35.3	64.7	100.0

Source: Debt Management Office

Debt Service

The table below sets out information regarding Nigeria’s domestic debt service payments for the periods indicated:

Year ended December 31,	Debt Service Payments
(₦ billions)
2012	720.6
2013	794.1
2014	865.8
2015	1,018.1
2016	1,228.8

Source: Debt Management Office

The increase in debt service payments year on year reflects the increase in issuance of domestic debt, as well as increased domestic cost of borrowing as a result of unfavorable macroeconomic conditions. For instance, the CBN Monetary Policy Rate was raised from 6.5% in 2011 to 14% in 2016.

Guarantees and Contingent Liabilities

As of December 31, 2016, the total value of the Federal Government’s contingent liabilities, excluding the AMCON, was ₦1,445.4 billion. See “Risk Factors—Significant increases in levels of government debt could have a material adverse effect on Nigeria’s economy and its ability to service its debt, including the Bonds”.

Contingent Liabilities of the Government consist of explicit guarantees issued by the Government in favor of MDAs and verified pension arrears.

The table below sets out information regarding the composition of Nigeria’s contingent liabilities by instrument, as of the dates indicated:

	As of December 31,
	2012	2013	2014	2015	2016
	(₦ billions)
Outstanding Contingent Liabilities
Pension Liabilities(1)	1,322.4	1,271.1	1,231.0	1,156.5	1,132.2
Local Contractor’s Debts(2)	233.9	233.9	233.9	233.9	159.3
Federal Mortgage Bank of Nigeria(3)	32	32	32	6.9	5.2
Guarantee of Agriculture Loans	174.7	—	—	—	—
FGN AMCON Guaranteed Notes(4)	1,742.0	1,742.0	—	—	—
Nigerian Export-Import (NEXIM) Bank(5)	—	—	39.4	39.4	61.0
FCDA-Katampe Infrastructure Project(6)	—	—	—	—	7.4
Nigeria Mortgage Refinance Company Plc	—	—	—	8.0	8.0
World Bank Partial-Risk Guarantee in support of Azura-Edo IPP(7)	—	—	—	—	72.3
Lekki Port LFTZ Enterprise-Lekki Deep Sea Port	—	—	157.6	157.6	—

Total	3,585.1	3,279.0	1,694.0	1,656.5	1,445.4

(1)	Data provided by National Pension Commission of Nigeria.
(2)	The figure represents the face value of the bonds issued to Local Contractors.
(3)	FGN Guarantee of Federal Mortgage Bank of Nigeria Note to enable the Bank to raise funding from the capital market to refinance the sale of Federal Government non-essential houses under the monetization program of the Government.
(4)	The FGN Guarantee to AMCON in respect of the ₦1.7 trillion 3-year Zero-coupon AMCON Notes and Tradable. Note expired on December 31, 2013, following the redemption of AMCON Notes.
(5)	FGN Guarantee to NEXIM for the U.S.$200 million Master Line of Credit from the African Development Bank. Exchange rate: ₦168/U.S.$1 for 2014 and 2015 and ₦305/U.S.$1 for 2016.
(6)	The Guarantee was issued on behalf of the Federal Capital Development Authority (“FCDA”), in favour of FBN Capital Limited and FBN Trustee Ltd, in respect of a bank facility granted to Deanshanger Projects Ltd for the provision of integrated civil infrastructure to Katampe District, Abuja. The outstanding amount confirmed by FCDA is ₦7.4 billion, excluding accrued interest.
(7)	World Bank Partial Risk Guarantees in the sum of U.S.$237 million (₦72,285,000,000.00 converted at ₦305/U.S$1), comprising a debt mobilization guarantee of US$117 million and a liquidity guarantee of US120 million, in support of the 450-megawatt Azura-Edo Independent Power Project (“IPP”). The FGN entered into an indemnity agreement with the IBRD in 2015 to reimburse to the World Bank amounts paid by the World Bank in relation to or arising from the IBRD guarantee and to undertake other obligations to the World Bank set forth in the indemnity agreement.

Source: Debt Management Office

The Government is currently in the process of finalizing a framework designed to provide Government support to private sector self-funding infrastructure projects through the provision of back-stopped collateral guarantees or other structures.

In December 2016, the Government announced that it had identified an estimated ₦2.2 trillion in Government arrears toward third parties, including construction contractors, suppliers of goods and services and state governments, that had accumulated as budgeted expenditure liabilities under previous administrations (for services both performed and yet to be performed). Such claims are expected to be verified and negotiated as appropriate. In order to settle the arrears, the administration of President Buhari has indicated that it intends to reclassify them as public debt through the issuance of promissory notes in 2017, the first of which will be due in 2018. Such promissory notes are expected to be liquidated pursuant to sinking fund provisions to be made in the federal budget from 2018. Going forward, the promissory notes will be recorded as public domestic debt by the Federal Government, thereby increasing Nigeria’s total debt stock significantly. The Buhari administration’s new budgetary process seeks to ensure that this scenario is not repeated in the future.

Tables and Supplementary Information

Table 1)

External Government Debt, as of December 31, 2016

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
MULTILATERAL
Bank of Industry Project	African Development Bank	Variable	01/29/2013	2047/07/01	USD	50,000,000	N/A
Emergency Budget Support Program 2016	African Development Bank	Variable	11/09/2016	2036/12/09	USD	1,500,000	N/A
Nigerian Export-Import Bank Project	African Development Bank	Variable	06/02/2013	2034/07/29	USD	50,000,000	N/A
Transport Sector & Economic Governance Reform Program	African Development Bank	Variable	05/27/2013	2033/04/01	USD	300,000,000	N/A
Urban Water Reform & Port Harcourt WSSP	African Development Bank	Variable	03/13/2015	2034/10/01	USD	1,843,539	N/A
Sub-Total						403,343,539

Agricultural Transformation Agenda Support Prog phase I	African Development Fund	Fixed	05/22/2014	2044/10/01	FUA	8,477,049	0.75
BAMENDA-MAMFE-ABAKALIKI-ENUGU ROAD CORRIDOR	African Development Fund	Fixed	05/13/2009	2059/03/01	FUA	96,259,481	0.75
Bauchi State Health Project “CHF”	African Development Fund	Fixed	07/04/1990	2040/09/01	CHF	1,358,367	0.75
Bauchi State Health Project “ESP”	African Development Fund	Fixed	07/04/1990	2040/09/01	ESP	200,738	0.75
Bauchi State Health Project “FIM”	African Development Fund	Fixed	07/04/1990	2040/09/01	FIM	87,575	0.75
Bauchi State Health Project “USD”	African Development Fund	Fixed	07/04/1990	2040/03/01	USD	18,906,350	0.75
Bauchi State Health Project (DEM)	African Development Fund	Fixed	07/04/1990	2040/09/01	DEM	2,762,800	0.75
Community Based Agric & Rural Dev. Project FUA	African Development Fund	Fixed	12/12/2003	2056/12/31	FUA	16,553,381	0.75
Community Based Poverty Reduction	African Development Fund	Fixed	02/02/2001	2056/12/31	FUA	24,467,404	0.75
Economic and Power Sector Reform Programme	African Development Fund	Fixed	03/30/2011	2061/03/31	FUA	137,159,672	0.75
First Multi State Water Supply “CHF”	African Development Fund	Fixed	06/29/1994	2044/09/01	CHF	86,466	0.75
First Multi State Water Supply “DEM”	African Development Fund	Fixed	06/29/1994	2044/09/01	DEM	2,175,347	0.75
First Multi State Water Supply “EUR”	African Development Fund	Fixed	01/01/1999	2044/03/01	EUR	3,740,877	0.75
First Multi State Water Supply “FRF”	African Development Fund	Fixed	06/29/1994	2044/09/01	FRF	203,027	0.75
First Multi State Water Supply “USD”	African Development Fund	Fixed	06/29/1994	2044/03/01	USD	8,655,110	0.75
Health Service Rehab. ‘FRF’	African Development Fund	Fixed	05/12/1993	2043/09/01	FRF	301,108	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Health Services Rehab. Proj.“CHF”	African Development Fund	Fixed	05/12/1993	2043/03/01	CHF	3,008,602	0.75
Health Services Rehab. Proj.“USD”	African Development Fund	Fixed	05/12/1993	2043/03/01	USD	30,583,216	0.75
Health Services Rehab. Project “DEM”	African Development Fund	Fixed	05/12/1993	2043/03/01	DEM	4,691,843	0.75
Health Services Rehab. Project “EUR”	African Development Fund	Fixed	01/01/1999	2044/03/01	EUR	19,959,489	0.75
Health System Development Project IV	African Development Fund	Fixed	10/15/2002	2056/12/31	FUA	41,216,696	0.75
Ibadan Water Supply 11 (DEM) ADF	African Development Fund	Fixed	12/19/1991	2041/09/01	DEM	158,708	0.75
Ibadan Water Supply Project II “CHF”	African Development Fund	Fixed	12/19/1991	2041/09/01	CHF	128,637	0.75
Ibadan Water Supply Project II “EUR”	African Development Fund	Fixed	01/01/1999	2041/09/01	EUR	117,321	0.75
Ibadan Water Supply Project II “USD”	African Development Fund	Fixed	12/19/1991	2041/09/01	USD	3,845,387	0.75
Invasive Aquatic weeds in West Africa	African Development Fund	Fixed	02/11/2005	2056/12/31	FUA	1,818,391	0.75
Kwara State Health Project “CHF”.	African Development Fund	Fixed	07/11/1991	2041/03/01	CHF	42,789	0.75
Kwara State Health Project “DEM”.	African Development Fund	Fixed	07/11/1991	2041/03/01	DEM	1,898,823	0.75
Kwara State Health Project “EUR”.	African Development Fund	Fixed	01/11/1999	2041/03/01	EUR	25,788	0.75
Kwara State Health Project “FRF”.	African Development Fund	Fixed	07/11/1991	2041/03/01	FRF	1,552	0.75
Kwara State Health Project “USD”.	African Development Fund	Fixed	07/11/1991	2041/03/01	USD	12,353,096	0.75
NACB Instit. Strengthening “USD”	African Development Fund	Fixed	10/09/1992	2042/09/01	USD	3,074,763	0.75
NACB Institutional Strenght DEM ADF	African Development Fund	Fixed	10/09/1992	2042/09/01	DEM	550,568	0.75
National Fadama Development Project	African Development Fund	Fixed	12/12/2003	2057/09/01	FUA	26,240,186	0.75
NATIONAL PROGRAMME FOR FOOD SECURITY	African Development Fund	Fixed	02/26/2007	2056/09/01	FUA	17,574,748	0.75
NERICA Rice Dissemination	African Development Fund	Fixed	12/12/2003	2053/09/01	FUA	6,321,792	0.75
NGA/TGO/BEN.POWER SYST .INTERC. PROJECT	African Development Fund	Fixed	03/25/2003	2053/03/01	FUA	14,226,307	0.75
Plateau State Water Project “CHF”	African Development Fund	Fixed	12/19/1991	2042/03/01	CHF	560,238	0.75
Plateau State Water Project “EUR”	African Development Fund	Fixed	01/01/1999	2041/09/01	EUR	536,761	0.75
Plateau State Water Project “USD”	African Development Fund	Fixed	12/19/1991	2041/09/01	USD	3,236,526	0.75
Rural Access and Mobility Project	African Development Fund	Fixed	12/24/2007	2056/09/01	FUA	46,768,416	0.75
Rural Water Supply and Sanitation Programme	African Development Fund	Fixed	05/15/2008	2058/03/01	FUA	44,973,370	0.75
Savannah Sugar Rehab. Project “USD”	African Development Fund	Fixed	11/04/1992	2042/09/01	USD	4,053,661	0.75
Savannah Sugar Rehab.Project “EUR”	African Development Fund	Fixed	01/01/1999	2042/09/01	EUR	857,576	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Savannah Sugar Rehab.Project “CHF”	African Development Fund	Fixed	11/04/1992	2042/09/01	CHF	677,495	0.75
Savannah Sugar Rehab.Project “DEM”.	African Development Fund	Fixed	11/04/1992	2042/09/01	DEM	1,659,579	0.75
Savannah Sugar Rehab.Project “FRF”.	African Development Fund	Fixed	11/04/1992	2042/09/01	FRF	457,643	0.75
Skills Training and Vocational Education	African Development Fund	Fixed	05/22/2006	2057/03/01	FUA	33,226,341	0.75
Urban Water Supply and Sanitation Improvement Proj in OYO & Taraba States	African Development Fund	Fixed	03/30/2011	2061/04/01	FUA	32,603,570	0.75
Zaria Water Supply Expansion and Sanitation Project	African Development Fund	Fixed	07/29/2013	2043/09/30	FUA	36,436,659	1.75
Subtotal						715,281,290

Construction And Rehabilitation of Small Earth Dams	Arab Bank for Economic Dev. in Africa	Fixed	12/21/2006	2035/07/01	USD	5,720,072	1.00
Borno North East Arid Zone Devpt Program	European Development Fund (“EDF”)	Fixed	06/11/1990	2030/06/01	EUR	14,784,618	1.00
Middle Belt Program	EDF	Fixed	07/13/1990	2030/06/01	EUR	8,944,059	1.00
Oil Palm Belt Rural Devpt	EDF	Fixed	01/31/1990	2030/01/15	EUR	25,959,145	1.00
Sectoral Import Program	EDF	Fixed	10/23/1990	2030/05/01	EUR	5,144,423	1.00
Sokoto Desert. Control & Environ. Prog.	EDF	Fixed	10/27/1989	2030/06/01	EUR	10,892,954	1.00
Subtotal						65,725,200

Development Finance Project	International Bank for Reconstruction and Development	Variable	02/25/2015	2036/04/15	USD	3,882,574	N/A
Economic Reform and Governance Project	International Development Association	Fixed	01/24/2005	11/01/2039	XDR	92,674,052	0.75
Federal Roads Development Project	International Development Association	Fixed	01/01/2008	03/15/2048	XDR	270,607,171	0.75
National Energy Development Project	International Development Association	Fixed	07/15/2005	04/15/2045	XDR	140,431,270	0.75
2ND Multi-State Roads project	International Development Association	Fixed	07/30/1993	11/15/2027	XDR	45,205,982	0.75
3rd Multi State Agric Dev. Proj.	International Development Association	Fixed	08/04/1989	02/15/2024	XDR	37,684,498	0.75
3rd National Urban Water Sector Reform Project	International Development Association	Fixed	11/07/2014	11/01/2038	XDR	10,618,057	2.00
A Flu Ctrl & Hum Pan Prepdness	International Development Association	Fixed	04/05/2006	12/01/2045	XDR	41,658,023	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Add. Fin. Polio Eradication Support Programme	International Development Association	Fixed	05/01/2015	11/15/2059	XDR	186,931,514	2.00
Additional Financing Community and Social Development Project	International Development Association	Fixed	06/13/2014	03/01/2039	XDR	19,785,405	2.00
Additional Financing for Lagos Eko Secondary Education Project	International Development Association	Fixed	07/20/2009	03/01/2049	XDR	32,671,569	2.00
Additional Financing For Malaria Control Booster Project	International Development Association	Fixed	11/20/2010	05/01/2050	XDR	76,813,604	0.75
Additional Financing for the Nat. Urban Water Sector Reform Proj.	International Development Association	Fixed	02/05/2009	05/15/2048	XDR	67,670,000	0.75
Additional Financing Health Systems Development Project	International Development Association	Fixed	09/09/2013	04/15/2052	XDR	76,776,163	0.75
Additional Financing Second National Urban Water Sector Reform Project	International Development Association	Fixed	09/09/2013	05/15/2053	XDR	96,846,965	0.75
Addnl Financing Partnership Polio Eradication Project	International Development Association	Fixed	04/02/2009	04/01/2048	XDR	42,499,659	0.75
Africa Higher Education Centers of Excellence Project	International Development Association	Fixed	02/25/2015	04/15/2039	XDR	18,867,923	2.00
Commercial Agricultural Development Project.	International Development Association	Fixed	05/05/2009	10/01/2048	XDR	96,470,560	0.75
Community and Social Development Project.	International Development Association	Fixed	01/01/2008	03/01/2048	XDR	162,774,109	0.75
Community Based Poverty Reduction II	International Development Association	Fixed	02/19/2007	12/01/2046	XDR	22,237,015	0.75
Community Based Poverty Reduction Proj.	International Development Association	Fixed	04/20/2001	12/01/2035	XDR	53,533,000	0.75
Community Based Urban Development.	International Development Association	Fixed	02/25/2003	05/15/2037	XDR	104,772,925	0.75
Development Communication Pilot Project	International Development Association	Fixed	07/30/1993	07/01/2028	XDR	4,404,112	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Development Policy Operation	International Development Association	Fixed	09/24/2009	04/01/2049	XDR	432,820,000	0.75
Econ. Management Techn. Assist. Project	International Development Association	Fixed	12/14/1992	09/01/2027	XDR	10,833,900	0.75
Economic Management Capacity Building Pr	International Development Association	Fixed	05/22/2000	12/01/2034	XDR	15,371,486	0.75
Edo State fiscal Improvement and Service Delivery Operation	International Development Association	Fixed	05/11/1992	11/01/2026	XDR	71,422,000	2.00
Environmental Management Project	International Development Association	Fixed	07/18/1990	05/15/2025	XDR	12,596,000	0.75
Federal Universities Development	International Development Association	Fixed	07/30/2013	05/15/2053	XDR	17,294,317	0.75
First Agriculture Development Policy Financing	International Development Association	Fixed	09/25/2011	02/15/2051	XDR	88,842,000	0.75
First Lagos State Development Policy Operation	International Development Association	Fixed	06/24/2013	10/01/2050	XDR	171,654,000	0.75
Growth and Employment (GEM) Project	International Development Association	Fixed	02/25/2003	05/15/2037	XDR	32,605,749	0.75
Health System Development Project	International Development Association	Fixed	08/23/2001	06/15/2036	XDR	120,911,213	0.75
HIV/AIDS Program Development Project	International Development Association	Fixed	10/08/2007	12/15/2046	XDR	74,222,423	0.75
HIV/AIDS Programme Development Project—Additional	International Development Association	Fixed	12/18/2013	05/15/2053	XDR	38,169,662	0.75
Housing Finance Project	International Development Association	Fixed	11/07/2014	02/15/2039	XDR	114,637,246	0.75
Ibadan Urban Flood Management Project	International Development Association	Fixed	02/17/2004	09/15/2038	XDR	11,812,131	2.00
IIND National Fadama Development Project.	International Development Association	Fixed	07/15/2005	05/01/2045	XDR	85,769,312	0.75
IIND National Urban Water Sector Reform Project.	International Development Association	Fixed	07/30/1993	06/01/2028	XDR	172,445,976	0.75
Lagos Drainage and Sanitation Project	International Development Association	Fixed	07/30/1993	2028/06/01	XDR	34,287,250	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Lagos Eko Secondary Education Project	International Development Association	Fixed	07/20/2009	2049/03/01	XDR	84,959,320	0.75
Lagos Metropolitan Development and Governance Project	International Development Association	Fixed	07/31/2006	2046/06/15	XDR	120,524,398	0.75
Lagos Urban Transport Project	International Development Association	Fixed	06/24/2003	2037/09/01	XDR	91,053,000	0.75
Lagos Urban Transport Project 2	International Development Association	Fixed	11/25/2010	2050/02/15	XDR	145,621,746	0.75
Lagos Urban Transprt.—Addl Fin	International Development Association	Fixed	10/30/2007	2047/03/01	XDR	44,661,335	0.75
Local Empowerment & Environmental Mgt. Programme.	International Development Association	Fixed	06/24/2003	09/01/2037	XDR	64,372,039	0.75
Malaria Control Booster Project	International Development Association	Fixed	11/25/2010	02/15/2050	XDR	160,477,711	0.75
Micro, Small and Medium Enterprise Project	International Development Association	Fixed	10/30/2007	03/01/2047	XDR	27,021,604	0.75
Multi-State Water Project.	International Development Association	Fixed	12/03/2003	07/01/2038	XDR	49,978,322	0.75
Multi-State Road Project	International Development Association	Fixed	02/19/2007	06/15/2046	XDR	19,183,533	0.75
National Agricultural Research Project	International Development Association	Fixed	02/17/2004	09/15/2038	XDR	37,235,250	0.75
National Population Project	International Development Association	Fixed	12/14/1992	04/01/2027	XDR	4,743,846	0.75
National Urban Water Sector Reform Project	International Development Association	Fixed	11/11/1992	03/15/2027	XDR	102,589,898	0.75
Niger Basin Water Resources Development and Sustainable Ecosystems Management Project.	International Development Association	Fixed	12/06/1991	01/15/2026	XDR	117,369,372	0.75
Nigeria Edo State First Development Policy Operation	International Development Association	Fixed	06/17/1991	03/15/2026	XDR	64,856,000	0.75
Nigeria Electricity and Gas	International Development Association	Fixed	09/10/2004	05/01/2039	XDR	120,017,853	0.75
Nigeria Electricity and Gas Improvement Project	International Development Association	Fixed	07/26/2007	06/15/2047	XDR	31,068,065	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Nigeria Erosion and Watershed Management Project	International Development Association	Fixed	04/01/2013	11/01/2051	XDR	146,819,386	0.75
Nigeria Public Sector Governance Reform & Dev. Project	International Development Association	Fixed	05/11/2010	03/01/2049	XDR	28,937,225	0.75
Nigeria State Education Sector Project	International Development Association	Fixed	07/08/2014	04/15/2042	XDR	54,973,684	0.75
Nigeria State Eductation Progam Investment Project	International Development Association	Fixed	04/16/2013	02/15/2052	XDR	63,634,656	0.75
Nigeria States Health Investment Project	International Development Association	Fixed	06/29/2012	02/15/2050	XDR	89,784,319	0.75
Nigeria Youth Employment & Social Support Operation	International Development Association	Fixed	10/30/2007	02/15/2047	XDR	34,582,889	0.75
Polio Eradication Support Project	International Development Association	Fixed	04/16/2013	10/15/2052	XDR	82,085,854	0.75
Primary Education Project	International Development Association	Fixed	04/16/2013	04/01/2052	XDR	40,836,626	0.75
Privatisation Support Project	International Development Association	Fixed	04/16/2013	10/15/2052	XDR	86,054,962	0.75
Program to support Saving One Million Lives	International Development Association	Fixed	04/16/2013	04/15/2052	XDR	61,364,859	2.00
Public Private Partnership Program—First Phase Project	International Development Association	Fixed	08/15/1991	09/15/2025	XDR	16,168,617	0.75
Rural Access and Mobility Project (Kaduna State)	International Development Association	Fixed	08/23/2001	06/01/2036	XDR	50,147,475	0.75
Rural Access and Mobility Project Phase II	International Development Association	Fixed	09/25/2011	11/15/2050	XDR	45,385,685	0.75
S&T Edu. Post Basic Project	International Development Association	Fixed	10/15/2008	12/01/2018	USD	141,315,634	0.75
Second HIV/AIDS Program Development Project	International Development Association	Fixed	07/08/2008	03/15/2048	XDR	164,610,414	0.75
Second Lagos State Development Policy Operation	International Development Association	Fixed	09/09/2013	04/01/2042	XDR	174,736,000	2.00

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Second Primary Education Project	International Development Association	Fixed	08/28/2007	04/15/2047	XDR	44,393,964	0.75
Small Towns Water Supply Sanitation Pj	International Development Association	Fixed	11/25/2010	03/01/2049	XDR	2,966,373	0.75
State Employment and Expenditure for Result Project	International Development Association	Fixed	06/13/2014	02/15/2039	XDR	75,935,397	0.75
State Governance and Capacity Building Project	International Development Association	Fixed	05/22/2000	02/01/2035	XDR	15,592,582	0.75
Sustainable Mgt. of Mineral Resources Project.	International Development Association	Fixed	05/22/2000	04/01/2035	XDR	101,966,979	0.75
Third Lagos State Development Policy Operation	International Development Association	Fixed	04/16/2013	02/15/2052	XDR	190,682,000	0.75
Third National Fadama Development Project	International Development Association	Fixed	07/15/2005	03/15/2045	XDR	205,550,788	0.75
Transforming Irrigation Management in Nigeria Project	International Development Association	Fixed	01/24/2005	11/01/2039	XDR	50,110,670	2.00
Transmission Development Project	International Development Association	Fixed	08/23/2001	07/15/2036	XDR	91,192,916	0.75
Universal Basic Education Project.	International Development Association	Fixed	11/24/2008	02/15/2048	XDR	47,011,906	0.75
West African Air Transport Safety and Security Program (Phase II)	International Development Association	Fixed	11/07/2014	04/15/2039	XDR	29,573,526	0.75
West Africa Agricultural Productivity Program (WAAPP-1B)	International Development Association	Fixed	08/23/2001	07/15/2036	XDR	39,797,948	0.75
Sub-Total						6,669,574,866

National Program For Food Security—Expansion Phase Support Project	Islamic Development Bank	Fixed	03/07/2007	12/31/2031	IDB	17,271,115	N/A
Climate Change Adaptation and Agribusiness Support Programme in the Savannah Belt	International Fund for Agricultural Development	Fixed	02/06/2015	05/15/2054	XDR	489,160	N/A
Community Based Agric and Rural Development Prog. (Add. Fin)	International Fund for Agricultural Development	Fixed	01/19/2011	09/01/2050	XDR	10,952,929	0.75

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Community Based AGRIC.& RURAL DEV.PROGRAMME	International Fund for Agricultural Development	Fixed	12/11/2001	03/01/2043	XDR	26,007,284	0.75
Community Based Natural Resource Mng.pro	International Fund for Agricultural Development	Fixed	07/09/2003	09/01/2042	XDR	13,028,432	0.75
Katsina State Agric & Community Development Project	International Fund for Agricultural Development	Fixed	06/05/1991	2040/12/15	XDR	6,483,272	0.75
ROOTS AND TUBERS EXPANSION PROGRAM	International Fund for Agricultural Development	Fixed	05/15/2000	2040/09/01	XDR	9,724,164	0.75
Rural Finance Institution- Building Program	International Fund for Agricultural Development	Fixed	07/01/2008	2046/09/01	XDR	19,626,124	0.75
Sokoto State Agric.& Community Dev.Proj.	International Fund for Agricultural Development	Fixed	09/13/1993	2042/09/01	XDR	5,628,241	0.75
Value Chain Development Program	International Fund for Agricultural Development	Fixed	08/23/2012	06/15/2050	XDR	15,483,609	0.75
Sub-Total						107,423,214

BILATERAL

Construction of Transmission Lines & Sub-Stations	Agence Francaise Development	Variable	02/27/2014	2046/04/30	USD	5,000,000	N/A
Lagos Metropolitan development (Phase II)	Agence Francaise Development	Variable	11/25/2011	2031/04/30	USD	100,000,000	N/A
Lagos State Urban Development (Urban Renewal & Solid Waste Mgt)	Agence Francaise Development	Variable	03/25/2015	2037/10/31	USD	10,000,000	N/A
Ogun State Urban Water Supply Reform	Agence Francaise Development	Variable	03/25/2015	2037/10/31	USD	5,000,000	N/A
Second National Urban Water Sector Reform Project (II)	Agence Francaise Development	Variable	11/26/2012	2032/10/31	USD	46,500,000	N/A
Second Phase Rural Access & Mobility Project	Agence Francaise Development	Variable	08/06/2013	2032/10/31	USD	31,745,989	N/A
Sub-Total						198,245,989

Nigerian Abuja Light Rail Project	Exim Bank of China	Fixed	11/07/2012	2032/09/21	USD	361,792,834	2.50
Nigerian Four Airport Terminal expansion Project	Exim Bank of China	Fixed	07/10/2013	2034/09/21	USD	316,942,353	2.50
Nigerian ICT Infrastructure Backbone Project	Exim Bank of China	Fixed	01/05/2013	2032/09/21	USD	70,024,181	2.50
Nigerian National Public Security Communication System Proj.	Exim Bank of China	Fixed	12/20/2010	2030/09/21	USD	399,500,000	2.50

Description	Creditor	Loan Type	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Nigerian Railway Modernization Project. (Idu- Kaduna Section)	Exim Bank of China	Fixed	12/20/2010	2030/09/21	USD	459,798,593	2.50
Nigerian-Communications-Satellite (NIGCOMSAT)	Exim Bank of China	Fixed	01/12/2006	2018/03/21	USD	30,000,000	2.50
Sub-Total						1,638,057,961

Polio Eradication Project	Japan International Cooperation Agency	Fixed	05/26/2014	2034/05/10	JPK	70,661,727	N/A
Fund for Agricultural Finance in Nigeria	Kreditanstalt Fur Wiederaufbua	Fixed	10/03/2013	2053/12/31	EUR	11,089,050	0.75
Commercial
6.75% Eurobond 2021	Multisector	Fixed	1/28/2011	1/28/2021	USD	500,000,000	6.750
5.125% Eurobond 2018	Multisector	Fixed	7/12/2013	7/12/2018	USD	500,000,000	5.125
6.375% Eurobond 2023	Multisector	Fixed	7/12/2013	7/12/2023	USD	500,000,000	6.375
						1,500,000,000
TOTAL						11,406,276,597
AFD Months LIBOR
Spread to Index = -1.38

Source: Debt Management Office

Table 2)

External Debt Guaranteed by the Government, as of December 31, 2016

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Abia Health System Dev. IV—ADF	AFDF	Abia State	10/13/2003	9/1/2054	FUA	2,012,754	0.75
Abia- State Oil Palm Belt Rural Devpt. Programme (87.5%) EDF	EDF	Abia State	1/31/1990	1/15/2030	EUR	1,082,592	1.00
Abia State- Community Based Poverty Reduction- IDA	IDA	Abia State	7/18/2001	12/1/2035	XDR	10,342,872	0.75
Abia State- Health Systems Development -IDA	IDA	Abia State	5/28/2003	5/15/2037	XDR	1,332,073	0.75
Abia State-HIV/AIDS Programme-IDA	IDA	Abia State	12/22/2005	6/15/2036	XDR	1,844,357	0.75
Abia State- Comm. and Social Dev. Proj.	IDA	Abia State	3/30/2009	2/15/2048	XDR	4,355,000	0.75
Abia State-Third National Fadama Dev Proj	IDA	Abia State	6/1/2009	5/15/2048	XDR	6,456,535	0.75
Abia State Health System Dev. Proj. (Addtn Financing)	IDA	Abia State	7/5/2009	9/1/2042	XDR	3,111,626	0.75
Abia State Community Based Natural Resource Mgt Prog- IFAD	IFAD	Abia State	4/27/2006	15/8/2051	XDR	1,313,670	0.75
Abia State- 2nd (Second) HIV/AIDS PROGRAMME	IDA	Abia State	7/27/2011	1/3/2048	XDR	3,701,128	0.75
Abia State- Erosion and Watershed Management Project-IDA	IDA	Abia State	7/16/2013	8/15/2051	XDR	5,737,831	0.75
Total						41,290,439

HIV/AIDS Program	IDA	Adamawa State	8/23/2001	6/15/2036	XDR	2,219,489	0.75
Health Systems Development	IDA	Adamawa State	9/11/2003	5/15/2037	XDR	3,367,676	0.75
Local Empowerment & Environment	IDA	Adamawa State	2/23/2004	7/1/2038	USD	6,701,462	0.75
National Fadama II	IDA	Adamawa State	4/5/2004	9/15/2038	XDR	4,835,061	0.75
Health System Dev. Proj. (Addtn Financing)	IDA	Adamawa State	6/15/2009	5/15/2048	XDR	3,883,689	0.75
Third National Fadama Development Project	IDA	Adamawa State	8/18/2009	2/15/2048	XDR	3,886,876	0.75
Community & Social Development Project	IDA	Adamawa State	4/14/2009	8/31/2067	XDR	4,355,000	0.75
2nd (Second) HIV/AIDS Program	IDA	Adamawa State	9/19/2011	3/1/2049	XDR	4,163,684	0.75
2nd Rural Access & Mobility Project	AFD	Adamawa State	10/21/2013	4/1/2052	XDR	10,750,974	Variable
Adamawa State—2nd Phase Rural Access and Mobility Project (RAMP 2)—AFD	AFD	Adamawa State	10/21/2013	10/31/2032	USD	6,500,000	Variable
Adamawa State- State Health Investment Project—IDA	IDA	Adamawa State	7/16/2013	5/1/2052	XDR	33,067,620	0.75
Total						83,731,531

First Multi State Water Supply Project (35.12%)FRF(EUR)	AFDB	Akwa Ibom State	1/1/1994	7/1/2021	EUR	442,308	0.75
First Multi State Water Supply Project (35.12%) JPK	AFDB	Akwa Ibom State	1/1/1994	1/1/2021	JPK	486,884	0.75
First Multi State Water Supply Project (35.12%) USD	AFDB	Akwa Ibom State	1/1/1994	7/1/2019	USD	260,361	0.75
First Multi State Water Supply Project (35.12%)EUR	AFDB	Akwa Ibom State	1/1/1999	1/1/2019	EUR	4,394,781	0.75
First Multi State Water Project ADF (27.75%) FRF	AFDF	Akwa Ibom State	6/29/1994	9/1/2044	EUR	54,931	0.75
First Multi State Water Project ADF (27.75%) USD	AFDF	Akwa Ibom State	6/29/1994	9/1/2044	USD	1,012,642	0.75
First Multi State Water (27.72%) DEM (EUR)	AFDF	Akwa Ibom State	6/29/1994	9/1/2044	EUR	588,570	0.75
First Multi State Water (27.72%) CHF	AFDF	Akwa Ibom State	6/29/1994	9/1/2044	CHF	23,394	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
First Multi State Water Project (27.75%) EUR	AFDF	Akwa Ibom State	1/1/1999	9/1/2044	EUR	744,806	0.75
Health System Dev. IV	AFDF	Akwa Ibom State	10/13/2003	9/1/2054	FUA	2,679,698	0.75
Health System Dev. IV—ADF	AFDF	Akwa Ibom State	10/13/2003	3/1/2053	USD	313,628	0.75
HIV/AIDS Programme	IDA	Akwa Ibom State	2/28/2002	6/15/2036	XDR	4,790,649	0.75
Community Based Urban Dev Project	IDA	Akwa Ibom State	5/23/2003	5/15/2037	XDR	13,192,725	0.75
Health Systems Development	IDA	Akwa Ibom State	5/27/2003	5/15/2037	XDR	450,965	0.75
Malaria control Booster Project	IDA	Akwa Ibom State	5/28/2007	6/15/2046	XDR	3,579,413	0.75
Third National Fadama Dev Proj	IDA	Akwa Ibom State	1/6/2009	2/15/2048	XDR	6,383,253	0.75
Health System Development Project II (Additional Financing)	IDA	Akwa Ibom State	4/8/2009	5/15/2048	XDR	1,910,692	0.75
Community Based Natural Resource Mgt Prog	IFAD	Akwa Ibom State	11/24/2004	9/1/2042	XDR	548,831	0.75
Malaria Control Booster (Addtn Financing)	IDA	Akwa Ibom State	1/27/2010	3/1/2049	XDR	1,735,359	0.75
Community & Social Development Project	IDA	Akwa Ibom State	9/17/2009	3/1/2048	XDR	4,355,000	0.75
Akwa-Ibom State- Second HIV/AIDS Program Dev Proj	IDA	Akwa Ibom State	7/27/2011	1/9/2051	XDR	2,606,758	0.75
Total						50,555,649

Health Systems Development	IDA	Anambra State	8/22/2003	5/15/2037	XDR	4,831,046	0.75
HIV/AIDS Program	IDA	Anambra State	7/26/2004	6/15/2036	XDR	3,826,796	0.75
Malaria Control Booster Project	IDA	Anambra State	5/21/2007	6/15/2046	XDR	5,941,513	0.75
Community & Social Development Project	IDA	Anambra State	12/30/2009	3/1/2048	XDR	4,355,000	0.75
Third National Fadama Development Project	IDA	Anambra State	4/8/2009	2/15/2048	XDR	5,354,440	0.75
Health System Development Project II (Additional Financing)	IDA	Anambra State	8/18/2009	5/15/2048	XDR	2,585,689	0.75
Malaria Control Booster Proj (Add. Financing)	IDA	Anambra State	12/30/2009	3/1/2049	XDR	3,711,407	0.75
State Education Program Investment Project	IDA	Anambra State	7/30/2013	4/15/2053	XDR	21,870,604	0.75
Anambra State—Erosion and Watershed Mgt Proj.	IDA	Anambra State	7/30/2013	2/15/2052	XDR	9,676,794	0.75
Anambra State—National Program for Food Security Expansion Phase Support Project	IDB	Anambra State	1/1/2009	12/31/2031	IDB	730,099	0.75
Total						62,883,387

Bauchi State Health Project ADF (6.08%) CHF	AFDF	Bauchi State	7/4/1990	9/1/2040	CHF	82,589	0.75
Bauchi State Health ADF (6.08%) DEM (EUR)	AFDF	Bauchi State	7/4/1990	9/1/2040	EUR	168,007	0.75
Bauchi State Health Project ADF (6.08%) JPK	AFDF	Bauchi State	7/4/1990	9/1/2040	JPK	10,833	0.75
Bauchi State Health Project ADF (6.08%) USD	AFDF	Bauchi State	7/4/1990	9/1/2040	USD	956,938	0.75
Bauchi State Health Project ADF (6.08%) ESP (EUR)	AFDF	Bauchi State	7/4/1990	9/1/2040	EUR	12,207	0.75
Bauchi Health System Dev. IV—ADF	AFDF	Bauchi State	10/13/2003	9/1/2054	FUA	734,577	0.75
Bauchi Health System Dev. IV—ADF (USD)	AFDF	Bauchi State	10/13/2003	1/1/2053	FUA	3,559,297	0.75
Bauchi State—Community Based Agric & Rural Dev.-ADF	AFDF	Bauchi State	6/1/2005	1/3/2055	FUA	3,198,745	0.75
Bauchi State-Community Based Urban Dev Project -IDA	IDA	Bauchi State	5/28/2003	5/15/2037	XDR	15,070,339	0.75
Bauchi State- Health Systems Development -IDA	IDA	Bauchi State	2/27/2004	5/15/2037	XDR	1,735,429	0.75
Bauchi State-Local Empowerment & Environment-IDA	IDA	Bauchi State	3/29/2004	7/1/2038	USD	6,643,034	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Bauchi State -National Fadama II-IDA	IDA	Bauchi State	4/29/2004	9/15/2038	XDR	5,414,448	0.75
Bauchi State-HIV/AIDS Programme-IDA	IDA	Bauchi State	12/22/2005	6/15/2036	XDR	1,366,969	0.75
Bauchi State- State Governance and Capacity Building -IDA	IDA	Bauchi State	4/19/2006	3/15/2045	XDR	4,859,801	0.75
Bauchi State Malaria control Booster Project—IDA	IDA	Bauchi State	9/11/2007	6/15/2046	XDR	9,310,539	0.75
Bauchi State- Comm. and Social Dev. Proj.	IDA	Bauchi State	3/24/2009	2/15/2048	XDR	4,355,000	0.75
Bauchi State Third National Fadama Development Project	IDA	Bauchi State	5/13/2009	5/15/2048	XDR	3,419,356	0.75
Bauchi State Health System Dev. Proj. (Addtn Financing)	IDA	Bauchi State	7/16/2009	3/1/2049	XDR	2,853,097	0.75
Bauchi State—Malaria Control Booster Proj (Addtn Finance)	IDA	Bauchi State	1/4/2010	3/1/2049	XDR	2,514,027	0.75
Bauchi State—2nd (Second ) HIV/AIDS PROGRAMME	IDA	Bauchi State	6/24/2011	10/15/2053	XDR	4,406,035	0.75
Bauchi State- State Education Programme Investment Project	IDA	Bauchi State	8/16/2013	3/1/2048	USD	22,411,735	0.75
Bauchi State- Third National Urban Water Sector Reform Project	IDA	Bauchi State	1/5/2015	11/1/2038	USD	4,091,749	0.75
Total						97,174,751

Benue State Health System Dev. IV—ADF	AFDF	Benue State	10/13/2003	9/1/2054	EUR	727,439	0.75
Benue State Health System Dev. IV—ADF	AFDF	Benue State	10/13/2003	9/1/2054	USD	4,070,463	0.75
Benue State—HIV/AIDS Program—IDA	IDA	Benue State	2/28/2002	6/15/2036	XDR	5,850,685	0.75
Benue State—Universal Basic Education—IDA	IDA	Benue State	11/19/2003	8/15/2037	USD	1,445,928	0.75
Benue State—Local Empowerment & Environmental—IDA	IDA	Benue State	3/16/2004	7/1/2038	USD	7,126,861	0.75
Benue State—Health Systems Development—IDA	IDA	Benue State	7/26/2004	5/15/2037	XDR	1,282,002	0.75
Benue State—Comm. and Social Dev. Proj.	IDA	Benue State	3/30/2009	2/15/2048	XDR	4,355,000	0.75
Benue State Third National Fadama Development Project	IDA	Benue State	5/8/2009	3/1/2049	XDR	5,584,975	0.75
Benue State—2nd (Second) HIV/AIDS Program	IDA	Benue State	7/25/2011	9/1/2050	XDR	4,240,121	0.75
Total						34,683,474

Borno State—Fadama Development—ADF	AFDF	Borno State	8/25/2004	1/9/2054	FUA	3,952,067	0.75
Borno State—Health Systems Development—IDA	IDA	Borno State	12/10/2003	5/15/2037	XDR	5,545,917	0.75
Borno State—Universal Basic Education—IDA	IDA	Borno State	2/6/2004	5/15/2037	USD	2,393,504	0.75
Borno State—HIV/AIDS Program—IDA	IDA	Borno State	8/10/2004	6/15/2036	XDR	1,865,362	0.75
Borno State—Third National Fadama	IDA	Borno State	1/1/2012	2/15/2048	XDR	1,121,995	0.75
Borno State—Comm Based Agric & Rural Dev Prog—IFAD	IFAD	Borno State	9/16/2002	9/15/2041	XDR	3,005,294	0.75
Borno State—2nd HIV/AIDS Program	IDA	Borno State	9/28/2011	1/3/2051	XDR	4,184,247	0.75
Total						22,068,385

Bayelsa State—Oil Palm BeltRural Dev (29%)—EDF	EDF	Bayelsa State	1/31/1990	1/15/2030	EUR	2,511,872	0.75
Bayelsa State- 3rd Multi State Agric Dev Project—IDA	IDA	Bayelsa State	8/4/1989	2/15/2024	XDR	905,204	0.75
Bayelsa State—Health Systems Development—IDA	IDA	Bayelsa State	8/18/2003	5/15/2037	XDR	2,757,128	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Bayelsa State—Universal Basic Education—IDA	IDA	Bayelsa State	10/27/2003	8/15/2037	USD	2,402,845	0.75
Bayelsa State—Local Empowerment & Environment—IDA	IDA	Bayelsa State	3/16/2004	7/1/2038	USD	7,309,012	0.75
Bayelsa State—HIV/AIDS Program—IDA	IDA	Bayelsa State	12/22/2005	6/15/2036	XDR	1,075,610	0.75
Bayelsa State Third National Fadama Development Project	IDA	Bayelsa State	8/4/2009	2/15/2048	XDR	6,456,535	0.75
Bayelsa State—Community Based Natural Resource Mgt Prog—IFAD	IFAD	Bayelsa State	12/10/2004	9/1/2042	XDR	989,973	0.75
Bayelsa State: State Employment & Expenditure for Results Proj	IDA	Bayelsa State	8/16/2013	8/15/2053	USD	14,844,609	0.75
Total						39,252,788

Cross River State—National Urban Water Sector Reform Project II (NUWSRP II)	AFD1	Cross River State	6/17/2013	5/1/2045	USD	20,000,000	0.75
Cross River State—First Multi State Water Supply Project (64.88%)FRF(EUR)—ADB	AFDB	Cross River State	1/1/1994	1/7/2019	EUR	817,112	0.75
Cross River State—First Multi State Water Supply Project (64.88%) JPK—ADB	AFDB	Cross River State	1/1/1994	1/9/2021	JPK	899,459	0.75
Cross River State—First Multi State Water Supply Project (35.12%) USD—ADB	AFDB	Cross River State	1/1/1994	1/7/2019	USD	470,127	0.75
Cross River State—First Multi State Water Supply Project (64.88%) EUR—ADB	AFDB	Cross River State	1/1/1999	1/1/2019	EUR	8,118,833	0.75
Cross Rivers First Multi State Water ADF (27.72%) DEM	AFDF	Cross River State	6/29/1994	9/1/2044	EUR	588,631	0.75
Cross River First Multi State Water Project ADF (27.75%) FRF	AFDF	Cross River State	6/29/1994	9/1/2044	EUR	54,938	0.75
Cross River First Multi State Water Project ADF (27.75%) USD	AFDF	Cross River State	6/29/1994	9/1/2044	USD	933,729	0.75
Cross Rivers First Multi State Water Project ADF(27.75%) EUR	AFDF	Cross River State	1/1/1999	9/1/2044	EUR	744,882	0.75
Cross River State—Rural Access and mobility project	AFDF	Cross River State	12/12/2007	9/1/2044	FUA	102,843	0.75
Cross River State—Community Based Poverty Reduction—IDA	IDA	Cross River State	7/18/2001	12/1/2035	XDR	8,921,818	0.75
Cross River State—HIV/AIDS Program—IDA	IDA	Cross River State	9/11/2003	6/15/2036	XDR	3,956,056	0.75
Cross River State—Health Systems Development—IDA	IDA	Cross River State	3/16/2004	5/15/2037	XDR	834,154	0.75
Cross River State—2nd Nat. Urban Water Sector Reform—IDA	IDA	Cross River State	12/20/2005	5/1/2045	XDR	40,705,194	0.75
Cross River State—State Governance and Capacity Building—IDA	IDA	Cross River State	12/28/2005	8/15/2056	XDR	5,159,202	0.75
Cross River State Third National Fadama Development Project	IDA	Cross River State	6/1/2009	2/15/2048	XDR	6,456,535	0.75
Cross Rivers State—Commercial Agricultural Development Proj	IDA	Cross River State	8/18/2009	10/1/2048	XDR	14,939,849	0.75
Cross River State—Community Based Natural Resource Mgt Prog—IFAD	IFAD	Cross River State	3/6/2006	9/1/2042	XDR	1,292,274	0.75
Total						114,995,639

Delta State—Oil Palm BeltRural Dev (29%)—EDF	EDF	Delta State	1/31/1990	1/15/2030	EUR	4,330,814	0.75
Delta State—Health Systems Development—IDA	IDA	Delta State	11/27/2003	8/15/2014	XDR	1,466,252	0.75
Delta State—HIV/AIDS Program—IDA	IDA	Delta State	12/22/2005	5/15/2037	XDR	1,690,100	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Delta State—Third National Fadama Dev Proj—IDA	IDA	Delta State	6/1/2009	6/15/2036	XDR	5,772,863	0.75
Delta State Community Based Natural Resource Mgt Prog—IFAD	IFAD	Delta State	5/9/2006	9/1/2042	XDR	1,239,306	0.75
Delta State—2nd (Second) HIV/AIDS Program	IDA	Delta State	8/4/2011	3/1/2049	XDR	3,229,081	0.75
Delta State—State Employment & Expenditure for Result Project	IDA	Delta State	8/16/2013	8/15/2053	USD	24,589,650	0.75
Total						42,318,066

Ebonyi State—HIV/AIDS Program—IDA	IDA	Ebonyi State	2/28/2002	5/15/2037	XDR	3,044,284	0.75
Ebonyi State—Health Systems Development—IDA	IDA	Ebonyi State	5/8/2003	6/15/2036	XDR	2,925,807	0.75
Ebonyi State—Community Based Urban Dev Project—IDA	IDA	Ebonyi State	5/28/2003	5/15/2037	XDR	15,341,574	0.75
Ebonyi State—Universal Basic Education—IDA	IDA	Ebonyi State	9/9/2003	5/15/2037	USD	3,303,105	0.75
Ebonyi State—Community Based Poverty Reduction—IDA	IDA	Ebonyi State	3/16/2005	8/15/2037	XDR	3,633,035	0.75
Ebonyi State—Comm. and Social Dev. Proj.	IDA	Ebonyi State	3/24/2009	12/1/2035	XDR	4,354,999	0.75
Ebonyi State Third National Fadama Development Project	IDA	Ebonyi State	4/15/2009	2/15/2048	XDR	5,502,997	0.75
Ebonyi State Health System Dev. Proj. (Addtn Financing)	IDA	Ebonyi State	6/1/2009	5/15/2048	XDR	1,454,563	0.75
Ebonyi State—Second HIV/AIDS Program Dev Project	IDA	Ebonyi State	1/31/2012	3/1/2049	XDR	1,944,523	0.75
Ebonyi State—Nigeria Erosion and Watershed Mgt Proj	IDA	Ebonyi State	8/16/2013	3/1/2048	XDR	4,878,397	0.75
Total						46,383,284

Edo Health System Dev. IV—ADF	AFDF	Edo State	10/13/2003	9/1/2054	FUA	3,373,670	0.75
Edo State—Community—Based Poverty Reduction ADF	AFDF	Edo State	12/31/2004	9/1/2054	USD	5,928,607	0.75
Edo State—Oil Palm BeltRural Dev (29%)—EDF	EDF	Edo State	1/31/1990	1/15/2030	EUR	4,330,814	0.75
Edo State—Community Based Urban Dev Project—IDA	IDA	Edo State	5/16/2003	5/15/2037	XDR	14,865,357	0.75
Edo State—HIV/AIDS Program—IDA	IDA	Edo State	9/24/2003	6/15/2036	XDR	2,286,265	0.75
Edo State—Comm and Social Dev. Proj	IDA	Edo State	3/30/2009	2/15/2048	XDR	4,355,000	0.75
Edo State Third National Fadama Development Project	IDA	Edo State	5/11/2009	9/1/2042	XDR	5,100,785	0.75
Edo State—State Employment & Expenditure for Result Proj	IDA	Edo State	1/1/2013	8/15/2053	USD	20,757,511	0.75
Edo State Community Based Natural Resource Mgt Prog—IFAD	IFAD	Edo State	12/10/2004	11/1/2051	XDR	1,283,666	0.75
Edo State—Nigeria Edo State First Development Policy Operation 1	IDA	Edo State	4/1/2013	11/1/2051	XDR	64,856,000	0.75
Edo State—Erosion and Watershed Mgt Proj	IDA	Edo State	8/16/2013	02/15/2052	XDR	56,504,324	0.75
Total						183,641,999

Ekiti State 3rd Multi State Agric Dev. Proj.(46%)	IDA	Ekiti State	8/4/1989	2/15/2024	XDR	4,259,653	0.75
Ekiti State—Community Based Poverty Reduction—IDA	IDA	Ekiti State	7/18/2001	12/1/2035	XDR	8,577,446	0.75
Ekiti State—Universal Basic Education—IDA	IDA	Ekiti State	5/15/2003	8/15/2037	USD	2,899,323	0.75
Ekiti State—Health Systems Development—IDA	IDA	Ekiti State	5/28/2003	5/15/2037	XDR	2,220,492	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Ekiti State—HIV/AIDS Program—IDA	IDA	Ekiti State	12/22/2005	6/15/2036	XDR	1,571,559	0.75
Ekiti State—Third National Fadama Dev Proj	IDA	Ekiti State	4/15/2009	2/15/2048	XDR	3,830,474	0.75
Ekiti State Health System Dev. Proj. (Addtn Financing)	IDA	Ekiti State	6/15/2009	5/15/2048	XDR	3,014,898	0.75
Ekiti State—2nd (Second) HIV/AIDS Program	IDA	Ekiti State	6/15/2011	3/1/2049	XDR	4,282,313	0.75
Ekiti State—State Education Program Investment Project	IDA	Ekiti State	7/16/2013	10/15/2053	USD	22,558,094	0.75
Ekiti State- 3rd National Urban Water Sect Reform Project IDA	IDA	Ekiti State	1/5/2015	11/5/2038	XDR	3,662,978	0.75
Total						56,877,231

Enugu State-2nd Phase Rural Access and Mobility Project (RAMP 2) AFD	AFD	Enugu State	10/21/2013	5/15/2037	USD	6,500,000	0.75
Enugu State- Health Systems Development -IDA	IDA	Enugu State	5/28/2003	8/15/2037	XDR	5,306,431	Variable
Enugu State- Universal Basic Education- IDA	IDA	Enugu State	10/13/2003	7/1/2038	USD	2,605,217	0.75
Enugu State-Local Empowerment & Environment-IDA	IDA	Enugu State	4/8/2004	6/15/2036	USD	7,301,985	0.75
Enugu State -HIV/AIDS Programme-IDA	IDA	Enugu State	12/22/2005	5/1/2039	XDR	1,333,745	0.75
Enugu State-Nat. Urban Water Sector Reform-IDA	IDA	Enugu State	10/25/2006	10/1/2048	XDR	12,618,889	0.75
Enugu State- Comm. and Social Dev. Proj.	IDA	Enugu State	3/20/2009	5/15/2048	XDR	4,355,000	0.75
Enugu State-Commercial Agricultural Development Proj	IDA	Enugu State	7/6/2009	5/1/2050	XDR	13,233,957	0.75
Enugu State Health System Dev. Proj. (Addtn Financing)	IDA	Enugu State	7/6/2009	3/1/2048	XDR	2,788,220	0.75
Enugu State- Nat Urban Sector Water Reform Prj(Addtn Fin)	IDA	Enugu State	1/1/2011	10/31/2032	XDR	4,652,313	0.75
Enugu State—Erosion and Watershed Project—IDA	IDA	Enugu State	7/16/2013	2/15/2052	XDR	6,725,996	0.75
Enugu State- 2ND Rural Access & Mobility Proj-IDA	IDA	Enugu State	1/1/2013	4/1/2051	XDR	6,167,182	0.75
Total						73,588,934

Gombe State-National Programme for Food Security Expansion Phase Support Proj-IDB	IDB	Gombe State	6/15/2009	12/31/2031	IDB	730,099	0.75
Gombe State Comm Based Agric & Rural Dev Project . ADF	AFDF	Gombe State	4/6/2006	3/1/2055	FUA	3,198,745	0.75
Gombe State- Health Systems Development -IDA	IDA	Gombe State	10/3/2003	5/15/2037	XDR	4,004,496	0.75
Gombe State -National Fadama II-IDA	IDA	Gombe State	4/29/2004	9/15/2038	XDR	5,437,212	0.75
Gombe State—HIV/AIDS Programme-IDA	IDA	Gombe State	12/22/2005	6/15/2036	XDR	2,309,896	0.75
Gombe State—Malaria Control Booster Project—IDA	IDA	Gombe State	5/21/2007	6/15/2046	XDR	4,732,572	0.75
Gombe State- Comm. and Social Dev. Proj.	IDA	Gombe State	4/8/2009	3/1/2048	XDR	4,355,000	0.75
Gombe State-Health System System Dev Proj (Addtn Financing)	IDA	Gombe State	4/16/2009	5/15/2048	XDR	3,347,730	0.75
Gombe State Third National Fadama Development Project	IDA	Gombe State	5/11/2009	2/15/2048	XDR	3,419,356	0.75
Gombe State-Malaria Control Booster Project (Additional financing)	IDA	Gombe State	2/23/2010	3/1/2049	XDR	1,830,243	0.75
Gombe State- 2nd (Second) HIV/AIDS Programme	IDA	Gombe State	7/27/2011	3/1/2049	XDR	4,476,302	0.75
Total						37,841,651

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Imo Health System Dev. IV—ADF	AFDF	Imo State	10/13/2003	9/1/2054	FUA	2,208,841	0.75
Imo Health System Dev. IV—ADF	AFDF	Imo State	10/13/2003	9/2/2054	USD	188,240	0.75
Imo- State Oil Palm Belt Rural Devpt. Programme (87.5%) EDF	EDF	Imo State	1/31/1990	1/15/2030	EUR	7,578,925	0.75
Imo State- Health Systems Development -IDA	IDA	Imo State	5/28/2003	5/15/2037	XDR	2,404,034	0.75
Imo State- Universal Basic Education—IDA	IDA	Imo State	9/9/2003	5/15/2037	USD	4,333,078	0.75
Imo State-Local Empowerment & Environment-IDA	IDA	Imo State	3/16/2004	8/15/2037	USD	7,220,519	0.75
Imo State-National Fadama II-IDA	IDA	Imo State	4/5/2004	7/1/2038	XDR	5,363,919	0.75
Imo State—HIV/AIDS Programme-IDA	IDA	Imo State	4/8/2004	9/15/2038	XDR	3,567,576	0.75
Imo State Health System Dev. Proj. (Addtn Financing)	IDA	Imo State	6/1/2009	6/15/2036	XDR	2,983,723	0.75
Imo State- Community and Social Development Proj.	IDA	Imo State	6/15/2009	5/15/2048	XDR	4,355,000	0.75
Imo State Third National Fadama Development Project	IDA	Imo State	7/31/2009	2/15/2048	XDR	3,599,051	0.75
Imo State- Second HIV/AIDS Programme Dev Proj II	IDA	Imo State	4/14/2011	3/1/2049	XDR	2,268,754	0.75
Imo State Community Based Natural Resource Mgt Prog- IFAD	IFAD	Imo State	10/2/2007	3/1/2048	XDR	991,173	0.75
Imo State- Erosion and Watershed Mgt Proj	IDA	Imo State	8/16/2013	8/15/2051	XDR	13,154,359	0.75
Total						60,217,191

Jigawa State- Multi-State Road Project- IDA	IDA	Jigawa State	11/11/1992	11/15/2027	XDR	122,239	0.75
Jigawa State- Community Based Urban Development—IDA	IDA	Jigawa State	5/28/2003	5/16/2037	XDR	9,537,310	0.75
Jigawa State- Health Systems Development -IDA	IDA	Jigawa State	5/28/2003	5/15/2037	XDR	1,241,616	0.75
Jigawa State- Universal Basic Education- IDA	IDA	Jigawa State	3/29/2004	8/15/2037	USD	1,755,663	0.75
Jigawa State- HIV/AIDS Programme-IDA	IDA	Jigawa State	12/22/2005	6/15/2036	XDR	1,638,330	0.75
Jigawa State—Malaria Control Booster Project—IDA	IDA	Jigawa State	10/2/2007	6/15/2046	XDR	5,881,527	0.75
Jigawa State- National Fadama Development III-IDA	IDA	Jigawa State	12/31/2008	2/15/2048	XDR	3,410,611	0.75
Jigawa State Health System Dev. (additional financing)	IDA	Jigawa State	1/19/2010	5/15/2048	XDR	1,361,777	0.75
Jigawa State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Jigawa State	9/16/2002	9/1/2041	XDR	3,003,307	0.75
Jigawa State- 2nd HIV/AIDS Programme	IDA	Jigawa State	7/24/2011	3/1/2049	XDR	4,463,572	0.75
Total						32,415,951

Kaduna State—Health Service Rehabilitation Project ADF (21.38%) CHF	AFDF	Kaduna State	5/12/1993	9/1/2043	CHF	627,912	0.75
Kaduna State—Health Service Rehabilitation Project ADF (21.38%) DEM(EUR)	AFDF	Kaduna State	5/12/1993	9/1/2043	EUR	981,411	0.75
Kaduna State—Health Service Rehabilitation Project ADF (21.38% ) FRF(EUR)	AFDF	Kaduna State	5/12/1993	9/1/2043	EUR	62,984	1.00
Kaduna State—Health Service Rehabilitation Project ADF (21.38%) USD	AFDF	Kaduna State	5/12/1993	9/1/2043	USD	4,911,014	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Kaduna State—Health Service Rehabilitation Project ADF (21.38%) EUR	AFDF	Kaduna State	1/1/1999	9/1/2054	EUR	4,175,003	0.75
Kaduna State Health System Dev. IV—ADF	AFDF	Kaduna State	10/13/2003	1/1/2053	EUR	2,190,146	0.75
Kaduna State Health System Dev. IV—ADF	AFDF	Kaduna State	10/13/2004	1/1/2052	USD	1,052,740	0.75
Kaduna State—Community Based Agric & Rural Dev.	AFDF	Kaduna State	6/1/2005	4/1/2027	FUA	3,198,745	0.75
Kaduna State- Small Earth Dam( Construction & Rehabilitation ) BADEA	BADE	Kaduna State	6/15/2009	6/15/2036	USD	548,380	1.00
Kaduna State-Multi State Water- IDA (50%)	IDA	Kaduna State	12/14/1992	5/15/2037	XDR	24,714,718	0.75
Kaduna State-HIV/AIDS Programme-IDA	IDA	Kaduna State	11/15/2002	8/15/2037	XDR	3,105,159	0.75
Kaduna State- Health Systems Development -IDA	IDA	Kaduna State	5/20/2003	9/15/2038	XDR	988,736	0.75
Kaduna State- Universal Basic Education- IDA	IDA	Kaduna State	10/13/2003	5/1/2039	USD	1,826,272	0.75
Kaduna State -National Fadama II-IDA	IDA	Kaduna State	5/4/2004	3/15/2045	XDR	6,188,315	0.75
Kaduna State-Nat. Urban Water Sector Reform-IDA	IDA	Kaduna State	12/13/2004	2/15/2047	XDR	41,507,835	0.75
Kaduna State- State Governance and Capacity Building -IDA	IDA	Kaduna State	3/9/2006	3/15/2048	XDR	4,734,627	0.75
Kaduna State- State Education Sector-IDA	IDA	Kaduna State	4/11/2008	2/15/2048	XDR	16,657,431	0.75
Kaduna State-Rural Access & Mobility Proj	IDA	Kaduna State	11/4/2008	10/1/2048	XDR	48,325,726	0.75
Kaduna State-Third National Fadama Dev Proj	IDA	Kaduna State	6/15/2009	5/1/2050	XDR	3,648,563	0.75
Kaduna State-Commercial Agricultural Development Proj	IDA	Kaduna State	7/6/2009	3/1/2055	XDR	14,799,340	0.75
Kaduna State- Nat Urban Water Sector Reform Proj ( Addtn Fin)	IDA	Kaduna State	7/7/2011	7/1/2035	XDR	32,650,775	0.75
Kaduna State- Public Sector Governance Reform & Dev Proj	IDA	Kaduna State	12/2/2013	2/15/2040	XDR	2,993,547	0.75
Total						219,889,379

Kano State- Multi-State Road Project- IDA	IDA	Kano State	11/11/1992	3/15/2027	XDR	10,883,559	0.75
Kano State—Malaria Control Booster Project—IDA	IDA	Kano State	10/10/2007	11/15/2027	XDR	6,164,515	0.75
Kano State- State Education Sector-IDA	IDA	Kano State	6/11/2008	6/15/2046	XDR	23,037,296	0.75
Kano State-Commercial Agricultural Development Proj	IDA	Kano State	7/16/2009	2/15/2047	XDR	10,810,718	0.75
Kano State Third National Fadama Development Project	IDA	Kano State	7/16/2009	10/1/2048	XDR	5,554,724	0.75
Kano State Health System Development Project II (Additional Financing)	IDA	Kano State	8/4/2009	2/15/2048	XDR	1,796,528	0.75
Total						58,247,339

Katsina State Health System Dev. IV—ADF	AFDF	Katsina State	10/13/2003	9/1/2054	EUR	2,032,215	0.75
Katsina State Health System Dev. IV—ADF	AFDF	Katsina State	10/13/2004	9/2/2054	USD	1,674,816	0.75
Katsina State—Fadama Development	AFDF	Katsina State	8/25/2004	9/11/2054	FUA	3,952,067	0.75
Kastina State- Small Earth Dam ( Construction &Rehabilitation) BADEA	BADE	Katsina State	1/1/2009	4/1/2027	USD	616,442	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Katsina State-Multi State Water- IDA (50%)	IDA	Katsina State	12/14/1992	5/15/2037	XDR	24,714,718	0.75
Katsina State- Universal Basic Education- IDA	IDA	Katsina State	9/9/2003	7/1/2038	USD	2,458,576	0.75
Katsina State- Health Systems Development -IDA	IDA	Katsina State	2/19/2004	6/15/2036	XDR	1,517,974	0.75
Katsina State-Local Empowerment & Environment	IDA	Katsina State	3/16/2004	2/15/2048	USD	6,974,211	0.75
Katsina State-HIV/AIDS Programme-IDA	IDA	Katsina State	12/22/2005	3/1/2049	XDR	1,651,465	0.75
Katsina State- Comm. and Social Dev. Proj.	IDA	Katsina State	4/15/2009	12/15/2040	XDR	4,355,000	0.75
Kastina State- Third Nat Fadama Dev Proj	IDA	Katsina State	9/17/2009	9/1/2041	XDR	3,826,767	0.75
Kastina State -Second HIV/AIDS Prog	IDA	Katsina State	4/21/2011	3/1/2048	XDR	4,396,046	0.75
Katsina State Agric & Community Development Project (100%) IFAD XDR	IFAD	Katsina State	9/13/1991	9/1/2054	XDR	6,483,258	0.75
Katsina State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Katsina State	10/24/2002	7/1/2035	XDR	3,406,780	0.75
Total						68,060,335

Kebbi State—Health Service Rehabilitation Project ADF (18%) USD	AFDF	Kebbi State	5/12/1993	9/1/2043	USD	3,678,253	0.75
Kebbi State—Health Service Rehabilitation Project ADF (18% ) FRF(EUR)	AFDF	Kebbi State	5/12/1993	9/1/2043	EUR	43,854	0.75
Kebbi State—Health Service Rehabilitation Project ADF (18%) CHF	AFDF	Kebbi State	5/12/1993	9/1/2043	CHF	683,330	0.75
Kebbi State—Health Service Rehabilitation Project ADF (18%) DEM(EUR)	AFDF	Kebbi State	5/12/1993	9/2/2043	EUR	438,179	0.75
Kebbi State—Health Service Rehabilitation Project ADF (18%) CHF	AFDF	Kebbi State	5/12/1993	9/2/2043	CHF	2,906,944	0.75
Kebbi State—Health Service Rehabilitation Project ADF (18%) EUR	AFDF	Kebbi State	1/1/1999	9/2/2043	EUR	10,231,097	0.75
Kebbi State- Community Based Poverty Reduction- IDA	IDA	Kebbi State	7/18/2001	12/2/2035	XDR	3,293,702	0.75
Kebbi State- Health Systems Development -IDA	IDA	Kebbi State	5/28/2003	5/16/2037	XDR	5,497,748	0.75
Kebbi State -National Fadama II-IDA	IDA	Kebbi State	4/29/2004	9/16/2038	XDR	1,871,595	0.75
Kebbi State -HIV/AIDS Programme-IDA	IDA	Kebbi State	12/22/2005	6/16/2036	XDR	4,355,000	0.75
Kebbi State- Comm. and Social Dev. Proj.	IDA	Kebbi State	2/27/2009	1/3/2048	XDR	2,616,504	0.75
Kebbi State Health System Dev. Proj. (Addtn Financing)	IDA	Kebbi State	7/5/2009	2/16/2048	XDR	4,059,788	0.75
Kebbi State- Third National Fadama Dev Proj IDA	IDA	Kebbi State	12/7/2009	5/15/2048	XDR	3,179,661	0.75
Kebbi State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Kebbi State	8/29/2002	9/1/2041	XDR	3,245,823	0.75
Total						46,101,478

Kogi State—Kwara Health Project ADF (33.41%) FRF(EUR)	AFDF	Kogi State	7/1/1991	3/1/2041	EUR	527	0.75
Kogi State—Kwara Health Project ADF (33.41%) USD	AFDF	Kogi State	7/4/1991	3/1/2041	USD	3,188,257	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Kogi State—Kwara Health Project ADF (33.41%) CHF	AFDF	Kogi State	7/11/1991	3/1/2041	CHF	14,512	0.75
Kogi State—Kwara Health Project ADF (33.41%) DEM (EUR)	AFDF	Kogi State	7/11/1991	3/1/2041	EUR	644,005	0.75
Kogi State—Kwara Health Project ADF(33.41%) EUR	AFDF	Kogi State	1/1/1999	3/1/2041	EUR	8,746	0.75
Kogi State- Community Based Poverty Reduction—IDA	IDA	Kogi State	7/18/2001	3/1/2041	XDR	9,676,597	0.75
Kogi State- Health Systems Development -IDA	IDA	Kogi State	8/22/2003	5/15/2037	XDR	5,742,018	0.75
Kogi State-HIV/AIDS Programme-IDA	IDA	Kogi State	12/22/2005	12/1/2035	XDR	1,856,230	0.75
Kogi State- Comm. and Social Dev. Proj.	IDA	Kogi State	2/27/2009	5/15/2037	XDR	4,355,000	0.75
Kogi State- Third National Fadama Dev Proj	IDA	Kogi State	7/19/2009	6/15/2036	XDR	3,830,474	0.75
Kogi State- 2nd Health System Additional Financing	IDA	Kogi State	8/24/2009	2/15/2048	XDR	2,631,053	0.75
Total						31,947,420

Kwara State Health Project ADF (56.90%) FRF(EUR)	AFDF	Kwara State	7/1/1991	3/1/2041	EUR	897	0.75
Kwara State Health Project ADF (56.90%) USD	AFDF	Kwara State	7/4/1991	3/1/2041	USD	5,429,951	0.75
Kwara State Health Project ADF (56.90%) CHF	AFDF	Kwara State	7/11/1991	3/1/2041	CHF	24,717	0.75
Kwara State Health Project ADF (56.90%) DEM (EUR)	AFDF	Kwara State	7/11/1991	3/1/2041	EUR	1,096,823	0.75
Kwara State Health Project ADF(56.90%) EUR	AFDF	Kwara State	1/1/1999	3/1/2041	EUR	14,896	0.75
Kwara State—Fadama Development—ADF	AFDF	Kwara State	8/25/2004	15/05/2037	FUA	3,952,067	0.75
Kwara State- Health Systems Development -IDA	IDA	Kwara State	11/27/2003	12/1/2035	XDR	3,138,458	0.75
Kwara State- Community Based Poverty Reduction—IDA	IDA	Kwara State	3/16/2005	6/15/2036	XDR	3,331,414	0.75
Kwara State HIV/AIDS Programme-IDA	IDA	Kwara State	12/22/2005	2/15/2047	XDR	1,854,466	0.75
Kwara State- State Education Sector-IDA	IDA	Kwara State	3/28/2008	2/15/2048	XDR	14,750,427	0.75
Kwara State- National Fadama Development III- IDA	IDA	Kwara State	11/24/2008	5/15/2048	XDR	3,830,474	0.75
Kwara State- Comm. and Social Dev. Proj.	IDA	Kwara State	3/11/2009	3/1/2049	XDR	4,355,000	0.75
Kwara State Health System Dev. Proj. (Addtn Financing)	IDA	Kwara State	5/19/2009	3/1/2048	XDR	2,799,424	0.75
Kwara State- 2nd HIV/AIDS Programme	IDA	Kwara State	6/17/2011	9/1/2054	XDR	4,396,886	0.75
Total						48,975,899

Lagos Metropolitan Development (Phase II)	AFD1	Lagos State	11/25/2011	10/31/2031	USD	100,000,000	0.75
Lagos State-National Urban Water Sector Reform Proj II (NUWSRP II)	AFD1	Lagos State	6/17/2013	9/1/2054	USD	16,500,000	0.75
Lagos State Health System Dev. IV—ADF	AFDF	Lagos State	10/27/2003	2/15/2024	FUA	586,404	0.75
Lagos state 3rd Multi State Agric Dev. Proj.(100%)	IDA	Lagos State	8/4/1989	6/1/2028	XDR	10,769,508	0.75
Lagos State-Lagos Drainage & Sanitation Project—IDA	IDA	Lagos State	7/30/1993	9/1/2037	XDR	34,287,250	0.75
Lagos State Water Corporation Privatisation Project	IDA	Lagos State	1/31/2002	6/15/2036	USD	13,959,262	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Lagos State-Urban Transport Project-IDA	IDA	Lagos State	7/17/2003	5/15/2037	XDR	91,052,856	0.75
Lagos State-HIV/AIDS Programme-IDA	IDA	Lagos State	9/19/2003	8/15/2037	XDR	2,717,440	0.75
Lagos State- Health Systems Development -IDA	IDA	Lagos State	10/27/2003	9/15/2038	XDR	300,700	0.75
Lagos State- Universal Basic Education- IDA	IDA	Lagos State	11/21/2003	5/1/2045	USD	894,726	0.75
Lagos State -National Fadama II-IDA	IDA	Lagos State	4/29/2004	6/15/2046	XDR	5,114,860	0.75
Lagos State- 2nd Nat. Urban Water Sector Reform—IDA	IDA	Lagos State	3/9/2006	3/1/2047	XDR	113,647,494	0.75
Lagos State -Metropolitan Development And Governance Project -IDA	IDA	Lagos State	2/9/2007	10/1/2048	XDR	121,032,310	0.75
Lagos Urban Transport (Additional Financing)	IDA	Lagos State	10/30/2007	2/15/2048	XDR	44,661,335	0.75
Lagos State- Commercial Agricultural Development Proj	IDA	Lagos State	8/4/2009	3/1/2049	XDR	17,083,639	0.75
Lagos State Third National Fadama Development Project	IDA	Lagos State	8/7/2009	2/15/2050	XDR	3,419,356	0.75
Lagos State- Eko Secondary Education Proj	IDA	Lagos State	9/17/2009	6/1/2036	XDR	78,559,348	0.75
Lagos State-Urban Transport Project II	IDA	Lagos State	1/1/2011	3/1/2049	XDR	153,085,785	0.75
Lagos State- 2ND HIV/AIDS Programme	IDA	Lagos State	6/7/2011	2/15/2051	XDR	3,234,888	0.75
Lagos State- First Lagos State Dev Policy Operation -	IDA	Lagos State	9/25/2011	2/15/2039	XDR	171,654,000	0.75
Lagos State- Second Lagos State Development Policy Operation	IDA	Lagos State	6/13/2014	3/1/2039	XDR	174,736,000	0.75
Lagos State—(Additional Financing)Eko Secondary Education Proj	IDA	Lagos State	7/1/2014	10/31/2032	XDR	32,671,569	0.75
Lagos State-Third Lagos State Development Policy IDA	IDA	Lagos State	1/15/2016	02/15/2040	XDR	190,682,000	0.75
Total						1,380,650,731

Nasarawa State—Plateau State Water Project ADF (47%) CHF	AFDF	Nasarawa State	12/19/1991	9/2/2041	CHF	260,843	0.75
Nasarawa State—Plateau State Water Project ADF (47%) USD	AFDF	Nasarawa State	12/19/1991	9/4/2041	USD	1,111,166	0.75
Nasarawa State—Plateau State Water Project ADF(47%) EUR	AFDF	Nasarawa State	1/1/1999	9/5/2041	EUR	249,912	0.75
Nasarawa State- Health Systems Development -IDA	IDA	Nasarawa State	5/7/2003	4/1/2036	XDR	1,329,776	0.75
Nassarawa State-Community Based Urban Dev Project -IDA	IDA	Nasarawa State	5/16/2003	5/15/2037	XDR	14,381,016	0.75
Nasarawa State—HIV/AIDS Programme-IDA	IDA	Nasarawa State	10/27/2003	6/15/2036	XDR	4,495,899	0.75
Nasarawa State- Comm. and Social Dev. Proj.	IDA	Nasarawa State	3/30/2009	3/1/2048	XDR	4,355,000	0.75
Nasarawa State Third National Fadama Development Project	IDA	Nasarawa State	7/20/2009	2/15/2048	XDR	5,868,471	0.75
Nasarawa State Health System Development Project II (Additional Financing)	IDA	Nasarawa State	8/4/2009	5/15/2048	XDR	3,205,565	0.75
Nasarawa State-State Health Investment Project	IDA	Nasarawa State	8/16/2013	5/15/2037	XDR	20,764,204	0.75
Total						56,021,853

Niger State- 2nd Phase Rural Access Mobility Project (RAMP 2)-ADF	AFD1	Niger State	10/21/2013	3/1/2041	USD	6,500,000	0.75
Niger State—Kwara Health Project ADF (33.41%) FRF(EUR)	AFDF	Niger State	7/1/1991	3/1/2041	EUR	153	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Niger State—Kwara Health Project ADF (9.69%) USD	AFDF	Niger State	7/4/1991	3/1/2041	USD	865,923	0.75
Niger State—Kwara Health Project ADF (9.69%) DEM (EUR)	AFDF	Niger State	7/11/1991	3/1/2041	EUR	183,057	0.75
Niger State—Kwara Health Project ADF (9.69%) CHF	AFDF	Niger State	7/11/1991	3/1/2041	CHF	4,209	0.75
Niger State—Kwara Health Project ADF(33.41%) EUR	AFDF	Niger State	1/1/1999	3/1/2041	EUR	2,537	0.75
Niger Health System Dev. IV—ADF	AFDF	Niger State	10/13/2003	9/1/2054	EUR	1,415,103	0.75
Niger Health System Dev. IV—ADF	AFDF	Niger State	10/13/2004	9/2/2054	USD	2,709,151	0.75
Niger State- Health Systems Development -IDA	IDA	Niger State	7/8/2003	8/15/2037	XDR	621,036	0.75
Niger State- Universal Basic Education- IDA	IDA	Niger State	10/13/2003	8/16/2037	USD	3,523,754	0.75
Niger State-Local Empowerment & Environment-IDA	IDA	Niger State	4/8/2004	7/1/2038	USD	6,128,614	0.75
Niger State -National Fadama II-IDA	IDA	Niger State	5/5/2004	9/15/2038	XDR	5,143,483	0.75
Niger State- Comm. and Social Dev. Proj.	IDA	Niger State	3/30/2009	2/15/2048	XDR	4,355,000	0.75
Niger State Third National Fadama Development Project	IDA	Niger State	5/11/2009	5/15/2048	XDR	3,882,048	0.75
Niger State Health System Development Project II (Additional Financing)	IDA	Niger State	8/4/2009	1/3/2049	XDR	1,285,532	0.75
Niger State—Second HIV/AIDS Program Dev. Project	IDA	Niger State	11/7/2011	31/10/2032	XDR	4,269,395	0.75
Niger State- 2ND Rural Access & Mobility Proj- IDA	IDA	Niger State	1/1/2013	1/3/2048	XDR	4,460,538	0.75
Total						45,349,530

Ogun State- Urban water supply reform-AFD	AFD	Ogun State	3/25/2015	4/30/2037	USD	5,000,000	0.75
Ogun State—Small Earth Dam (construction & Rehabilitation)	BADE	Ogun State	1/1/2009	9/1/2043	USD	523,355	0.75
Ogun State—Health Service Rehabilitation Project ADF (17.78%) CHF	AFDF	Ogun State	5/12/1993	9/1/2043	CHF	52,379	0.75
Ogun State—Health Service Rehabilitation Project ADF (17.78% ) FRF(EUR)	AFDF	Ogun State	5/12/1993	9/1/2043	EUR	816,159	0.75
Ogun State—Health Service Rehabilitation Project ADF (17.78%) DEM(EUR)	AFDF	Ogun State	5/12/1993	9/1/2043	EUR	4,084,090	0.75
Ogun State—Health Service Rehabilitation Project ADF (17.78%) USD	AFDF	Ogun State	5/12/1993	9/1/2043	USD	3,472,141	0.75
Ogun State—Health Service Rehabilitation Project ADF (78%) EUR	AFDF	Ogun State	1/1/1999	7/1/2043	EUR	548,380	0.75
Ogun State- Health Systems Development -IDA	IDA	Ogun State	5/15/2003	5/15/2037	XDR	969,036	0.75
Ogun State-Community Based Urban Dev Project -IDA	IDA	Ogun State	5/16/2003	5/15/2037	XDR	9,777,719	0.75
Ogun State-National Fadama II-IDA	IDA	Ogun State	5/19/2004	9/15/2038	XDR	5,271,851	0.75
Ogun State-Nat. Urban Water Sector Reform-IDA	IDA	Ogun State	12/13/2004	5/1/2039	XDR	38,363,357	0.75
Ogun State -HIV/AIDS Programme-IDA	IDA	Ogun State	12/22/2005	6/15/2036	XDR	1,669,741	0.75
Ogun State Health System Dev. Proj. (Addtn Financing)	IDA	Ogun State	7/15/2009	5/15/2048	XDR	1,714,208	0.75
Ogun State Third National Fadama Development Project	IDA	Ogun State	7/16/2009	2/15/2048	XDR	3,419,356	0.75
Ogun State-Nat Urban Water Sector Reform Proj ( Addtn Fin)	IDA	Ogun State	3/21/2011	5/1/2050	XDR	24,016,536	0.75
Ogun State- 2nd (Second) HIV/AIDS Programme	IDA	Ogun State	10/27/2011	7/1/2035	XDR	3,718,063	0.75
Total						103,416,369

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Ondo State—Health Service Rehabilitation Project ADF (18.72%) USD	AFDF	Ondo State	5/12/1993	9/1/2043	USD	4,376,507	0.75
Ondo State—Health Service Rehabilitation Project ADF (18.72%) DEM(EUR)	AFDF	Ondo State	5/12/1993	9/1/2043	EUR	859,341	0.75
Ondo State—Health Service Rehabilitation Project ADF (18.72%) CHF	AFDF	Ondo State	5/12/1993	9/1/2043	CHF	551,045	0.75
Ondo State—Health Service Rehabilitation Project ADF (18.72% ) FRF(EUR)	AFDF	Ondo State	5/12/1993	7/9/2043	EUR	55,150	0.75
Ondo State—Health Service Rehabilitation Project ADF (18.72%) EUR	AFDF	Ondo State	1/1/1999	5/15/2037	EUR	3,655,707	1.00
Ondo state 3rd Multi State Agric Dev. Proj.(54%)	IDA	Ondo State	8/4/1989	2/15/2024	XDR	5,000,463	0.75
Ondo State- Health Systems Development -IDA	IDA	Ondo State	5/19/2003	5/15/2037	XDR	6,559,874	0.75
Ondo State- Community Based Urban Dev Project- IDA	IDA	Ondo State	12/27/2004	5/15/2037	USD	13,351,993	0.75
Ondo State-HIV/AIDS Programme-IDA	IDA	Ondo State	12/22/2005	6/15/2036	XDR	1,829,779	0.75
Ondo State Health System Development Project II (Additional Financing)	IDA	Ondo State	8/7/2009	5/15/2048	XDR	3,417,007	0.75
Ondo State-Community & Social Development Proj	IDA	Ondo State	9/17/2009	3/1/2049	XDR	4,355,000	0.75
Ondo State -Community Based Natural Resource Mgt Prog- IFAD	IFAD	Ondo State	12/10/2004	3/1/2048	XDR	1,104,615	0.75
Ondo State- 2nd (Second ) HIV/AIDS Programme	IDA	Ondo State	5/18/2011	9/1/2050	XDR	4,410,921	0.75
Total						49,527,401

Osun State-2nd Phase Rural Access and Mobility Project (RAMP 2)- ADF	AFD1	Osun State	10/2/2013	2/4/2033	USD	6,950,000	0.75
Osun State—Community-Based Poverty Reduction-ADF	AFDF	Osun State	12/31/2005	9/1/2054	USD	5,863,882	0.75
Osun State-3rd Multi State Agric Dev. Project	IDA	Osun State	8/4/1989	2/15/2024	XDR	4,569,178	0.75
Osun State- Second Multi State Roads- IDA	IDA	Osun State	7/30/1993	11/15/2027	XDR	20,542,402	0.75
Osun State- Health Systems Development -IDA	IDA	Osun State	10/13/2003	5/15/2037	XDR	4,343,071	0.75
Osun State-HIV/AIDS Programme-IDA	IDA	Osun State	12/22/2005	6/15/2036	XDR	1,655,657	0.75
Osun State Third National Fadama Development Project	IDA	Osun State	4/16/2009	2/15/2048	XDR	6,456,535	0.75
Osun State Health System Dev. Proj. (Addtn Financing)	IDA	Osun State	6/15/2009	5/15/2048	XDR	2,126,374	0.75
Osun State—Second HIV/AIDS Program Dev. Project	IDA	Osun State	1/31/2012	3/1/2049	XDR	3,736,522	0.75
Osun State- 2nd Rural Access & Mobility Project	IDA	Osun State	10/21/2013	4/1/2051	XDR	14,290,223	0.75
Total						70,533,846

Oyo State—Ibadan Water Supply II ADF (100%) CHF	AFDF	Oyo State	12/19/1991	9/1/2041	CHF	128,683	0.75
Oyo State—Ibadan Water Supply ADF (100%) DEM (EUR)	AFDF	Oyo State	12/19/1991	9/1/2041	EUR	158,766	0.75
Oyo State—Ibadan Water Supply Project ADF (100%) USD	AFDF	Oyo State	12/19/1991	9/1/2041	USD	3,845,396	0.75
Oyo State—Ibadan Water Supply Project ADF(100%) EUR	AFDF	Oyo State	1/1/1999	9/1/2041	EUR	117,364	0.75
Oyo Health System Dev. IV—ADF	AFDF	Oyo State	10/13/2003	9/1/2054	EUR	3,804,645	0.75
Oyo State- Small Earth DAM (Construction & Rehabilitation)	BADE	Oyo State	6/15/2009	7/1/2035	USD	548,379	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Oyo State- 3rd Multi State Agric Dev. Project-IDA	IDA	Oyo State	8/4/1989	2/15/2024	XDR	6,144,280	0.75
Oyo State- Second Multi State Roads- IDA	IDA	Oyo State	7/30/1993	11/15/2027	XDR	20,542,413	0.75
Oyo State- Health Systems Development -IDA	IDA	Oyo State	9/11/2003	5/15/2037	XDR	1,290,336	0.75
Oyo State- Universal Basic Education- IDA	IDA	Oyo State	10/13/2003	8/15/2037	USD	2,140,517	0.75
Oyo State-HIV/AIDS Programme-IDA	IDA	Oyo State	11/7/2003	6/15/2036	XDR	3,117,274	0.75
Oyo State-Local Empowerment & Environment-IDA	IDA	Oyo State	3/29/2004	7/1/2038	USD	6,067,703	0.75
Oyo State -National Fadama II-IDA	IDA	Oyo State	5/4/2004	9/15/2038	XDR	5,478,665	0.75
Oyo State- Third National Fadama Development	IDA	Oyo State	11/24/2008	2/15/2048	XDR	3,419,356	0.75
Oyo State- Oyo State 2nd (Second)HIV/AIDS Programme	IDA	Oyo State	11/7/2011	3/1/2049	XDR	3,707,950	0.75
Oyo State- Ibadan Urban Flood Management Proj-IDA	IDA	Oyo State	12/31/2014	2/15/2039	XDR	11,401,710	0.75
Total						71,913,438

Plateau State Water Project ADF (53%) USD	AFDF	Plateau State	12/19/1991	3/1/2042	USD	1,227,982	0.75
Plateau State Water Project ADF (53%) CHF	AFDF	Plateau State	12/19/1991	9/1/2041	CHF	294,134	0.75
Plateau State Water Project ADF(53%) EUR	AFDF	Plateau State	1/1/1999	9/1/2041	EUR	281,808	0.75
Plateau State—Fadama Development—ADF	AFDF	Plateau State	8/25/2004	9/1/2041	FUA	3,952,191	0.75
Plateau State—HIV/AIDS Programme-IDA	IDA	Plateau State	10/2/2003	6/15/2036	XDR	4,540,274	0.75
Plateau State- Universal Basic Education—IDA	IDA	Plateau State	11/6/2003	8/15/2037	USD	1,854,019	0.75
Plateau State- Health Systems Development -IDA	IDA	Plateau State	3/16/2004	5/15/2037	XDR	1,302,610	0.75
Plateau State- Comm. and Social Dev. Proj.	IDA	Plateau State	2/25/2009	5/15/2048	XDR	4,355,000	0.75
Plateau State Health System Dev. Proj. (Addtn Financing)	IDA	Plateau State	6/15/2009	2/15/2048	XDR	3,258,854	0.75
Plateau State Third National Fadama Development Project	IDA	Plateau State	7/23/2009	3/1/2049	XDR	3,830,474	0.75
Plateau State- 2nd HIV/AIDS Programme	IDA	Plateau State	2/23/2011	3/1/2048	XDR	4,241,721	0.75
Total						29,139,067

Rivers State- Oil Palm Belt Rural Devpt. Programme(71%)	EDF	Rivers State	1/31/1990	1/15/2030	EUR	6,149,756	0.75
Rivers State- 3rd Multi State Agric Dev Project- IDA	IDA	Rivers State	8/4/1989	2/15/2024	XDR	2,832,369	0.75
Rivers State- Health Systems Development -IDA	IDA	Rivers State	2/10/2004	5/15/2037	XDR	3,004,078	0.75
Rivers State- Universal Basic Education- IDA	IDA	Rivers State	5/24/2004	8/15/2037	USD	2,470,650	0.75
River State-HIV/AIDS Programme-IDA	IDA	Rivers State	12/22/2005	6/15/2036	XDR	1,934,656	0.75
Rivers State- Malaria Control Booster Project—IDA	IDA	Rivers State	2/19/2007	6/15/2046	XDR	8,333,066	0.75
River State Third National Fadama Development Project	IDA	Rivers State	7/5/2009	2/15/2048	XDR	6,162,987	0.75
Rivers State -Community Based Natural Resource Mgt Prog- IFAD	IFAD	Rivers State	12/15/2004	9/1/2042	XDR	1,318,113	0.75
Rivers State- 2nd (Second) HIV/AIDS Programme	IDA	Rivers State	11/7/2011	3/1/2049	XDR	3,564,774	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Rivers State- State Employment & Expenditure for Results Proj	IDA	Rivers State	8/16/2013	8/15/2053	USD	12,486,145	0.75
Total						48,256,594

Sokoto State—Health Service Rehabilitation Project ADF (67%) USD	AFDF	Sokoto State	5/12/1993	9/1/2043	USD	5,139,814	0.75
Sokoto State—Health Service Rehabilitation Project ADF (67% ) FRF(EUR)	AFDF	Sokoto State	5/12/1993	9/1/2043	EUR	47,607	0.75
Sokoto State—Health Service Rehabilitation Project ADF (67%) CHF	AFDF	Sokoto State	5/12/1993	9/1/2043	CHF	741,814	0.75
Sokoto State—Health Service Rehabilitation Project ADF (67%) DEM(EUR)	AFDF	Sokoto State	5/12/1993	9/1/2043	EUR	475,705	0.75
Sokoto State—Health Service Rehabilitation Project ADF (67%) EUR	AFDF	Sokoto State	1/1/1999	9/2/2043	EUR	3,155,740	0.75
Sokoto State-Health System Development-IDA	IDA	Sokoto State	12/30/2003	5/16/2037	XDR	6,062,416	0.75
Sokoto State -HIV/AIDS Programme-IDA	IDA	Sokoto State	7/5/2006	6/16/2036	XDR	2,098,237	0.75
Sokoto State Third National Fadama Development Project	IDA	Sokoto State	3/1/2009	2/16/2048	XDR	6,456,535	0.75
Sokoto State Health System Dev. Proj. (Addtn Financing)	IDA	Sokoto State	5/14/2009	5/16/2048	XDR	3,684,445	0.75
Sokoto State Agric & community Development (100%) IFAD XDR	IFAD	Sokoto State	9/13/1993	9/2/2042	XDR	3,115,484	0.75
Sokoto State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Sokoto State	9/16/2002	9/2/2041	XDR	5,628,221	0.75
Sokoto State—2nd HIV/AIDS Programme	IDA	Sokoto State	7/7/2011	3/2/2049	XDR	3,179,661	0.75
Total						39,785,680

Taraba State- Health Systems Development -IDA	IDA	Taraba State	5/25/2003	8/14/2037	XDR	3,612,833	0.75
Taraba State- Universal Basic Education—IDA	IDA	Taraba State	11/6/2003	8/15/2037	USD	2,918,900	0.75
Taraba State- HIV/AIDS Programme-IDA	IDA	Taraba State	2/27/2004	6/15/2036	XDR	2,071,900	0.75
Taraba State -National Fadama II-IDA	IDA	Taraba State	5/4/2004	9/15/2038	XDR	5,441,222	0.75
Taraba State-Third National Fadama Dev Proj	IDA	Taraba State	8/24/2009	2/15/2048	XDR	3,419,356	0.75
Taraba State- 2nd (Second) HIV/AIDS Programme	IDA	Taraba State	1/1/2011	3/1/2049	XDR	4,462,772	0.75
Total						21,926,983

Yobe State-National Programme for Food Security-Expansion Phase Support Project—IDB	IDB	Yobe State	11/26/2009	6/30/2036	IDB	730,099	0.75
Yobe State Health System Dev. IV—ADF	AFDF	Yobe State	10/13/2003	9/1/2054	USD	3,003,097	0.75
Yobe State-Community Based Poverty Reduction—IDA	IDA	Yobe State	7/18/2001	1/12/2035	XDR	11,035,389	0.75
Yobe State- Health Systems Development -IDA	IDA	Yobe State	2/3/2003	5/15/2037	XDR	1,095,868	0.75
Yobe State -HIV/AIDS Programme-IDA	IDA	Yobe State	12/22/2005	6/15/2036	XDR	999,916	0.75
Yobe State Third National Fadama Development Project	IDA	Yobe State	4/16/2009	2/15/2048	XDR	6,348,507	0.75
Yobe State Health System Development Project II (Additional Financing)	IDA	Yobe State	7/23/2009	5/15/2048	XDR	2,143,742	0.75

Description	Original Creditor	Borrower	Date Contracted	Final Maturity Date	Original Loan Currency	Debt Outstanding in USD	Interest Rate (%)
Yobe State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Yobe State	9/16/2002	9/1/2041	XDR	3,179,661	0.75
Total						28,536,279

Zamfara State—Health Service Rehabilitation Project ADF (33%) USD	AFDF	Zamfara State	5/12/1993	9/1/2043	USD	2,408,834	0.75
Zamfara State—Health Service Rehabilitation Project ADF (33% ) FRF(EUR)	AFDF	Zamfara State	5/12/1993	9/1/2043	EUR	23,448	0.75
Zamfara State—Health Service Rehabilitation Project ADF (33%) CHF	AFDF	Zamfara State	5/12/1993	9/1/2043	CHF	234,291	0.75
Zamfara State—Health Service Rehabilitation Project ADF (33%) DEM(EUR)	AFDF	Zamfara State	5/12/1993	9/1/2043	EUR	365,371	0.75
Zamfara State—Health Service Rehabilitation Project ADF (33%) EUR	AFDF	Zamfara State	1/1/1999	9/1/2043	EUR	1,554,320	0.75
Zamfara State—Community-Based Poverty Reduction- ADF	AFDF	Zamfara State	1/11/2004	9/1/2043	USD	4,335,580	0.75
Zamfara State- Health Systems Development -IDA	IDA	Zamfara State	5/23/2003	5/15/2037	XDR	2,650,933	0.75
Zamfara State-HIV/AIDS Programme-IDA	IDA	Zamfara State	12/22/2005	6/15/2036	XDR	1,486,008	0.75
Zamfara State- Comm. and Social Dev. Proj.	IDA	Zamfara State	3/24/2009	2/15/2048	XDR	4,355,000	0.75
Zamfara State Third National Fadama Development Project	IDA	Zamfara State	4/15/2009	5/15/2048	XDR	6,365,766	0.75
Zamfara State Health System Dev. Proj. (Addtn Financing)	IDA	Zamfara State	6/23/2009	3/1/2049	XDR	2,249,758	0.75
Zamfara State—Second HIV/AIDS Program Dev. Project	IDA	Zamfara State	1/31/2012	9/1/2041	XDR	4,454,325	0.75
Zamfara State—Community Based Agric & Rural Dev. Project—IFAD XDR	IFAD	Zamfara State	9/16/2002	3/1/2048	XDR	3,130,735	0.75
Total						33,614,368

FCT- Health Systems Development -IDA	IDA	FCT	5/8/2003	5/15/2037	XDR	2,225,200	0.75
FCT-National Fadama II-IDA	IDA	FCT	6/8/2004	9/15/2038	XDR	7,676,743	0.75
FCT HIV/AIDS Programme -IDA	IDA	FCT	8/12/2004	6/15/2036	XDR	3,416,811	0.75
FCT- Privatisation Project- IDA	IDA	FCT	3/13/2008	6/1/2036	XDR	9,082,659	0.75
FCT Health System Dev. Proj. (Addtn Financing)	IDA	FCT	7/5/2009	5/15/2048	XDR	3,503,508	0.75
FCT Third National Fadama Development Project	IDA	FCT	8/4/2009	2/15/2048	XDR	3,419,356	0.75
FCT- 2ND (Second) HIV/AIDS Programme	IDA	FCT	12/12/2011	3/1/2049	XDR	3,486,071	0.75
Total						32,810,349

GRAND TOTAL						3,564,624,690

Source: Debt Management Office

Table 3)

Internal Government Debt, as of December 31, 2016

Description	Date Issued	Final Maturity Date	Issue Amount (Naira)	Interest Rate (%)
Federal Government Bonds
9.85%FGNJUL2017	27/07/07	27/7/17	20,000,000,000.00	9.85
9.35%FGNAUG2017	31/08/07	31/8/17	100,000,000,000.00	9.35
10.70%FGNMAY2018	30/05/08	30/5/18	300,000,000,000.00	10.70
15.00%FGNNOV2028	28/11/08	28/11/28	75,000,001,000.00	15.00
12.49%FGNMAY2029	22/05/09	22/5/29	150,000,000,000.00	12.49
7.00%FGNOCT2019	23/10/09	23/10/19	233,896,698,000.00	7.00
8.50%FGNNOV2029	20/11/09	20/11/29	200,000,000,000.00	8.50
10.00%FGNJUL2030	23/07/10	23/7/30	591,568,208,000.00	10.00
16.39%FGNJAN2022	27/01/12	27/1/22	605,310,000,000.00	16.39
15.10%FGNAPR2017	18/04/12	27/4/17	480,133,082,000.00	15.10
16.00%FGNJUN2019	29/06/12	29/6/19	351,300,000,000.00	16.00
14.20%FGNMAR2024	14/03/14	14/3/24	719,994,128,000.00	14.20
12.1493%FGNJUL2034	18/07/14	18/7/34	395,500,000,000.00	12.1493
15.54%FGNFEB2020	13/02/15	13/2/20	606,430,000,000.00	15.54
12.00%FGNMAR2025	03/03/15	3/3/25	263,600,000,000.00	12.00
9.00%FGNMAY2025	22/05/15	22/5/25	190,000,000,000.00	9.00
9.00%FGNAUG2030	24/08/15	24/8/30	98,522,000,000.00	9.00
12.50%FGNJAN2026	22/01/16	22/1/26	507,018,333,000.00	12.50
6.00%FGNFEB2041	01/02/16	1/2/41	402,639,507,796.00	6.00
6.00%FGNFEB2046	01/02/16	1/2/46	402,639,507,796.00	6.00
12.40%FGNMAR2036	18/03/16	18/3/36	413,000,000,000.00	12.40
6.00%FGNAPR2046	22/04/16	22/4/46	224,601,000,000.00	6.00
14.50%FGNJUL2021	15/07/16	15/7/21	233,785,000,000.00	14.50
Total			7,352,737,465,592.00

Nigeria Treasury Bills
NGNT0182D00293/MN	08/07/16	05/01/17	42,000,000,000.00	—
NGNT0364D00251/MN	07/01/16	05/01/17	55,845,406,000.00	—
NGNT0091D00313/MN	06/10/16	05/01/17	28,000,000,000.00	—
NGNT0182D00297/MN	21/07/16	19/01/17	39,175,905,000.00	—
NGNT0364D00254/MN	21/01/16	19/01/17	120,000,000,000.00	—
NGNT0091D00316/MN	20/10/16	19/01/17	36,786,994,000.00	—
NGNT0364D00257/MN	04/02/16	02/02/17	117,219,063,000.00	—
NGNT0182D00300/MN	04/08/16	02/02/17	80,000,000,000.00	—
NGNT0364D00260/MN	18/02/16	16/02/17	80,000,000,000.00	—
NGNT0182D00303/MN	18/08/16	16/02/17	30,000,000,000.00	—
NGNT0364D00263/MN	03/03/16	02/03/17	222,083,583,000.00	—
NGNT0182D00305/MN	01/09/16	02/03/17	62,000,000,000.00	—
NGNT0364D00266/MN	17/03/16	16/03/17	83,049,440,000.00	—
NGNT0182D00308/MN	15/09/16	16/03/17	48,453,841,000.00	—
NGNT0364D00269/MN	24/03/16	23/03/17	83,168,975,000.00	—
NGNT0182D00311/MN	22/09/16	23/03/17	23,683,146,000.00	—
NGNT0364D00272/MN	07/04/16	06/04/17	166,403,148,000.00	—
NGNT0182D00314/MN	06/10/16	06/04/17	33,490,874,000.00	—
NGNT0364D00275/MN	21/04/16	20/04/17	95,730,415,000.00	—

Description	Date Issued	Final Maturity Date	Issue Amount (Naira)	Interest Rate (%)
NGNT0182D00317/MN	20/10/16	20/04/17	35,000,000,000.00	—
NGNT0364D00278/MN	05/05/16	04/05/17	82,000,000,000.00	—
NGNT0364D00281/MN	19/05/16	18/05/17	55,683,600,000.00	—
NGNT0364D00284/MN	02/06/16	01/06/17	80,000,000,000.00	—
NGNT0364D00287/MN	16/06/16	15/06/17	152,343,285,000.00	—
NGNT0364D00291/MN	23/06/16	22/06/17	50,000,000,000.00	—
NGNT0364D00294/MN	08/07/16	06/07/17	120,000,000,000.00	—
NGNT0364D00298/MN	21/07/16	20/07/17	129,000,000,000.00	—
NGNT0364D00301/MN	04/08/16	03/08/17	120,000,000,000.00	—
NGNT0364D00306/MN	01/09/16	31/08/17	105,000,000,000.00	—
NGNT0364D00309/MN	15/09/16	14/09/17	86,685,800,000.00	—
NGNT0364D00312/MN	22/09/16	21/09/17	89,081,137,000.00	—
NGNT0364D00315/MN	06/10/16	05/10/17	68,184,887,000.00	—
NGNT0364D00318/MN	20/10/16	19/10/17	66,385,900,000.00	—
NGNT0091D00319/MN	03/11/16	02/02/17	45,177,868,000.00	—
NGNT0182D00320/MN	03/11/16	04/05/17	23,432,803,000.00	—
NGNT0364D00321/MN	03/11/16	02/11/17	54,353,587,000.00	—
NGNT0091D00322/MN	17/11/16	16/02/17	32,436,508,000.00	—
NGNT0182D00323/MN	17/11/16	18/05/17	22,824,447,000.00	—
NGNT0364D00324/MN	17/11/16	16/11/17	64,677,523,000.00	—
NGNT0091D00325/MN	01/12/16	02/03/17	26,143,538,000.00	—
NGNT0182D00326/MN	01/12/16	01/06/17	11,005,934,000.00	—
NGNT0364D00327/MN	01/12/16	30/11/17	80,026,816,000.00	—
NGNT0091D00328/MN	15/12/16	16/03/17	39,006,249,000.00	—
NGNT0182D00329/MN	15/12/16	15/06/17	23,024,747,000.00	—
NGNT0364D00330/MN	15/12/16	14/12/17	85,466,913,000.00	—
NGNT0091D00331/MN	22/12/16	23/03/17	28,122,000,000.00	—
NGNT0182D00332/MN	22/12/16	22/06/17	55,124,499,000.00	—
Total			3,277,278,831,000.00	—

Treasury Bonds
5%T/BOND2018	01/12/99	01/12/18	15,000,000,000.00	5.00
12.50%T/BOND2018	15/03/00	15/03/17	25,000,000,000.00	12.50
12.50%T/BOND2019	15/04/00	15/04/18	25,000,000,000.00	12.50
12.50%T/BOND2020	15/05/00	15/05/19	25,000,000,000.00	12.50
12.50%T/BOND2021	15/06/00	15/06/20	25,000,000,000.00	12.50
12.50%T/BOND2022	15/07/00	15/07/21	25,000,000,000.00	12.50
12.50%T/BOND2023	15/08/00	15/08/22	25,000,000,000.00	12.50
12.50%T/BOND2024	15/09/00	15/09/23	25,000,000,000.00	12.50
12.50%T/BOND2017	15/10/00	15/10/24	25,988,000,000.00	12.50
Total			215,988,000,000.00
Grand Total			11,058,204,296,592.00

Source: Debt Management Office

Table 4)

Internal Debt Guaranteed by the Government, as of December 31, 2016

Description	Date Issued	Original Amount (Naira)	Outstanding Amount (Naira)	Outstanding Amount (USD)
Total Stock of FGN Guarantees
Federal Mortgage Bank of Nigeria	27/03/2007	32,000,000,000.00	5,238,066,514.60	17,173,988.57
FCDA-Katampe Infrastructure Project	01/02/2011	61,194,747,645.00	7,440,504,380.68	24,395,096.33
Local Contractors Debts	24/11/2011	233,942,080,700.00	159,286,785,700.00	522,251,756.39
Nigerian Export-Import Bank (NEXIM)	02/06/2014	61,000,000,000.00	61,000,000,000.00	200,000,000.00
Nigeria Mortgage Refinance Company Plc	30/04/2015	440,000,000,000.00	8,000,000,000.00	26,229,508.20
Indemnity Agreement to World Bank in respect of the World Bank Partial Risk Guarantee in support of Azura-Edo IPP	21/08/2015	72,285,000,000.00	72,285,000,000.00	237,000,000.00
Total		1,144,421,828,345.00	313,250,356,595.28	1,027,050,349.49

Source: Debt Management Office

GENERAL INFORMATION

1.	Authorized Representative in the United States

Our authorized representative in the United States is Mr. Hakeem Balogun, Charge d’Affaires, a.i. The address of our authorized representative in the United States is Embassy of the Federal Republic of Nigeria, 3519 International Court, NW, Washington DC 20008.

2.	Trading information

The Bonds will be accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. The relevant trading information is set out below:

Common Code: 163732688

ISIN: US65412AEK43

CUSIP: 65412A EK4

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels; the address of Clearstream, Luxembourg is Clearstream Banking S.A., 42 Avenue JF Kennedy, L1855 Luxembourg and the address of DTC is 55 Water Street, New York, New York 10041, United States.

3.	Listing of Bonds

Application has been made to the UK Listing Authority for the Bonds to be admitted to the Official List and to the London Stock Exchange for the Bonds to be admitted to trading on the Regulated Market. The total expenses related to the admission to trading of the Bonds are expected to be approximately £4,200.

4.	Authorization

The Issuer has obtained all necessary consents, approvals and authorizations in connection with the issue and performance of its obligations under the Bonds prior to the date of this Prospectus. The issue of the Bonds has been authorized and cleared by the National Assembly, the Federal Executive Council, the Federal Ministry of Finance and the Federal Ministry of Justice.

5.	Waiver

Nigeria will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the Bonds which may be instituted by the holder of any Bonds in any state or federal court in the Borough of Manhattan in the City of New York, in English courts or in Nigerian courts and with respect to proceedings instituted in any court of competent jurisdiction to enforce any judgment issued in such actions arising out of or based on the Bonds. Nigeria’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws. Nigeria does not waive immunity from execution or attachment in respect of (a) property, including any bank account, used by a diplomatic or consular mission of Nigeria or its special missions or delegations to international organizations, (b) property of a military character and under the control of a military authority or defense agency of Nigeria or (c) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by Nigeria (as distinct from property which is for the time being in use or intended for use for commercial purposes within the meaning of the United States Foreign Sovereign Immunities Act of 1976 and State Immunity Act 1978 of the United Kingdom).

6.	Litigation

Save as disclosed in this Prospectus in the sub-section entitled “Information about the Issuer—The Federal Republic of Nigeria—Legal Proceedings” on page 81 and in “Information about the Issuer—Public

Finance—Excess Crude Account” (at page 171), the Issuer is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware), which may have or have had during the 12 months prior to the date of this Prospectus, a significant effect on the Issuer’s financial position or which are material in the context of the issue of the Bonds.

7.	Significant Change

Save as disclosed in the following sections:

(i)	“Risk Factors—Inability to continue to implement economic and fiscal reforms may have a negative effect on the performance of the Nigerian economy”;

(ii)	“Risk Factors—Further depreciation of the Naira against other currencies and the lack of widespread availability of foreign currency could adversely impact the Nigerian economy”;

(iii)	“Risk Factors—Sustained periods of high inflation could have a material adverse effect on Nigeria’s economy”;

(iv)	“The Economy—Overview”;

(v)	“The Economy—Gross Domestic Product”; and

(vi)	“Monetary System—Inflation”,

there has been no significant change in relation to the Issuer’s (i) tax and budgetary systems, (ii) gross public debt, (iii) foreign trade and balance of payment figures, (iv) foreign exchange reserves, (v) financial position and resources and (vi) income and expenditure figures of the Issuer since the fiscal year ended December 31, 2016.

8.	Documents available for inspection

For so long as any Bonds shall be outstanding, copies of the budget for the current fiscal, once adopted, year may be inspected during normal business hours at the specified offices of the Fiscal Agent.

The Prospectus will be published on the websites of the SEC at www.sec.gov and the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

9.	Interested Persons

No person involved in the offering of the Bonds has any interest in the offering which is material to the offering.

10.	Language

The language of the Prospectus is English.

11.	Yield

5.625% per annum

IMPORTANT LEGAL INFORMATION

Important information relating to the Public Offer of the Bonds in the United Kingdom

If, in the context of the Public Offer (as defined below) in the United Kingdom, you are offered Bonds by any entity, you should check that such entity is authorized to use this Prospectus for the purposes of making such offer before agreeing to purchase any Bonds. To be authorized to use this Prospectus in connection with the Public Offer an entity must be either Merrill Lynch International or The Standard Bank of South Africa Limited acting through its distribution agent in the United Kingdom ICBC Standard Bank Plc.

Merrill Lynch International and The Standard Bank of South Africa Limited acting through its distribution agent in the United Kingdom ICBC Standard Bank Plc have been given consent to use the Prospectus only during the Offer Period and only to make a Public Offer in the United Kingdom. Other than as set out above, the Issuer has not authorized the making of any Public Offer in the United Kingdom by any person in any circumstances and such person is not permitted to use the Prospectus in connection with any offer of Bonds.

This Section contains some important legal information regarding the basis on which this Prospectus may be used and other matters.

This Prospectus has been prepared on a basis that permits a “Public Offer” (being an offer of the 5.625% Diaspora Bonds due 2022 (the “Bonds”) that is not within an exemption from the requirement to publish a prospectus under Article 3.2 of the Prospectus Directive) in the UK. Any person making or intending to make a Public Offer of Bonds in the UK on the basis of this Prospectus must do so only with the consent of the Federal Republic of Nigeria (the “Issuer”)—see “Consent given in accordance with Article 3.2 of the Prospectus Directive” below.

Consent given in accordance with Article 3.2 of the Prospectus Directive

In the context of any Public Offer of Bonds in the UK, the Issuer accepts responsibility, in the UK, for the content of this Prospectus under section 90 of FSMA in relation to any person in the UK to whom an offer of any Bonds is made by a financial intermediary to whom the Issuer has given its consent to use the Prospectus, where the offer is made in compliance with all conditions attached to the giving of such consent. Such consent and the attached conditions are described under “Consent” below.

Except in the circumstances described below, the Issuer has not authorized the making of any Public Offer in the UK and the Issuer has not consented to the use of this Prospectus by any other person in connection with any offer of the Bonds in the UK. Any offer made without the consent of the Issuer is unauthorized and none of the Issuer or the Joint Lead Managers accepts any responsibility in relation to such offer.

Consent with respect to public offers in the U.K.

The Issuer consents to the use of this Prospectus in connection with any Public Offer of Bonds in the UK during the Offer Period by Merrill Lynch International and The Standard Bank of South Africa Limited acting through its distribution agent in the United Kingdom ICBC Standard Bank Plc.

ARRANGEMENTS BETWEEN INVESTORS AND MERRILL LYNCH INTERNATIONAL AND THE STANDARD BANK OF SOUTH AFRICA LIMITED ACTING THROUGH ITS DISTRIBUTION AGENT IN THE UNITED KINGDOM ICBC STANDARD BANK PLC

IN THE EVENT OF ANY PUBLIC OFFER BEING MADE BY MERRILL LYNCH INTERNATIONAL AND THE STANDARD BANK OF SOUTH AFRICA LIMITED ACTING THROUGH ITS DISTRIBUTION AGENT IN THE UNITED KINGDOM ICBC STANDARD BANK PLC, THEY WILL PROVIDE INFORMATION TO INVESTORS ON THE TERMS AND CONDITIONS OF THE PUBLIC OFFER AT THE TIME THE PUBLIC OFFER IS MADE.

Notice to investors

The Bonds may not be a suitable investment for all investors. Generally, investment in emerging markets such as Nigeria is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets. Investors are urged to consult their own legal and financial advisers before making an investment. Such risks include, but are not limited to, higher volatility and more limited liquidity in respect of the Bonds, a narrow export base, budget deficits, lack of adequate infrastructure necessary to accelerate economic growth and changes in the political and economic environment. Emerging markets can also experience more instances of corruption by government officials and misuse of public funds than do more mature markets, which could affect the ability of governments to meet their obligations under issued securities.

Investors should also note that emerging markets such as Nigeria are subject to rapid change and that the information set out in this Prospectus may become outdated relatively quickly.

You must determine the suitability of any investment in light of your own circumstances. In particular, you may wish to consider, either on your own or with the help of your financial and other professional advisers, whether you:

(a)	have sufficient knowledge and experience to make a meaningful evaluation of the Bonds, the merits and risks of investing in the Bonds and the information contained or incorporated by reference in this Prospectus (and any applicable supplement to this Prospectus);

(b)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the Bonds and the impact the Bonds will have on your overall investment portfolio;

(c)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Bonds, including where the currency for principal or interest payments (U.S. dollars) is different from the currency which you usually use;

(d)	understand thoroughly the terms and conditions of the Bonds and are familiar with the behavior of the financial markets; and

(e)	are able to evaluate possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

Nigeria is responsible only for the information contained in this prospectus, any related free writing prospectus issued or authorized by Nigeria and the documents incorporated by reference in this prospectus. Nigeria has not, and the underwriters have not, authorized anyone to provide you with any other information, and neither Nigeria nor the underwriters take responsibility for any other information that others may give you. Nigeria and the underwriters are offering to sell the Bonds only in jurisdictions where offers and sales are permitted. The offer and sale of the Bonds in certain jurisdictions is subject to the restrictions described herein under “Plan of Distribution—Selling restrictions.” The information contained in this prospectus and the documents incorporated herein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the Bonds.

Neither the publication of this Prospectus nor the offering, sale or delivery of the Bonds shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the date of this Prospectus or that there has been no adverse change in the financial position of the Issuer since the date of this Prospectus or that any other information supplied in connection with the offering of the Bonds is correct as of any time subsequent to the date indicated in the document containing the same. None of the Joint Lead Managers undertakes to review the financial condition or affairs of the Issuer during the life of the Bonds or to advise any investor in the Bonds of any information coming to their attention.

Neither this Prospectus nor any other information supplied in connection with the offering of the Bonds should be considered as a recommendation by the Issuer or the Joint Lead Managers that any recipient of this Prospectus or any other information supplied in connection with the offering of the Bonds should purchase any Bonds. Each potential purchaser of Bonds should determine for itself the relevance of the information contained in this Prospectus and any purchase of Bonds should be based upon such investigation as it deems necessary.

The Joint Lead Managers

None of the Joint Lead Managers has independently confirmed the information contained in this Prospectus. No representation, warranty or undertaking, express or implied, is made by the Joint Lead Managers or as to the accuracy or completeness of the information contained in this Prospectus or any other information provided by the Issuer in connection with the offering of the Bonds. None of the Joint Lead Managers accepts liability in relation to the information contained in this Prospectus or any other information provided by the Issuer in connection with the offering of the Bonds or their distribution.

The Joint Lead Managers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Issuer and their affiliates in the ordinary course of business.

No incorporation of websites

The contents of the websites of the Issuer do not form part of this Prospectus, and you should not rely on them.

Selling restrictions

This Prospectus does not constitute or form part of an offer to sell, or the solicitation of an offer to buy, Bonds to any person in any jurisdiction to whom or in which such offer or solicitation is unlawful. The distribution of this Prospectus and the offer or sale of the Bonds in certain jurisdictions may be restricted by law. You must inform yourself about, and observe, any such restrictions.

FURTHER INFORMATION

We have filed a registration statement with respect to the Bonds offered by this Prospectus with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning the Bonds in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. These filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

The address of The Federal Republic of Nigeria is the Debt Management Office (The Presidency), Nigeria Deposit Insurance Corporation Building, Plot 447/448 Constitution Avenue, Central Business District, PMB 532, Garki—Abuja, Nigeria and it’s telephone number is +234 9 6725629/6791088.

LEGAL MATTERS

The validity of the Bonds is being passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York, Olaniwun Ajayi LP, Lagos, Nigeria, and the Federal Ministry of Justice. Certain legal matters will also be passed upon for the Joint Lead Managers by Allen & Overy LLP, London, United Kingdom and Banwo & Ighodalo, Lagos, Nigeria. In giving their opinions, Arnold & Porter Kaye Scholer LLP may rely as to matters of Nigerian law upon the opinions of Olaniwun Ajayi LP and the Federal Ministry of Justice, and Olaniwun Ajayi LP and the Ministry of Justice may rely as to matters of New York law upon the opinions of Arnold & Porter Kaye Scholer LLP.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by Dr. Abraham Nwankwo, Director-General of the Debt Management Office, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Nigeria or an agency, instrumentality or state economic enterprise of Nigeria is included on the authority of such publication as a public official document of Nigeria.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Our authorized representative in the United States is Mr. Hakeem Balogun, Charge d’Affaires, a.i. The address of our authorized representative in the United States is Embassy of the Federal Republic of Nigeria, 3519 International Court, NW, Washington, DC 20008.

ISSUER

The Federal Republic of Nigeria

The Debt Management Office (The Presidency)

Nigeria Deposit Insurance Corporation Building

Plot 447/448 Constitution Avenue

Central Business District

PMB 532, Garki—Abuja

Nigeria

JOINT LEAD MANAGERS

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036 United States of America	The Standard Bank of South Africa Limited 3rd Floor, East Wing 30 Baker Street Rosebank, Johannesburg 2196 South Africa

NIGERIAN BOOKRUNNERS

First Bank of Nigeria Limited Samuel Asabia House 35 Marina Lagos, Nigeria	United Bank for Africa Plc UBA House 57 Marina Lagos, Nigeria

FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT

Citibank, N.A., New York Branch

Global Agency & Trust Services

480 Washington Boulevard

30th Floor

Jersey City, New Jersey 07310

United States of America

LEGAL ADVISERS TO THE ISSUER

As to English law: Arnold & Porter Kaye Scholer (UK) LLP Tower 42 25 Old Broad Street London EC2N 1HQ United Kingdom	As to United States law: Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, New York 10019-9710 United States of America	As to Nigeria law: Olaniwun Ajayi LP Plot L2 401 Close Banana Island Ikoyi Lagos, Nigeria

LEGAL ADVISERS TO THE JOINT LEAD MANAGERS

As to English and United States law: Allen & Overy LLP One Bishop Square London, E1 6AD United Kingdom	As to Nigeria law: Banwo & Ighodalo 98, Awolowo Road South-West Ikoyi Lagos, Nigeria

FINANCIAL ADVISER TO THE ISSUER

Stanbic IBTC Bank PLC

I.B.T.C Place

Walter Carrington Crescent

Victoria Island

Lagos, Nigeria